As filed with the Securities and Exchange Commission on May
31, 2024
Registration No. 333-269571

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GETAROUND, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7510	85-3122877
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
55 Green Street
San Francisco, California 94111
Telephone: (415)
295-5725
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Eduardo Iniguez
Chief Executive Officer
55 Green Street
San Francisco, California 94111
(415)
295-5725
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William L. Hughes, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 (415) 773-5700	Spencer D. Jackson, Esq. General Counsel Getaround, Inc. 55 Green Street San Francisco, California 94111 (415) 295-5725

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2024

PRELIMINARY PROSPECTUS

Getaround, Inc.

127,505,604 Shares of Common Stock

11,616,667 Warrants to Purchase Shares of Common Stock

16,791,642 Shares of Common Stock Underlying Warrants

This prospectus relates to the issuance by Getaround, Inc. (“Getaround,” “we,” “us,” “our,” or the “Company”) of an aggregate of up to 16,791,642 shares of our common stock, par value $0.0001 per share, consisting of (i) the shares of common stock that may be issued upon the exercise of 5,174,975 warrants (the “public warrants”) originally issued by InterPrivate II Acquisition Corp. (“InterPrivate II”) as part of its initial public offering (the “IPO”) of units at a price of $10.00 per unit, with each unit consisting of one share of InterPrivate II Class A common stock (“Class A Stock”) and one-fifth of one public warrant to purchase one share of Class A Stock; (ii) the shares of common stock that may be issued upon the exercise of 4,616,667 warrants (the “private placement warrants”) originally issued by InterPrivate II at a price of $1.50 per warrant in a private placement that closed concurrently with the IPO to InterPrivate Acquisition Management II LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), one of the underwriters in the IPO; and (iii) the shares of common stock that may be issued upon the exercise of 7,000,000 warrants (the “Convertible Notes Warrants” and, together with the public warrants and the private placement warrants, the “warrants”) issued pursuant to that certain Convertible Note Subscription Agreement, dated as of May 11, 2022 (as amended, the “Convertible Notes Subscription Agreement”), by and among us and Mudrick Capital Management L.P. on behalf of certain of the Selling Securityholders that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates, in satisfaction of a commitment fee payable to the subscribers thereunder at a valuation of $0.50 per warrant. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of: (A) up to 127,505,604 shares of our common stock, par value $0.0001 per share, consisting of: (i) up to 51,318,409 shares of common stock currently outstanding, including: (1) up to 6,468,750 shares of common stock originally issued to the Sponsor in the form of founder shares (the “Founder Shares”) at a purchase price of approximately $0.004 per share, 120,000 of which were transferred to InterPrivate II’s independent directors prior to the consummation of the Business Combination (as defined herein); (2) up to 200,000 shares of common stock (the “Representative Shares”) purchased by EarlyBirdCapital prior to the IPO for an aggregate purchase price of $20 in cash, or $0.0001 per share; (3) up to 2,000,000 shares of common stock issued as Bonus Shares (as defined herein) in connection with the consummation of the Business Combination to the holders of the Founder Shares and the Representative Shares at an equity consideration value of $10.00 per share; (4) up to 39,229,579 shares of common stock issued in connection with the consummation of the Business Combination as closing merger consideration to certain former equityholders of Legacy Getaround (as defined herein) at an equity consideration value of $10.00 per share; (5) up to 2,530,958 shares of common stock issued upon the conversion of certain Legacy Getaround subordinated convertible promissory notes (the “2022 Bridge Notes”) at the time of the consummation of the Business Combination at a conversion price equal to $7.00 per share; (6) up to 266,156 shares of common stock (the “Equitable Adjustment Shares”) issued at the time of the consummation of the Business Combination to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates in full satisfaction of an equitable adjustment provision in the Convertible Notes Subscription Agreement; (7) up to 536,666 shares of common stock issued in exchange for the agreement by iHeartMedia + Entertainment, Inc. (“iHeartMedia”) to amend an advertising services agreement; and (8) up to 86,300 shares of common stock issued to certain former holders of 2022 Bridge Notes pursuant to certain settlement agreements and releases (collectively, the “2022 Bridge Note Settlement Agreements”); (ii) up to 18,180,379 shares of common stock (the “Earnout Shares”) reserved for issuance as merger consideration to certain former equityholders of Legacy Getaround, which are issuable based on the achievement of certain trading price targets described herein on or prior to December 8, 2029, at an equity consideration value of $10.00 per share; (iii) up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the $175.0 million aggregate principal amount of convertible senior secured notes (the “Convertible Notes”) issued at the time of the consummation of the Business Combination pursuant to the Convertible Notes Subscription Agreement, representing the maximum number of shares into which the Convertible Notes (including the maximum principal amount of Convertible Notes issuable in respect of paid-in-kind interest payments on the Convertible Notes that can or will be issued in the future through the maturity date of the Convertible Notes) may be converted at the minimum conversion price of $6.00 per share; (iv) up to 4,616,667 shares of common stock issuable upon the exercise of the private placement warrants at an exercise price of $11.50 per share; and (v) up to 7,000,000 shares of common stock issuable upon the exercise of the Convertible Notes Warrants at an exercise price of $11.50 per share; and (B) up to 11,616,667 warrants, consisting of (i) up to 4,616,667 private placement warrants originally issued by InterPrivate II in a private placement at a price of $1.50 per warrant and (ii) up to 7,000,000 Convertible Notes Warrants in satisfaction of a commitment fee payable to the subscribers under the Convertible Notes Subscription Agreement at a valuation of $0.50 per warrant.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus. We could receive up to an aggregate of $193.1 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash at a price of $11.50 per share, but not from the sale of the shares of common stock issuable upon such exercise. To the extent that any of the warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On May 30, 2024, the closing price of our common stock was $0.1692 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of common stock or warrants. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of the securities. See “Plan of Distribution” beginning on page 163 of this prospectus.

The Selling Securityholders will determine the timing, pricing and rate at which they sell such securities into the public market. Significant sales of shares of common stock pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the market price of our common stock. The 51,318,409 shares of common stock being registered for resale that are currently outstanding represent approximately 55.1% of the total number of shares outstanding as of May 1, 2024. In addition, this offering involves the potential sale of a significant number of shares of common stock issuable upon the exercise of the warrants and shares of common stock reserved for issuance upon the conversion of the Convertible Notes or as Earnout Shares. The Selling Securityholders will have the ability to sell all of their securities pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Also, even though the current market price of our common stock is significantly below the IPO price, based on the closing price of the common stock on May 30, 2024, certain Selling Securityholders may have an incentive to sell their shares because they will still profit on sales due to the lower prices at which they acquired their shares as compared to the public investors or certain other Selling Securityholders. For example, based on the $0.1692 closing price of our common stock as of May 30, 2024, the Sponsor may experience potential profit of up to $0.1662 per share (or approximately $1.3 million in the aggregate, based on the Sponsor holding an aggregate of 8,056,980 shares, including 6,348,750 Founder Shares and 1,708,230 Bonus Shares) based on the Sponsor’s initial purchase price of approximately $0.004 per Founder Share. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased the Founder Shares.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GETR.” On May 30, 2024, the closing price of our common stock was $0.1692 per share. Our public warrants are quoted on the OTC Pink Market under the symbol “GETRW.” On May 30, 2024, the last reported sales price of our public warrants on the over-the-counter market was $0.0124 per warrant.

We are an “emerging growth company” as defined Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      .

You should rely only on the information contained in this prospectus or any supplement to this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. Neither we nor the Selling Securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

For investors outside the United States: Neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any of the warrants. We will receive proceeds from any exercise of the warrants for cash.

This prospectus describes in the section titled “Plan of Distribution” the general manner in which the securities may be offered and sold by the Selling Securityholders. If necessary, the specific manner in which these securities may be offered and sold by the Selling Securityholders will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information,” before you invest in any of our securities.

Unless the context otherwise requires, references in this prospectus to:

•	“InterPrivate II” refer to InterPrivate II Acquisition Corp., a Delaware corporation, prior to the Closing;

•	“Getaround” refers to Getaround, Inc., a Delaware corporation (f/k/a InterPrivate II Acquisition Corp., a Delaware corporation), and its consolidated subsidiaries following the Closing;

•	“Legacy Getaround” refer to Getaround, Inc., a Delaware corporation, and its consolidated subsidiaries prior to the Closing; and

•	“we,” “us,” and “our” or the “Company” refer to Getaround following the Closing and to Legacy Getaround prior to the Closing.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on independent industry publications and reports or other publicly available information, as well as other information based on our internal sources. Although we believe the market and industry data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Certain information included in this prospectus concerning our industry and the markets served by us, including our market share, is also based on our good-faith estimates derived from our management’s knowledge of the industry and other information currently available to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any accompanying prospectus supplement may constitute “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to access sources of capital to finance operations and growth;

•	our ability to maintain the listing of our common stock on the NYSE;

•	our financial and business performance, including our financial projections and business metrics;

•	our ability to grow market share in our existing markets or any new markets we may enter through sales and marketing investments or otherwise;

•	our ability to improve unit economics and increase the number, variety and density of supply of cars across our marketplace;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	the implementation and effects of our restructuring plans;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our ability to retain or recruit officers, key employees and directors;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	our ability to maintain and enhance our platform, marketplace and brand, and to attract hosts and guests;

•	the expected costs associated with our research and development initiatives, including investments in technology and product development;

•	our ability to maintain and enhance our value proposition to hosts and guests;

•

our ability to fulfill our mission, including achieving our goals of reducing pollution and emissions, creating income-generating opportunities available to underrepresented communities and facilitating mobility alternatives;

•	our ability to manage, develop and refine our platform, including our dynamic pricing and contactless experience;

•	our ability to grow our supply of connected cars through our OEM and other strategic relationships with third parties;

•	the continuing impact of global, national or regional events on our business, the transportation industry, travel trends, and the global economy generally;

•	our ability to realize the expected benefits of the Business Combination and the acquisition of the HyreCar business; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Purpose & Overview

Getaround’s purpose is to propel the world’s transition to a more sustainable society, economy and environment, by empowering people to carshare anywhere. Through our carsharing marketplace, we strive to make the world’s cities and communities better places to live and work.

Getaround is a global carsharing marketplace, powered by proprietary technology designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. We believe booking and sharing cars should be a frictionless and hassle-free experience. Our technology platform offers choice and agency to guests and hosts, enabling both a traditional rental experience where guests meet the host ahead of their trip, or a fully contactless experience without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of March 31, 2024, our platform supports approximately 2.1 million unique guests and has approximately 75,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and, with cars utilizing our Connect technology, a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests a differentiated product offering compared to competitors.

Connected cars on our network are installed with either our proprietary Getaround Connect electronic Internet of Things (“IoT”) device or with a third-party after-market IoT device compatible with our network. The Getaround Connect IoT device can be installed on virtually any car make or model in just one hour by a member of our certified network of third-party technicians. We believe our Connect Cloud Platform positions us well for partnerships with original equipment manufacturers (OEMs) that will seamlessly integrate our technology with potentially millions of “connected” cars with built-in telematics in the future (we call these “native” integrations) through our expanding relationships with OEMs such as Toyota.

Unlike other segments in mobility, which deal with significant operational complexities and costs such as labor, or on-the-ground logistical challenges where they operate, we operate an asset-light model with minimal labor required to effect transactions on our marketplace. With technology and data analytics, we enable hosts to monetize underutilized assets they own and maintain, creating meaningful value for both sides of our marketplace — our hosts and our guests.

We are a purpose-driven company committed to facilitating the well-being of the people and communities we serve. We believe our marketplace furthers our purpose by reducing pollution and emissions by increasing widespread adoption of carsharing, which can decrease the total number of cars in use by reducing the need to own a vehicle to obtain mobility, and lower total vehicle miles traveled by concentrating usage in fewer vehicles. Studies conducted by the Transportation Sustainability Research Center at the University of California, Berkeley found that each shared car replaces approximately 10 cars on the road, according to a report published by the Transportation Research Board. We believe our marketplace also increases income-generating opportunities available to underrepresented communities as well as facilitate mobility alternatives in low-density transportation deserts underserved by public transit. We believe many users are loyal to Getaround because of our purpose, brand and commitment to social responsibility, and we also believe that these qualities attract employees who strive to do the same, creating a purpose-driven company culture.

Corporate Information

We were incorporated in Delaware in September 2020 and formed as a special purpose acquisition company known as InterPrivate II Acquisition Corp. (“InterPrivate II”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Legacy Getaround (as defined below) was incorporated in Delaware in 2009 and commenced operations in 2011. On December 8, 2022 (the “Closing Date”), we completed the acquisition of Legacy Getaround pursuant to an Agreement and Plan of Merger, dated as of May 11, 2022 (as amended, the “Merger Agreement”), by and among us, TMPST Merger Sub I Inc., a Delaware corporation and a wholly owned direct subsidiary of InterPrivate II, TMPST Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of InterPrivate II, and Getaround, Inc., a Delaware corporation (“Legacy Getaround”). We collectively refer to the transactions contemplated by the Merger Agreement as the “Business Combination” and the consummation of those transactions as the “Closing.” As part of the Business Combination, we changed our name from “InterPrivate II Acquisition Corp.” to “Getaround, Inc.”

Our principal executive offices are located at 55 Green Street, San Francisco, California 94111. Our telephone number is (415) 295-5725. Our website address is getaround.com. Information contained on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business, including “Getaround,” “Getaround Connect” and “Connect.” In addition, our names, logos and website names and addresses are our trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Business Combination and may harm our business. Such risks include, but are not limited to, the following:

•	We have incurred significant net losses since inception and may not achieve or maintain profitability in the future.

•	We face intense competition and may not be able to compete successfully.

•	Adverse or changing economic conditions, including the resulting effects on consumer spending, may adversely affect our business, financial condition, and results of operations.

•	If our operations in the large metropolitan areas in which we primarily operate are disrupted, our business, financial condition, and results of operations will be adversely affected.

•

If we do not retain existing hosts, including our Powerhosts, or guests, or add new hosts and guests, or if hosts fail to provide an adequate supply of high-quality vehicles, our business, financial condition, and results of operations will be negatively impacted.

•	If our platform is not easy to use, or improvements to our platform experience are not successful, we may not be able to retain or attract guests.

•	The availability of vehicles suitable for our marketplace has been negatively impacted by economic factors affecting the automobile and transportation industries.

•

If our insurance coverage is insufficient for the needs of our business or our insurance providers fail to pay on our insurance claims, or if insurers are no longer willing to provide insurance to us specifically or car-sharing marketplaces generally, on acceptable terms or at all, our business, financial condition and results of operations could be adversely affected.

•	We may rely on strategic partners, such as OEMs and ridesharing apps, and any failure to maintain these relationships could harm our business.

•	We may not be able to effectively manage the risks presented by our business model internationally.

•

We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results in a timely manner, or result in a material misstatement of our financial statements.

•	Our debt obligations contain restrictions and limitations that could significantly impact our ability to operate our business.

•	The successful operation of our business and marketplace depends upon the performance and reliability of our operational systems and those of third parties on which we rely.

•

If we experience security or privacy breaches, or other unauthorized or improper access or loss or damage to our data, we may experience business interruptions, loss of revenue, and harm to our brand and reputation, and we may become subject to penalties and significant liabilities.

•	If we do not adequately protect our intellectual property and our data, our business, financial condition, and results of operations could be negatively impacted.

•

We are subject to a variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations in the United States and in Europe that may adversely impact our operations or could cause us to incur significant expenses and liabilities.

•	Adverse litigation judgments or settlements resulting from legal proceedings could expose us to monetary damages or limit our ability to operate its business.

•

There can be no assurance that we will be able to regain compliance or comply with the continued listing standards of NYSE, which could result in the delisting of our common stock, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•	The market price of our common stock and warrants may be volatile, which could cause the value of your investment to decline.

•	We may require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.

•	Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that our common stock might otherwise attain.

•	The conversion of the Convertible Notes or exercise of our outstanding warrants would result in dilution to our stockholders and may create downward pressure on the price of our common stock.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); reduced obligations with respect to financial data, including presenting only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and an exemption from compliance with the requirement of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the communication of critical audit matters in the auditor’s report on the financial statements.

In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the public company effective dates.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of InterPrivate II’s initial public offering (the “IPO”) on March 9, 2021. We will cease to be an emerging growth company prior to the end of such five-fiscal year period if certain earlier events occur, including if we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.235 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period.

The Offering

Issuer	Getaround, Inc.

Shares of common stock offered by us	Up to 16,791,642 shares of common stock, consisting of:

•	up to 5,174,975 shares that are issuable upon the exercise of the public warrants;

•	up to 4,616,667 shares that are issuable upon the exercise of the private placement warrants; and

•	up to 7,000,000 shares that are issuable upon the exercise of the Convertible Notes Warrants.

Securities offered by the Selling Securityholders	Up to 127,505,604 shares of common stock, consisting of:

•	up to 51,318,409 shares of common stock, including:

•	up to 6,468,750 Founder Shares;

•	up to 200,000 Representative Shares;

•	up to 2,000,000 Bonus Shares;

•	up to 39,229,579 shares of common stock issued as closing merger consideration in the Business Combination;

•	up to 2,530,958 shares of common stock issued upon the conversion of certain 2022 Bridge Notes;

•	up to 266,156 Equitable Adjustment Shares;

•	up to 536,666 shares of common stock issued pursuant to an amendment to an advertising services agreement with iHeartMedia; and

•	up to 86,300 shares of common stock issued pursuant to the 2022 Bridge Note Settlement Agreements;

•	up to 18,180,379 shares of common stock reserved for issuance as Earnout Shares;

•	up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the Convertible Notes;

•	up to 4,616,667 shares of common stock issuable upon the exercise of the private placement warrants; and

•	up to 7,000,000 shares of common stock issuable upon the exercise of the Convertible Notes Warrants.

In addition, up to 11,616,667 warrants, consisting of up to 4,616,667 private placement warrants and up to 7,000,000 Convertible Notes Warrants.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale. For additional information concerning the offering, see “Plan of Distribution.”

Common stock outstanding	93,105,055 shares of common stock as of May 1, 2024.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders. We could receive up to an aggregate of $193.1 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash at a price of $11.50 per share, but not from the sale of the shares of common stock issuable upon such exercise. To the extent that any of the warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On May 30, 2024, the closing price of our common stock was $0.1692 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. See “Use of Proceeds.”

Liquidity	This offering involves the potential resale of up to 51,318,409 shares of common stock currently outstanding, which represent 55.1% of our total outstanding shares as of May 1, 2024. In addition, this offering involves the potential sale of a significant number of shares of common stock issuable upon the exercise of the warrants and shares of common stock reserved for issuance upon the conversion of the Convertible Notes or as Earnout Shares. Once the registration statement of which this prospectus forms a part is effective and during such time as it remains effective, the Selling Securityholders will be permitted to sell the securities registered hereby. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock, make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate or make it more difficult for our stockholders to sell their shares of common stock at times and prices that they feel are appropriate. This impact may be heightened by the fact that certain of the Selling Securityholders acquired their shares at prices that are below the current market price of the common stock.

Trading symbols	Our common stock is listed on the NYSE under the symbol “GETR” and our public warrants are quoted on the OTC Pink Market under the symbol “GETRW.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included herein, before deciding whether to invest in our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline.

Risks Related to Our Operations

We have incurred significant net losses since inception and may not achieve or maintain profitability in the future.

For the three months ended March 31, 2024, and the years ended December 31, 2023 and 2022, our net loss before provision for income taxes was $31.0 million, $113.9 million and $136.7 million, respectively. Historically, we have devoted significant efforts and expenditures to grow our host and guest communities, improve our marketplace and platform, increase our marketing spend, rapidly expand our operations, and hire additional employees. Conversely, from time to time, including during 2023 and 2024, we have scaled back these efforts by reducing our fixed and variable costs, specifically by implementing reductions in our workforce, suspending discretionary marketing spend, and eliminating certain additional fixed operating costs. In particular, while we are currently endeavoring to reduce our costs and lower our losses as we implement operating plans under new leadership, these efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues or decreasing our costs sufficiently. To date, we have financed our operations principally from the sale of our debt, equity or equity-linked securities, revenue generated through our marketplace, and the incurrence of indebtedness. Our cash flow from operations was negative for the three months ended March 31, 2024, and the years ended December 31, 2023 and 2022, and we may not generate positive cash flow from operations in any given period.

If our current cash runway is insufficient for us to be able to achieve or maintain positive cash flow, we will require additional financing, which may not be available on favorable terms or at all or which would be dilutive to our stockholders. If we are unable to raise sufficient funds, we will have to further reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Additionally, we may also not be able to generate the revenue expected in the regions in which we operate or invest. Our revenue may decline for a number of other reasons, including reduced demand for our offerings, global economic weakness or macroeconomic shocks such as higher inflation and fuel prices, geopolitical conflicts, public health and safety concerns, increased competition, a decrease in the growth or size of the carsharing, ridesharing, or overall mobility market, any failure to capitalize on growth opportunities, local, state and federal laws and negative publicity. Any failure to increase our revenue or manage our operating expenses could prevent us from achieving or maintaining profitability.

If we are unable to address any of these risks and challenges successfully as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively affect the value of our common stock.

We have a limited operating history as an international company at our current scale, and in an evolving industry, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

While we began operations in 2011, our business model has not yet been fully proven. We have also grown rapidly in the last three years, both organically and through acquisitions, including by our acquisitions of Getaround SAS (formerly, Drivy SAS) in 2019 and the HyreCar business in May 2023. As a result, we have only a limited operating history at our current scale and as an international company, which may make it difficult to evaluate our current business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including, in our case:

•	achieving market acceptance of our existing and future offerings;

•	challenges in accurate financial planning and forecasting;

•	the impact of the current pricing environment on our growth and profitability;

•	attracting and retaining hosts and guests;

•	increasing the density and variety of cars in our marketplace, including connected cars;

•	competing against companies with greater financial resources;

•	increasing expenses as we continue to grow our business;

•	risk of litigation losses or regulatory enforcement actions;

•	successfully expanding our business in existing markets and entering into new markets and geographies;

•	maintaining and enhancing the value of our reputation and brand;

•	anticipating and responding to macroeconomic changes and changes in the markets in which we operate;

•	avoiding interruptions or disruptions in our service;

•	developing a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;

•	securing our platform against technological threats;

•	hiring, integrating, and retaining talented technology, sales and marketing, customer service, and other personnel;

•	effectively managing our personnel and operations; and

•

maintaining and growing our partnerships and relationships with third parties, including with insurance providers, vehicle manufacturers, ridesharing companies, online search engine businesses and municipalities.

We cannot assure you that we will be successful in addressing these and other challenges we may face in the future and if we do not manage these risks successfully, our business and results of operations may be adversely affected. You should consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company. Further, we may not be able to achieve our growth objectives, and there is no assurance that our growth rate will continue or increase. We may not achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period.

We face intense competition and may not be able to compete successfully with current or future competitors, which could negatively impact our business, financial condition, and results of operations.

The travel and mobility industries in general, and the markets for carsharing services in particular, are intensely competitive, with frequent rapid changes in technology, consumer expectations and requirements, industry standards and regulations, and new products and services. Our competitors include other peer-to-peer carsharing marketplaces like Turo, and traditional, asset-heavy rental car companies such as Enterprise, Hertz, Avis, Sixt, and Europcar, as well as Zipcar and other regional carsharing competitors in North America, Europe, and abroad. Additionally, we compete with the status quo of personal car ownership and other equivalent means of transportation.

Many of our current and potential competitors possess significant competitive advantages over us, including longer operating histories, larger marketing and operating budgets, greater brand name recognition, higher amounts of available capital or access to such capital, larger host and vehicle bases for guests, more guests to reserve vehicles shared by hosts, more well-established regulatory environments and permitting regimes, preferential treatment by credit card insurance policies or personal insurance policies that may provide coverage to renters, which are not equally available to customers of peer-to-peer carsharing, and more resources devoted to research and development of new and existing products and technology. As a result, our competitors may be better positioned to provide superior offerings to consumers and respond more rapidly and effectively than we can to new or existing business opportunities, products, technologies, and host and guest requirements and preferences. Many of our competitors offer discounted services, incentives, or alternative pricing models or focus on a particular geographic location or market segment. Our competitors may also make acquisitions or establish cooperative or other strategic relationships among themselves or with other complementary companies.

We compete to attract and retain hosts who share their vehicles in our marketplace, as hosts have other options should they choose to generate income from carsharing, may not be aware of peer-to-peer carsharing, its benefits, or the economic opportunities it provides, or may not be motivated to monetize their vehicles. Hosts may also share their vehicles simultaneously on the marketplaces of our competitors. We compete to attract, engage and retain hosts based on numerous factors, such as ease of access to and use of the app and marketplace, fleet management functions and tools, flexibility of services to match various use cases, the level of revenue yield to hosts, real-time insights from platform and marketplace data, insurance coverage and claims handling, safety, brand recognition and host experience.

We also compete to attract, engage, and retain guests in our marketplace to reserve vehicles shared by hosts. Guests have many travel and mobility options in addition to reserving a vehicle through our platform, including reserving vehicles through a competitor’s platform or directly by a potential host, renting vehicles through traditional car rental companies, using their own vehicle or borrowing a friend’s vehicle, or choosing to use vehicles other than automobiles. We compete for guests based on numerous factors, such as adequacy and quality of car supply, density and proximity of cars to prospective guests, ease of access to and use of the app and marketplace, pricing to guests, insurance coverage, brand recognition and guest experience.

As we and our competitors introduce new offerings and as existing offerings evolve, we expect to become subject to additional competition. In addition, our competitors may adopt certain of our platform features or may adopt innovations that hosts and guests value more highly than ours, which would render our marketplace less attractive and reduce our ability to differentiate our marketplace and platform. Increased competition could result in, among other things, reductions of the revenue we generate through our marketplace, the number of hosts and guests, the frequency of use of our marketplace, and our margins.

In addition, to the extent we are unable to address emerging trends in the automotive industry, new technologies being introduced by OEMs, or shifts in consumer preferences or otherwise anticipate or effectively react to competitive challenges, our business, financial condition, and results of operations could be materially adversely affected.

For all of these reasons, we may not be able to compete successfully. If we lose existing hosts or guests, fail to attract or retain new hosts or guests, fail to provide our hosts and guests with the experience or service they expect from us, or are forced to make pricing concessions as a result of increased competition, our business, financial condition, and results of operations would be adversely affected.

The impact of adverse or changing economic conditions, including the resulting effects on consumer spending, may adversely affect our business, financial condition, and results of operations.

Our business depends on the overall demand for vehicle bookings. Any significant weakening of the economy in the United States or Europe or of the global economy, more limited availability of credit, economic uncertainty, inflation, financial turmoil affecting the banking system or financial markets, increased unemployment rates, restrictions and reduction in domestic or international travel, fluctuations in the price or availability of gasoline, and other adverse economic or market conditions may adversely impact our business and operating results. Global economic and political events or uncertainty may cause some of our current or potential hosts and guests to curtail their use of our marketplace. In addition, travel and other trends affecting our business have fluctuated in recent periods. In response to negative impacts from these factors, guests may not use or spend in our marketplace at rates we expect, thus further reducing demand for vehicle bookings. These adverse conditions have in the past resulted, and could in the future result, in reductions in consumer spending, slower adoption of new technologies, and increased competition. We cannot predict the timing, strength, or duration of any economic slowdown, including the current macroeconomic downturn, or any subsequent recovery generally. In addition, increases in the price of gasoline or overall inflation may cause guests to decrease their travel or choose alternative or lower cost methods of transportation than our offering. Similarly, increasing awareness around the impact of travel on climate change may adversely impact the travel and hospitality industries and demand for our marketplace. If the conditions in the general economy significantly deviate from present levels and continue to deteriorate, our business, financial condition, and results of operations could be adversely affected.

Volatility in fuel prices and shortages of fuel may adversely affect our business, financial condition, and results of operations.

We are subject to risks associated with the availability and price of fuel. Fuel prices have fluctuated dramatically over recent years, and have recently spiked. Future fluctuations in the availability and price of fuel could adversely affect our results of operations. Fuel availability and prices can be impacted by factors beyond our control, such as natural or man-made disasters, adverse weather conditions, political events, economic sanctions imposed against oil-producing countries or specific industry participants, disruption or failure of technology or information systems, price and supply decisions by oil producing countries and cartels, terrorist activities, armed conflict, tariffs, sanctions, other changes to trade agreements and world supply and demand imbalance. Because guests must pay for the fuel consumed during the trips booked through our platform, rising fuel prices may reduce the number of trips taken by guests, decrease demand for our marketplace and increase the volume of support requests related to fuel issues that arise in connection with trips booked through our platform. Rising fuel prices may also increase the total cost of car ownership for our hosts, which may in turn deter hosts from sharing the types of vehicles in our marketplace that guests are looking to reserve. Fuel shortages and increases in fuel prices may adversely impact our business, financial condition, and results of operations.

Our marketplace primarily focuses on serving hosts and guests in or near large metropolitan areas, and if our operations in these areas are disrupted, our business, financial condition, and results of operations will be adversely affected.

Our business model and marketplace focus on serving hosts and guests mainly in or near large metropolitan areas within Europe and the United States. Because of our geographic market concentration, our operations are tied to the economic, social, political, regulatory, and climate conditions that affect such metropolitan areas and our ability to offer our marketplace in these areas in a cost-effective manner, or at all, may be adversely affected as a result of such conditions. Events and circumstances that particularly impact large metropolitan areas, such as public health concerns, including COVID-19 and other pandemics/epidemics, natural disasters, infrastructure issues, terrorist attacks and security concerns and economic downturns, could lead to short-term and long-term declines in the desirability to populate such areas or use our marketplace. If we are unable to obtain new licenses or renew existing licenses in the large metropolitan areas where we offer our marketplace, our business, financial condition, and results of operations will be adversely affected.

If the costs required to launch our marketplace in a new market or continue to operate our marketplace in an existing one become more expensive than we have anticipated, we may not be able to launch our marketplace in the new market or continue to operate our marketplace in an existing market.

The costs and resources required to operate our marketplace in any given region, country, state, city, zip code, or other defined market vary across different local markets. Examples of local operating costs include the prices of vehicles suitable for sharing in our marketplace; the price of fuel, parking, tolls, insurance, parts, and vehicle maintenance; marketing and user acquisition costs; the availability of local vendors to support our services; the prices charged by vendors to install and troubleshoot our connected devices; costs required to comply with insurance, licensing, taxation, and other regulatory requirements; and the prevalence of claims and safety incidents. These costs may vary across markets and fluctuate within each market. Additionally, there is no guarantee that our marketing efforts will generate sufficient supply and demand for a given market, or that the anticipated benefits of our marketing spend will materialize. If the costs required to offer our marketplace in a new market or continue to offer our marketplace in an existing market are too high, we may be prevented from entering the new market or continuing to operate in the existing market, and our business, financial condition, and results of operations would be negatively impacted as a result.

If we do not retain existing hosts or guests, or add new hosts and guests, or if hosts fail to provide an adequate supply of high-quality vehicles, our business, financial condition, and results of operations will be negatively impacted.

Our business depends on hosts sharing their vehicles in our marketplace, maintaining the safety and cleanliness of their vehicles, and ensuring that the descriptions and availability of their vehicles in our marketplace are accurate and up-to-date. These practices are beyond our direct control. If hosts do not share enough vehicles, or if their vehicles are less attractive to guests than vehicles offered by our competitors, our revenue would decline and our business, financial condition, and results of operations would be materially adversely affected.

The number of vehicles shared and the volume of reservations made in our marketplace may also decline based on a number of other factors affecting hosts, including public health and safety concerns; economic, social, and political factors; state laws and regulations, or the absence of such laws and regulations, regarding carsharing; the availability and suitability of vehicles shared in our marketplace; the condition and cleanliness of shared vehicles in our marketplace; increased fuel prices or rationing of fuel; insurance coverage issues; our ability to secure sufficient parking locations for vehicles shared in our marketplace; enforcement of local licensure and parking laws, rules, and regulations; concerns about the installation or integration of our hardware into vehicles shared in our marketplace; perceptions of trust and safety on or off our marketplace; eligibility to reserve a shared vehicle in our marketplace; negative reservation outcomes such as automobile accidents, damage to shared vehicles, unlawful or unauthorized use of shared vehicles, and theft or embezzlement of shared vehicles; and our efforts to ensure the quality of hosts and guests, which include removing certain hosts and guests from our marketplace for failing to follow our terms of service and accompanying policies.

Hosts are not required to make their vehicles available in our marketplace for a minimum sharing period or number of reservations, and they may choose to cancel reservations made by guests. Hosts may choose not to share their vehicles in our marketplace if we cannot generate sufficient demand for their vehicles. Hosts may also use our technology to replicate the experience offered by our marketplace on competing platforms without sharing their vehicles with us. While we continue to invest in tools and resources to support hosts, including those for our Powerhosts, these investments may not be as attractive to hosts as those developed by our competitors, and hosts may not share their vehicles in our marketplace as a result. We believe that many hosts rely on the earnings generated from sharing their vehicles in our marketplace to help offset any leasing, financing, parking, registration, maintenance, and repair costs of those vehicles. If the earnings made by hosts in our marketplace do not sufficiently offset the costs of owning, maintaining or sharing their vehicles, we may not be able to retain hosts.

Failure to compensate hosts for loss or damages to their shared vehicles incurred during reservations made through our marketplace or dissatisfaction with the claims process may result in our inability to retain such hosts. Additionally, the personal automobile insurance companies insuring the cars that hosts share in our marketplace may deny coverage for claims or decline to renew automobile insurance policies issued to hosts, based on incidents involving shared vehicles or carsharing procedures followed by hosts (such as placing car keys inside vehicles), while hosts’ vehicles are being shared in our marketplace.

Hosts have in the past experienced and may in the future continue to experience issues raised by their personal automobile insurance companies regarding the sharing of their vehicles in our marketplace. Specifically, it is possible for a personal automobile insurance company to deny a claim submitted by a host, even if the loss that gave rise to the claim was not incurred during a trip booked through our platform. Such denials may be more likely if a host followed procedures prescribed by our marketplace, such as leaving vehicle keys inside a shared vehicle. It is also possible for personal automobile insurance companies to decline to renew automobile insurance policies because the vehicles covered by those policies are shared in our marketplace. While there are laws in some states that prohibit personal automobile insurance companies from taking such actions based on the sharing of a vehicle in our marketplace, we are unable to control the ultimate outcome of claims filed by hosts with their personal automobile insurance companies. Hosts whose personal automobile insurance claims are denied, or whose personal automobile insurance policies are not renewed, may be deterred from sharing additional vehicles in our marketplace, and they may remove their existing shared vehicles from our marketplace. As a result, our business, financial condition, and results of operations may be negatively impacted.

In addition, our business depends on guests reserving trips on our platform. If we fail to retain existing guests because they elect to use a competitor’s platform, or if we are unable to sustain growth in the level of revenue yield for hosts or attract new guests to our marketplace, our business, results of operations, reputation, and financial condition would be adversely affected. A decrease in the number of guests or reduction in the level of revenue yield for hosts may also result in host attrition if hosts are unable to realize sufficient value from sharing their vehicles in our marketplace. Maintaining a balance between supply and demand, and between hosts and guests in any given area at any given time, along with our ability to execute operationally may be more important to service quality than the absolute size of our marketplace.

If our platform, including searching for vehicles and completing the reservation and payment process, is not easy to use, or if improvements to our platform experience are not successful, or if guests are dissatisfied with our account creation or verification processes, we may not be able to retain or attract guests to our marketplace.

Our business also depends on guests reserving the vehicles shared in our marketplace. Guests are not required to make a minimum number of reservations, and they may choose to cancel existing reservations. Guests have in the past, and may in the future choose not to use our marketplace for a variety of reasons such as: being required to have an account with Facebook, Google, Apple or another third-party service for identity verification purposes; being requested to respond to our account verification processes; experiencing difficulty with searching our marketplace for shared vehicles; being unable to locate a suitable shared vehicle; being unable to book the desired trip because of price or other payment-related concerns; being unable to locate the shared vehicle at the start of a reservation; experiencing a negative customer support interaction or outcome; experiencing a negative reservation outcome; and being prevented from booking reservations because of violations of our terms of service and accompanying policies. If we cannot attract and retain guests in a cost-effective manner, or at all, our business, financial condition, and results of operations would be materially adversely affected.

Our growth prospects and our revenue are dependent on our hosts, and if we do not retain these hosts, our business, financial condition, and results of operations may be negatively impacted.

Our investments in our host community and in tools to assist these hosts may not be successful in growing or maintaining the number of hosts and vehicles in our marketplace. In addition, hosts may not participate in our marketplace if we cannot attract prospective guests to our marketplace and generate trip bookings from a large number of guests or if there is over-saturation of hosts in a particular area that causes downward pressure on the prices that hosts are able to charge. If we do not retain these hosts, our operations in certain markets and revenue from those markets may be jeopardized, and our business, financial condition, and results of operations may be negatively impacted as a result. A significant majority of our overall revenue depends on a large number of hosts who share multiple vehicles in our marketplace. We refer to hosts with three or more cars in our marketplace as Powerhosts. For the year ended December 31, 2023, cars shared by Powerhosts represented approximately 64% of our Gross Booking Value (“GBV”); however, the amount of and the percentage of GBV represented by these hosts varies from period to period, sometimes significantly. Other than sharing three or more cars, the principal reason Powerhosts are an important part of our business is it is easier to increase the supply of cars on our platform by encouraging existing hosts to add additional cars, rather than to attract new hosts to add their first car. Additionally, certain Powerhosts may provide a significant portion of the vehicles for a given market.

The manufacture, installation and operation of the Getaround Connect IoT devices is highly dependent upon third party suppliers, service providers and networks, including sole source component suppliers who have been impacted by COVID-19, the global parts shortage and supply chain disruption.

We depend on third party service providers to supply the electronic components used in the manufacturing of our proprietary Getaround Connect IoT devices. We also rely on third-party contract manufacturers to build and assemble our Connect IoT devices. In addition, we rely on third-party service providers and networks that install our Connect IoT devices into the vehicles shared in our marketplace. Our hardware and its components are supplied to us under short-term purchase orders submitted to our contract manufacturer. The growth of our business will depend on our ability to manage our supply chain to manufacture and deliver our hardware devices at scale, with which we have limited experience. On occasion, our suppliers have not been able to deliver the quantities of Connect IoT devices, wiring, and components that we require, without adding significant lead time or cost increases. Our inability to secure sufficient quantities of Connect IoT devices, including as a result of the inability by such third-party suppliers to obtain the necessary components, labor, or financial resources because of pandemics/epidemics, natural disasters, labor disputes or other supply chain issues, could restrict our growth by preventing the increase of connected cars on our platform. If any of our relationships with our suppliers are interrupted or terminated, we could experience a shortage of Connect IoT devices. Developing alternate sources of supply for our Connect IoT devices or changing our design may be difficult, time-consuming, and costly.

In particular, beginning in the first half of 2020, the global parts shortage and supply chain disruptions negatively impacted our supply of Connect IoT devices. The supply of certain chips and other components needed to manufacture our devices has been limited since 2020, and there are often no alternative sources for these chips and other components. We have adapted to the shortage by holding more Connect IoT devices, securing key components through alternate channels, updating the design of our Connect IoT device with different components, as well as collecting, recycling and refurbishing Connect IoT devices that were previously installed into shared vehicles; however, if the current parts shortage and related economic factors affecting us and the broader automotive industry are not resolved, our available supply of Connect IoT devices may become exhausted, and we will not be able to add new connected cars to our platform. As a result, the growth of our marketplace would be severely limited, and our business, financial condition, and results of operations would be materially adversely affected.

Efforts to minimize the likelihood and impact of adverse cybersecurity incidents and to protect data and intellectual property may not be successful and our business, manufacturing operations and reputation could be negatively affected by a cyberattack, security incident or other disruptions.

We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software and firmware in our Connect IoT devices; or customer or guest data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, guests or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception.

The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned.

If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Host, guest, or other third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent, may undermine the safety or perception of safety of our marketplace, along with our ability to attract and retain hosts and guests, which could subject us to liability, increase our operating costs, and adversely affect our brand, reputation, business, financial condition, and results of operations.

We have not in the past and may not in the future independently verify the safety, suitability, location, quality, compliance with our policies, and legal compliance of all of the vehicles shared in our marketplace by hosts or the suitability of vehicles shared in our marketplace for individual guests. In the limited circumstances where we have undertaken or may undertake the verification or screening of certain aspects of descriptions of vehicles shared in our marketplace, the scope of such processes may be limited and rely on, among other things, information provided by hosts and guests, which may be inaccurate or incomplete, and the ability of our internal teams or third-party vendors to adequately conduct such verification or screening practices. We have implemented policies to respond to issues reported by hosts and guests regarding vehicles shared in our marketplace, but not all issues may be reported to us, and no assurance can be given that our customer support team has taken the requisite actions to address any issues in accordance with our policies. In addition, our policies may not contemplate or sufficiently address certain safety risks posed by vehicles shared in our marketplace or individual hosts or guests, including whether shared vehicles are subject to safety recalls, and our policies are not designed to identify legal, quality, and safety issues that may occur after initial sign-up.

We have no control over, or ability to predict, the actions of our users and other third parties, such as passengers, either during a reservation or otherwise, and we may not be able to protect or provide a safe environment during reservations for hosts or guests as a result of certain actions by hosts, guests, and other third parties. The actions of hosts, guests, and other third parties have resulted and can further result in fatalities, injuries, fraud, invasion of privacy, property damage, discrimination, and brand and reputational damage, which have created and could continue to create potential legal or other substantial liabilities for us. These incidents may subject us to liability, which would increase our operating costs and materially and adversely affect our business, results of operations, and financial condition.

We do not verify the identity of hosts or ownership of the vehicles shared in our marketplace, other than requiring hosts to provide documentation of ownership upon our request. Some of our hosts may share or have shared vehicles in our marketplace in violation of their lease or financing agreements or personal automobile insurance policies, or in violation of applicable state restrictions on subleasing. Hosts have in the past, and may in the future, share vehicles located on private or governmental property without the authorization of the property owner. In the absence of a court order or contractual obligation, we do not verify that parking locations for shared vehicles are authorized by property owners. We do not screen vehicles for compliance with state vehicle inspection requirements or whether they are legally registered to be driven on public roads, and it is possible that some of our hosts may share or have shared vehicles in our marketplace that fail to meet basic safety or legal requirements for a vehicle. Even if we detect and ban such vehicles or hosts from our marketplace, we may fail to detect if the host re-shares the vehicle or rejoins our marketplace.

Our identity verification processes for guests focus on confirming that the drivers’ license records of new guests meet our eligibility requirements. These processes rely on, among other things, information provided by users and supplemented by state motor vehicle records, and our ability to validate that information and the effectiveness of third-party service providers that support our verification processes may be limited. In addition, we do not currently, and may not in the future, require users to re-verify their identities following their successful completion of the initial verification process. We do not screen or verify third parties such as passengers who may be present during a reservation made through our platform. We do not run criminal background checks on hosts, guests or other third parties, and there can be no assurances that our identity verification measures will significantly reduce criminal or fraudulent activity in our marketplace.

If hosts, guests, or other third parties use our marketplace to engage in criminal activity or fraudulent, negligent, or inappropriate conduct, users may not consider our marketplace and platform to be safe. Such conduct has prompted, and may in the future prompt, negative media coverage or regulatory inquiries into our marketplace policies and business practices. In addition, claims may be asserted against us by hosts, guests, and third parties for compensation for incidents caused by other hosts, guests, or third parties while using our marketplace. Incidents relating to the use of our marketplace have included:

•	shootings, fatalities, and other criminal or violent acts in which vehicles shared in our marketplace have been involved;

•

hosts and guests engaging in criminal, fraudulent, threatening, or unsafe behavior and other misconduct against other hosts, guests, employees, contractors, and other third parties while using our marketplace;

•

thefts of vehicles shared in our marketplace, committed by guests and other third parties, which have caused substantial property damage or total losses to those vehicles, or misrepresentations by guests concerning the purpose of their reservations, which have resulted in vehicles shared in our marketplace being used for unauthorized or inappropriate conduct, including drug-related activities, human trafficking, and other criminal activities;

•

traffic accidents, deaths, injuries, or other incidents caused by guests, hosts, or other third parties while using our marketplace, or even when guests, hosts, or other third parties are not actively using our marketplace;

•	fraudulent or intentionally misleading requests for refunds, reimbursements, and other payments so as to circumvent or manipulate our user policies;

•	circumvention and manipulation of our systems by users with connected or duplicate accounts so as to evade account restrictions or engage in fraud or other misconduct;

•	the creation of fake guest accounts, fake host accounts, or both, to perpetrate financial fraud; and

•

instances of hosts or guests mistakenly or unintentionally providing malicious third parties with access to their accounts, which have allowed those third parties to take advantage of hosts and guests.

In addition, certain regions where we operate have higher rates of violent crime or property crime, which can lead to more safety and security incidents such as increased rates of damage or theft of vehicles shared in our marketplace, which may adversely impact the usage of our marketplace in those regions and elsewhere.

Our third-party insurance coverage, which is subject to certain conditions and exclusions, may be inadequate to fully cover alleged claims of liability, investigation costs, defense costs, indemnification, and payouts. Even if these claims do not result in liability, we will incur significant time and cost in investigating and defending against them. As we expand our products, offerings, and areas in which our products and offerings are available, the frequency or severity of incidents may increase and our overall financial exposure may grow.

Measures taken to improve the safety of our marketplace and our reputation may cause us to incur significant expenditures and may not be successful.

We have taken and continue to take measures to improve the safety in our marketplace and our reputation, combat fraudulent activities and other misconduct, and improve community trust, such as requiring identity and driving record information from guests, removing descriptions of vehicles shared in our marketplace that are reported to us as being inaccurate, and removing hosts and guests who fail to comply with our policies. Some of these measures may reduce usage of our marketplace by increasing the number of steps required to share a vehicle or make a reservation. Implementing these measures has caused and will continue to cause us to incur significant operating expenses and may result in fewer vehicles shared in our marketplace, decreased reservation volume, and reduced host and guest retention. These measures may not significantly reduce criminal or fraudulent activity in our marketplace, or be sufficient to protect our brand and reputation.

Furthermore, the community guidelines we have implemented to reduce such risks to our business may not always be followed by or effectively enforced against all members of our community. For example, although our software application provides messaging functionality for hosts and guests to correspond regarding reservations without disclosing their personal contact information, hosts and guests may nonetheless choose to share such contact information to enable the exchange of telephone calls, text messages, electronic mail, or messages via third-party software applications. Additionally, while we require hosts to adhere to our policies, we cannot prevent hosts from attempting to impose their own policies on guests, including specifying separate reservation fees and charges, or requesting to view or photograph the driver’s licenses of guests who have reserved vehicles shared in our marketplace. Failure by hosts and guests to follow our community guidelines or our failure to enforce them may result in claims against us or our hosts and guests. Enforcement of our policies against hosts and guests, as well as hosts or guests affected by ineffective enforcement or understanding of our community guidelines, may decrease their usage of our marketplace.

We expect the costs of our insurance policies to continue to grow, and if our insurance coverage is insufficient for the needs of our business or our insurance providers fail to pay on our insurance claims, or if insurers are no longer willing to provide insurance to us specifically or car-sharing marketplaces generally, on acceptable terms or at all, our business, financial condition and results of operations could be adversely affected.

We use a combination of third-party insurance and retained risk to cover various business and operations-related risks, including coverage for both hosts and guests during reservations booked in our marketplace, as well as general business liability, workers’ compensation, cyber liability and data breaches, crime, directors’ and officers’ liability, and property insurance. Our business, financial condition, and results of operations would be adversely affected if:

•	our cost per claim, premiums or the number of claims significantly exceeds our expectations;

•	we experience a claim in excess of our coverage limits;

•	our insurance providers become insolvent or otherwise fail to pay on our insurance claims;

•	we experience a claim for which coverage is not provided;

•	the number of claims under our deductibles or retentions exceeds historic averages; or

•	we are unable to reduce our claims cost per mile below our historical averages.

Our overall spend on insurance has increased as our business has grown and losses from covered claims have increased. Premiums have increased as a result, and we have experienced and expect to continue to experience increased difficulty in obtaining appropriate policy limits and levels of coverage at a reasonable cost and with reasonable terms and conditions. We do not have sufficient coverage for certain catastrophic events, including certain business interruption losses, such as those resulting from COVID-19. Furthermore, as our business continues to develop and diversify, we may experience difficulty in obtaining insurance coverage for new and evolving offerings and tiers, which could require us to incur greater costs.

We establish insurance reserves for claims incurred but not yet paid and claims incurred but not yet reported and any related estimable expenses, and we periodically evaluate and, as necessary, adjust our insurance reserves as our experience develops or new information is learned. Our insurance reserves account includes unpaid losses, loss adjustment expenses for risks, and other associated expenses. These amounts are based on third-party actuarial estimates, historical claim information, and industry data. Estimating the number and severity of claims, as well as related judgment or settlement amounts, is inherently difficult, subjective, and speculative. While these reserves are believed to be adequate, our ultimate liability could be in excess of our reserves.

Insurance claims reserves and accruals may be inadequate and could adversely affect our business, results of operations and financial condition.

Insurance claim costs cannot be fully predicted, and reserves for expected costs within our deductible retention or under our contractual reimbursement contracts as part of a protection plan may be inadequate for losses. Claims frequency may change, the severity of the claims may be different than expected, and changes in our ability to collect amounts due from guests or insurance companies via subrogation may lead to adverse development of claim reserves or shortfalls in accrued amounts, any of which could adversely affect our business, results of operations, and financial condition.

Our community experience support function is critical to the success of our marketplace, and any failure to provide high-quality service could affect our ability to retain and attract hosts and guests

Meeting the customer experience expectations of our hosts and guests requires investing significant time and resources in staffing, technology, including automation and machine learning to improve efficiency, infrastructure, policies, and customer experience tools. The vast majority of our customer support is performed by a limited number of third-party service providers who provide services to us as independent contractors. The number of hosts and guests in our marketplace has grown significantly, and we have in the past experienced and may in the future experience backlog incidents that lead to substantial delays or other issues in responding to requests for customer support.

When a host or guest has a poor experience in our marketplace or with our platform, we may issue refunds or coupons for future reservations. Such refunds and coupons, as well as payouts for property damage claims under our claims program, are generally treated as a reduction to revenue. A robust customer experience effort is costly, and we expect such cost to continue to rise in the future as we grow our business.

Maintaining and enhancing our brand and reputation is critical to our success, and negative publicity could damage our brand and harm our ability to compete effectively.

Our brand and our reputation are among our most important assets. Maintaining and enhancing our brand and reputation is critical to our ability to attract and retain hosts, guests, and employees, to compete effectively, to maintain and improve our standing in the communities where our hosts operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. We are heavily dependent on the perceptions of hosts and guests who use our marketplace to help make word-of-mouth recommendations that contribute to the success of our marketplace and revenue growth objectives.

Any incident, whether actual or rumored to have occurred, involving the safety or security of shared vehicles, hosts, guests, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Getaround, and any media coverage resulting therefrom, could create a negative public perception of our marketplace, which would adversely impact our ability to attract hosts and guests. In addition, when hosts or guests believe they have been adversely affected by our policies or practices, their perception of the value of our marketplace is adversely impacted and may cause hosts and guests to not use our marketplace in the future. We have been the subject of media reports, social media posts, blogs, and other forums that contain allegations about our business or activity in our marketplace that sought or created negative publicity.

In addition, our brand and reputation could be harmed if we fail to act responsibly or are perceived as not acting responsibly, or fail to comply with regulatory requirements as interpreted by certain governments or agencies thereof, in a number of other areas, such as safety and security, data security, privacy practices, provision of information about users and activities in our marketplace, non-discrimination, claims management and insurance, and support for local communities.

We rely on traffic to our marketplace to generate revenue, and if we are unable to drive traffic cost-effectively, it would materially adversely affect our business results of operations, and financial condition.

Promoting awareness of our marketplace is important to our ability to drive traffic to our marketplace and grow our business. Our marketing efforts have included referrals, partnerships, display advertising, billboards, radio, video, social media, email, mobile “push” communications, and search engine marketing. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may be difficult. Even if we successfully increase revenue as a result of our paid marketing efforts, any increase may not offset the additional marketing expenses we incur. If our marketing efforts to help grow our business are not effective, our business, financial condition, and results of operations would be adversely affected.

In addition, driving traffic to our marketplace depends, in part, on our ability to attract consumers through unpaid placement within search results on search engines like Google. The number of consumers we attract to our marketplace from search engines is due in large part to how and where our website or app ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our website or app may not be prominent enough to drive traffic to our website or app, and we may not know how or otherwise be in a position to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also expand or add new paid advertising placements for keywords that would reduce our market visibility to prospective hosts and guests. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of consumers directed to our marketplace from search engines could adversely affect our business, financial condition, and results of operations.

Moreover, as guests increase their booking activity across multiple carsharing marketplaces, or compare offerings across marketplaces, our marketing efficiency and effectiveness may be adversely impacted. In response, we may increase our sales and marketing expenditures in the future, which may not be offset by additional revenue, and could materially adversely affect our business, results of operations, and financial condition.

We may rely on strategic partners, such as OEMs and ridesharing apps, and any failure to maintain these relationships could harm our business.

We have in the past, are currently engaged in, and may in the future collaborate with OEMs of vehicles manufactured with connected car technology to integrate our platform with the software installed in these vehicles. These collaborations consist of researching, developing and testing the ability of our products and services to be offered directly through the infotainment systems of OEM connected cars. We cannot be certain that these collaborations will prove successful, or that even if they are successful, the collaborations will yield commercially viable products or services. If our efforts are unsuccessful or unable to be commercialized, our business and prospects could be negatively impacted.

We also have a Vehicle Solutions Agreement with Uber, pursuant to which vehicles in our marketplace are available to Uber drivers within the Uber app, however Uber may terminate the agreement for convenience with sixty (60) days’ notice and there is no guarantee this business relationship will create meaningful revenue for us. This strategic partnership may not succeed for a variety of reasons, some of which may not be within our control, including if Uber terminates the agreement or does not prioritize our platform, or if we do not make vehicles in our marketplace available to Uber drivers at sufficiently attractive rates to generate meaningful revenue for Uber drivers.

We face risks related to safety recalls affecting vehicles shared in our marketplace and may face liability for damage or injuries resulting from our failure to comply with such safety recalls.

Vehicles shared in our marketplace may be subject to safety recalls by their manufacturers, which could have an adverse impact on the number of shared vehicles available for reservation. We may be required to notify hosts of safety recalls that affect vehicles they have shared in our marketplace and remove those vehicles from our marketplace until hosts can arrange for the repairs described in the recalls to be completed. As such, recalls can increase our costs, negatively impact our revenues and reduce our marketplace utilization. Depending on the nature and severity of any recall, it could create customer service problems, harm our reputation, and materially adversely impact our business, financial condition, and results of operations. In addition, if we fail to notify hosts of safety recalls or remove shared vehicles affected by those recalls from our marketplace, we could face governmental inquiries and liability claims as a result.

Carsharing is a relatively new business model and the historical rate of adoption and our associated growth in our current markets may not be representative of future rates of adoption or future growth in other markets.

Carsharing in general, and peer-to-peer carsharing in particular, is a relatively new business model without abundant historical data regarding rates of adoption or growth, or corresponding results of operation or financial performance. Because of the relatively recent adoption of peer-to-peer carsharing as a business model, our growth rate and rates of adoption of our business model in our current markets may not represent typical or expected future rates of adoption or growth. As mentioned elsewhere in these risk factors, peer-to-peer carsharing is subject to a variety of economic, technological, and regulatory developments, any of which can cause our financial condition and results of operation to fluctuate beyond historical averages or trends.

Our business depends on attracting and retaining capable management and employees, and the loss of any key personnel could negatively impact our business, financial condition, and results of operations.

Our success depends in large part on our ability to attract and retain high-quality management and employees. Our CEO, COO and other members of our senior management team, as well as other key employees, may terminate their employment with us at any time, which could materially adversely affect our business, financial condition, and results of operations.

We cannot guarantee that we will be able to attract and retain the personnel we need. Our business requires highly skilled technical, engineering, design, product, data analytics, marketing, business development, and community support personnel, including executive-level employees, who are in high demand and are often subject to competing offers. Competition for qualified employees and executive-level employees is intense in our industry and particularly in San Francisco, Paris and Oslo, where our regional headquarters are located, and other jurisdictions where we operate.

To attract and retain key personnel, we use various measures, including referencing cash compensation standards and offering an equity incentive program. As we continue to mature, the incentives to attract, retain, and motivate employees provided by our programs or by future arrangements may not be as effective as in the past, particularly if similarly situated businesses offer more competitive incentives. As a result, it may be difficult for us to continue to retain and motivate these employees, and the value of their holdings could affect their decisions about whether or not they continue to work for us. Our ability to attract, retain, and motivate employees may be adversely affected by declines in our stock price. If we issue significant equity to attract employees or to retain our existing employees, we would incur substantial additional stock-based compensation expense and the ownership of our existing stockholders would be further diluted.

If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business.

Our company culture emphasizes innovation, collaboration, and collective focus on our business, financial, and operational goals. Our culture has contributed to the growth of our business and marketplace. Failure to maintain our corporate culture could cause us to lose focus of our objectives and key results, and such a failure may result from a variety of reasons, including our recent reductions in force, as well as from employee attrition as a result of changes in our operating plans and leadership transitions. Changes to (or erosion of) our corporate culture could negatively impact our business, financial condition, and results of operations.

We may not be able to effectively manage the risks presented by our business model internationally.

As of March 31, 2024, our platform supports approximately 2.1 million unique guests in over 1,000 cities across 8 countries. In addition to our headquarters in San Francisco, California, we also have regional offices in Paris, France and Oslo, Norway, and we have approximately 290 employees worldwide as of December 31, 2023. We expect to continue to make investments to expand our international operations. Managing a global organization is difficult, time consuming, and expensive, and requires significant management attention and careful prioritization, and any international expansion efforts that we may undertake may not be successful.

In addition, conducting international operations subjects us to risks, which include:

•

operational and compliance challenges caused by distance, language, and cultural differences; the cost and resources required to localize our marketplace and platform, which often requires the translation of our marketplace into foreign languages and adaptation for local practices and regulatory requirements; unexpected, more restrictive, differing, and conflicting laws and regulations, including those laws governing Internet activities, travel, mobility, driving, taxes, licensing, payments processing, messaging, marketing activities, registration and verification of hosts and guests, ownership of intellectual property, content, data collection and privacy, security, data localization, data transfer and government access to personal information, and other activities important to our business;

•

uncertainties regarding the interpretation of national and local laws and regulations, uncertainty in the enforceability of legal rights, and uneven application of laws and regulations to businesses, in particular U.S. companies;

•	competition with companies that understand local markets better than we do, or that have a local presence and pre-existing relationships with potential hosts and guests in those markets;

•	differing levels of social acceptance of carsharing, our brand, and offerings;

•	legal uncertainty regarding our liability for the listings, the services, and content provided by hosts, guests, and other third parties;

•	uncertain resolutions of litigation or regulatory inquiries;

•	variations in payment forms for hosts and guests, increased operational complexity around payments, and inability to offer local payment forms like cash or country specific digital forms of payment;

•

lack of familiarity and the burden of complying with a wide variety of U.S. and foreign laws, legal standards, and regulatory requirements, which are complex, sometimes inconsistent, and subject to unexpected changes;

•

potentially adverse tax consequences, including resulting from the complexities of foreign corporate income tax systems, value added tax (“VAT”) regimes, tax withholding rules, vehicle excise taxes, vehicle rental taxes, sales and use taxes and other indirect taxes, tax collection or remittance obligations, and restrictions on the repatriation of earnings;

•	difficulties in managing and staffing international operations, including due to differences in legal, regulatory, and collective bargaining processes;

•	fluctuations in currency exchange rates, and in particular, decreases in the value of foreign currencies relative to the U.S. dollar;

•	regulations governing the control of local currencies and impacting the ability to collect and remit funds to hosts in those currencies or to repatriate cash into the United States;

•	oversight by foreign government agencies whose approach to privacy or human rights may be inconsistent with that taken in other countries;

•	increased financial accounting and reporting burdens, and complexities and difficulties in implementing and maintaining adequate internal controls in an international operating environment;

•	political, social, and economic instability abroad, terrorist attacks, and security concerns in general;

•	operating in countries that are more prone to crime or have lower safety standards;

•	operating in countries that have higher risk of corruption; and

•	reduced or varied protection for our intellectual property rights in some countries.

The failure to successfully execute and integrate acquisitions and the different products and services associated with such acquisitions could negatively impact our business, financial condition, and results of operations.

We have acquired multiple businesses, including our April 2019 acquisition of Getaround SAS (formerly, Drivy SAS), our June 2019 acquisition of Getaround Norge AS (formerly, Nabobil.no AS) and our May 2023 acquisition of certain assets and liabilities of HyreCar, Inc. related to the operation of its peer-to-peer car sharing business, and we regularly evaluate potential acquisitions. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance acquisitions by issuing equity or convertible debt securities, which could result in further dilution to our existing stockholders. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs, as well as create the potential for confusion among our hosts and guests. For example, we operate two distinct marketplaces in North America on the one hand, and Norway and the European Union on the other hand, and there are risks associated with keeping our marketplaces distinct or integrating them into a single marketplace. If we fail to evaluate and execute acquisitions successfully, our business, financial condition, and results of operations could be materially adversely affected.

Acquisitions involve numerous risks, including the following:

•

difficulties in integrating and managing the combined operations, technology platforms, or offerings of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays, and failure to execute on the intended strategy and synergies;

•	failure of the acquired businesses to achieve anticipated revenue, earnings, or cash flow;

•	diversion of management’s attention or other resources from our existing business;

•	our inability to maintain the key customers, business relationships, suppliers, and brand potential of acquired businesses;

•	uncertainty of entry into businesses or geographies in which we have limited or no prior experience or in which competitors have stronger positions;

•	unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;

•

responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, such as liabilities arising out of the failure to maintain effective data protection and privacy controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including tax laws;

•	difficulties in or costs associated with assigning or transferring to us or our subsidiaries the acquired companies’ intellectual property or its licenses to third-party intellectual property;

•	inability to maintain our culture and values, ethical standards, controls, procedures, and policies;

•	challenges in integrating the workforce of acquired companies and the potential loss of key employees;

•

challenges in integrating and auditing the financial statements of acquired companies, including as a result of their not having historically prepared financial statements in accordance with United States generally accepted accounting principles (“GAAP”); and

•

potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, customer relationships, or intellectual property, are later determined to be impaired and written down in value.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results in a timely manner, which may result in a material misstatement of our annual or interim consolidated financial statements.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2023, we and our independent registered public accounting firm identified material weaknesses (including the previously identified material weaknesses of Legacy Getaround described below) in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis. In particular, these identified material weaknesses result from lack of proper segregation of duties relating to access controls and risk assessment process and lack of documentation for management review controls. We cannot assure you that any measures we may take in the near future will be sufficient to remediate these material weaknesses or avoid potential future material weaknesses. In addition, we may suffer adverse regulatory or other consequences, as well as negative market reaction, as a result of any material weaknesses, and we will incur additional costs as we seek to remediate these material weaknesses.

Prior to the Business Combination, Legacy Getaround identified material weaknesses in its internal control over financial reporting, which related to: (a) its risk assessment process; (b) lack of segregation of duties, and (c) lack of documentation for management review controls.

The management of Legacy Getaround concluded that these material weaknesses in its internal control over financial reporting were due to the fact that it was a private company with limited resources and did not yet have the necessary business processes and related internal control formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee its business processes and controls surrounding risk assessment, segregation of duties and accuracy of accruals. Our management team plans to continue developing and implementing a remediation plan based on the advice of third-party consultants engaged by the Company in connection with this effort. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Because we recognize revenue over trip duration instead of upon booking, upticks or downturns in bookings are not immediately reflected in our results of operations.

We recognize revenue over trip duration. The effect of significant upticks or downturns in trip bookings in a particular quarter may not be fully reflected in our results of operations until future periods because of this timing in revenue recognition. We issue refunds to guests as part of our customer support activities in the form of cash or travel credits applied to future trip bookings, which we account for as consideration paid to a guest and which results in a reduction of revenue.

Certain of our performance and operational metrics may not accurately reflect certain details of our business, are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain performance and operational metrics with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose, or our estimates of our category position. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business or perceived to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our operating and financial results could be negatively impacted.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We carry a significant amount of goodwill and identifiable intangible assets on our consolidated balance sheet, which exposes us to the risk of significant impairments. We assess goodwill and indefinite-lived intangible assets for impairment each year, or more frequently if circumstances suggest an impairment may have occurred. We may determine that an impairment exists due to a variety of circumstances, such as deterioration in the performance of our business or services, adverse market conditions and changes in the competitive landscape. Furthermore, we have a significant amount of identifiable intangible assets and fixed assets that could also be subject to impairment. We may never realize the full value of our goodwill and intangible assets, and if we determine that a significant impairment has occurred in the value of our unamortized intangible assets or fixed assets, we could be required to write off a portion of our assets, which could negatively impact our business, financial condition, and results of operations.

Significant portions of our revenue and expenses are denominated in foreign currencies, and our financial results are exposed to changes in foreign exchange rates.

A significant portion of our business is denominated and transacted in foreign currencies, which subjects us to foreign exchange risk. Generally speaking, U.S. dollar strength adversely impacts the translation of the portion of our revenue that is generated in foreign currencies into the U.S. dollar. Our results of operations could also be negatively impacted by a strengthening of the U.S. dollar since a large portion of our costs are U.S. dollar denominated. While we may choose to enter into transactions to hedge portions of our foreign currency translation and balance sheet exposure in the future, it is impossible to predict or eliminate the effects of foreign exchange rate exposure. Strengthening of the U.S. dollar could negatively impact our results of operations and financial condition.

Our debt obligations contain restrictions and limitations that could significantly impact our ability to operate our business.

In connection with the Business Combination, we issued $175.0 million aggregate principal amount of Convertible Notes. The indenture governing the Convertible Notes (the “Convertible Notes Indenture”) contains covenants that, among other things, limit our ability, the ability of our subsidiaries and the ability of the guarantors, as applicable, to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•	make certain loans, investments or other restricted payments;

•	incur certain liens;

•	transfer or sell certain assets (including transferring our intellectual property);

•	issue equity interests;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	enter into certain transactions with our affiliates.

In addition, under the Convertible Notes Indenture, we are required to maintain a minimum liquidity amount of at least $10.0 million.

Our or the guarantors’ ability to comply with the covenants and restrictions contained in the Convertible Notes Indenture and our other outstanding indebtedness may be affected by economic, financial and industry conditions beyond our or the guarantors’ control. Our or the guarantors’ failure to comply with obligations under the Convertible Notes Indenture may result in an event of default under our other outstanding indebtedness. We cannot be certain that we will have funds available to remedy these defaults. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or have the ability to refinance the accelerated indebtedness on terms favorable to us or at all, which may force us into bankruptcy or liquidation, or, result in the foreclosure on the assets that secure the Convertible Notes and our other outstanding senior secured indebtedness, including substantially all of our intellectual property assets, which would force us to relinquish rights to such assets that we may believe are critical to our business. All of these covenants and restrictions could affect our ability to operate our business, may limit our ability in the future to satisfy currently outstanding obligations and may limit our ability to take advantage of potential business opportunities as they arise.

We may not have the ability to raise the funds necessary to repurchase the Convertible Notes upon a fundamental change or repay the Convertible Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon redemption or repurchase of the Convertible Notes.

Holders of the Convertible Notes will have the right under the Convertible Notes Indenture to require us to repurchase all or a portion of their Convertible Notes upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to the principal amount of the Convertible Notes to be repurchased, plus certain make-whole premiums, plus accrued and unpaid interest to, but excluding, the repurchase date. Moreover, we will be required to repay the Convertible Notes in cash at their maturity, unless earlier converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Convertible Notes surrendered or repay the Convertible Notes at their maturity.

In addition, our ability to repurchase or redeem Convertible Notes may be limited by law, regulatory authority, or agreements governing our other outstanding or any future indebtedness. Our failure to repurchase the Convertible Notes at a time when the repurchase is required by the Convertible Notes Indenture would constitute a default under the Convertible Notes Indenture. A default under the Convertible Notes Indenture or the fundamental change itself could also lead to a default under agreements governing our other outstanding or any future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes.

We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Convertible Notes when due.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, including the Convertible Notes Indenture. In addition, the payment of interest on the Convertible Notes through interest paid-in-kind will increase the amount of our indebtedness and increase the risks associated with our level of indebtedness. We are subject to certain restrictions under the terms of the Convertible Notes Indenture, including limitations regarding incurring future indebtedness, creating liens on our properties, paying dividends, making restricted payments or certain investments, or selling, transferring intellectual property or other assets, among other restrictions, subject to specific allowances in the Convertible Notes Indenture. However, we are not restricted from recapitalizing our debt or taking a number of other actions that are not limited by the terms of the Convertible Notes Indenture that could have the effect of diminishing our ability to make payments on the Convertible Notes when due.

Our senior secured obligations, including the Convertible Notes, are secured by substantially all assets of ours and the guarantors of the Convertible Notes. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our secured indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

Our senior secured obligations, including the Convertible Notes, are guaranteed by certain of our subsidiaries and secured by a lien on substantially all assets of ours and the guarantors. Accordingly, if an event of default were to occur under the Convertible Notes Indenture or our other senior secured obligations, the holders of such indebtedness would have a prior right to our and the guarantors’ assets, to the exclusion of our or the guarantors’ general creditors in the event of our bankruptcy, insolvency, liquidation, or reorganization. In that event, our assets and those of the guarantors would first be used to repay in full all indebtedness and other obligations under our senior secured indebtedness, including the Convertible Notes Indenture, resulting in all or a portion of our assets and those of the guarantors being unavailable to satisfy the claims of our or the guarantors’ unsecured indebtedness. Only after satisfying the claims of our and the guarantors’ unsecured creditors and our subsidiaries’ unsecured creditors would any amount be available for our equityholders. The pledge of our assets and those of the guarantors and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets and those of the guarantors are pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

We may not be able to successfully manage and limit our exposure to bad debt.

Some of our expenses are attributable to uncollectible accounts expense, also known as bad debt, stemming from balances owed to us by our hosts and guests. These balances may be categorized as bad debt for a variety of reasons, including the age or amount of the outstanding balance, the absence of a valid payment method for the balance, or the perceived financial position of the marketplace user. We have taken and continue to take measures to manage and limit our exposure to bad debt. Some of these measures may reduce usage of our marketplace by preventing users with outstanding balances from booking trips or sharing their vehicles. Implementing these measures has caused and will continue to cause us to incur significant operating expenses and may result in fewer vehicles shared in our marketplace, decreased reservation volume, and reduced host and guest retention.

We may not be able to increase or maintain our revenue growth rate in the future. Our growth rate also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our operating results may vary significantly and are not necessarily an indication of future performance. Our future revenue growth depends on the growth of supply and demand for shared vehicles in our marketplace, and our business is affected by general economic and business conditions worldwide as well as trends in the global travel and mobility industries. In addition, we believe that our revenue growth depends upon a number of factors, including:

•	our ability to retain and grow the number of guests and marketplace trips;

•	our ability to retain and grow the number of hosts and shared vehicles in our marketplace;

•

events beyond our control such as pandemics and other health concerns, increased or continuing restrictions on travel, trade disputes, economic downturns, and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters, and the impact of climate change on seasonal destinations;

•	competition;

•

the legal and regulatory landscape and changes in the application of existing laws and regulations or adoption of new laws and regulations that impact our business, hosts and guests, including changes in tax laws;

•	the attractiveness of carsharing to prospective hosts and guests;

•	the level of consumer awareness and perception of our brand;

•	our ability to build and strengthen trust and safety in our marketplace and among members of our community;

•	the level of spending on brand and performance marketing to attract hosts and guests to our marketplace;

•	our ability to expand into new geographic markets;

•	timing, effectiveness, and costs of expansion and upgrades to our marketplace and infrastructure; and

•	other risks described elsewhere in these risk factors.

A softening of demand, whether caused by changes in our operating plans, events outside of our control, changes in host and guest preferences, any of the other factors described above, or elsewhere in these risk factors, will result in decreased revenue. If our revenue does not improve, we may not achieve profitability and our business, results of operations, and financial condition would be negatively impacted.

We experience seasonality in our operational and financial results.

We experience fluctuations in our operating and financial results, which vary based on seasonality. Historically, we generate higher revenue in the third and fourth quarters of the year compared to the first and second quarters because of increased travel during the summer and holiday seasons. Seasonality in our operational and financial results is more pronounced in Europe compared to North America, and we expect these trends to become more prominent over time if our growth slows. Other seasonal trends may develop or these existing seasonal trends may become more extreme, which would contribute to fluctuations in our operating results. Our customer support costs also increase in the second and third quarters as we increase our staffing to handle increased activity in our marketplace in those periods. If seasonal trends develop, or existing seasonal trends become more pronounced, variations in our operating and financial results may increase. We may not accurately forecast our results of operations. However, we base our spending and investment plans on forecasts and estimates, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, causing our results of operations to fail to meet our expectations or the expectations of investors. In addition, any circumstance or occurrence that disrupts use of our marketplace during the peak season, could have a disproportionately adverse impact on our results of operations, or financial condition.

We may experience significant fluctuations in our results of operations, including as a result of seasonality, making it difficult to project future results.

Our operating results may vary significantly and are not necessarily an indication of future performance. These fluctuations may be a result of a variety of factors, some of which are beyond our control. Our ability to attract and retain new hosts and guests, increased competition in the markets in which we operate, our ability to expand our operations in new and existing markets, our ability to maintain an adequate growth rate and effectively manage that growth, our ability to keep pace with technological changes in the industries in which we operate, changes in governmental or other regulations affecting our business, harm to our brand or reputation, and other risks described elsewhere in these risk factors. As such, we may not accurately forecast our operating results. We base our expense levels and investment plans on estimates, which may be difficult to predict. A significant portion of our expenses and investments are fixed, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If we are unable to achieve sustained profits, our business, financial condition, and results of operations would be negatively impacted.

Risks Related to Our Technology

The successful operation of our business and marketplace depends upon the performance and reliability of our operational systems and those of third parties on which we rely.

We rely on third-party service providers such as Amazon, Apple, AT&T, Facebook, Google, and Stripe to support our platform. As a result, we are at risk for interruptions, outages and breaches of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; the integrated software in our hardware devices; or customers that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, contractors, suppliers or others; jeopardize the security of our facilities; or affect the performance of our platform and hardware devices. A cyber incident could be caused by disasters, such as fires, natural disasters and power loss, terrorist attacks, war, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception, theft, misuse or attempts to harm our or third-party systems. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time.

Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and expense. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure components or produce, deliver and service our hardware devices, ensure the security of shared vehicles, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Our technology could have undetected defects, errors, vulnerabilities, or bugs in hardware or software which could damage our reputation with current or prospective hosts or guests.

Our platform is a complex system that consists of interoperating hardware and software components. Our business is dependent upon our ability to prevent system interruption on our platform. Our software, including open source software that is incorporated into our code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software (including open source software that is incorporated into our code), misconfigurations of our systems, and unintended interactions between systems could result in our failure to comply with certain federal, state, or foreign reporting obligations, may lead to security incidents, or could cause downtime that would impact the availability of our service to hosts and guests. We have from time to time found defects or errors in our platform and may discover additional defects in the future that could result in platform unavailability or system disruption. In addition, we have experienced outages on our platform due to circumstances within our control, such as outages due to software limitations.

In addition, our release of new firmware or software in the past has inadvertently caused, and may in the future cause, interruptions in the availability or functionality of our platform. Any errors, bugs, or vulnerabilities discovered in our code or systems after release could result in an interruption in the availability of our platform, a security incident, or a negative experience for guests and hosts, and could also result in negative publicity and unfavorable media coverage, damage to our reputation, loss of hosts and guests, loss of revenue or liability for damages, regulatory inquiries, or other proceedings, any of which could negatively impact our business and financial results.

If our systems and network infrastructure cannot be expanded or are not scaled to cope with increased demand or fail to perform, we could experience unanticipated disruptions in service, slower response times, decreased customer satisfaction, and delays in the introduction of new markets.

Our corporate headquarters, a significant portion of our research and development activities, and certain other critical business operations are located in San Francisco. Our systems and operations are vulnerable to damage or interruption from human error, computer viruses, earthquakes, floods, fires, power loss, and similar events. In addition, Northern California has recently experienced, and may continue to experience power outages during the fire season. A catastrophic event that results in the destruction or disruption of our headquarters, any third-party cloud hosting facilities, or our critical business or information technology systems could severely affect our ability to conduct normal business operations and result in lengthy interruptions or delays of our platform and services.

Our systems and operations are also subject to break-ins, sabotage, intentional acts of vandalism, terrorism, and similar misconduct from external sources and malicious insiders. Our existing security measures may not be successful in preventing attacks on our systems, and any such attack could cause significant interruptions in our operations. There are numerous potential forms of attack, such as denial-of-service, phishing, account takeovers, malicious code injections, ransomware, and the attempted use of our platform to launch a denial-of-service attack against another party, each of which could cause significant interruptions in our operations or involve us in legal or regulatory proceedings.

Reductions in the availability and response time of our digital marketplace could cause loss of substantial business volumes during the occurrence of any such attack on our systems, and measures we may take to divert suspect traffic in the event of such an attack could result in the diversion of bona fide customers. These issues are likely to become more difficult to manage as we expand the number of markets where we operate and the variety of services we offer, and as the tools and techniques used in such attacks become more advanced and available. Successful attacks could result in negative publicity and damage to our reputation, and could prevent consumers from booking or visiting our platform during the attack, any of which could negatively impact our business, results of operations, and financial condition.

In the event of certain system failures, we may not be able to switch to back-up systems immediately and the time to full recovery could be prolonged. We have experienced system failures from time to time. In addition to placing increased burdens on our engineering staff, these outages create a significant amount of consumer questions and complaints that need to be addressed by our community support team. Any unscheduled interruption in our service could result in an immediate and significant loss of revenue, an increase in community support costs, and harm to our reputation, and could result in some consumers switching to our competitors. If we experience frequent or persistent system failures, our brand and reputation could be permanently and significantly harmed, and our business, results of operations, and financial condition could be negatively impacted. While we have taken and continue to take steps to increase the reliability and redundancy of our systems, these steps are expensive and may not be completely effective in reducing the frequency or duration of unscheduled downtime. We do not carry business interruption insurance sufficient to compensate us for all losses that may occur.

We use both internally developed systems and third-party systems to operate our platform, including transaction and payment processing, and financial and accounting systems. If the number of consumers using our platform increases substantially, or if critical third-party systems stop operating as designed, we may need to significantly upgrade, expand, or repair our transaction and payment processing systems, financial and accounting systems, and other infrastructure. We may not be able to upgrade our systems and infrastructure to accommodate such conditions in a timely manner, and depending on the systems affected, our transaction and payment processing, and financial and accounting systems could be impacted for a meaningful amount of time, which could negatively impact our business, results of operations, and financial condition.

Our business depends on the performance and reliability of the internet, telecommunications network operators, and other infrastructures that are not under our control. As consumers increasingly turn to mobile devices, we also become dependent on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could negatively impact our business, results of operations, and financial condition.

Improper installation or defective hardware of a connected device could result in liability, such as in the event improper installation allows vehicles to be improperly started, which has occurred in the past. As a consequence, we could lose existing and future business.

The Connect IoT device is installed into vehicles shared in our marketplace. We contract with third party service providers to install the Connect IoT device into the vehicles connected to our platform. We have in the past, and may in the future, experience issues with the installation and subsequent removal of the Connect IoT device, including improper disassembly and reassembly of interior trim panels, damage to vehicle wiring harnesses, short circuits of vehicle electrical systems, damage to vehicle keys and ignition systems, and installation of incorrect relays and other electrical components. These issues have caused certain of our Connect IoT devices and vehicles connected to our platform to function improperly or not at all. For example, vehicle batteries may be prematurely drained or their lifespans significantly shortened, vehicles may fail to start when their ignitions are activated, vehicles may become exposed to theft or damage, and the Connect IoT device may lose connectivity with our systems or prevent hosts and guests from locating, accessing, and driving vehicles. If we fail to address these issues in a satisfactory manner, hosts and guests who have experienced such issues could cease using our marketplace, and our business, financial condition, and results of operations would be negatively impacted as a result.

System interruptions that disrupt communications with hosts, hosts’ vehicles, data and other communications with hosts, vehicles and guests would damage our reputation and brand, which could substantially harm our business and operating results.

Our platform depends on the performance and reliability of Internet, mobile, and other third party communications networks and centralized information systems that are not under our control. Disruptions in Internet infrastructure or GPS signals or the failure of telecommunications network operators to supply us with the bandwidth we need to support our products and offerings have interfered, and could continue to interfere with the speed, availability, and usability of our platform, hardware devices, and shared vehicles. If our platform is unavailable when hosts and guests attempt to access it, or if our platform does not load as quickly as hosts and guests expect it to, hosts and guests may not return to our platform as often in the future, or at all.

In particular, the services and functionality supported by our Connect IoT devices utilize data connectivity to provide hosts and guests with the ability to search for, locate, access, and monitor the vehicles shared in our marketplace. Some of our hardware devices, in connection with our software application, also provide hosts with the option of having their shared vehicles immobilized during certain time periods. The availability and effectiveness of these features depend on the continued operation of information technology and telecommunications systems. If these systems become unavailable, our platform may cease to function indefinitely, and our business, financial condition, and results of operations would be negatively impacted as a result.

We may fail to detect all malware, viruses, and other vulnerabilities on our networks and systems, which could permit a security or privacy breach.

We rely heavily on information technology systems across our operations. Our information technology systems, including mobile and online platforms, administrative functions such as human resources, payroll, accounting, and internal and external communications, and the information technology systems of our third-party business partners and service providers, contain proprietary or confidential information related to business and personal data, including sensitive personal data, entrusted to us by hosts and guests, employees, and job candidates. Cyberattacks, computer malware, viruses, spamming, and phishing attacks have become more prevalent, have occurred on our systems in the past, and may occur on our systems in the future. Cyberthreats are constantly evolving and employing more sophisticated attack techniques. Our detection capabilities may not be sufficient to prevent or detect a sophisticated cyberattacker, such as a nation state using a zero day exploit or unknown malware. Breaches of our facilities, network, or data security could disrupt the security of our systems and platforms, impair our ability to protect data, compromise confidential or technical business information harming our reputation or competitive position, result in theft or misuse of our intellectual property or other assets, require us to allocate more resources to improve technologies, or otherwise negatively affect our business, reputation, financial condition, and results of operations. Our insurance may not cover all potential claims relating to any potential security incident, data breach, or privacy violation, and may not be adequate to indemnify us for all liability that may be imposed.

We collect, use, and process certain platform user data, employee data, and proprietary or confidential data, and if we experience security or privacy breaches, or other unauthorized, or improper, or unlawful processing of such data, or any loss or damage to such data, we may experience business interruptions, loss of revenue, and harm to our brand and reputation, and we may become subject to penalties and significant liabilities.

We collect, use, and process a variety of personal data, such as names, email addresses, residential addresses, mobile phone numbers, profile photos, personal attributes, driving behavior, telematics data, geolocation information, driver’s license numbers, driving records, and consumer payment card information. Possession and use of this personal data in conducting our business may subject us to legislative and regulatory burdens in the United States and other jurisdictions that could require notification of any data breach, restrict our use of such information, and hinder our ability to acquire new customers or market to existing customers. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by laws, regulations, industry standards or contractual obligations. If users allege that we have improperly released, disclosed or processed their personal information, or if third parties improperly obtain and use the personal information of our users, we may be required to expend significant resources to resolve these problems. We may also suffer reputational damage. We have in the past, and could again in the future, face legal claims, regulatory scrutiny and fines relating to privacy and data protection compliance. As such, we are an attractive target of data security attacks by third parties. We rely on third-party service providers to host or otherwise process some of our data and that of hosts and guests, and any failure by such third party service providers to prevent or mitigate security breaches or improper access to, or use, acquisition, disclosure, alteration, or destruction of, such information could have similar adverse consequences for us.

Because the techniques used to obtain unauthorized access, disable or degrade services, or sabotage systems change frequently and are often unrecognizable until launched against a target, we may be unable to anticipate these techniques and implement adequate preventative measures. Our servers and platform may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. Individuals able to circumvent our security measures may misappropriate confidential, proprietary, or personal information held by or on behalf of us, disrupt our operations, damage our computers, or otherwise damage our business. In addition, any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of our business and other online services generally.

Most of our trust and safety, claims, sales, and other customer support functions are performed by third-party service providers located in the Philippines, Canada, and Mexico, pursuant to individual consulting agreements or as employees of staffing agencies or call centers with whom we have commercial agreements. These third-party service providers perform customer support tasks such as verifying the identities of account holders, reviewing driving records and motor vehicle records, recording phone numbers and email addresses of hosts and guests for support purposes, making or modifying reservations on behalf of guests or hosts, enabling or preventing access to shared vehicles on behalf of guests or hosts, monitoring the locations of shared vehicles during trips, disclosing guest names and locations of shared vehicles to other third-party service providers for roadside assistance purposes, facilitating communications and mediating disputes between hosts and guests, and disclosing host, guest, and vehicle information for insurance, law enforcement, or legal purposes. All third-party service providers have access to personal data of hosts and guests that we collect, and we currently do not restrict or modify access to such personal data according to the geographic location of each third-party service provider or the nature of our business relationship with a particular third-party service provider. Because our third-party service providers are located in various regions and may access personal data from our systems using various methods, we cannot be assured that all third-party service providers will access, use, disclose, protect, or erase such personal data consistently and as required by our information security policies. If a third-party service provider were to access, use, or disclose personal data of one or more hosts and guests in an unauthorized manner, we could be exposed to significant legal claims, and we may not have adequate, or any, insurance coverage or contractual remedies.

We rely on our proprietary risk scoring model, Getaround TrustScore, to determine trip fees for each booking. If our risk scoring model is unable to permit us to effectively generate accurate trip fees for each trip, it may adversely impact our operating results, business, results of operations, and financial condition.

We rely on our internally developed proprietary algorithms, which incorporate data from third-party sources as well as our own data, to improve our platform, offer personalization, and optimize the economics of trip bookings on our platform in an intelligent manner. This capability, built on machine learning algorithms, enables us to implement real-time, risk-based trip fees and takes a broad view of risk to account for an array of undesirable outcomes.

If we rely on a model that fails to effectively take into account appropriate variables, or learn from data quickly enough, we may generate trip fees that do not optimize the economics of trip bookings on our platform either by setting fees too low for riskier trips or increasing fees to a degree that discourages guests from completing valuable trip bookings. Information and data collected since the outbreak of COVID-19 may not be representative of future risk, particularly with respect to business trends experienced during and after COVID-19, which may contribute to potentially setting fees too low or too high. In addition, if any of the third-party sources that provide data used to build our pricing model provides inaccurate information or limits our use of such source, in part or entirely, including by raising the price to use such third-party data, our model may suffer and become less accurate. As a result, our business, results of operations, and financial condition may be adversely affected.

Even though our algorithms do not collect, analyze, or utilize attributes such as race or ethnicity, if consumers believe that we are discriminating on the basis of race or ethnicity, or that we rely on third-party data sources that have been influenced by institutional or systemic racism, our brand and reputation may suffer, we may become subject to liability and our business, results of operations, and financial condition may be adversely impacted.

We rely on mobile operating systems and app marketplaces to make our app available to hosts and guests, and if we do not effectively operate with or receive favorable placements within such app marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial condition, and results of operations could be adversely affected.

We depend in part on mobile operating systems, such as Android and iOS, and their respective app marketplaces, to make our app available to hosts and guests who utilize our platform. Any changes in such systems and app marketplaces that degrade the functionality of our app or give preferential treatment to our competitors’ apps could adversely affect our platform’s usage on mobile devices and adversely affect our user ratings and reviews in app marketplaces. If such mobile operating systems or app marketplaces limit or prohibit us from making our app available to hosts and guests, make changes that degrade the functionality of our app, slow the rollout of our app on their app marketplaces, increase the cost of using our app, impose terms of use unsatisfactory to us, require users to opt in to enable marketing or advertising features, or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ app marketplace is more prominent than the placement of our app, our user growth could slow. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that app marketplaces will continue to list our app or that certain mobile devices will continue to support our platform or effectively roll out updates to our app. In addition, in order to deliver a high-quality app, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If hosts or guests who utilize our platform encounter any difficulty accessing or using our app on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our user growth and user engagement would be adversely affected.

If we do not adequately protect our intellectual property, our business, financial condition, and results of operations could be negatively impacted.

We hold intellectual property rights related to our brand; certain content and design elements on our platform; inventions related to our platform and the Connect IoT device; and audio and visual assets. This includes registered domain names, registered and unregistered trademarks, service marks, and copyrights, patents and patent applications, trade secrets, licenses of intellectual property rights of various kinds, and other forms of intellectual property rights in the United States and in a number of countries around the world. In the future we may acquire or license patents or patent portfolios, or other intellectual property assets and rights from third parties, which could require significant cash expenditures.

We rely on a combination of trademark, patent, copyright, and trade secret laws, international treaties, our terms of service, other contractual provisions, user policies, restrictions on disclosure, technological measures, and confidentiality and inventions assignment agreements with our employees and consultants to protect our intellectual property assets from infringement and misappropriation. Our pending and future trademark and patent applications may not be approved. Furthermore, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. There can be no assurance that other businesses will not offer technologies, products, services, features, or concepts that are substantially similar to ours and compete with our business, or copy or otherwise obtain, disclose and/or use our brand, content, design elements, creative, editorial, and entertainment assets, or other proprietary information without authorization. We may be unable to prevent third parties from seeking to register, acquire, or otherwise obtain trademarks, service marks, domain names, or social media handles that are similar to, infringe upon or diminish the value of our trademarks, service marks, copyrights, and our other proprietary rights. Third parties may also obtain or misappropriate certain of our data through website scraping, robots, or other means to launch copycat sites, aggregate our data for their internal use, or to feature or provide our data through their respective websites, and/or launch businesses monetizing this data. While we routinely employ technological and legal measures in an attempt to divert, halt, or mitigate such operations, we may not always be able to detect or halt the underlying activities as technologies used to accomplish these operations continue to rapidly evolve.

Our intellectual property assets and rights are essential to our business. If the protection of our proprietary rights and data is inadequate to prevent unauthorized use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our technologies, offerings, or features or methods of operations. Even if we do detect violations or misappropriations and decide to enforce our rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention, and may result in a court determining that certain of our intellectual property rights are unenforceable.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business, financial condition, results of operation, and prospects may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, circumvented, or determined to be infringing on other marks. There can be no assurance that competitors will not infringe our trademarks, that we will have adequate resources to enforce our trademarks or that any of our current or future trademark applications will be approved. During trademark registration proceedings, we may receive rejections and, although we are given an opportunity to respond, we may be unable to overcome such rejections. In addition, in proceedings before the United States Patent and Trademark Office and in proceedings before comparable agencies in many foreign jurisdictions, trademarks are examined for registrability against prior pending and registered third-party trademarks, and third parties are given an opportunity to oppose registration of pending trademark applications and/or to seek cancellation of registered trademarks. Applications to register our trademarks may be finally rejected, and opposition or cancellation proceedings may be filed against our trademarks, which may necessitate a change in branding strategy if such rejections and proceedings cannot be overcome or resolved.

We have been, and may in the future be, subject to claims that we or others violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could adversely affect our business.

We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we have infringed, misused, or otherwise misappropriated their intellectual property rights, including alleged patent infringement. Additionally, we have been, and may in the future be, involved in claims, suits, regulatory proceedings, and other proceedings involving alleged infringement, misuse, or misappropriation of third-party intellectual property rights, or relating to our intellectual property holdings and rights, which regardless of merit, could be time consuming and expensive to litigate or settle and could divert our management’s attention and other resources.

Claims involving intellectual property could subject us to significant liability for damages and could result in our having to stop using certain technologies, content, branding, or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties. We may also be required to develop alternative non-infringing technology, content, branding, or business methods, which could require significant effort and expense and make us less competitive.

We may introduce new features and services or make changes to our platform or make other business changes, including in areas where we currently do not compete, which could increase our exposure to patent, copyright, trademark, and other intellectual property rights claims from competitors, other practicing entities and non-practicing entities. Similarly, our exposure to risks associated with various intellectual property claims may increase as a result of acquisitions of other companies. Moreover, like many other companies in the Internet and technology industries, we sometimes enter into agreements which include indemnification provisions related to intellectual property which can subject us to costs and damages in the event of a claim against an indemnified third party.

Our use of “open source” software could adversely affect our ability to offer our platform and subject us to costly litigation and other disputes.

We have in the past incorporated and may in the future incorporate certain “open source” software into our code base as we continue to develop our platform. Open source software is generally licensed by its authors or other third parties under open source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative works we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use open source software have faced claims challenging the use of open source software or compliance with open source license terms. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms.

While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our proprietary source code, inadvertent use of open source software is fairly common in software development in the Internet and technology industries. Such inadvertent use of open source software could expose us to unforeseen business disruptions, including being restricted from offering parts of our product that incorporate the software, being required to publicly release proprietary source code, being required to re-engineer parts of our code base to comply with license terms, or being required to extract the open source software at issue.

Risks Related to Our Regulatory Environment

We may be subject to governmental economic and trade sanctions laws and regulations that limit the scope of our marketplace. Additionally, failure to comply with applicable economic and trade sanctions laws and regulations could subject us to liability and negatively affect our business, results of operations and financial condition.

We are required to comply with economic and trade sanctions administered by governments where we operate, including the U.S. government (including without limitation regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State) and the Council of the European Union. These economic and trade sanctions prohibit or restrict transactions to or from or dealings with certain specified countries, regions, their governments and, in certain circumstances, their nationals, and with individuals and entities that are specially-designated, such as individuals and entities included on OFAC’s List of Specially Designated Nationals. Any future economic and trade sanctions imposed in jurisdictions where we operate could negatively impact our business, financial condition, and results of operations.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

We could face liability for information or content on or accessible through our marketplace.

We could face claims relating to information or content that is made available in our marketplace. Our marketplace relies upon content that is created and posted by hosts, guests, or other third parties. Although content in our marketplace is typically generated by third parties, and not by us, claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against us, in addition to hosts and guests. While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the DMCA, the CDA, the fair-use doctrine and various tort law defenses in the United States and the E-Commerce Directive in the European Union, differences between statutes, limitations on immunity or responsibility, requirements to maintain immunity or proportionate responsibility, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by hosts and guests or otherwise contributed by third-parties to our marketplace.

Moreover, regulators in the United States and in other countries may introduce new regulatory regimes that increase potential liability for information or content available in our marketplace. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. There is proposed U.S. federal legislation seeking to hold marketplaces liable for user-generated content. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. The European Union is also reviewing the regulation of digital services, and in December 2020, the European Commission published a draft of the proposed Digital Services Act (“DSA”), a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided by the E-Commerce Directive. Some European jurisdictions have also proposed or intend to pass legislation that imposes new obligations and liabilities on platforms with respect to certain types of harmful content. In parallel, the European Commission also published a legislative proposal to introduce new ex ante regulation of online platforms and new market investigation powers as a separate piece of legislation, the Digital Markets Act (“DMA”). If the DMA is enacted, it may contain certain regulatory requirements and/or obligations that negatively impact our business. Some European jurisdictions (such as the United Kingdom and Germany) are also reviewing their competition rules in relation to digital platforms which could lead to new regulations similar to the DMA at national level. While the scope and timing of these proposals are currently evolving, if enacted and applied to our platform, the new rules may adversely affect our business.

Because liability often flows from information or content in our marketplace or services accessed through our platform, as we continue to expand our platform, tiers, and scope of business, both in terms of the range of features, services and geographical operations, we may face or become subject to additional or different laws and regulations. Our potential liability for information or content created by third parties and posted to our platform could require us to implement additional measures to reduce our exposure to such liability, may require us to expend significant resources, may limit the desirability of our platform to hosts and guests, may cause damage to our brand or reputation, and may cause us to incur time and costs defending such claims in litigation, thereby materially adversely affecting our business, financial condition, and results of operations.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

We are subject to payment processing risk and payment-related fraud.

We currently rely on third-party vendors to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if our vendors refuse to provide these services or reservation revenue to us and we are unable to find a suitable replacement on a timely basis or at all. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, such failures could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, financial condition, and results of operations could be harmed. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired.

We process a significant volume and dollar value of transactions on a daily basis. When hosts do not fulfill their obligations to guests, there are fictitious listings or fraudulent reservations in our marketplace, or there are host account takeovers, we have incurred and will continue to incur losses from claims by hosts and guests, and these losses may be substantial. Such instances have and can lead to the reversal of payments received by us for such reservations, referred to as a “chargeback.” For 2023, total chargeback expense was $893,000. Our ability to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically-knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat fictitious listings and fraudulent bookings in our marketplace, combat the use of fraudulent or stolen credit cards, or otherwise maintain or lower our current levels of chargebacks, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, financial condition, and results of operations.

Payments for trips booked through our marketplace are susceptible to potentially illegal or improper uses, including money laundering, transactions in violation of economic and trade sanctions, corruption and bribery, terrorist financing, fraudulent listings, host account takeovers, or the facilitation of other illegal activity. We have taken measures to detect and reduce fraud and illegal activities, but these measures need to be continually improved and may add friction to our reservation process.

Payments for trips booked through our marketplace are subject to extensive government regulation and oversight. Our failure to comply with extensive, complex, overlapping, and frequently changing laws, rules, regulations, policies, legal interpretations, and regulatory guidance could negatively impact our business, results of operations, and financial condition.

Payments for trips booked through our marketplace are subject to various laws, rules, regulations, policies, legal interpretations, and regulatory guidance, including those governing: cross-border and domestic money transmission and funds transfers; stored value and prepaid access; foreign exchange; privacy, data protection, and cybersecurity; banking secrecy; payment services (including payment processing and settlement services); consumer protection; economic and trade sanctions; anti-corruption and anti-bribery; and anti-money laundering and counter-terrorist financing. As we expand and localize our international activities, we have and will become increasingly subject to the laws of additional countries or geographies. In addition, because we facilitate reservations in our marketplace worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws. Laws outside of the United States regulating payments often impose different, more specific, or even conflicting obligations on us, as well as broader liability. For example, certain transactions that may be permissible in a local jurisdiction may be prohibited by OFAC regulations or U.S. anti-money laundering or counter-terrorist financing regulations.

We have assessed, and will continue to assess, the adequacy of our policies, procedures, and internal controls for ensuring compliance with applicable laws, rules, regulations, policies, legal interpretations, and regulatory guidance, including the ones described below. Through these assessments, we have identified, and may in the future identify, certain gaps or weaknesses in our existing compliance programs, including in our policies, procedures, or internal controls. As a result of findings from these assessments, we have, are, and may in the future take certain actions, such as implementing enhancements to our compliance measures and amending, updating, or revising our policies, procedures, and internal controls, and other operational frameworks, designed to monitor for and ensure compliance with existing and new laws, rules, regulations, policies, legal interpretations, and regulatory guidance. Implementing appropriate measures to fully remediate or address findings from assessments of our compliance programs may require us to incur significant costs.

The complexity of global regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event giving rise to a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions, and have an adverse impact on, or result in the termination of, our relationships with financial institutions and other service providers on whom we rely for payment processing services. Our ability to track and verify transactions to comply with these regulations, including the ones described in this risk factor, require a high level of internal controls. As our business continues to grow and regulations change, we must continue to strengthen our associated internal controls. Any failure to maintain the necessary controls could result in reputational harm and result in significant penalties and fines from regulators.

Our failure to properly manage funds held on behalf of customers could negatively impact our business, results of operations, and financial condition.

When a guest books and pays for a trip on our platform, we hold the total amount paid by the guest until the 15th calendar day of the month immediately following the month during which the guest’s trip was completed, at which time we initiate the payment process to the host and retain our commission and platform-related fees. Accordingly, at any given time, we (or our third-party payment processor) hold on behalf of our hosts and guests a substantial amount of funds. Our ability to manage and account accurately for the cash underlying our customer funds requires a high level of internal controls. As our business continues to grow and we expand into new jurisdictions, we must continue to strengthen our associated internal controls. Our success requires significant public confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. In addition, our access to the cash underlying our customer funds could be significantly impaired by the financial institutions with which we have arrangements directly facing liquidity constraints or failures. Any failure to maintain the necessary controls or to manage the assets underlying our customer funds accurately could result in reputational harm, lead customers to discontinue or reduce their use of our platform, and result in significant penalties and fines from regulators, each of which could negatively impact our business, financial condition, and results of operations.

Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business on our marketplace.

We are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and numerous foreign jurisdictions. We have received communications from federal, state, and local governments regarding the application of tax laws or regulations to our business or demanding data about our hosts and guests to aid in threatened or actual enforcement actions against our hosts and guests. In many jurisdictions where applicable, we have agreed to collect and remit taxes on behalf of our hosts. We have been subject to complaints by certain government entities for alleged responsibility for direct and indirect taxes. In some jurisdictions we are in dispute with respect to past and future taxes. A number of jurisdictions have proposed or implemented new tax laws or interpreted existing laws to explicitly apply various taxes to businesses like ours. Laws and regulations relating to taxes as applied to our platform, and to our hosts and guests, vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied.

The application of indirect taxes, such as sales and use tax, privilege taxes, excise taxes, VAT, goods and services tax, harmonized sales taxes, business tax, and gross receipt taxes, and potentially rental car taxes (together, “indirect taxes”) to e-commerce activities such as ours and to our hosts or guests is a complex and evolving issue. Some of such tax laws or regulations hold us responsible for the reporting, collection, and payment of such taxes, and such laws could be applied to us for transactions conducted in the past as well as transactions in the future. Many of the statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. New or revised foreign, federal, state, or local tax regulations may subject us or our hosts and guests to additional indirect, income, and other taxes, and depending upon the jurisdiction could subject us or our hosts and guests to significant monetary penalties and fines for non-payment of taxes. An increasing number of jurisdictions are considering adopting or have adopted laws or administrative practices that impose new tax measures, including digital platform revenue-based taxes, targeting online sharing platforms and online marketplaces, and new obligations to collect host income taxes, sales, consumption, value added, or other taxes on digital platforms. We may recognize additional tax expenses and be subject to additional tax liabilities, and our business, financial condition, and results of operations could be materially adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes when the likelihood is probable that such taxes apply to us, and upon examination or audit, such reserves may be insufficient.

New or revised taxes and, in particular, the taxes described above and similar taxes would likely increase the price paid by guests, the cost of doing business for our hosts, discourage hosts and guests from using our platform, and lead to a decline in revenue, and materially adversely affect our business, financial condition, and results of operations. If we are required to disclose personal data pursuant to demands from government agencies for tax reporting purposes, our hosts, guests, and regulators could perceive such disclosure as a failure by us to comply with privacy and data protection policies, notices, and laws and commence proceedings or actions against us. If we do not provide the requested information to government agencies due to a disagreement on the interpretation of the law, we are likely to face enforcement action, engage in litigation, face increased regulatory scrutiny, and experience an adverse impact in our relationships with governments. Our competitors may arrive at different or novel solutions to the application of taxes to analogous businesses that could cause our hosts and guests to leave our marketplace in favor of conducting business on the platforms of our competitors. This uncertainty around the application of taxes and the impact of those taxes on the actual or perceived value of our marketplace may also cause guests to use rental car agencies or other traditional mobility services.

We are subject to a variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations in the United States and in Europe that may adversely impact our operations and discourage hosts and guests from using our marketplace, and that could cause us to alter our business and/or incur significant expenses and liabilities, including fines and criminal penalties.

Hosts list, and guests search for, cars on our marketplace in over 1,000 cities across 8 countries worldwide, including in the United States and across Europe, as of December 31, 2023. There are national, state, and local laws and regulations in jurisdictions that relate to or affect our business. Moreover, the laws and regulations of each jurisdiction in which we operate are distinct and may result in inconsistent or ambiguous interpretations among local, regional, or national laws or regulations applicable to our business. Compliance with laws and regulations of different jurisdictions imposing varying standards and requirements is burdensome for businesses like ours, imposes added cost, increases potential liability to our business, and makes it difficult to realize business efficiencies and economies of scale. For example, we incur significant operational costs to comply with requirements of jurisdictions that have disparate requirements around licensure, tax collection, tax reporting, insurance, consumer protection, and other regulations.

In addition to laws and regulations directly applicable to the carsharing business, we are subject to laws and regulations governing our business practices, the Internet, e-commerce, and electronic devices, including those relating to taxation, online payments, insurance rates and products, automobile-related liability, consumer privacy and data protection, pricing, content, advertising, discrimination, consumer protection, copyrights, distribution, messaging, mobile communications, environmental matters, labor and employment matters, claims management, electronic contracts, communications, Internet access, securities and public disclosure, corruption and anti-bribery, export and customs regulations and various economic and trade sanctions regulations, protection of our trademarks and other intellectual property laws and regulations, and unfair commercial practices. In addition, climate change and greater emphasis on sustainability could lead to regulatory efforts to address the carbon impact of transportation and mobility.

We incur significant expenses and commit significant resources to maintain our marketplace in compliance with laws and regulations. However, it may be difficult or impossible for us to investigate or evaluate laws or regulations in all jurisdictions in which we operate or to make the necessary changes to our marketplace to be or remain in compliance in a timely manner.

Certain laws apply to our hosts and/or guests. While we require our hosts and guests to comply with their own independent legal obligations under our terms of service, we have limited means of enforcing or ensuring the compliance of our hosts and guests with all applicable legal requirements. Governments may try to hold us responsible for laws and regulations that apply to our hosts and/or guests.

Our efforts to influence legislative and regulatory proposals have an uncertain chance of success, could be limited by laws regulating lobbying or advocacy activity in certain jurisdictions, and even if successful, could be expensive and time consuming, and could divert the attention of management from operations.

Any failure or perceived failure to comply with existing or new laws and regulations, including the ones described in these risk factors, or orders of any governmental authority, including changes to or expansion of their interpretations, may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, enforcement actions in one or more jurisdictions, result in additional compliance and licensure requirements, and increased regulatory scrutiny of our business. In addition, we may be forced to restrict or change our operations or business practices, make product changes, or delay planned product launches or improvements. Any of the foregoing could materially adversely affect our brand, reputation, business, financial condition, and results of operations.

We may become subject to pricing regulations, as well as related litigation or regulatory inquiries.

Our revenue is dependent, in part, on the pricing models we use to calculate reservation prices, deposits, fees, fines, charges, reimbursements, and commissions. Our pricing models, including dynamic pricing, may become subject to regulatory challenges and restrictions in certain jurisdictions. Regulation of and changes to our pricing models could increase our operating costs and adversely affect our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, including in connection with a change of ownership.

As of December 31, 2023, we had U.S. federal NOL (“NOL”) carryforwards of $15.5 million that begin to expire in 2031, and $109.5 million that have an unlimited carryover period. As of December 31, 2023, we had U.S. state NOL carryforwards of $43.2 million that begin to expire in 2027 and $2.2 million that have an unlimited carryover period. As of December 31, 2023, we had foreign NOL carryforwards of $0.9 million that begin to expire in 2026 and $26.8 million that have an unlimited carryover period. While federal NOL carryforwards generated on or after January 1, 2018 are not subject to expiration, the deductibility of such NOL carryforwards is limited to 80% of our taxable income for taxable years beginning on or after January 1, 2021. Realization of these NOL carryforwards depends on our future taxable income, and there is a risk that our existing NOL carryforwards could expire unused (to the extent subject to expiration) and be unavailable to offset future taxable income, which could materially adversely affect our results of operations and financial condition. In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by significant stockholders or groups of stockholders over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change taxable income or income tax liabilities may be limited. Similar rules may apply under state tax laws. We may have undergone ownership changes in the past, and we may experience ownership changes in the future because of shifts in our stock ownership, many of which are outside of our control. As a result, our ability to use our NOL carryforwards and other tax attributes to offset future U.S. federal taxable income or income tax liabilities may be, or may become, subject to limitations, which could result in increased future tax liability to us.

Changes in tax laws or tax rulings could negatively impact our business, financial condition, and results of operations.

The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially adversely affect our results of operations and financial condition. For example, on December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted, which contains significant changes to U.S. tax law, including a reduction in the corporate tax rate and a transition to a more territorial system of taxation. The impact of the Tax Act will likely be subject to ongoing technical guidance and accounting interpretation, the issuance of which could materially affect our tax obligations and effective tax rate in the period issued. On March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic. The CARES Act contains certain tax provisions, including provisions that retroactively and/or temporarily suspend or relax in certain respects the application of certain provisions in the Tax Act, such as the limitations on the deduction of NOLs and interest.

In addition, many countries in Europe, as well as a number of other countries and states, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries and states where we do business or require us to change the manner in which we operate our business. The European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income (including indirect) taxes, including taxes based on a percentage of revenue. For example, France, Italy, Spain, and the United Kingdom, among others, have each proposed or enacted taxes applicable to digital services, which includes business activities on digital platforms and would likely apply to our business.

The European Commission has conducted investigations in multiple countries focusing on whether local country tax rulings or tax law provide preferential tax treatment that violates European Union state aid rules and concluded that certain countries have provided illegal state aid in certain cases. These investigations may result in changes to the tax treatment of our foreign operations. Due to the large and increasing scale of our international business activities, many of these types of changes to the taxation of our activities described above and in our risk factor titled “— Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business in our marketplace” could increase our worldwide effective tax rate, increase the amount of non-income

(including indirect) taxes imposed on our business, and materially adversely affect our business, financial condition, and results of operations. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

We may have exposure to greater than anticipated income tax liabilities.

Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner in which we operate our business, develop, value, manage, protect, and use our intellectual property, and determine the value of our intercompany transactions. The tax laws applicable to our business, including those of the United States and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue from companies such as ours. We are subject to regular review and audit by U.S. federal, state, local, and foreign tax authorities. For example, as of December 31, 2023, all tax years are subject to examination by the respective taxing authorities. Generally, in the U.S. federal and state taxing jurisdictions, tax periods in which certain loss and credit carryovers are generated remain open for audit until such time as the limitation period ends for the year in which such losses or credits are utilized. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and materially adversely affect our business, financial condition, and results of operations.

The determination of our worldwide provision for (benefit from) income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Our provision for (benefit from) income taxes is also determined by the manner in which we operate our business, and any changes to such operations or laws applicable to such operations may affect our effective tax rate. Changes in accounting for intercompany transactions may also affect our effective tax rate. Although we believe that our provision for (benefit from) income taxes is reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and could materially affect our financial results in the period or periods for which such determination is made. In addition, our future tax expense could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We may also be subject to additional tax liability relating to indirect or other non-income taxes, as described in our risk factor titled “— Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business in our marketplace.” Our tax positions or tax returns are subject to change, and therefore we cannot accurately predict whether we may incur material additional tax liabilities in the future, which would materially adversely affect our business, financial condition, and results of operations.

In addition, in connection with any planned or future acquisitions, we may acquire businesses that have differing licenses and other arrangements that may be challenged by tax authorities for not being at arm’s-length or that are potentially less tax efficient than our licenses and arrangements. Any subsequent integration or continued operation of such acquired businesses may result in an increased effective tax rate in certain jurisdictions or potential indirect tax costs, which could result in us incurring additional tax liabilities or having to establish a reserve in our consolidated financial statements, and which could materially adversely affect our business, financial condition, and results of operations.

To the extent we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we have in the past faced regulatory scrutiny, and may in the future face potentially significant liability, regulatory scrutiny and penalties, negative publicity, an erosion of trust, and increased regulation.

Privacy and data protection laws, rules, and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices, including our collection and usage of telematics, geolocation and GPS information, and may thereby increase compliance costs or have other material adverse effects on our business. As part of our host and guest registration and business processes, we collect and use personal data, such as names, dates of birth, email addresses, phone numbers, and identity verification information (for example, government issued driver’s licenses and driving records), as well as credit card or other financial information that hosts and guests provide to us. The laws of many states and countries require businesses that maintain such personal data to implement reasonable measures to keep such information secure and otherwise restrict the ways in which such information can be collected and used.

For example, the European Union’s General Data Protection Regulation and the equivalent in the United Kingdom (collectively, the “GDPR”) has resulted and will continue to result in significantly greater compliance burdens and costs and increased risk of regulatory fines. The GDPR regulates our collection, control, processing, sharing, disclosure, storage, and other use of data that can directly or indirectly identify a living individual (“personal data”), and imposes stringent data protection requirements with significant penalties, including the risk of civil litigation, for noncompliance. Among other things, the GDPR, and related directives such as the ePrivacy Directive, regulate how we collect a wide-range of personal data including our ability to track individuals online using technologies such as cookies, or our ability to permit third parties to track individuals online using such technology. Modifications to websites as part of the ordinary course of business can inadvertently cause data leakage (i.e., data to be sent to third parties without fully obtaining consent). In addition, standards regarding acceptable mechanisms for obtaining visitor consent to the use of tracking technologies continue to evolve. Privacy regulators, and privacy advocates, routinely test the websites of companies to file complaints.

Failure to comply with the GDPR, and related European privacy laws, may result in fines of up to 20 million Euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, and has in the past and may again in the future lead to regulatory orders adversely impacting the ways in which our business can use personal data. Many large geographies, which are important to our success, have passed or are in the process of passing comparable or other robust data privacy legislation or regulation, which may lead to additional costs and increase our overall risk exposure.

Additionally, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to transfer of personal data outside the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other jurisdictions; for example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it noted that reliance on them alone may not necessarily be sufficient in all circumstances; this has created uncertainty and increased the risk around our international operations.

In addition to other mechanisms (particularly standard contractual clauses), we previously relied on our own Privacy Shield certification for the purposes of transferring personal data from the EEA to the United States. We continue to rely on the standard contractual clauses to transfer personal data outside the EEA. Following guidance from the European Data Protection Board and the UK Information Commissioner’s Office, we are also now required to conduct transfer impact assessments in connection with our use of the standard contractual clauses and international data transfer addenda. As the European Data Protection Board and other data protection regulators issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

In the United States, numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data. For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Since the passage of the CPRA, Virginia, Colorado, Utah and Connecticut have passed comparable legislation, which will become effective in 2023, and other states may subsequently pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. The effects of the CPRA, the CCPA, and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation.

Furthermore, we use telematics, mobile technology, geolocation and GPS information, and algorithms to collect and analyze data that informs certain marketplace fees and policies, claims management, safety, and customer support interactions, and our business processes. We also leverage our dataset in our Getaround TrustScore artificial intelligence (“AI”) technology for risk and pricing optimization aimed to improve the trust, safety and economics of our marketplace. Our ability to continue to collect, use, and process this data, and to maintain the confidentiality of our proprietary technology and processes will have a significant impact on our future success. In recent years, use of these data has come under increased regulatory scrutiny, and AI technologies such as our Getaround TrustScore are also subject to privacy and data security laws, as well as increasing regulation and scrutiny. For example, there are specific rules on the use of automated decision making under the GDPR that require the existence of automated decision making to be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and safeguards must be implemented to protect individual rights, including the right to obtain human intervention and to contest any decision. Other existing laws such as the CCPA, future and recently adopted laws such as the CPRA and those in Virginia, Colorado, Utah and Connecticut, and evolving attitudes about privacy protection may similarly impair our ability to collect, use, and maintain data points of sufficient type or quantity to develop and train our algorithms. Several jurisdictions around the globe, such as Europe and certain U.S. states, have also proposed or enacted laws governing AI. For example, European regulators have adopted a stringent regulatory framework for AI that is expected to enter into force in 2024, and we expect other jurisdictions will adopt similar laws. These obligations may make it harder for us to conduct our business using AI, lead to regulatory fines or penalties, require us to change our business practices, retrain our AI, or prevent or limit our use of AI. For example, the Federal Trade Commission has required other companies to turn over (or disgorge) valuable insights or trainings generated through the use of where they allege the company has violated privacy and consumer protection laws. If such laws or regulations are enacted federally or in a large number of states in which we operate, our operational efficiency would decrease, our operating costs would increase, we may be at a competitive disadvantage, and our business, financial condition, and results of operations would be materially adversely affected.

Other regulators have expressed interest in the use of external data sources, algorithms and/or predictive models in insurance underwriting or rating. Specifically, regulators have raised questions about the potential for unfair discrimination, disparate impact, and lack of transparency associated with the use of external consumer data. A determination by federal or state regulators that the data points we collect and the process we use for collecting this data unfairly discriminates against a protected class of people could subject us to fines and other sanctions, including, but not limited to, disciplinary action, revocation and suspension of licenses, and withdrawal of product forms. Although we have implemented policies and procedures into our business operations that we feel are appropriately calibrated to our machine learning and automation-driven operations, these policies and procedures may prove inadequate to manage our use of this nascent technology, resulting in a greater likelihood of inadvertent legal or compliance failures.

Various other governments and consumer agencies around the world have also called for new regulation and changes in industry practices and many have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of different jurisdictions is particularly difficult and costly for an online business such as ours, which collects personal information from hosts, guests, and other individuals in multiple jurisdictions. If any jurisdiction in which we operate adopts news laws or changes its interpretation of its laws, rules, or regulations relating to data residency or localization such that we are unable to comply in a timely manner or at all, we could risk losing our rights to operate in such jurisdictions. While we have invested and continue to invest significant resources to comply with GDPR, CCPA, and other privacy regulations around the world, many of these regulations expose us to the possibility of material penalties, significant legal liability, changes in how we operate or offer our products, and interruptions or cessation of our ability to operate in key geographies, any of which could materially adversely affect our business, financial condition, and results of operations.

Furthermore, to improve the trust and safety in our marketplace, we conduct certain verification procedures with respect to hosts, guests, and reservations in certain jurisdictions. Such verification procedures may include utilizing public information on the internet, accessing public databases such as court records, utilizing third-party vendors to analyze host or guest data, or physical inspection. These types of activities have in the past exposed us to regulatory scrutiny, and may expose us to the risk of regulatory enforcement from privacy regulators and civil litigation. In addition, we are subject to certain consumer protection laws, such as the Driver’s Privacy Protection Act (the “DPPA”), and the Fair Credit Reporting Act (the “FCRA”). These laws govern how we collect, store, use, and disclose driver information and other personal information. If we fail to observe these restrictions, we have in the past and may again in the future become subject to governmental inquiries, regulatory enforcement actions, and various fees, fines, and penalties. As a result, our business, financial condition, and results of operations could be negatively impacted.

As discussed above, we are required to disclose personal data pursuant to demands from government agencies, including tax authorities, state and city regulators, law enforcement agencies, and intelligence agencies, our hosts, guests, and privacy regulators could perceive such disclosure as a failure by us to comply with privacy and data protection policies, notices, and laws, which could result in proceedings or actions against us in the same or other jurisdictions. Conversely, if we do not provide the requested information to government agencies due to a disagreement on the interpretation of the law, we are likely to face enforcement action from such government, engage in litigation, face increased regulatory scrutiny, and experience an adverse impact on our relationship with governments or our ability to offer our services within certain jurisdictions. Any of the foregoing could materially adversely affect our brand, reputation, business, financial condition, and results of operations.

We are currently subject to a number of legal proceedings initiated by private parties and government agencies, including legal proceedings in foreign jurisdictions. Adverse litigation judgments or settlements resulting from these proceedings could expose us to monetary damages or limit our ability to operate our business.

We have in the past been, are currently, and may in the future become, involved in private actions, collective actions, government investigations, and various other legal proceedings initiated by hosts, guests, commercial partners, competitors, employees, government agencies, or third parties, among others. We are subject to litigation regarding various matters such as personal injuries, property damage, commercial disputes, employment practices, intellectual property infringement, insurance inquiries, and tax compliance. For example, we have in the past been named, and are currently named as a defendant in a civil complaint and putative class actions filed by former individual contractors, which alleged or alleges that we misclassified the employment status of those former independent contractors, and that, among other claims, they should have been classified as employees. We may in the future be named as a defendant in similar complaints brought by current or former individual consultants or other independent contractors that allege misclassification of employment status and other related employment claims against us. In addition, we face claims and litigation relating to consumer disputes, automobile accidents, personal injuries and fatalities, property damage, violent acts, claims and safety practices, and privacy violations arising from reservations made on our platform. For example, we have been named as a defendant in a series of lawsuits that allege the wrongful death of a pedestrian who was killed by a guest driving a shared vehicle in San Francisco during a trip reserved on our platform. In addition, we have entered into a settlement with the District of Columbia’s Office of the Attorney General regarding our business practices, disclosures to hosts, tax compliance, and trust and safety practices in the District of Columbia.

These legal proceedings, government inquiries, and regulatory investigations are time-consuming and require a great deal of financial resources and attention from us and our senior management. Investigations and enforcement actions from such entities, as well as continued negative publicity and an erosion of current and prospective hosts and guests’ trust, could severely disrupt our business. The results of any such investigation, litigation, and legal proceedings are inherently unpredictable and expensive. If any such investigation, litigation, and legal proceedings are resolved adversely to us, or if we were to enter into a settlement agreement, we may be subject to additional fines, penalties, and other sanctions, and could be forced to change our business practices substantially in the relevant jurisdictions. Any such proceeding could also result in significant adverse publicity or additional reputational harm, and could result in or complicate other inquiries, investigations, or lawsuits from other regulators in future merger control or conduct investigations. Any of these proceedings could result in material financial damages and operational restrictions, which could have a material adverse effect on our business, financial condition, and results of operations. The number and significance of these proceedings have increased as we have grown, the number of reservations in our marketplace has increased, there is increased brand awareness, and the scope and complexity of our business have expanded, and we expect they will continue to increase. Our insurance may not cover all potential or current claims to which we are exposed and may not be adequate to indemnify us for all liability that is currently or may be imposed.

In addition, we regularly include arbitration provisions in employment agreements and our terms of service with hosts and guests. While intended to streamline the litigation process, arbitration may become more costly for us, or the volume of arbitrations may increase and become burdensome. Arbitration provisions have also been the subject of challenges and if our arbitration agreements were found to be unenforceable or specific claims were required to be exempted from arbitration, we could experience an increase in our litigation costs and the time involved in resolving such disputes.

We face risks related to liabilities to hosts, guests, passengers, and third parties resulting from personal injuries and property damage caused by the use of shared vehicles by our guests.

We have in the past been, are currently, and may in the future become, involved in civil and criminal proceedings arising out of the use of shared vehicles by guests and their passengers. Third parties have claimed to be injured by guests operating shared vehicles and have brought lawsuits against us, hosts, and guests that allege property damage, serious bodily injury, and wrongful death. These claims are often difficult to verify because we are not able to verify the condition of shared vehicles after reservations have ended. While we maintain third party automobile liability insurance coverage for trips booked on our platform, this coverage and our policy limits may be jeopardized by factors such as the extent of the injuries sustained, the condition of the shared vehicle at the time of the accident, and whether an unauthorized third party other than the guest was permitted to drive the shared vehicle. If any of these factors are present, if the regulatory framework for such litigation is amended, or if we fail to respond to lawsuits in a timely manner, our liability may be greater than anticipated, and our business, financial condition, and results of operations would be negatively impacted.

In addition, as we expand into new geographical markets and the number of trips booked on our platform grows, our exposure to lawsuits brought by third parties will increase. Moreover, new markets may have laws that impose varying degrees of liability on us, hosts, and guests stemming from trips booked on our platform. Claims may be asserted against us for the negligence of our hosts or guests, and such claims may be facilitated by the laws of certain jurisdictions. Our ability to successfully settle or dismiss previous litigation initiated against us, hosts or guests is not an indication of our ability to do so in the future. If we are unable to settle or dismiss such litigation, our business, reputation, and financial condition could be harmed.

We are subject to regulatory inquiries and different jurisdictions taking the position that we are subject to various licensing requirements, and failure to comply may adversely impact our operations and/or result in significant expenses and liabilities, including fines.

In certain jurisdictions, we have applied for and obtained licenses or permits to operate aspects of our business, and we must continue to comply with the regulatory requirements and restrictions imposed by those jurisdictions. For example, in the State of Maryland, we have applied for and obtained a limited lines license to sell insurance as part of our peer-to-peer carsharing operations in the state. Obtaining and maintaining business licenses is essential to the growth of our business. If we fail to comply with applicable licensure requirements for a jurisdiction, we may face fees, fine or penalties, and we could be prevented from operating in that jurisdiction. As a result, our business, financial condition, and results of operations could be negatively impacted.

We are subject to risks related to corporate social responsibility, including the risk that our expectations or estimates regarding environmental, social and governance matters may not be achieved or may be incorrect.

Our business faces increasing public scrutiny related to environmental, social and governance (“ESG”) activities, which are increasingly considered to contribute to the long-term sustainability of a company’s performance. A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions.

We risk damage to our brand and reputation if we fail to act responsibly in a number of areas, such as environmental stewardship and corporate governance and transparency. Adverse incidents with respect to ESG activities could impact the value of our brand, the cost of our operations and relationships with investors, all of which could adversely affect our business and results of operations. For example, we have been in the past, and may in the future, be subject to claims of “greenwashing” (e.g., if our carbon footprint is alleged to be greater than what we claim, or if our claims regarding the environmental benefits of carsharing are false or misleading). Our expectations and estimates regarding ESG matters, including the potential environmental impact of our business model and initiatives, may not be achieved or may ultimately prove to be incorrect, which may lead to additional claims or liability.

Additionally, new regulatory initiatives related to ESG could adversely affect our business. For example, the SEC has announced that it may require disclosure of certain ESG-related matters. At this time, there is uncertainty regarding the scope of such proposals or when they would become effective (if at all). Compliance with any new laws or regulations increases our regulatory burden and could make compliance more difficult and expensive, or affect the manner in which we conduct our operations.

The private placement warrants are accounted for as liabilities and the changes in value of the private placement warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the warrants. As a result of the SEC Statement, InterPrivate II reevaluated the accounting treatment of the public warrants and private placement warrants, and determined to classify the private placement warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of March 31, 2024, contained elsewhere in this prospectus are derivative liabilities related to the warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

Risks Related to Our Securities

There can be no assurance that we will be able to regain compliance or comply with the continued listing standards of NYSE, which could result in the delisting of our common stock, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Prior to the Business Combination, there was a limited public trading market for our securities. Following the Business Combination, an active trading market for our securities may never develop or, if developed, it may not be sustained. Our common stock is listed on NYSE under the symbol “GETR.” However, we cannot assure you that we will be able maintain the listing of our common stock on the NYSE in the future.

On January 30, 2023, we received a written notice from NYSE that, because the average closing price for our common stock had fallen below $1.00 per share for 30 consecutive trading days, we no longer comply with the minimum share price criteria of Section 802.01C of the NYSE Listed Company Manual for continued listing on the NYSE. On March 27, 2023, we received a written notice from NYSE that we were not in compliance with Section 802.01B of the NYSE Listed Company Manual because our average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, our last reported stockholders’ equity was less than $50 million. Under NYSE procedures, we had 45 days from our receipt of the March notice to submit a plan to the NYSE demonstrating how we intend to regain compliance with the global market capitalization continued listing standard within 18 months, which compliance plan the NYSE accepted on June 27, 2023. On April 18, 2023, we received a written notice from NYSE that we were not in compliance with Section 802.01E of the NYSE Listed Company Manual, which requires timely filing of all required periodic reports with the SEC, because of our failure to timely file our annual report on Form 10-K for the fiscal year ended December 31, 2022. We have since regained compliance with Section 802.01E of the NYSE Listed Company Manual by filing our delinquent annual report on Form 10-K on November 16, 2023, and our delinquent quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023, respectively, on December 15, 2023. On January 5, 2024, we received a written notice from NYSE that we were not in compliance with Sections 302 and 303A of the NYSE Listed Company Manual because of our failure to hold an annual meeting in respect of our fiscal year ended December 31, 2022, by December 31, 2023. On February 27, 2024, we received a written notice from NYSE that we were not in compliance with Sections 303A.01 and 303A.07(a) of the NYSE Listed Company Manual, which requires the Board to have a majority of independent directors and our audit committee to have a minimum of three members, respectively, following Mr. Fattouh’s resignation from the Board on January 19, 2024. We have since regained compliance with Section 303A.01 of the NYSE Listed Company Manual upon the appointment of Messrs. Patel, Salvage and Sharif to the Board effective May 6, 2024, each of whom the Board determined is “independent” as that term is defined under the NYSE listing standards. If we fail to regain compliance with Sections 302, 303A, 802.01B, or 802.01C of the NYSE Listed Company Manual during the respective cure periods or if we fail to meet material aspects of the compliance plan, the NYSE may commence suspension and delisting procedures.

If the NYSE delists our common stock from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our common stock was not listed on NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Our public warrants are quoted on the OTC Pink Market, but a market may not develop for the warrants.

Our public warrants previously were listed on NYSE under the symbol “GETR WS.” On November 28, 2023, the NYSE halted trading in our public warrants due to the low trading price of the warrants and removed the public warrants from listing and registration on NYSE effective as of December 26, 2023. The public warrants are now quoted on the OTC Pink Market under the symbol “GETRW.” The over-the-counter market is a significantly more limited market than NYSE due to factors such as the reduced number of investors that will consider investing in securities traded over the counter, the reduced number of market makers in the securities, and the reduced number of securities analysts that follow such securities. As a result of the foregoing, holders of our warrants may find it difficult to resell their warrants at prices quoted in the market or at all. You may be unable to sell our warrants unless a market for such securities can be established or sustained.

The market price of our common stock and warrants may be volatile, which could cause the value of your investment to decline.

The market price of our common stock and warrants has been and may continue to be volatile and subject to wide fluctuations depending on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. For example, since the Closing Date, the market price for our common stock on NYSE has varied between a high of $8.88 on December 8, 2022, and a low of $0.138 on November 16, 2023. These fluctuations could cause you to lose all or part of your investment in our common stock or warrants. Factors affecting the trading price of our common stock and warrants may include:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our financial and operating results;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our ability to maintain and enhance our platform, marketplace and brand, and to attract hosts and guests;

•	announced or completed acquisitions of businesses, commercial relationships, products, services or technologies by us or our competitors;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	sales, or anticipated sales, of large blocks of our common stock;

•	any major change in the composition of the Board or our management;

•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

•	other risk factors listed under this “Risk Factors” section.

Broad market and industry factors may materially harm the market price of our common stock and warrants, regardless of our actual operating performance. The stock markets in general, and the trading of transportation companies’ and technology companies’ securities in particular, have, from time to time, experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, including transportation companies and technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the market price of our common stock or warrants or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of our business and it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect relationships with suppliers, hosts, guests and other parties.

Further, although our common stock is currently listed on NYSE, an active trading market for our securities may not be sustained. Accordingly, if an active trading market for these securities is not maintained, the liquidity of our common stock and warrants, your ability to sell your shares of our common stock or warrants when desired and the prices that you may obtain for your shares or warrants will be adversely affected.

If our current cash runway is insufficient for us to be able to achieve or maintain positive cash flow, we will require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.

We expect our expenditures to continue to be significant in the foreseeable future as we implement our operating plans under new leadership, and that our level of expenditures will be significantly affected by the growth of supply and demand for shared vehicles in our marketplace. The fact that we have a limited operating history at our current scale and as an international company means that our business model has not yet been fully proven. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those currently anticipated. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our operating plans is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders. If we cannot raise additional funds when we need or want them, our business, financial condition, and results of operations could be negatively impacted.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that our common stock might otherwise attain.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for investors to sell their shares of our common stock at a time and price that investors deem appropriate. All shares of our common stock previously held by the pre-Business Combination InterPrivate II stockholders at the completion of the Business Combination and a substantial number of shares of our common stock issued as merger consideration in the Business Combination are freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act. The registration statement of which this prospectus forms a part registers the offer and sale from time to time by the Selling Securityholders of up to 51,318,409 shares of common stock currently outstanding, which represent approximately 55.1% of the total number of shares outstanding as of April 1, 2024. In addition, this prospectus relates to the potential offer and sale of a significant number of shares of common stock issuable upon the exercise of the warrants and shares of common stock reserved for issuance upon the conversion of the Convertible Notes or as Earnout Shares. Furthermore, the 127,505,604 shares of common stock being registered for resale on the registration statement of which this prospectus forms a part (including shares underlying warrants, Convertible Notes and Earnout Shares) exceed the 93,105,055 total number of shares outstanding as of May 1, 2024, prior to any exercise of the warrants, conversion of the Convertible Notes or settlement of Earnout Shares.

Certain stockholders are entitled, under the Registration Rights Agreement (see “Certain Relationships and Related Person Transactions—Registration Rights Agreement”), to require us to register for public sale in the United States an aggregate of approximately 44.4 million outstanding shares of our common stock, including the Founder Shares and certain shares of closing merger consideration, in addition to the 4.6 million private placement warrants and the shares of common stock underlying such warrants. Holders of the Convertible Notes, the Equitable Adjustment Shares and the Convertible Notes Warrants also are entitled, under the Convertible Notes Subscription Agreement, to require us to register for public sale in the United States the 0.3 million Equitable Adjustment Shares and 7.0 million Convertible Notes Warrants issued to them pursuant to the Convertible Notes Subscription Agreement in addition to the shares of common stock underlying the Convertible Notes and the Convertible Notes Warrants. The registration statement of which this prospectus forms a part registers for resale the foregoing securities in addition to certain other securities which we have agreed to register for public sale in the United States. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the market price of our common stock to decline or be volatile.

We have also filed and intend to file registration statements on Form S-8 under the Securities Act to register shares of our common stock that may be issued under our equity incentive plans from time to time, as well as any shares of our common stock underlying outstanding equity awards that have been granted to our directors, executive officers and other employees, all of which are subject to time-based vesting conditions. Shares registered under these registration statements will be available for sale in the public market upon issuance subject to vesting arrangements and the exercise of options, as well as Rule 144 in the case of our affiliates.

Once the registration statement of which this prospectus forms a part becomes effective and during such time as it remains effective, the Selling Securityholders will be permitted, subject to the expiration of certain contractual transfer restrictions, to sell the shares registered hereby. Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock. We expect that, because of the significant number of shares offered hereby, the Selling Securityholders will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this prospectus may continue for an extended period of time.

Certain of the Selling Securityholders could earn a positive rate of return on their investment in our securities being registered for resale on the registration statement of which this prospectus forms a part, even if other stockholders may not experience a similar rate of return.

The registration statement of which this prospectus forms a part, among other things, registers the offer and sale from time to time by the Selling Securityholders of up to 51,318,409 shares of common stock currently outstanding, including: (i) up to 6,468,750 Founder Shares originally issued to the Sponsor at a purchase price of approximately $0.004 per share; (ii) up to 200,000 Representative Shares purchased by EarlyBirdCapital prior to the IPO at a purchase price of $0.0001 per share; (iii) up to 2,000,000 shares of common stock issued as Bonus Shares to the holders of the Founder Shares and the Representative Shares at an equity consideration value of $10.00 per share; (iv) up to 39,229,579 shares of common stock issued as closing merger consideration to certain former equityholders of Legacy Getaround at an equity consideration value of $10.00 per share; (v) up to 2,530,958 shares of common stock issued upon the conversion of certain 2022 Bridge Notes at the Closing at a conversion price equal to $7.00 per share; (vi) up to 266,156 Equitable Adjustment Shares issued in connection with the Closing to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates in full satisfaction of an equitable adjustment provision in the Convertible Notes Subscription Agreement; (vii) up to 536,666 shares of common stock issued pursuant to an amendment to an advertising services agreement with iHeartMedia; and (viii) up to 86,300 shares of common stock issued pursuant to the 2022 Bridge Note Settlement Agreements. In addition, this prospectus relates to the potential offer and sale by the Selling Securityholders of up to an additional 76,187,195 shares of common stock that may be issued in the future, including: (i) up to 18,180,379 Earnout Shares reserved for issuance as merger consideration to certain former equityholders of Legacy Getaround, which are issuable based on the achievement of certain trading price targets described herein at an equity consideration value of $10.00 per share; (ii) up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the $175.0 million aggregate principal amount of the Convertible Notes, representing the maximum number of shares into which the Convertible Notes (including the maximum principal amount of Convertible Notes issuable in respect of paid-in-kind interest payments on the Convertible Notes that can or will be issued in the future through the maturity date of the Convertible Notes) may be converted at the minimum conversion price of $6.00 per share; (iii) up to 4,616,667 shares of common stock issuable upon the exercise of the private placement warrants at an exercise price of $11.50 per share; and (iv) up to 7,000,000 shares of common stock issuable upon the exercise of the Convertible Notes Warrants at an exercise price of $11.50 per share.

On May 30, 2024, the closing price of the common stock was $0.1692 per share. The initial public offering price of InterPrivate II’s units was $10.00 per unit, with each unit consisting of one share of Class A Stock and one-fifth of one public warrant to purchase one share of Class A Stock at an exercise price of $11.50 per share. Even though the current market price of our common stock is significantly below the IPO price, based on the closing price of the common stock on May 30, 2024, certain Selling Securityholders may have an incentive to sell their shares because they will still profit on sales due to the lower prices at which they acquired their shares as compared to the public investors or certain other Selling Securityholders. Depending on the price, the public investors may have paid significantly more than the Selling Securityholders for any shares or warrants they may have purchased in the open market based on variable market prices. For example, based on the $0.1692 closing price of our common stock as of May 30, 2024, the Sponsor may experience potential profit of up to $0.1662 per share (or approximately $1.3 million in the aggregate, based on the Sponsor holding an aggregate of 8,056,980 shares, including 6,348,750 Founder Shares and 1,708,230 Bonus Shares) based on the Sponsor’s initial purchase price of approximately $0.004 per Founder Share. Public investors may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased the Founder Shares.

The conversion of Convertible Notes would increase the number of shares of our common stock eligible for future resale in the public market and result in the dilution of our stockholders, and may create downward pressure on the price of our common stock and restrict our ability to raise additional capital or take advantage of future opportunities.

The Convertible Notes are convertible into shares of common stock at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date of the Convertible Notes. The initial conversion rate of the Convertible Notes was 86.96 shares of common stock per $1,000 principal amount, representing an initial conversion price of $11.50 per share. The initial conversion price was subject to a downward adjustment to 115% of the average daily volume-weighted average trading price (“VWAP”) of our common stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share. Pursuant to the terms of the Convertible Notes Indenture, effective as of April 21, 2023, the conversion price for the Convertible Notes was automatically adjusted downward to the minimum conversion price of $9.21 per share, which is equivalent to a conversion rate of approximately 108.58 shares of common stock per $1,000 principal amount of Convertible Notes. The conversion price is subject to further adjustments as provided in the Convertible Notes Indenture, including adjustments in connection with certain issuances or deemed issuances of our common stock at a price less than the then-effective conversion price, subject to a minimum conversion price of $6.00 per share, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the Convertible Notes. The conversion price is also subject to further downward adjustment to $0.25 per share, which is equivalent to a conversion rate of 4,000 shares of common stock per $1,000 principal amount of Convertible Notes, subject to stockholder approval, pursuant to the subscription agreement entered into on September 8, 2023, in connection with the Super Priority Note bridge financing (See Note 11 — Notes Payable). The Convertible Notes bear stated interest at a rate of 8.00% per annum for cash interest or 9.50% per annum for interest paid-in-kind, which is to be selected at our option, and be paid semiannually. The Convertible Notes have at times and may in the future also bear special interest, which would be paid in the same manner as the stated interest, if we fail to satisfy certain covenants under the Convertible Notes Indenture, including with respect to our timely filing of all required periodic reports with the SEC. The outstanding Convertible Notes may affect our earnings per share figures, as accounting procedures may require that we include in our calculation of earnings per share the number of shares of common stock into which the Convertible Notes are convertible. If the Convertible Notes are converted into shares of common stock, there will be dilution to our stockholders’ equity and the market price of our common stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our common stock caused by the sale, or potential sale, of shares issuable upon conversion of the Convertible Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.

The warrants may never be in the money and may expire worthless, and the exercise of any warrants for our common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of March 31, 2024, we have warrants outstanding to purchase an aggregate of 16,791,642 shares of common stock, consisting of 5,174,975 public warrants, 4,616,667 private placement warrants and 7,000,000

Convertible Notes Warrants, all of which warrants are currently exercisable. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On May 30, 2024, the closing price of our common stock was $0.1692 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all. To the extent that any warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then-existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock. However, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders of the warrants, thereby making those warrants worthless.

We have the ability to redeem outstanding warrants at any time prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (subject to certain adjustments) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we give notice of redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force holders to (i) exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) sell their warrants at the then-current market price when they might otherwise wish to hold the warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees. We are not contractually obligated to notify investors when the warrants become eligible for redemption and we do not intend to so notify investors upon eligibility of the warrants for redemption, unless and until we elect to redeem the warrants pursuant to the terms of the applicable warrant agreement.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of the Board. The Board may take into account general and economic conditions, our results of operations and financial condition, our available cash, current and anticipated cash requirements, capital requirements, contractual, legal, tax and regulatory restrictions and such other factors that the Board may deem relevant. In addition, the Convertible Notes Indenture contains and any future indebtedness we or our subsidiaries may incur would likely contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restricting or limiting our ability to pay cash dividends. Furthermore, because we are a holding company, our ability to pay dividends will depend on our receipt of cash distributions and dividends, loans or other funds from our subsidiaries, which may be similarly affected by, among other things, the terms of any future indebtedness, other contractual restrictions and provisions of applicable law. As a result, you may not receive any return on an investment in our common stock unless you sell your shares for a price greater than that which you paid for it.

We are an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; reduced obligations with respect to financial data, including presenting only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and an exemption from compliance with the requirement of the PCAOB regarding the communication of critical audit matters in the auditor’s report on the financial statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the IPO. As a result, our stockholders may not have access to certain information they may deem important.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make the comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult.

We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Delaware law and provisions in our Amended and Restated Charter and our Amended and Restated Bylaws could make a takeover proposal more difficult.

Certain provisions of our Amended and Restated Charter, our Amended and Restated Bylaws and laws of the State of Delaware could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder may consider favorable, including those attempts that might result in a premium over the market price for our common stock. Among other things, our Amended and Restated Charter and our Amended and Restated Bylaws include provisions that:

•	provide for a classified board of directors with staggered, three-year terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

provide for the right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Board;

•

permit the Board to issue shares of common stock and preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights of the preferred stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibit stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

•

require that a meeting of stockholders may not be called by stockholders, which may delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

provide advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual meetings of stockholders, which could preclude stockholders from bringing matters before annual meetings of stockholders and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company;

•

require a supermajority vote (or, if two-thirds of the Whole Board approves, a majority) of stockholders to amend certain provisions of the Amended and Restated Charter or the Amended and Restated Bylaws; and

•

provide the right of the Board to make, alter, or repeal the Amended and Restated Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Amended and Restated Bylaws to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in the Board and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents some stockholders holding more than 15% of outstanding our common stock from engaging in certain business combinations without approval of the holders of substantially all of our common stock. Any provision of the Amended and Restated Charter or the Amended and Restated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock. See “Description of Securities.”

The Amended and Restated Charter and the Amended and Restated Bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

The Amended and Restated Charter provides, that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to the company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in the Amended and Restated Charter or the Amended and Restated Bylaws precludes stockholders that assert claims under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that is contained in the Amended and Restated Charter or the Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former director, officer, other employee, agent, or stockholder to the company, which may discourage such claims against us or any of our current or former director, officer, other employee, agent, or stockholder to the company and result in increased costs for investors to bring a claim.

The warrant agreements governing the warrants designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The warrant agreements governing the warrants provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the applicable warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreements do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants will be deemed to have notice of and to have consented to the forum provisions in the applicable warrant agreement. Holders of warrants cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If any action within the scope of the forum provisions of the applicable warrant agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York in the name of any holder of warrants, such holder will be deemed to have consented to the personal jurisdiction of the state and federal courts located in the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions and having service of process made upon such warrant holder in any such action by service upon such warrant holder’s counsel in such action as agent for such warrant holder.

These choice of forum provisions in the warrant agreements may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits and result in increased costs for holders to bring a claim. Alternatively, if a court were to find these choice of forum provisions inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.

General Risk Factors

We have and will continue to incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Getaround did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that Legacy Getaround had not done previously. For example, we have created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements and remediating material weaknesses in our internal control over financial reporting have and will continue to be incurred. Furthermore, if we experience any issues in complying with these requirements, we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may also make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations have increased our legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our business may be affected by macroeconomic conditions, including fears concerning the financial services industry, inflation, rising interest rates and volatile market conditions, and other uncertainties beyond our control.

Our ability to effectively run our business could also be adversely affected by general conditions in the global economy and in the financial services industry. Various macroeconomic factors could adversely affect our business, including fears concerning the banking sector, changes in inflation, interest rates and overall economic conditions and uncertainties. A severe or prolonged economic downturn could result in a variety of risks, including our ability to raise additional funding on a timely basis or on acceptable terms. A weak or declining economy could also affect third parties upon whom we depend to run our business. Increasing concerns over bank failures and bailouts and their potential broader effects and potential systemic risk on the banking sector generally and on the transportation industry and its participants may adversely affect our access to capital and our business and operations more generally. Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have arrangements directly, or the financial services industry or economy in general.

Moreover, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. If any financial institution in which we hold our funds fails or is subject to significant adverse conditions in the financial or credit markets, we could be subject to a risk of loss of all or a portion of such funds or be subject to a delay in accessing all or a portion of such funds. Any such loss or lack of access to these funds could adversely impact our short-term liquidity and ability to meet our operating expense obligations, including payroll obligations. We also maintain investment accounts with other financial institutions in which we hold our investments and marketable securities and, if access to the funds we use for working capital and operating expenses is impaired, we may not be able to sell investments or transfer funds from our investment accounts to other operating accounts on a timely basis sufficient to meet our operating expense obligations.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those previously required of Legacy Getaround as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable NYSE listing standards. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls in addition to those discussed above in this “Risk Factors” section. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. We are required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K for the year ended December 31, 2023. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act or a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the price of our common stock.

Our results of operations and financial condition could be negatively impacted by changes in accounting principles.

The accounting for our business is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in policies, rules, regulations, and interpretations of accounting and financial reporting requirements of the SEC or other regulatory agencies. Adoption of a change in accounting principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the adoption of such change. It is difficult to predict the impact of future changes to accounting principles and accounting policies over financial reporting, any of which could adversely affect our results of operations and financial condition and could require significant investment in systems and personnel.

If securities or industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. We do not have any control over these analysts or the information contained in their reports. If securities and industry analysts do not commence and maintain coverage of our business, our stock price and trading volume would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock, publish inaccurate or unfavorable research about our business or our market, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We could receive up to an aggregate of $193.1 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash at a price of $11.50 per share, but we will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. To the extent that any of the warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On May 30, 2024, the closing price of our common stock was $0.1692 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, the NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is listed on the NYSE under the symbol “GETR” and our public warrants are quoted on the OTC Pink Market under the symbol “GETRW.” Prior to November 29, 2023, our public warrants were listed on the NYSE under the symbol “GETR.WS.” On May 30, 2024, the closing price of our common stock was $0.1692 per share and the last reported sales price of our public warrants on the over-the-counter market was $0.0124 per warrant. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of May 1, 2024, there were 383 holders of record of our common stock and 1 holder of record of public warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have not paid any cash dividends on our common stock to date. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Our ability to pay dividends on our common stock is restricted by the Convertible Notes Indenture. Any future determination to declare cash dividends will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Board may deem relevant.

BUSINESS

Unless the context otherwise requires, all references in this section to “Getaround” refer to the business of Legacy Getaround prior to the Closing and to the business of Getaround following the Closing. Additionally, the term “active car” is defined as a vehicle that is available for booking through the Getaround marketplace in a given quarter where the vehicle owner was actively engaged in the marketplace by either responding to or accepting a booking. All cars in operation globally, including “active cars,” are either connected cars or legacy cars. The term “connected car” is defined as a vehicle that is connected to the Internet using IoT technology (as defined below), whether through the installation of an IoT device (either a Getaround Connect IoT device or a third party IoT device), or through native OEM integration, and the term “legacy car” is defined as a vehicle that is not connected to the Internet using IoT technology. The term “unique guest” is defined as an individual user who has completed at least one trip as a guest with Getaround.

Purpose & Overview

Getaround’s purpose is to propel the world’s transition to a more sustainable society, economy and environment by empowering people to carshare anywhere. Through our carsharing marketplace, we strive to make the world’s cities and communities better places to live and work.

Getaround is a global carsharing marketplace, powered by proprietary technology, designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. We believe booking and sharing cars should be a frictionless and hassle-free experience. Our technology platform offers choice and agency to guests and hosts, enabling both a traditional rental experience where guests meet the host ahead of their trip, or a fully contactless experience without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of March 31, 2024, our platform supports approximately 2.1 million unique guests and has approximately 75,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and, with cars utilizing our Connect technology, a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests a differentiated product offering compared to competitors.

Connected cars on our network are installed with either our proprietary Getaround Connect electronic Internet of Things (“IoT”) device or with a third-party after-market IoT device compatible with our network. The Getaround Connect IoT device can be installed on virtually any car make or model in just one hour by a member of our certified network of third-party technicians. We believe our Connect Cloud Platform positions us well for partnerships with original equipment manufacturers (OEMs) that will seamlessly integrate our technology with potentially millions of “connected” cars with built-in telematics in the future (we call these “native” integrations) through our expanding relationships with OEMs such as Toyota.

Unlike other segments in mobility, which deal with significant operational complexities and costs such as labor, or on-the-ground logistical challenges where they operate, we operate an asset-light model with minimal labor required to effect transactions on our marketplace. With technology and data analytics, we enable hosts to monetize underutilized assets they own and maintain, creating meaningful value for both sides of our marketplace — our hosts and our guests.

We are a purpose-driven company committed to facilitating the well-being of the people and communities we serve. We believe our marketplace furthers our purpose by reducing pollution and emissions by increasing widespread adoption of carsharing, which can decrease the total number of cars in use by reducing the need to own a vehicle to obtain mobility, and lower total vehicle miles traveled by concentrating usage in fewer vehicles. Studies conducted by the Transportation Sustainability Research Center at the University of California, Berkeley found that each shared car replaces approximately 10 cars on the road, according to a report published by the Transportation Research Board. We believe our marketplace also increases income-generating opportunities available to underrepresented communities as well as facilitate mobility alternatives in low-density transportation deserts underserved by public transit. We believe many users are loyal to Getaround because of our purpose, brand and commitment to social responsibility, and we also believe that these qualities attract employees who strive to do the same, creating a purpose-driven company culture.

Our Solution

The Getaround digital carsharing marketplace derives demand from guests who want access to cars nearby 24/7 for a variety of use cases, such as local and long-distance getaways, running errands, business travel, and driving to earn through rideshare and delivery platforms. These guests connect with hosts who want to earn income by sharing their cars. Hosts can earn income and optimize their underutilized cars when it is convenient for them through our digital and connected remote management technology, while guests can access vehicles on demand without the commitment or the financial investment of car ownership.

Our marketplace is accessed through the Getaround app. Guests input the start and end time of their requested booking, from one hour to multiple weeks, and then are given options of available cars within close proximity of their current location or another specified location. Once a guest selects a car and chooses the level of protection plan they want for the duration of their trip, the booking is confirmed. Our digital technology removes the need for the host to manually approve the booking, or, for cars with Getaround Connect, to meet the guest in person to hand over the car keys at pickup or return.

Value Proposition to Guests

As of March 31, 2024, our platform supports approximately 2.1 million guests in over 1,000 cities across 8 countries. Our distinctive combination of market positioning, pricing, and accessibility democratizes vehicle access for people from varying socioeconomic backgrounds. We believe growth of guests in our marketplace is enabled by:

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Digital, contact-optional model. We believe guests choose Getaround because of our digital model which allows for ease of use, simplicity, transaction speed, and a wide-ranging supply of available cars. Our product is designed to offer a contactless experience, where our guests do not need to meet hosts in person to exchange keys and/or manually make arrangements to pick up or return the car.

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Fast time to booking. Our easy-to-use application and our efficient onboarding process allows guests the ability to book cars quickly and without friction. Guest verification and onboarding processes are purely digital. As a result, new guests can book on Getaround instantly and seamlessly, putting them on the road faster.

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Access to an expansive catalog of cars within close proximity. Unlike traditional car rental models or our analog carsharing competitors, most Getaround cars are available 24/7 wherever the car can be parked. A guest who wants to book a car has the ability to choose from an available range of cars that may be within walking distance without the need to travel to a centralized pickup destination such as an airport or office. Guests also benefit from a wider selection offered by a marketplace; rather than a class of vehicle, guests book and pick up the specific make, model, trim, and year of vehicle they prefer.

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Flexible trip length. The ability to book by the hour enables our guests to use Getaround for a variety of purposes, such as weekly errands, local getaways and business travel. Guests can book trips for any length of time up to four weeks which provides them with the flexibility to meet their mobility needs more efficiently than traditional car ownership or the traditional daily car rental model.

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Opportunity to earn through the gig economy. With the acquisition of HyreCar’s assets in May 2023, Getaround became the largest carsharing platform to support rentals for both leisure use as well as participation in rideshare and delivery services (“gig services”). Expanding on Getaround’s existing Driver With Uber program, HyreCar’s dedicated carsharing marketplace for gig provides guests who either do not want to use their personal vehicles or lack a personal vehicle to earn money through a growing number of gig services.

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Trusted brand for customer service. We are focused on providing best-in-class customer service as we endeavor to promote repeat guest bookings. Our global and cross-channel support teams have deep domain expertise and ensure that issues are resolved in a timely manner.

Value Proposition to Hosts

Our hosts range from individuals with one car in our marketplace to entrepreneurs with multiple cars in our marketplace. We refer to hosts with three or more cars in our marketplace as Powerhosts. A significant majority of our revenue in any period depends on a large number of Powerhosts and we strive to make it easy to scale on our platform. Many of our hosts start off with only one vehicle and add more vehicles to their fleet over time as they see the opportunity to make a business out of renting their cars. Growth of hosts is enabled by:

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Low entry costs and digital management. Becoming a host on Getaround is an opportunity broadly available to most car owners as it requires little to no upfront capital and no specific expertise or complex skills. Given the digital nature of our marketplace, hosts can start on their own as “solopreneurs” without any need for upfront investment in staff, real estate, front-office operations, or other costly upkeep. Among other things, we believe this provides opportunities to underrepresented and lower socioeconomic populations to become entrepreneurs on the Getaround platform to earn a higher standard of living with greater flexibility and control, which aligns with our commitment to facilitate the well-being of the people and communities we serve.

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Freedom to generate income from new sources. Getaround’s platform recognizes that people increasingly want to choose how they earn income and provides opportunities to generate supplemental income or even primary income, depending on their level of platform utilization. Among carsharing platforms, Getaround hosts have the unique opportunity to rent their vehicles for multiple use types, including rentals for leisure or gig services.

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Infrastructure and demand support. We provide and are developing high value services that enable desirable economics for hosts, such as predictive and real-time pricing, automated billing and recovery, real-time diagnostic trouble-code tracking, and digital fleet management software solutions, among other services. We also provide local marketing to support hosts, partner with municipalities which offer dedicated carsharing parking, and help negotiate parking deals with commercial operators.

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Dynamic pricing. Hosts are provided with dynamic utility and risk pricing to help maximize income opportunities. Pricing is determined based on local supply and demand dynamics and trip-related risk profiles. Our platform allows this to be done with virtually no manual effort needed from the host, enabling us to deliver what we estimate is a much higher revenue yield per car per unit of time as compared to other peer-to-peer carsharing marketplaces.

Our Technology

The Getaround Connect platform powers our digital carsharing marketplace, and is a vertically integrated technology stack of software and hardware consisting of cloud software, big data systems, real-time communications infrastructure, advanced data science and machine learning, and integrated IoT hardware devices. Our Connect IoT device enables analog and unconnected cars to connect and communicate with our platform, providing seamless experiences for hosts and guests. By leveraging machine learning paired with our data from Getaround apps, mobility partners, the digital marketplace, IoT devices, and OEM cloud systems, we believe we are able to continuously improve our offering with increasing economies of scale as new users join our network.

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Getaround Connect IoT device: Our patented Getaround Connect IoT device enables any of the approximately 1.2 billion analog, unconnected cars in the world today to connect to our Getaround Connect Cloud. Our device is supported on virtually any car make or model and can be installed in under an hour by any member of our certified network of third-party technicians. The Connect device, along with the third party IoT devices supported by the platform, powers our digital experience by allowing contactless pickup and return using the Getaround mobile app and Bluetooth low energy (BLE) and cellular unlock, as well as security features. Additionally, the devices allow for real-time vehicle capture and advanced processing of increasingly broad sensor data, such as mileage, fuel, diagnostics, and GPS position, enabling us to optimize, automate, and simplify experiences on our platform. The IoT devices can be updated over-the-air through our cloud, enabling flexibility and adaptability as mobile, automotive, and cellular technologies evolve, and as our customer needs change with time.

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Getaround Connect Cloud software and real-time communications: Our cloud-based software facilitates core functions of our Getaround Connect technology platform. This includes providing the necessary infrastructure to warehouse big data emanating from IoT devices and native OEM integrations, capabilities for advancing analytical processing of large volumes of data quickly, security credentials and access controls, and real-time systems for digital communication with host vehicles. Our cloud-based software provides flexibility and adaptability in the connection and digital communication between host vehicles and our digital carsharing marketplace.

Vehicle telemetry is streamed from the device through our cloud software, and then warehoused, with vehicle commands tracked and confirmed through multiple simultaneous communication channels. Telemetry is filtered for low-accuracy readings, with aggregate statistics collected from the raw telemetry data. Inventory tracking, configuration management, health monitoring and credentials management are managed through back-office tools built into our cloud platform.

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Marketplace features and functionality: Our marketplace platform enables hosts on our platform to list and manage the lifecycle of their vehicles, from streamlining the onboarding process of a new vehicle onto the platform and installing the Getaround Connect IoT device, to fleet management tools that allow the host to monitor the status of their vehicles on the platform, to profile and location management. Our digital marketplace includes a robust review and ratings system allowing hosts and guests to both provide feedback on the trip experience and vehicle quality. The marketplace incorporates these ratings into a larger search and ranking system which allows users to quickly discover the best cars available for a particular use case.

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International support: Our platform operates in 8 countries as of March 31, 2024, with support for over 100 currencies. Our platform has multiple language support, with our app translated into multiple languages. Additionally, our platform is designed to support compliance and reporting requirements in multiple jurisdictions.

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Advanced data science and machine learning: We believe our data capabilities provide us with a significant competitive advantage. We leverage data from our Getaround Connect technology platform to continually improve our user experience and with every trip, our systems get smarter and continue to improve as more data is collected. Our Getaround Connect Cloud stores data from the expanding usage of our platform, including millions of miles driven and trips taken, and utilizes data science to enable advanced functionality, such as:

•	Dynamic pricing: We leverage our unique dataset to optimize revenue yield and continually improve upon our ability to predict consumer willingness to pay on a per-booking basis. Additionally, our proprietary risk scoring model, Getaround TrustScore, powers our estimates of risk on a per-booking basis, allowing the system to dynamically price-in and compensate for risk patterns as they evolve.

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Fraud and risk prevention: Our expanding data set allows us to learn and detect patterns of fraudulent activity which we evaluate in real-time when guests book trips through our platform. Our technology also enables secure and automated verification of identities to block abusers and provide real-time insights that enable us to reduce the incidence of fraud and manage risk.

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Marketplace optimization: We have a significant dataset of booking intent and demand signals which we use to optimize marketplace dynamics, including rebalancing supply and increasing utilization rate by, for example, optimizing trip stacking — the sequence of trips booked for a specific car. We intend to provide more data to our hosts to help them more effectively share their cars.

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Smart automation: Our data and machine learning models enable the automatic detection, billing, and cost recovery of certain events that occur during a guest’s trip, streamlining these processes for our hosts and providing additional information on vehicle health and driving behavior.

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Privacy: Getaround manages host and guest data and has built privacy into the product workflows. The IoT devices collect data regarding vehicle use such as the time of use, location and movements, speed of travel, and distance traveled, where permitted. We do not sell the data to third parties and only share it in specific as-needed instances of which guests are informed in advance, such as if guests are stranded and need location data for roadside assistance, or when legally required to do so.

Insurance

We believe that our ability to offer competitive and compelling insurance covering our hosts and guests during trips is critical to our value proposition. Our insurance coverage gives hosts peace of mind in sharing their vehicles through our marketplace, and provides guests the ability to book and drive with an understanding they are insured against liability to third parties. In geographies where we act as an intermediary in the brokerage of third party insurance coverage, such as in many of the countries where we operate in Europe, guests are offered various coverage options from leading insurance providers. Under this insurance model, our marketplace matches guests with third party insurance providers in much the same way that our marketplace connects guests and hosts. In the United States, we provide third party excess liability insurance coverage for our guests and hosts, where the coverage is secondary to other coverage maintained directly by marketplace participants, such as a guest’s personal auto policy or coverage offered by a guest’s financial institution.

Our insurance policies work in a similar way to personal auto insurance. Whenever a guest reserves a car through Getaround and meets our eligibility criteria, they are covered for the duration of the trip. This includes comprehensive, collision, and liability coverage. Our insurance policy provides primary coverage in most geographies where we operate in Europe, and secondary coverage in most geographies where we operate in the United States for incidents that occur during an active trip and covers both hosts and guests, including personal liability for the guests, third-party liability for passengers and other affected parties, and third-party property damage arising from a car accident.

We believe that our technology and data capabilities, enabled by our Getaround Connect Cloud Platform, offer us a unique competitive advantage in facilitating the claims process for both guests and hosts. Across most of our European geographies, claims under the policies purchased by guests are first noticed to our insurance partners and simultaneously with our claims and safety team, who work collaboratively. Across most of our geographies in the United States, eligible claims resulting from alleged liability or collision incidents are first noticed to the Getaround claims support team prior to noticing one of our third-party administrators for further handling, as and where required. Under our terms of service in the United States, we and our agents are permitted to subrogate all claims, following investigation and preparation of a first notice of loss including data from our Getaround Connect Cloud Platform, to any of the primary policies that may attach to that claim including the guest’s personal auto insurance or the host’s personal or commercial auto insurance. The Getaround claims support team may, in its sole discretion, pay for certain costs and damages as a customer service gesture to the host, rather than notice the claim to one of the available insurance policies.

In addition to insurance, Getaround offers protection plans that provide guests with the opportunity to contractually limit or remove their financial responsibility for the amount they pay out of their own pocket for damage or loss-related costs.

We do not provide insurance covering hosts and their vehicles, guests, or third parties where the host is a commercial entity and declines coverage under our policies.

Sales and Marketing

The goal of our marketing efforts is to balance supply of, and demand for, cars to increase the number of transactions on our marketplace in a manner that maximizes earning potential for hosts and the availability of cars for guests (what we call market liquidity). For our core markets, we deploy a large supply of cars in densely populated areas made available to a large population of guests with ease of access to cars and great user engagement, ultimately leading to repeat users.

We acquire and engage hosts and guests through a variety of marketing initiatives, some directed to hosts and guests individually and others through our host and guest communities. These include building brand awareness and advocacy through a combination of awareness campaigns including advertising, events and search engine marketing, generating earned media, and word-of-mouth through social media, viral marketing and referrals, and broadening our relationships with existing hosts and guests. We have built a marketing and onboarding engine for both individual and entrepreneur hosts and guests to match the demand and supply needs of different markets through a range of marketing capabilities.

Our targeted marketing outreach efforts are supported by dedicated sales, account management and community engagement programs that help attract new hosts. Additionally, through our dedicated account management teams, self-serve content, and several community engagement programs, we proactively support the onboarding and growth of hosts. As part of this effort, our sales team supports new hosts through education on the benefits of the digital marketplace and assistance in coordinating installation of the Getaround Connect IoT device.

Our marketing engine continuously evaluates market dynamics to identify and recommend market-specific actions for on-going optimization of marketplace liquidity. These market-specific recommendations (often at sub-market, zones, and ZIP code levels) are then executed through a diverse set of marketing channels and account management efforts to optimize for the highest return of investment.

Research and Development

Our success has been driven by the time, attention and investment we place on continued innovation in our technology and marketplace, including our proprietary Getaround Connect platform and IoT device. Since our inception, we have focused on developing products to empower a global marketplace of hosts, guests, and third-party partners.

Our team also focuses on developing and enhancing our proprietary Getaround Connect IoT platform and supporting the use of third party IoT devices and platforms. We are on the fourth generation of our Getaround Connect hardware, which is manufactured in the United States. Our team includes specialized automotive engineers and technicians who are responsible for utilizing data compiled in our research and development process to support an ever-growing selection of car makes and models. Additionally, our R&D team also maintains and curates the vast and expanding proprietary dataset generated from the use of our technology platform and marketplace. We algorithmically improve our user experience end-to-end by utilizing data science capabilities for dynamic pricing intelligence, fraud prevention, marketplace optimization, and smart automation.

Competition

We operate in a highly competitive environment.

Our competitors include largely analog peer-to-peer carsharing marketplaces such as Turo and traditional, asset-heavy rental car companies such as Enterprise, Hertz, Avis, Sixt, and Europcar, as well as Zipcar and other regional carsharing competitors in North America, Europe, and other regions. Additionally, we compete with the status quo of personal car ownership and other equivalent means of conveyance.

Some of our competitors operate asset light, two-sided marketplace models like ours that experience network effects as their brands achieve scale, creating more utility and value for each user as the number of users increases. Additionally, some of our competitors have greater financial, technical, marketing or other resources than we do, which consequently affords them competitive advantages. As a result, they may be able to devote greater resources to address the market opportunity, including responding to market developments and host or guest requirements and preferences more quickly or cost-effectively than we can.

We compete for guests and hosts who choose to join the carsharing marketplace. We believe the principal competitive factors in our market include:

•	Adequacy and quality of car supply;

•	Density and proximity of cars to prospective guests;

•	Ease of access to and use of the app and marketplace;

•	Time and effort required of hosts to manage their carsharing operations and the utility of fleet management functions and tools;

•	Flexibility of services to match various use cases;

•	Pricing to guests;

•	The level of revenue yield by hosts;

•	Real-time insights from platform and marketplace data;

•	Insurance coverage and claims handling;

•	Safety;

•	Brand recognition; and

•	Host and guest experience.

We believe we compete favorably with our competitors on the basis of the factors described above.

Employees and Culture

Our people are critical to success and the pursuit of our mission. We strive to attract and retain team members who are driven to innovate and who bring diverse perspectives and skills.

As of December 31, 2023, we had approximately 290 full-time employees, the vast majority of whom were located in the United States, France and Norway. Additionally, we utilize third-party contractors and temporary personnel to supplement our workforce. None of our employees are represented by a labor union or subject to a collective bargaining agreement other than in France, where our employees may be subject to certain national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements.

We are focused on building a company that grows responsibly and nurtures diversity through an engaged, aligned, and empowered team. We look to foster a strong company culture through smart work, peer-to-peer recognition, professional development and adherence to our values:

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Performance: We focus on doing the most important things exceptionally well, while always measuring and reporting on our progress with honesty and integrity. Decisions need to be made quickly. Quality of execution is critical.

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Authenticity: We strive to create a global culture of positivity, inclusion, and respect, so that everyone feels safe being who they truly are. Our differences make us stronger, and our diversity inspires us to innovate.

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Collaboration: We value our ways of working together, and care deeply about the well-being, success and continuous improvement of our colleagues. Winning as a team matters more to us than individual achievements.

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Empowerment: We empower teams to figure out “how” we execute our Mission and Vision, and to take ownership and responsibility of solutions that support both the near-term and long-term success of our company.

We offer competitive compensation and benefits packages and strive to promote the well-being of our employees and their families by offering in the U.S. generous parental and other leave policies as well as flexible work hours, a remote-first, friendly workplace to accommodate individual circumstances and unlimited paid time-off policies. We demonstrate our commitment to the professional development of all Getarounders, including by offering in the U.S. department-specific training and manager development programs, as well as external professional development through free access to online courses and, in some locations, an annual development stipend.

We also recognize that fostering a diverse and inclusive workforce makes us stronger as a company and is a key element of our employee recruitment, engagement and retention strategy. Our goal is to ensure equitable approaches to hiring, compensation, performance management, promotions and personal development. We reinforce these values by promoting an inclusive culture through training and speaker series, sponsoring a variety of affinity groups and related programming, amplifying voices of underrepresented individuals, and community involvement, such as through volunteering with local nonprofit organizations.

Regulatory Approach

Getaround is subject to laws, rules and regulations in the jurisdictions in which we operate that involve matters central to our business. Some of these laws and regulations specifically relate to peer-to-peer carsharing marketplaces while others are generally applicable. These often differ by jurisdiction, and sometimes conflict, which may require us to implement jurisdictionally specific processes and policies. For example, as of December 31, 2023, approximately half of all U.S. states have enacted peer-to-peer carsharing legislation. In Europe, there is no regulation specific to carsharing but the European Union’s “Platform to Business” regulation governs relations between online intermediation services (such as marketplaces) and business users who use them to offer their goods and services.

New and revised laws, rules and regulations are frequently proposed, adopted, implemented, and interpreted. We monitor such changes and have implemented responsible policies to ensure compliance with such laws, rules and regulations. In addition, we actively engage with municipal, state and national governments, and other relevant stakeholders, as appropriate, to advocate for public policies that ensure that the greatest number of hosts, guests and communities can benefit from our services.

Areas of law and regulation applicable to us include:

Insurance

We advocated for the first insurance law specific to peer-to-peer carsharing marketplaces, which was enacted in California in 2010 and set forth carsharing insurance coverage requirements while prohibiting cancellation of an automobile insurance policy on the basis that a car was made available for carsharing. In 2019, with the support of Getaround and other stakeholders, including rental car and insurance industry representatives, the National Council of Insurance Legislators (NCOIL) adopted the NCOIL Peer-to-Peer Car Sharing Program Model Act, which specifies requirements concerning insurance coverage during carsharing, consumer protection disclosures, and automobile safety recalls, as well as exemption from vicarious liability, among other provisions. The NCOIL model has become the basis for laws enacted in many states such as Arizona, Florida, Georgia, Illinois, Texas and Washington.

Getaround provides or facilitates the provision of insurance coverage for trips that meets or exceeds the legal requirements in every jurisdiction in which it operates. Certain states have enacted insurance coverage requirements specifically for peer-to-peer carsharing, some of which as noted previously are based on the NCOIL model. Many of these states require that the peer-to-peer carsharing marketplace provide or ensure coverage in the amount of the state’s minimum financial responsibility applicable to competitors such as traditional rental car companies. In other states, however, such as California, New York, Oregon and Washington, peer-to-peer marketplaces must provide insurance coverage in excess of the amount required of traditional rental car companies, which could increase our pricing and/or reduce our earnings, and in turn weaken our competitive position.

Taxation

The regulatory environment relating to sales or related taxes for peer-to-peer carsharing marketplaces such as ours is complex, rapidly evolving and is subject to variation across local, state and national jurisdictions. In the United States, the rental car industry has advocated for – and we have opposed – laws that would require peer-to-peer carsharing marketplaces to collect and remit rental car taxes, notwithstanding the significant related tax exemptions that apply to the rental car industry but not to the overwhelming majority of our hosts who generally pay applicable sales taxes when they purchase their vehicles. If these legislative efforts succeed and peer-to-peer carsharing transactions are taxed at the same rate as rental car transactions, it could negatively impact our business.

Data Privacy

Many governments have promulgated or proposed requirements regarding the collection, use, storage, transmission, and processing of personal information, and which subject violators to significant fines and other penalties. We have processes to monitor and ensure compliance with applicable laws, rules and regulations. Laws that may have significant implications for our business include the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, new and emerging state privacy laws in Colorado, Connecticut, Utah and Virginia, the European General Data Protection Regulation 2016/679, the Telephone Consumer Protection Act of 1991, and the Drivers Privacy Protection Act of 1993. For additional information, see the section titled “Risk Factors — Risks Related to Our Regulatory Environment — To the extent we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we have in the past faced regulatory scrutiny, and may in the future face potentially significant liability, regulatory scrutiny and penalties, negative publicity, an erosion of trust, and increased regulation.”

Other

In addition, the laws and regulations that can impact us involve corporate taxation, corporate insurance, intellectual property, competition, consumer protection, payments, export taxation, airport permitting, arbitration agreements and class action waiver provisions, terms of service, money transmittal, background checks, marketplace facilitation, and other matters. Many of the laws and regulations to which we are or may be subject are complex, fragmented, conflicting, subject to varying interpretations, and still evolving and being tested in courts. In addition, as new guidance and interpretations are provided by governing and regulating bodies such as federal, state, and local administrative agencies, they could be interpreted in ways that could harm our business. Some states and foreign jurisdictions have not adopted any laws, rules, or regulations which govern peer-to-peer carsharing specifically, and some foreign jurisdictions may outlaw it entirely. This uncertainty and fragmented regulatory environment can create significant complexities for our business and operating model. For additional information, see the section titled “Risk Factors — Risks Related to Our Regulatory Environment — We are subject to regulatory inquiries and different jurisdictions taking the position that we are subject to various licensing requirements, and failure to comply may adversely impact our operations and/or result in significant expenses and liabilities, including fines.”

Intellectual Property

Our intellectual property is an important component of our business. To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights, domain names, social media handles, know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other intellectual property and contractual rights.

As of December 31, 2023, we had 8 issued patents and 6 pending patent applications worldwide concerning our IoT technology, specifically methods and systems of enabling secure access to vehicles connected to the cloud, with priority dates as early as 2009. While we believe our patents and patent applications in the aggregate are important to our competitive position, no single patent or patent application is material to us as a whole. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective.

We hold registered trademarks in the countries in which we operate and other jurisdictions. “Getaround” is registered in Australia, India, Japan, Mexico, Norway, the EU, the United Kingdom, and the United States, and pending registration in Canada. The “G” logo is registered in the European Union and the United Kingdom, and allowed by the U.S. Patent and Trademark Office. “Getaround Connect” and “Connect” are registered in the United States. We also have registered domain names that we use in or relate to our business, such as the <getaround.com> domain name and country code top level domain name equivalents, and the <get.co> short URL which we use for online and offline marketing.

In addition to the protection offered by our intellectual property rights, it is our practice to enter into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants and contractors involved in the development of intellectual property on our behalf. We also enter into confidentiality agreements with other third parties in order to limit access to, and disclosure and use of, our confidential information and proprietary information. Our intellectual property rights, however, may be challenged, invalidated, circumvented, infringed, or misappropriated and the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States. Moreover, our products incorporate software components licensed to the general public under open source software licenses. We obtain many components from software developed and released by contributors to independent open source components of our platform. Open source licenses grant licensees broad permissions to use, copy, modify, and redistribute our platform. As a result, open source development and licensing practices can limit the value of our software copyright assets. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective.

Facilities

Our headquarters is located in San Francisco, California under an operating lease agreement expiring in May 2029. We also have regional offices in Paris, France and Oslo, Norway. While our remote-first / friendly workplace allows us to maintain fewer offices and utilize less office space, we may choose to selectively procure additional space in the future as we continue to expand geographically.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. See the information set forth under the heading “Legal Proceedings” in Note 13 – Commitments and Contingencies to our consolidated financial statements included elsewhere in this prospectus for additional information regarding our assessment of contingencies relating to legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our,” “us,” the “Company” or “Getaround” refer to the business and operations of Legacy Getaround prior to the Closing and to the business and operations of Getaround following the Closing.

Overview

Getaround is a global carsharing marketplace, powered by proprietary technology designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. We believe booking and sharing cars should be a frictionless and hassle-free experience. Our technology platform offers choice and agency to guests and hosts, enabling both a traditional rental experience where guests meet the host ahead of their trip, or a fully contactless experience, without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of March 31, 2024, our platform supports approximately 2.1 million unique guests and has approximately 75,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and, with cars utilizing our Connect technology, a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests a differentiated product offering compared to competitors.

Recent Developments

Departure of Certain Executives and Officers. During March 2024 we proactively transitioned a part of our executive and leadership team. As part of that transition, effective March 15, 2024, Mr. Sy Fahimi’s employment as Chief Operating Officer of the Company ended, and effective April 28, 2024, Dr. Jeff Russakow left our Board. Additionally, Mr. Neil Salvage, Mr. Qais Sharif and Mr. Nikul Patel joined the Board effective May 6, 2024 (See Note 18 – Subsequent Events).

New York State Operations. On March 23, 2024, the Board approved management’s proposal to suspend our carsharing operations in New York State as of April 1, 2024, due to the extremely high cost of maintaining the insurance coverage required under the New York Peer-to-Peer (P2P) Carsharing Act enacted in 2022 (the “NY Act”). The NY Act requires Getaround and other carsharing providers to maintain insurance limits that are fifty times greater than the insurance limits required for rental car companies and private vehicle ownership. The Company’s exit from the New York market is expected to adversely impact our annualized service revenue by $5 million to $7 million, while improving our annualized trip contribution profit by an estimated $2 million.

Appointment of an Executive, Compensatory Arrangement, and Departure of an Executive. On February 26, 2024, the Board appointed Mr. Eduardo Iniguez as the CEO of the Company. In connection with Mr. Iniguez’s appointment, the Company entered into an employment agreement with Mr. Iniguez, which included salary, various bonus provisions, and an equity inducement award consid eration, which includes options awards of 11,100,000 that vest over four years, and an additional 76,950,000 options that will vest over four years with certain limitations that may cap vesting. Mr. Iniguez succeeded Mr. Sam Zaid, one of three co-founders of the Company.

Event of Default for Mudrick Super Priority Note and Mudrick Convertible Notes. Effective as of February 26, 2024 (the “Appointment Date”), the Board appointed Mr. Eduardo Iniguez as a Class II director (the “Appointment”) for a term expiring a t the annual meeting of stockholders to be held in respect of the Company’s fiscal year ending December 31, 2023. As a result of the Appointment, the total number of members of the Board from the Appointment Date through April 28, 2024, was six (the “Board Size”), including two directors in each class. Pursuant to the Third A&R Note (as defined below) and the Fourth A&R Note (as defined below), the Board Size may have constituted an Event of Default under the Mudrick Super Priority Note (the “Event of Default”). In connection with the Event of Default, the Company has taken the following remedial actions: (i) the Company requested to amend relevant sections of the Mudrick Super Priority Note so as to provide for a total of six members of the Board, including two directors in each class; (ii) the Company has requested a waiver (effective as of the Appointment Date) by Mudrick of the Event of Default under the Mudrick Super Priority Note resulting from the Board Size; and (iii) the Company has requested a waiver (effective as of the Appointment Date) by the Holders of a majority in aggregate principal amount of the Mudrick Convertible Notes currently outstanding of the Event of Default under the relevant section of the Indenture triggered by the Event of Default under the Mudrick Super Priority Note. Effective as of April 29, 2024, with the issuance of the Fifth A&R Note (as defined below), the Mudrick Super Priority Note has been amended and restated to cure the Event of Default resulting from the Board Size. The Company continues to discuss the requested waivers with Mudrick.

Settlement of Broadspire Litigation. On February 22, 2024, we agreed to the terms of a settlement of the civil suit the Company filed against Broadspire Services, Inc. (“Broadspire”) on March 5, 2021, Getaround, Inc. v. Broadspire Services, Inc., Case No. CGC-21-590022, and the related cross complaint filed by Broadspire against the Company on April 29, 2021, both in the Superior Court of California in the City and County of San Francisco, and on March 14, 2024, Broadspire made a settlement payment to the Company in the amount of $15 million in exchange for the dismissal of all claims and counterclaims amongst the parties in connection with the civil suit and related cross complaint. The $15 million settlement payment, less fees for legal services paid to Covington & Burling LLP, counsel to the Company, and legal costs, resulted in a net payment to the Company of approximately $10.3 million.

Additional Financing. On December 11, 2023 the Company and Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Purchaser”) amended and restated the super priority note in an aggregate amount of $15,040,685 entered into by such parties on September 8, 2023 (as amended and restated from time to time, the “Mudrick Super Priority Note”) to reflect an increased aggregate principal amount of $18,635,500, which is comprised of the original $15,040,685 principal amount, $594,815 in accrued interest as of December 11, 2023, and an additional principal amount of $3,000,000 to provide additional capital to the Company (the “Amended and Restated Note”).

On January 12, 2024, the Company and the Purchaser amended and restated the Amended and Restated Note to reflect an increased aggregate principal amount of $20,880,922, which is comprised of the original $18,635,500 principal amount under the Amended and Restated Note, $245,422 in accrued interest as of January 12, 2024, and an additional principal amount of $2,000,000 (the “Second A&R Note”). The Second A&R Note will mature on August 7, 2024, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

On January 19, 2024, the Company and the Purchaser further amended and restated the Second A&R Note to reflect an increased aggregate principal amount of $23,941,032, which is comprised of the original $20,880,922 principal amount under the Second A&R Note, $60,110 in accrued interest as of January 19, 2024, and an additional principal amount of $3,000,000 to provide additional capital to the Company (the “Third A&R Note”). The Third A&R Note accrues interest monthly beginning on January 19, 2024, at a rate of 15.00% per annum, which interest rate, upon the occurrence, and during the continuation, of an Event of Default (as defined in the Third A&R Note), will be increased by 2.00%. The Third A&R Note was issued pursuant to an amended and restated incremental subscription agreement dated January 19, 2024 (the “A&R Incremental Subscription Agreement”), by and between the Purchaser and the Company and certain of the Company’s subsidiary guarantors. The Third A&R Note permits the Company to request that the Purchaser purchase up to an additional $15,000,000 in aggregate principal amount under the Third A&R Note, subject to certain conditions. The Third A&R Note will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

On February 7, 2024, the Company and the Purchaser amended and restated the Third A&R Note to reflect an increased aggregate principal amount of $40,303,393, which is comprised of the original $23,941,032 principal amount under the Third A&R Note, $189,940 in accrued interest as of February 7, 2024, and an additional principal amount of $16,172,421 (the “Fourth A&R Note”). The Fourth A&R Note was issued pursuant to the A&R Incremental Subscription Agreement and will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

On April 29, 2024, the Company and Purchaser further amended and restated the Fourth A&R Note to reflect an increased aggregate principal amount of $61,677,504 which is comprised of the original $40,303,393 principal amount under the Fourth A&R Note, $1,374,110.55 in accrued interest as of April 29, 2024, and an additional principal amount of $20,000,000 (the “Fifth A&R Note”). The Fifth A&R Note was issued pursuant to a second amended and restated incremental subscription agreement dated April 29, 2024, as described in our current report on Form 8-K filed with the SEC on May 1, 2024 (the “Second A&R Incremental Subscription Agreement”), and will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

The Mudrick Super Priority Note is a senior secured obligation of the Company, guaranteed by certain of its subsidiaries and secured by collateral consisting of substantially all of the assets of the Company and its subsidiary guarantors. Subject to limited exceptions, the Mudrick Super Priority Note will rank senior to all outstanding and future indebtedness of the Company, including the Company’s outstanding Convertible Notes.

The Company may prepay the Mudrick Super Priority Note at any time prior to its maturity date, and subject to the following exception, must prepay the balance of the Note with 100% of the net proceeds of any sale, or similar disposition, of the Company or any of its subsidiaries. At the Company’s election, the mandatory prepayments set forth above do not apply to the first $10.0 million of net proceeds received by the Company in connection with a sale or similar disposition as described above.

Going Concern. We have incurred cumulative losses from inception through March 31, 2024, and expect to incur additional losses for the foreseeable future. Our ability to fund our operations and capital expenditures beyond our current cash and cash equivalents resources will depend on our ability to generate cash from operating activities, which is subject to future operating performance, as well as general economic, financial, competitive, legislative, regulatory, and other conditions, some of which may be beyond our control. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to develop and promote our platform, as well as to grow our marketplace globally. Our future capital requirements depend on many factors, including our needs to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. As a result, if our current cash runway is insufficient for us to be able to achieve or maintain positive cash flow, we will be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern within one year after the date the financial statements are issued.

Our Revenue Model

We operate a carsharing marketplace and generate revenue from fees charged to guests as well as subscriptions charged to hosts. A significant majority of our revenue in any period depends on a large number of Powerhosts, which we define as any host with three or more active cars in our marketplace. Getaround prices trips dynamically on the platform, leveraging our extensive repository of connected car data from the hundreds of millions of miles driven on our platform to intelligently price the risks of the trip, the market and the guest.

Our pricing system is designed to optimize each individual transaction value by balancing supply and demand information and utilizing dynamic pricing features that depend on multiple transaction attributes, such as trip length and location. The use of dynamic pricing features varies across geographies, as slightly different strategies are appropriate for different regions. In some geographies, all pricing is dynamically priced on a per trip basis, and varies by time of day, day of week, vehicle details, geography, historical demand and supply levels, among other factors. Hosts control the pricing of this model by setting a minimum daily rate for their vehicle, as well as other inputs such as the minimum trip duration. In other geographies, hosts have the option of using our pricing system to dynamically set prices on their vehicle, or to more specifically control prices directly on a per-day basis. If they choose to set prices themselves per-day, the system still provides personalized suggestions for pricing, based on a similar set of attributes and historical data as our fully dynamic model would do. Through these processes both the fee we charge the guest for usage of the vehicle subject to a booking, or the “Trip Price,” and in certain related fees, or “Trip-related Fees,” charged to the guest are capable of being set dynamically. Our pricing system also allows hosts in any geography to significantly increase their revenue yield by varying the Trip Price according to local supply and demand dynamics while Trip-related Fees, such as the booking fee and optional protection plans, are controlled by our pricing system based on a model that determines the risk profile of a trip, according to a number of risk factors such as lead time, trip duration, and an array of other factors. In some cases, prices for Trip-related Fees are set to offset the expected increased cost to the platform from riskier trips. Additionally, our dynamic pricing may improve revenue yield by incentivizing guests to book longer trips, thereby increasing the average order value and associated service revenue and host earnings.

The subscriptions that we charge to hosts vary by geography and typically include a Connect Subscription to access our connected car technology and may also include a Parking Subscription. Fees charged to hosts are independent of booking activity.

The revenue-generating components of a booked trip within our two-sided marketplace include:

•

Guests. For each trip on our platform, the amount we charge the guest consists of the Trip Price plus Trip-related Fees. The Trip Price and certain Trip-related Fees, such as a booking fee, are determined algorithmically at the time of booking while other fees may be charged during or after the trip, such as a toll fee or a late-return fee. The guest may also be charged various taxes, as applicable by geography, which we record as a pass-through and are excluded from Net Marketplace Value.

•

Hosts. For each trip on our platform, we charge a commission to the host based on a percentage of the Trip Price. The average commission on our platform is approximately 40% and the host retains the remaining 60%. A typical trip on our platform may also incur reimbursements back to the host for incidental charges such as low fuel or excess mileage. Third-party liability insurance for the host is included with every trip, provided that we do not provide insurance covering hosts and their vehicles, guests, or third parties where the host is a commercial entity and declines coverage under our policies.

Accordingly, under our model, our revenue consists of the commission that we charge to the host and 100% of the Trip-related Fees, which are net of reimbursements that may have been passed through to the host.

The table below shows the components of an illustrative booked trip, which is typically less than one day. Gross Booking Value and Net Marketplace Value in the table below exclude subscriptions charged to hosts and also exclude reductions in revenue resulting from incentive and refund payments made to hosts and guests. See the sections titled “— Key Business Metrics” and “— Non-GAAP Financial Measures” below for more information on the calculation of these metrics. For illustration purposes, we included a common reimbursement line item for incidental charges and an example of a local sales tax (which we collect and remit to local authorities in certain jurisdictions).

Illustrative Trip Example

Guest
Trip Price (dynamic)	$100.00
Plus: Trip-related Fees (including risk-based fees)	25.00
Plus: Host reimbursements	5.00
Plus: Taxes (as applicable, pass-through)	7.50

Total (Gross Booking Value)	$137.50

Host
Trip Price (dynamic)	$100.00
Plus: Host reimbursements	5.00
Less: Commission paid to Getaround	(40.00)

Total	$65.00

Getaround
Commission paid to Getaround	$40.00
Plus: Trip-related Fees (including risk-based fees)	25.00

Total (Net Marketplace Value)	$65.00

Components of Results of Operations

Total Revenues

We have three revenue streams: Carsharing Revenue, Connect Subscription Revenue, and Parking Revenue.

We generate substantially all of our revenue from our peer-to-peer carsharing marketplace platform that connects hosts and guests. We refer to that revenue stream as “Carsharing Revenue.” Carsharing Revenue is derived from trip reservation and other trip fees collected from guests who book and rent vehicles from the hosts through our platform at a mutually agreed upon rate. Within Europe, we are an intermediary of a sale of third-party vehicle insurance coverage to the guests during the booking process. We charge a nominal amount in exchange for being the intermediary in the sales transaction. Carsharing Revenue is presented net of payments due to hosts given that we act as an intermediary in the arrangement between the host and the guest.

We generate additional revenue from hosts’ subscriptions for the use of IoT hardware devices installed in certain cars, including the Getaround Connect IoT device. We refer to that revenue stream as “Connect Subscription Revenue”.

Carsharing Revenue and Connect Subscription Revenue are presented on a combined basis as “Service revenue” in our consolidated financial statements. Carsharing revenue represents substantially all of our Service Revenue as Connect Subscription Revenue has not been material in the periods presented.

The principal drivers of fluctuations in our Service revenue from period to period are our directed revenue management efforts, such as deliberate changes in pricing and availability optimization, and to a lesser extent, changes in the relative mix of cars on our marketplace, the relative mix of customer-specific use cases at a point in time (e.g., vacation travels and local trips), the scale of different cities across North America and Europe, foreign currency exchange rates, and the local pricing optimizations performed on a per-car and per-trip basis by our dynamic pricing system.

We also generate revenue by subleasing, on a monthly basis, dedicated parking spaces to our hosts. We refer to that revenue stream as “Parking revenue” and present it as “Lease revenue” in our consolidated financial statements.

Our Total Revenues are presented net of incentives and refunds. Please refer to Note 2–Summary of Significant Accounting Policies to our consolidated financial statements included in this prospectus for additional details on our revenue recognition policy.

Costs and Expenses

Cost of Revenue (exclusive of depreciation and amortization)

Cost of Revenue includes payment-processing fees, server hosting charges, and chargebacks associated with operating our platform. Cost of Revenue (exclusive of amortization and depreciation) captures the costs directly related to and necessary for realization of transactions between the hosts and the guests through Company’s marketplace platform, other than the amortization of its platform technology. Cost of Revenue does not include depreciation and amortization. Cost of Revenue (exclusive of depreciation and amortization) may vary as a percentage of Total Revenues from year to year depending on booking activity on our marketplace.

Sales and Marketing

Sales and marketing expenses consist primarily of online digital advertising, brand advertising, out of home and outdoor advertising, market research, agency costs, trade shows and other events, public relations, and compensation and related personnel costs of our salesforce and marketing teams. We expect that our sales and marketing expense will vary from period to period as a percentage of net revenue for the foreseeable future.

Operations and Support

Operations and support expense primarily consists of trip support costs, compensation and related expenses of operations personnel, driver’s license and identity checks, parking space lease expense, onboarding expenses and other operating costs. Trip support costs consist of auto insurance, insurance claims support and customer relations costs.

We expect that our operations and support costs will continue to increase for the foreseeable future to the extent that we continue to see growth in our key business metrics. Operations and support expenses may vary as a percentage of Total Revenues from year to year.

Technology and Product Development

Technology and product development expenses consist primarily of prototypes, product testing and testing equipment, and compensation and related personnel costs associated with the development, testing and maintenance of our software, hardware, and user experience. We expect that our technology and product development expenses will vary from period to period as a percentage of Total Revenues for the foreseeable future.

General and Administrative

General and administrative expenses consist primarily of office space and facilities, non-auto insurance, professional services, business tools and subscriptions, bad debt and compensation and related personnel costs of our administrative teams. We expect that our general and administrative expenses will vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Depreciation and Amortization

Depreciation and amortization expenses consist of the associated depreciation and amortization of computer equipment, vehicles and vehicle equipment, office furniture and equipment, leasehold improvements, and intangibles and the impairment of long-lived assets. We expect that our depreciation and amortization expenses will vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Transaction Costs

Transaction costs consist primarily of professional services directly attributable to the execution of the 2022 Business Combination. We do not expect these costs to be material on a recurring basis.

Impairment Loss on Goodwill

Impairment loss on goodwill represents a non-cash expense resulting from the change in the fair value of goodwill from our historical acquisitions.

Convertible Promissory Note and Note Payable Fair Value Adjustment

Certain debt instruments issued by Getaround are carried at fair value on our balance sheet. Changes in fair value of those instruments are captured in our results of operation. Convertible promissory note and note payable fair value adjustment consists of unrealized gains and losses as a result of marking our convertible promissory notes and note payable to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such instruments until each respective instrument is exercised, repaid, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 - Fair Value Measurement to our consolidated financial statements included in this prospectus.

Warrant Liability Fair Value Adjustment

Certain warrants issued by Getaround are deemed to be a liability for accounting purposes and are therefore carried at fair value on our balance sheet. Changes in the fair value of those liabilities are captured in our results of operations. Warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified warrants to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 – Fair Value Measurement to our consolidated financial statements included in this prospectus.

Interest Expense, Net

Interest expense is associated with our outstanding debt, including amortization of debt discounts and issuance costs.

Other Income (Expense), Net

Other income (expense), net consists of various, individually immaterial items that are not directly related to operations of Getaround.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Three Months Ended March 31, 2024, Compared to Three Months Ended March 31, 2023

The following table summarizes our consolidated statements of operations and comprehensive loss for each of the periods presented:

(In thousands)	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Service revenue	$16,806	$11,199
Lease revenue	350	321

Total Revenues	$17,156	$11,520

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	$1,916	$1,345
Lease	40	39
Sales and marketing	3,232	3,640
Operations and support	14,610	12,102
Technology and product development	4,119	3,839
General and administrative	13,949	14,368
Depreciation and amortization	3,873	2,482
Total Operating Expenses	$41,739	$37,815

Loss from Operations	$(24,583)	$(26,295)
Other Income (Expense)
Convertible promissory note and note payable fair value adjustment	(17,381)	2,920
Warrant liability fair value adjustment	(6)	(11)
Interest income (expense), net	(95)	206
Other income, net	11,151	210

Total Other Income (Expense)	$(6,331)	$3,325

Loss, before benefit for income taxes	(30,914)	(22,970)
Income Tax Expense (Benefit)	51	(171)

Net Loss	$(30,965)	$(22,799)

Change in fair value of the convertible instrument liability	(353)	—
Foreign Currency Translation (Loss) Gain	(2,311)	821

Comprehensive Loss	$(33,629)	$(21,978)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss for each of the periods presented as a percentage of Total Revenues:

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Service revenue	98%	97%
Lease revenue	2%	3%

Total Revenue	100%	100%

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	11%	12%
Lease	—%	—%
Sales and marketing	19%	32%
Operations and support	85%	105%
Technology and product development	24%	33%
General and administrative	81%	125%
Depreciation and amortization	23%	22%
Total Operating Expenses	243%	328%

Loss from Operations	(143)%	(228)%
Other Income (Expense)
Convertible promissory note and note payable fair value adjustment	(101)%	25%
Warrant liability fair value adjustment	—%	—%
Interest income (expense), net	(1)%	2%
Other income, net	65%	2%

Total Other Income (Expense)	(37)%	29%

Loss, before benefit for income taxes	(180)%	(199)%
Income Tax Expense (Benefit)	—%	(1)%

Net Loss	(180)%	(198)%

Change in fair value of the convertible instrument liability	(2)%	—%
Foreign Currency Translation (Loss) Gain	(13)%	7%

Comprehensive Loss	(196)%	(191)%

Total Revenues

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Service revenue	$16,806	$11,199	$5,607	50%
Lease revenue	350	321	29	9%

Total revenue	$17,156	$11,520	$5,636	49%

For the three months ended March 31, 2024, the Company’s total revenues increased by $5.6 million, or 49%, compared to the three months ended March 31, 2023. This change was primarily driven by incremental revenue of $6.6 million arising from the acquisition of the assets of HyreCar Inc. in May 2023 (the “2023 Business Combination”), partially offset by what the Company believes to be a one-time impact of lower revenue from U.S. carsharing operations driven by the launch of our Getaround TrustScore, which disincentivizes higher risk customers from booking trips on our marketplace. Additionally, overall risk and pricing strategy improvements resulted in an increase in our Gross Booking Value (“GBV”) on a per trip basis.

Service revenue increased by $5.6 million, or 50%, driven primarily by incremental Service revenue of $6.6 million arising from the 2023 Business Combination, partially offset by the impact of lower revenue from U.S. carsharing operations driven by the launch of our Getaround TrustScore, which disincentivizes higher risk customers from booking trips on our marketplace. Furthermore, our overall risk and pricing strategy improvements resulted in an increase in our GBV on a per trip basis. Additionally, we reduced incentives to attract new customers onto the marketplace, a contra-revenue component of our Service revenue, by $0.2 million. See “Key Business Metrics” below for a discussion of GBV.

Lease revenue increased by $29.0 thousand, or 9%, primarily due to Hosts’ greater utilization of parking locations within our marketplace of parking providers, which increased the overall number of parking spaces generating Lease revenue.

Cost of Revenue (exclusive of depreciation and amortization)

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Service	$1,916	$1,345	$571	42%
Lease	40	39	1	3%

Total cost of revenue	$1,956	$1,384	$572	41%
Percentage of total revenues	11%	12%

Total cost of revenue (exclusive of depreciation and amortization) increased $0.6 million, or 41%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. Cost of revenue varies with both the price and number of the transactions, which impact transaction processing fees, as well as with overall platform traffic, including research and development activities, on our platform that impacts the hosting charges. The overall increase is largely attributable to the augmentation of our operations in connection with the acquisition of the assets of HyreCar Inc. in May 2023.

Sales and Marketing

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Sales and marketing	$3,232	$3,640	$(408)	(11)%
Percentage of total revenues	19%	32%

Sales and marketing expense decreased $0.4 million, or 11% for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The decrease was primarily attributable to a $0.1 million decrease in advertising and related expenses pursuant to our cost control oriented operating strategy, as well as $0.3 million decrease in compensation expense as we shift our focus from growth to improvement of unit economics within the existing platform user base.

Operations and Support

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Operations and support	$14,610	$12,102	$2,508	21%
Percentage of total revenues	85%	105%

Operations and support expenses increased $2.5 million, or 21%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The increase was primarily attributable to a $2.9 million net increase in insurance and claims expenses driven primarily by $3.6 million of incremental insurance and claims expense arising from the addition of operations resulting from the 2023 Business Combination in which we acquired substantially all of the assets of HyreCar Inc. This increase was partially offset by improvements in operations and support costs driven by Getaround TrustScore. Additionally, the overall increase was partially offset by $0.3 million reduction in towing and roadside assistance expenses, as well as by a $0.3 million net decrease in compensation expense driven primarily by savings from our reductions in force throughout 2023 which were partially offset by a $1.3 million increase in other compensation expenses, driven primarily by the acquisition of key employees of HyreCar Inc.

Technology and Product Development

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Technology and product development	$4,119	$3,839	$280	7%
Percentage of total revenues	24%	33%

Technology and product development costs increased $0.3 million, or 7%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The increase was driven by an increase in compensation expense, primarily due to the $0.5 million increase in stock-based compensation.

General and Administrative

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
General and administrative	$13,949	$14,368	$(419)	(3)%
Percentage of total revenues	81%	125%

General and administrative expenses decreased $0.4 million, or 3%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The decrease was largely attributable to a $0.8 million combined reduction in office rent, recruiting, travel and insurance expense, $0.9 million reduction in bad debt driven by our risk and pricing strategy improvements through deployment of the Getaround TrustScore, offset in part by a net increase in compensation expense in the amount of $1.1 million driven primarily by the $1.7 million increase in severance resulting from the recent executive team restructuring, the $0.3 million increase in stock-based compensation, as well as the addition of headcount as a result of the 2023 Business Combination, which were partially offset by the savings from the reductions in force executed throughout 2023.

Depreciation and Amortization

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Depreciation and amortization	$3,873	$2,482	$1,391	56%
Percentage of total revenues	23%	22%

Depreciation and amortization expense increased by $1.4 million, or 56%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The increase is primarily driven by the increase in amortization expense related to newly acquired intangible assets as part of the 2023 Business Combination.

Convertible Promissory Note and Note Payable Fair Value Adjustment

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Convertible promissory note and note payable fair value adjustment	$(17,381)	$2,920	$(20,301)	(695)%
Percentage of total revenues	(101)%	25%

We have elected to carry some of our convertible debt at fair value, and continue to do so, which, at times, subjects such debt to significant fair value fluctuations. The convertible promissory note and note payable fair value adjustment changed by $20.3 million, or 695%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023, following the change in the fair value of the outstanding convertible promissory notes and securities. Please refer to Note 3—Fair Value Measurements to our consolidated financial statements included elsewhere in this document for additional details on fair valuation of underlying securities.

Warrant Liability Fair Value Adjustment

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Warrant liability fair value adjustment	$(6)	$(11)	$5	(45)%
Percentage of total revenues	(0)%	(0)%

Warrant liability fair value adjustment changed by $5.0 thousand, or 45%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. Change in fair value of the warrant liability fluctuates with the changes in the fair value of the underlying securities. Please refer to Note 3 – Fair Value Measurements to our consolidated financial statements included in this document for additional details on fair valuation of underlying warrants.

Interest Income (Expense), Net

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Interest income (expense), net	$(95)	$206	$(301)	(146)%
Percentage of total revenues	(1)%	2%

Interest income (expense), net, changed by $0.3 million, or 146%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The change was primarily driven by a decrease in the balance of our interest yielding cash savings account, which resulted in $0.2 million less interest income in the current period.

Other Income (Expense), Net

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Other income, net	$11,151	$210	$10,941	5210%
Percentage of total revenues	65%	2%

Other income (expense), net changed by $10.9 million, or 5210%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The change was primarily a result of a $10.8 million gain from the Broadspire settlement as discussed in the “Recent Developments” section herein. The $15 million settlement payment, less fees for legal services paid to the legal counsel to the Company, and other legal costs, resulted in a net cash payment to us in the amount of $10.3 million and recognition of other income in the amount of $10.8 million.

Income Tax Expense (Benefit)

	Three Months Ended March 31,		Change
(In thousands, except percentages)	2024	2023	$	%
Income tax expense (benefit)	$51	$(171)	$222	(130)%
Percentage of total revenues	0%	(1)%

Income tax expense (benefit) changed by $0.2 million, or 130%, for the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. The change is primarily attributable to our international operations.

Year Ended December 31, 2023, Compared to Year Ended December 31, 2022

The following table summarizes our consolidated statements of operations and comprehensive loss for each of the periods presented:

(In thousands)	Year Ended December 31, 2023	Year Ended December 31, 2022
Service revenue	$71,152	$58,108
Lease revenue	1,528	1,347

Total Revenues	$72,680	$59,455

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	$6,660	$5,445
Lease	143	126
Sales and marketing	18,539	34,525
Operations and support	65,487	56,634
Technology and product development	16,051	24,677
General and administrative	51,150	58,800
Depreciation and amortization	14,080	10,141
Transaction costs	—	26,807
Impairment loss on goodwill	—	23,269

Total Operating Expenses	$172,110	$240,424

Loss from Operations	$(99,430)	$(180,969)
Other Income (Expense)
Convertible promissory note and note payable fair value adjustment	(17,026)	93,029
Warrant liability fair value adjustment	266	(31,749)
Interest income (expense), net	481	(14,181)
Other income (expense), net	974	(2,833)

Total Other Income (Expense)	$(15,305)	$44,266

Loss, before benefit for income taxes	$(114,735)	$(136,703)
Income Tax Benefit	(789)	(638)

Net Loss	$(113,946)	$(136,065)

Change in fair value of the convertible instrument liability	32,247	—

Foreign Currency Translation Gain (Loss)	2,043	(8,387)

Comprehensive Loss	$(79,656)	$(144,452)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss for each of the periods presented as a percentage of Total Revenues:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Service revenue	98%	98%
Lease revenue	2%	2%

Total Revenues	100%	100%

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	9%	9%
Lease	0%	0%
Sales and marketing	26%	58%
Operations and support	90%	95%
Technology and product development	22%	42%
General and administrative	70%	99%
Depreciation and amortization	19%	17%
Transaction costs	—%	45%
Impairment loss on goodwill	—%	39%

Total Operating Expenses	237%	404%

Loss from Operations	(137)%	(304)%
Other Income (Expense)
Convertible promissory note and note payable fair value adjustment	(23)%	156%
Warrant liability fair value adjustment	0%	(53)%
Interest income (expense), net	1%	(24)%
Other income (expense), net	1%	(5)%

Total Other Income (Expense)	(21)%	74%

Loss, before benefit for income taxes	(158)%	(230)%
Income Tax Benefit	(1)%	(1)%

Net Loss	(157)%	(229)%

Change in fair value of the convertible instrument liability	44%	0%

Foreign Currency Translation (Loss) Gain	3%	14%

Comprehensive Loss	(110)%	(243)%

Total Revenues

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Service revenue	$71,152	$58,108	22%
Lease revenue	1,528	1,347	13%

Total revenues	$72,680	$59,455	22%

Total revenues increased by $13.2 million, or 22%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022. This change was primarily driven by incremental revenue of $19.3 million arising from the acquisition of the assets of HyreCar Inc (see Note 3 — Business Combination to our consolidated financial statements included herein), offset by what the Company believes to be a one-time impact of lower revenue from U.S. carsharing operations driven by the launch of our Getaround TrustScore, which disincentivizes higher risk customers from booking trips on our marketplace. Additionally, overall risk and pricing strategy improvements resulted in an increase in our Gross Booking Value (“GBV”) on a per trip basis.

Service revenue increased by $13.0 million, or 22%, driven primarily by incremental Service revenue of $19.3 million arising from the acquisition of the assets of HyreCar Inc (see Note 3 — Business Combination to our consolidated financial statements included herein), partially offset by the one-time impact of lower revenue from U.S. carsharing operations driven by the launch of our Getaround TrustScore, which disincentivizes higher risk customers from booking trips on our marketplace. Furthermore, our overall risk and pricing strategy improvements resulted in an increase in our GBV on a per trip basis. Additionally, we reduced incentives to attract new customers onto the marketplace, a contra-revenue component of our Service revenue, by $3.5 million. See “Key Business Metrics” below for a discussion of GBV.

Lease revenue increased by a total of $0.2 million, or 13%, primarily due to Hosts’ greater utilization of parking locations within our marketplace of parking providers, which increased the overall number of parking spaces generating Lease revenue.

Cost of Revenue (exclusive of depreciation and amortization)

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Service	$6,660	$5,445	22%
Lease	143	126	13%
Total cost of revenue	$6,803	$5,571	22%

Percentage of total revenues	9%	9%

Total cost of revenue (exclusive of depreciation and amortization) increased $1.2 million, or 22%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. Cost of revenue varies with both the price and number of the transactions, which impact transaction processing fees, as well as with overall traffic, including research and development activities, on our platform that impacts the hosting charges. The overall increase is largely attributable to the augmentation of our operations in connection with the 2023 Business Combination (see Note 3 — Business Combination to our consolidated financial statements included herein).

Sales and Marketing

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Sales and marketing	$18,539	$34,525	(46)%
Percentage of total revenues	26%	58%

Sales and marketing expense decreased $16.0 million, or 46%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease was primarily attributable to a decrease of $7.1 million in advertising and related expenses, as well as to a $8.9 million decrease in compensation expense, of which $1.0 million is related to a decrease in stock-based compensation expense, as a result of the restructuring plan we commenced executing early in 2023.

Operations and Support

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Operations and support	$65,487	$56,634	16%
Percentage of total revenues	90%	95%

Operations and support expenses increased $8.9 million, or 16%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily attributable to a $9.9 million net increase in insurance and claims expenses driven primarily by $11.6 million of incremental insurance and claims expense arising from the addition of operations resulting from the 2023 Business Combination in which we acquired substantially all of the assets of HyreCar Inc. (see Note 3 — Business Combination to our consolidated financial statements included herein). This increase was partially offset by improvements in operations and support costs driven by Getaround TrustScore. Additionally, the overall increase was partially offset by $1.1 million reduction in towing and roadside assistance expenses, as well as by $0.4 million net decrease in compensation expense driven primarily by savings from our reductions in force in 2023 which were partially offset by a $1.1 million increase in stock-based compensation expense and $3.7 million increase in other compensation expenses, driven primarily by the acquisition of key employees of HyreCar Inc.

In December 2022 we deployed a new version of our Getaround TrustScore. The new version of Getaround TrustScore has not yet been applied to trips booked through the HyreCar platform or the Getaround platform in Europe.

Technology and Product Development

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Technology and product development	$16,051	$24,677	(35)%
Percentage of total revenues	22%	42%

Technology and product development costs decreased $8.6 million, or 35%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease was primarily driven by capitalization of the value of development work in the amount of $4.4 million, as well as by savings from our reductions in force efforts in 2023.

General and Administrative

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
General and administrative	$51,150	$58,800	(13)%
Percentage of total revenues	70%	99%

General and administrative expenses decreased $7.7 million, or 13%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease was largely attributable to a $4.7 million reduction in bad debt driven by our risk and pricing strategy improvements through deployment of the Getaround TrustScore and net decrease in compensation expense in the amount of $2.4 million driven by the savings from the reductions in force in 2023, which were partially offset by a $1.7 million increase in stock-based compensation expense, as well as by addition of headcount as a result of 2023 Business Combination in which we acquired substantially all of the assets of HyreCar Inc, as well as certain key employees of that company (see Note 3 — Business Combination to our consolidated financial statements included herein).

Depreciation and Amortization

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Depreciation and amortization	14,080	10,141	39%
Percentage of total revenues	19%	17%

Depreciation and amortization expense increased $3.9 million, or 39%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022. The increase is primarily driven by the increase in amortization expense related to newly acquired intangible assets as part of the 2023 Business Combination.

Transaction costs

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Transaction costs	$—	$26,807	*
Percentage of total revenues	—	45%

*	Not meaningful

Transaction costs decreased $26.8 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease is entirely attributable to the 2022 Business Combination in which we saw a $17.6 million accounting impact of Bonus Shares, which were treated as an expense for accounting purposes, while the remaining portion of the expense relates to the professional services directly attributable to the execution of the Business Combination in 2022 (see Note 3 — Business Combination to our consolidated financial statements included herein).

Impairment loss on goodwill

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Impairment loss on goodwill	—	23,269	*
Percentage of total revenues	0%	39%

*	Not meaningful

Impairment loss on goodwill amounted to $0 and $23.3 million for the year ended December 31, 2023 and 2022, respectively. Impairment recognized in 2022 was driven by fair market value of goodwill from acquisitions effected in 2019 (see Note 9 — Goodwill and Intangible Assets). No impairment of goodwill was recognized in 2023.

Convertible Promissory Note and Note Payable Fair Value Adjustment

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Convertible promissory note and note payable fair value adjustment	$(17,026)	$93,029	(118)%
Percentage of total revenues	(23)%	156%

We have elected to carry some of our debt at fair value which, at times, subjects such debt to significant fair value fluctuations. The convertible promissory note and securities fair value adjustment changed by $110.1 million, or 118%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, following the change in the fair value of the outstanding convertible promissory notes and securities. Please refer to Note 4 — Fair Value Measurements to our consolidated financial statements included herein for additional details on fair valuation of underlying securities.

Warrant Liability Fair Value Adjustment

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Warrant liability fair value adjustment	$266	$(31,749)	(101)%
Percentage of total revenues	0%	(53)%

The warrant liability fair value adjustment changed by $32.0 million, or 101%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. Change in fair value of the warrant liability fluctuates with the changes in the fair value of the underlying securities. Please refer to Note 4 — Fair Value Measurements to our consolidated financial statements included herein for additional details on fair valuation of underlying securities.

Interest Income (Expense), Net

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Interest income (expense), net	$481	$(14,181)	(103)%
Percentage of total revenues	1%	(24)%

Interest income (expense), net, increased by $14.7 million, or 103%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily driven by change in our long-term debt. There was $75.0 million in notes payable issued in October of 2021 that resulted in recognition of interest expense during the year ended December 31, 2022 prior to that debt being settled as part of the 2022 Business Combination (see Note 3 — Business Combination to our consolidated financial statements included herein). In 2023, we carry all our long-term debt at fair value and, consequently, no interest expense arising from the long-term debt is being recognized.

Other Income (Expense), Net

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Other income (expense), net	$974	$(2,833)	(134)%
Percentage of total revenues	1%	(5)%

Other income (expense), net changed by $3.8 million, or 134%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily a result of a change in realized and unrealized foreign currency exchange gains and losses, and a mix of miscellaneous expenses unrelated to our core operations.

Income Tax Benefit

(In thousands, except percentages)	Year Ended December 31, 2023	Year Ended December 31, 2022	% Change
Income tax benefit	$(789)	$(638)	24%
Percentage of total revenues	(1)%	(1)%

Income tax benefit increased by $0.2 million, or 24%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase is primarily attributable to our international operations.

Segment and Geographical Results of Operations

We view and operate our business as one operating segment. Refer to Note 18 — Segment and Geographical Area Information to our consolidated financial statements included elsewhere in this prospectus for additional details on this determination.

Key Business Metrics

We use the following key business metrics to measure our performance, identify trends relevant to our business, formulate financial projections and operating plans, and make strategic decisions. As a marketplace platform we have two main key business metrics: Gross Booking Value and Trips.

Gross Booking Value

Gross Booking Value (“GBV”) represents the dollar value of all service transactions on our platform during a period, charged to both guests and hosts, net of cancellations. This includes charges for transactions resulting from all revenue generating activities, inclusive of all pass-through fees and taxes, net of lease revenue. As such, we consider GBV to be a key indicator of our market scale. Growth of GBV reflects our ability to attract and retain guests and hosts on our platform.

	Three Months Ended March 31,
(In thousands)	2024	2023
Gross Booking Value	$44,928	$31,914

	Year Ended December 31,
(In thousands)	2023	2022
Gross Booking Value	$203,904	$175,489

For the three months ended March 31, 2024, GBV amounted to $44.9 million, an increase of $13.0 million, or 41%, from the same period in the year prior, primarily attributable to the $12.4 million of incremental GBV arising from the 2023 Business Combination and improvements in revenue management, which generated higher GBV per Trip, partially offset by the temporary reduction in revenue driven by the launch of our Getaround TrustScore, which reduced rented hours and correspondingly reduced GBV generated by lower trust, higher risk guests, as discussed under Total Revenues above.

For the year ended December 31, 2023, GBV amounted to $203.9 million, an increase of $28.4 million, or 16%, from the year prior, primarily attributable to the $36.9 million of incremental GBV arising from the HyreCar acquisition and improvements in revenue management, which generated higher GBV per Trip, partially offset by the temporary reduction in revenue driven by the launch of our Getaround TrustScore, which reduced rented hours and correspondingly reduced GBV generated by lower trust, higher risk guests, as discussed under Total Revenues above.

Trips

Trips are a measure of unit transactions in our marketplace, one of the key variables impacting our service revenue. Trips represent the number of non-cancelled unique bookings that ended during the period, net of trips contributing to lease revenue. A Trip represents a single unit of transaction on our platform. We expect the number of Trips to grow as we attract prospective guests to the platform and as already existing cohorts of guests increase their activity on our platform.

	Three Months Ended March 31,
(In thousands)	2024	2023
Trips	202	196

	Year Ended December 31,
(In thousands)	2023	2022
Trips	938	941

For the three months ended March 31, 2024, we facilitated 202 thousand Trips, an increase of six thousand or 3% from the 196 thousand Trips during the same period in the year prior. The overall increase in Trips is largely attributable to the trips arising from the acquisition of HyreCar.

For the year ended December 31, 2023, we facilitated 938 thousand Trips, a decrease of three thousand, or 1%, from the 941 thousand Trips during the year prior. The overall stagnation in Trips is largely attributable to the reduction in direct marketing investments, combined with the impact of Getaround TrustScore, which reduced the number of Trips booked by lower trust, higher risk guests, and the investment in acquisition of the assets of HyreCar Inc., which traditionally attracted Guests who booked fewer longer trips rather than more frequent shorter trips.

Non-GAAP Financial Measures

We use Net Marketplace Value, Trip Contribution Profit, Trip Contribution Margin and Adjusted EBITDA, each of which are non-GAAP financial measures, in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with the Getaround Board concerning our financial performance. Our definitions of these non-GAAP financial measures may differ from definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar financial measures. Furthermore, these financial measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations that are necessary to run our business. Additionally, a limitation of NMV is that it is a measure that we have defined for internal purposes that may be unique to us, and therefore may not enhance the comparability of our results to other companies in our industry that have similar arrangements but present the impact of fees and commissions differently. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for, or in isolation from, financial measures prepared in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure, and to view the non-GAAP financial measures in conjunction with their most directly comparable GAAP financial measures.

Net Marketplace Value

Net Marketplace Value (“NMV”) represents the dollar value of all transactions on our platform contributing to service revenue during a period, charged to both guests and hosts, net of cancellations, hosts’ earnings, incentives, and pass-throughs. NMV does not represent revenue earned by us and is not a substitute for service revenue, which consists of carsharing revenue and Connect subscription revenue recorded in accordance with GAAP. We believe that NMV is a meaningful measure of our operating performance because our ability to generate increases in NMV is strongly correlated to our ability to generate increases in total revenue. Management uses NMV as supplemental information to evaluate the global dollar value of transactions on our platform contributing to service revenue, understand our business and make operating decisions because service revenue by itself is not comparable across geographies due to the accounting treatment and contractual differences in trip insurance related charges to guests. While revenue generated in the United States includes amounts of insurance billed to the guest and recognized as Service Revenue under GAAP, revenue generated in the rest of the world excludes such amounts where guests contract directly with our insurance partners via our marketplace.

The following tables present a reconciliation of NMV from the most comparable GAAP measure, Service Revenues, for the periods presented:

	Three Months Ended March 31,
(In thousands)	2024	2023
Service Revenues	$16,806	$11,199
Plus: EU insurance share(1)	5,040	4,308

Net Marketplace Value	$21,846	$15,507

	Year Ended December 31,
(In thousands)	2023	2022
Service Revenues	$71,152	$58,108
Plus: EU insurance share(1)	23,108	20,304

Net Marketplace Value	$94,260	$78,412

(1)	Represents the amount of insurance fees charged through the Getaround platform in Europe that are not recognized as revenue.

For three months ended March 31, 2024, NMV amounted to $21.8 million, an increase of $6.3 million, or 41%, from the $15.5 million for the same period in the year prior. The change was primarily driven by a $0.7 million increase in the sale of European insurance and $5.6 million increase in Service revenue, discussed elsewhere in this analysis.

For the year ended December 31, 2023, NMV amounted to $94.3 million, an increase of $15.8 million, or 20%, from the $78.4 million for the year prior. The change was primarily driven by a $2.8 million increase in the sale of European insurance and $13.0 million increase in Service revenue, discussed elsewhere in this analysis.

Trip Contribution Profit and Trip Contribution Margin

Trip Contribution Profit is defined as our gross profit from Service revenue adjusted for: (i) cost of Service revenue, amortization and depreciation; and (ii) trip support costs, which consist of auto insurance expenses, claims support and customer relations costs. We define Trip Contribution Margin as Trip Contribution Profit divided by Service revenue recognized during the period presented. We believe these measures are leading indicators of our ability to achieve profitability and sustain or increase it over time. Trip Contribution Profit and Trip Contribution Margin are measures we use to understand and evaluate our operating performance and trends. Historically, Trip Contribution Profit and Trip Contribution Margin have generally increased over the periods as Service revenue increased while costs considered in the calculation of Trip Contribution Profit decreased as a percentage of Total Revenues. These trends may vary in the future as we continue to expand our business.

The following tables present a reconciliation of Trip Contribution Profit from the most comparable GAAP measure, gross profit from Service revenue, for the periods presented:

	Three Months Ended March 31,
(In thousands, except percentages)	2023	2022
Gross profit from Service revenue	$13,886	$9,033
Gross margin from Service revenue	83%	81%

Plus: Cost of Service revenue, amortization and depreciation	1,004	821
Less: Trip support costs	(8,136)	(4,975)

Trip Contribution Profit	$6,754	$4,879
Trip Contribution Margin	40%	44%

	Year Ended December 31,
(In thousands, except percentages)	2023	2022
Gross profit from Service revenue	$60,640	$49,679
Gross margin from Service revenue	85%	85%

Plus: Cost of Service revenue, amortization and depreciation	3,852	2,984
Less: Trip support costs	(36,173)	(25,259)

Trip Contribution Profit	$28,319	$27,404
Trip Contribution Margin	40%	47%

Our gross profit from Service revenue is calculated as follows:

	Three Months Ended March 31,
(In thousands, except percentages)	2024	2023
Service revenue	$16,806	$11,199
Less: Cost of Service revenue, net of amortization and depreciation	(1,916)	(1,345)
Less: Cost of Service revenue, amortization and depreciation	(1,004)	(821)

Gross profit from Service revenue	$13,886	$9,033
Gross margin from Service revenue	83%	81%

	Year Ended December 31,
(In thousands, except percentages)	2023	2022
Service revenue	$71,152	$58,108
Less: Cost of Service revenue, net of amortization and depreciation	(6,660)	(5,445)
Less: Cost of Service revenue, amortization and depreciation	(3,852)	(2,984)

Gross profit from Service revenue	$60,640	$49,679
Gross margin from Service revenue	85%	85%

For the three months ended March 31, 2024, Trip contribution profit amounted to $6.8 million, an increase of $1.9 million, or 38%, from the same period in the year prior. The change is attributable to a $4.8 million increase in gross profit from Service revenue partially offset by $3.2 million net increase in Trip support costs and $0.2 million increase in cost of Service revenue primarily driven by incremental cost of operations arising from the 2023 Business Combination. The increase in Trip support costs was partially offset by the beneficial impact of Getaround TrustScore.

For the year ended December 31, 2023, Trip Contribution Profit amounted to $28.3 million, an increase of $0.9 million, or 3%, from the year prior. The change is attributable to a $13.0 million increase in Service revenue, partially offset by $10.9 million net increase in Trip support costs and $0.9 million increase in cost of Service revenue primarily driven by incremental cost of operations arising from the newly acquired assets of HyreCar Inc. (see Note 3 — Business Combination to our consolidated financial statements included herein). The increase in Trip support costs was partially offset by the beneficial impact of Getaround TrustScore.

For the three months ended March 31, 2024, our Trip Contribution Margin was 40%, a reduction from our Trip Contribution Margin of 44% for the same period in the year prior. The reduction in our Trip Contribution Margin is largely attributable to an increase in Trip support costs.

For the year ended December 31, 2023, our Trip Contribution Margin was 40%, a reduction from our Trip Contribution Margin of 47% for the year prior. The reduction in our Trip Contribution Margin is largely attributable to an increase in Trip support costs.

Adjusted EBITDA

We define Adjusted EBITDA as net income adjusted for: (i) fair value adjustment of instruments carried at fair value; (ii) interest income (expense) and other income (expense); (iii) income tax provision/benefit; (iv) depreciation and amortization; (v) stock-based compensation expense; (vi) contingent compensation; (vii) transaction costs; (viii) impairment loss on goodwill; and (ix) certain expenses determined to be incurred outside of the regular course of business which includes: certain restructuring costs, certain legal settlements and 2022 Business Combination-related legal fees, and investments in preparation of going public, initial implementation projects and transaction costs associated with proposed 2022 Business Combinations that are not subject to deferral. Adjusted EBITDA is a key performance measure that we use to assess operating performance and operating leverage of our business. As Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. Accordingly, we believe that Adjusted EBITDA provides useful to investors and others in understanding and evaluating our results of operations in the same manner as our management and board of directors. The items excluded from our Adjusted EBITDA calculation are either non-cash in nature, or not driven by core results of recurring operations and therefore not predictable or recurring, rendering comparisons with prior periods and competitors less meaningful.

The following tables present a reconciliation of Adjusted EBITDA from the most comparable GAAP measure, Net Loss, for the periods presented:

	Three Months Ended March 31,
(In Thousands)	2024	2023
Net Loss	$(30,965)	$(22,799)
Plus: warrant liability, convertible promissory note and note payable fair value adjustment	17,387	(2,909)
Plus: interest and other income (expense), net	(11,056)	(416)
Minus: income tax provision	51	(171)
Plus: depreciation and amortization	3,873	2,482
Plus: stock-based compensation	3,299	3,565
Plus: expense not incurred in the regular course of business	2,129	392

Adjusted EBITDA	$(15,282)	$(19,856)

	Year Ended December 31,
(In Thousands)	2023	2022
Net Loss	$(113,946)	$(136,065)
Plus: warrant liability, convertible promissory note and note payable fair value adjustment	16,760	(61,280)
Plus: interest and other income (expense), net	(1,455)	17,014
Minus: income tax benefit	(789)	(638)
Plus: depreciation and amortization	14,080	10,141
Plus: stock-based compensation	12,578	9,127
Plus: contingent compensation(1)	—	430
Plus: transaction costs	—	26,807
Plus: impairment loss on goodwill	—	23,269
Plus: expense not incurred in the regular course of business(2)	21,478	21,478

Adjusted EBITDA	$(72,018)	$(89,717)

(1)	Represents retention-based compensation related to a 2019 acquisition (see Note 5 — Contingent Compensation to our consolidated financial statements included herein).
(2)

Of the total amount of the adjustment in 2022, $21.3 million is related to the 2022 Exchange Transaction, inclusive of the accrual for a possible tax obligation arising from the transaction. $4.4 million is related to special project expenses associated with preparation for becoming a public company that the Company does not expect to be recurring expenses.

For the three months ended March 31, 2024, Adjusted EBITDA was a loss of $15.3 million, a favorable change by $4.6 million, or 23%, from the loss of $19.9 million from the comparable period in the year prior, driven primarily by reduction in marketing expenses.

For the year ended December 31, 2023, Adjusted EBITDA was a loss of $72.0 million, a favorable change by $17.7 million, or 20%, from the loss of $89.7 million from the year prior, driven primarily by our focus on cost reduction measures, including the execution of the restructuring plan.

Liquidity and Capital Resources

Our principal sources of liquidity have historically consisted of cash generated from our financing activities. As of March 31, 2024, our principal sources of liquidity were cash and cash equivalents of $24.5 million.

As noted above, we consummated the Business Combination between InterPrivate II and Legacy Getaround on December 8, 2022. Redemptions of Class A Common Stock prior to the 2022 Business Combination significantly reduced the proceeds from the transaction and resulted in the Company having insufficient capital to fund its business operations and continue as a going concern within at least one year from the transaction date. As a result, we have sought, and expect to continue to seek additional sources of capital in the near term.

We have incurred cumulative losses from inception through March 31, 2024, and expect to incur additional losses for the foreseeable future. Our ability to fund our operations and capital expenditures beyond our current cash, cash equivalents and marketable securities resources will depend on our ability to generate cash from operating activities which is subject to future operating performance, as well as general economic, financial, competitive, legislative, regulatory, and other conditions, some of which may be beyond our control. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to develop and promote our platform, as well as to grow our marketplace globally. Our future capital requirements depend on many factors, including our needs to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. As a result, if our current cash runway is insufficient for us to be able to achieve or maintain positive cash flow, we will be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern within one year after the date the financial statements are issued.

Impact of this Offering on Liquidity

This offering involves the potential sale of a substantial portion of our outstanding shares of common stock for resale. The 51,318,409 shares of common stock being registered for resale hereby that are currently outstanding constitute approximately 55.1% of the total number of shares outstanding as of May 1, 2024. In addition, the registration statement of which this prospectus forms a part relates to the potential offer and sale of a significant number of shares of common stock issuable upon the exercise of the warrants and shares of common stock reserved for issuance upon the conversion of the Convertible Notes or as Earnout Shares. Furthermore, the aggregate 127,505,604 shares of common stock being registered for resale on the registration statement of which this prospectus forms a part (including shares underlying warrants, Convertible Notes and Earnout Shares) exceed the 93,105,055 total number of shares outstanding as of May 1, 2024, prior to any exercise of the warrants, conversion of the Convertible Notes or settlement of Earnout Shares. The Selling Securityholders include certain beneficial owners of over 10% of our outstanding shares, including the Sponsor, entities affiliated with SoftBank Vision Fund and entities affiliated with Mudrick Capital Management. These Selling Securityholders will be able to sell all of their shares being registered for resale on the registration statement of which this prospectus forms a part without volume restrictions on such resales for so long as the registration statement of which this prospectus forms a part is available for use. As described in the “Risk Factors” section of this prospectus, significant sales of our common stock could have a negative impact on the market price of our common stock, even if our business is doing well, and may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus. We could receive up to an aggregate of $193.1 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash at a price of $11.50 per share, but not from the sale of the shares of common stock issuable upon such exercise. To the extent that any of the warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On May 30, 2024, the closing price of our common stock was $0.1692 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all.

Financing Arrangements

Mudrick Convertible Notes

The information set forth under Note 11 — Notes Payable to our consolidated financial statements included in this prospectus is incorporated herein by reference. The Mudrick Convertible Notes contain various financial and non-financial covenants, including the obligation to maintain a minimum liquidity amount of at least $10.0 million. As of March 31, 2024, the outstanding principal amount and the fair value of the outstanding debt obligations under Mudrick Convertible Notes were $175.0 million and $66.4 million, respectively. (See Note 9 — Notes Payable).

Mudrick Bridge Note

On August 7, 2023 the Company entered into a unsecured promissory note (the “Note”) with Mudrick Capital Management for an aggregate principal amount of $3 million to provide additional capital to the Company. The Note has a maturity date of September 7, 2023 (the “Maturity Date”) and bears an interest rate of 15% per annum compounded daily.

On September 8, 2023, the Company entered into a Refinancing Transaction of the Note. In the Refinancing Transaction, among other things, (i) the Company repaid in full the principal and unpaid accrued interest under the Note, and (ii) the Company received new funding in an aggregate principal amount of $15,040,685 as described below.

Mudrick Super Priority Note

On September 8, 2023, the Company issued and sold to Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Purchaser”), a super priority note in an aggregate amount of $15,040,685 (the “Note”). The Note accrues interest monthly beginning on October 15, 2023, at a rate of 15.00% per annum. Upon the occurrence, and during the continuation, of an Event of Default, an additional 2.00% will be added to the stated interest rate. The Note will mature on August 7, 2024, at which time the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

On December 11, 2023, the Company amended and restated the Note to reflect an increased aggregate principal amount of $18,635,500, which is comprised of the original $15,040,685 principal amount under the Note, $594,815 in accrued interest on the Note as of December 11, 2023, and an additional principal amount of $3,000,000 to provide additional capital to the Company.

The Company may prepay the Note at any time prior to the Maturity Date, and subject to the following exception, must prepay the balance of the Note with (a) 50% of the net proceeds received prior to, and 100% of the net proceeds received on or after, January 31, 2024 from issuances of the Company’s capital stock (excluding intra-company issuances) or issuances of Company debt by the Company or any of its subsidiaries, and (b) 100% of the net proceeds of any sale, or similar disposition, of the Company or any of its subsidiaries. The mandatory prepayments set forth above do not apply to the first $10.0 million of net proceeds received by the Company in connection with a financing as described in clause (a) above.

The information regarding subsequent amendments and restatements of the Note set forth above under Recent Developments — Additional Financing is incorporated herein by reference.

A member of the Company’s Board of Directors, who joined the Board in the first quarter of 2024, holds an interest in Mudrick Capital Management L.P. Please refer to Note 9 — Notes Payable and Note 17 — Related Party Transactions for additional details regarding the notes.

Prêt Garanti par l’État (“PGE”) Loan

In response to the COVID-19 pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, Getaround entered into loan agreements with three French lenders for a total of 4.5 million euros of notes payable (collectively, the “PGE Loan”), of which 3.0 million euros of the notes were interest free during the initial one-year term with the remaining 1.5 million euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3.0 million euros initially were to mature during November 2021 and were to be paid in full.

During January 2021, the payment terms of the 1.5 million euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, Getaround entered into a discussion to amend the terms of the PGE Loan to defer first payments on 3.0 million euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3.0 million euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE Loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2.4 million euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.

As of March 31, 2024, the outstanding debt obligations under the PGE Loan were 3.1 million euros.

Cash Flows

The following table presents the summary cash flow information for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2024	2023
Net cash provided by (used in):
Operating activities	$(11,131)	$(21,576)
Investing activities	(899)	(1,651)
Financing activities	21,180	(363)

Net (decrease) increase in cash	9,150	(23,590)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(237)	232

Net change in cash, cash equivalents and restricted cash and cash equivalents	$8,913	$(23,358)

	Year Ended December 31,
	2023	2022
(In thousands)
Net cash provided by (used in) -
Operating activities	$(56,124)	$(132,529)
Investing activities	(12,922)	(3,351)
Financing activities	16,587	138,158

Net (decrease) increase in cash	(52,459)	2,278
Effect of foreign currency translation on cash, cash equivalents and restricted cash	189	(850)

Net change in cash, cash equivalents and restricted cash and cash equivalents	$52,270	$1,428

Operating Activities

During the three months ended March 31, 2024 and 2023, cash flows used in operating activities were $11.1 million and $21.6 million, respectively. Comparability of operating cash flows between comparable periods was impacted by changes in working capital primarily driven by following factors: (i) sales volumes and timing of collections, (ii) volume of purchases and timing of payments, and (iii) fluctuations in liability from obligation to remit insurance fees collected on behalf of an insurance company in Europe due to the timing of payments.

Net cash used in operating activities was $56.1 million and $132.5 million for the years ended December 31, 2023 and 2022, respectively. Comparability of operating cash flows between comparable periods was impacted by changes in working capital primarily driven by following factors: (i) sales volumes and timing of collections, (ii) volume of purchases and timing of payments, (iii) timing and volume of payments related to the cash portion of the contingent compensation liability incurred in connection with the 2019 Acquisition, and (iv) fluctuations in liability from obligation to remit insurance fees collected on behalf of an insurance company in Europe due to the timing of payments.

Investing Activities

During the three months ended March 31, 2024, cash flows used in investing activities amounted to $0.9 million, consisting of $0.9 million investment in software development.

Net cash used in investing activities during the three months ended March 31, 2023 amounted to $1.7 million, consisting of $0.4 million in purchases of property and equipment and $1.3 million in capitalized software.

Net cash used in investing activities during the year ended December 31, 2023 amounted to $12.9 million, consisting of $0.8 million in payments for the purchase of property and equipment, $4.4 million investment in software development, and $7.8 million related to the acquisition of HyreCar, partially offset by $0.1 million from proceeds from the sale of property and equipment.

Net cash used in investing activities during the year ended December 31, 2022 amounted to $3.4 million, consisting of $2.3 million in payments for the purchase of property and equipment and $1.1 million investment in software development.

Financing Activities

Net cash provided by financing activities was $21.2 million during the three months ended March 31, 2024, consisting entirely of the proceeds from the issuance of the Mudrick Super Priority Note.

Net cash used in financing activities was $0.4 million for the three months ended March 31, 2023, consisting of $0.4 million repayment of the PGE Loan.

Net cash provided by financing activities was $16.6 million for the year ended December 31, 2023, consisting of $3.0 million in proceeds from issuance of the Mudrick Bridge Note and $14.7 million in proceeds from issuance of the Mudrick Super Priority Note, which was partially offset by $1.1 million repayment of the PGE Loan.

Net cash provided by financing activities was $138.2 million for the year ended December 31, 2022, primarily consisting of $169.8 million in proceeds from a loan from a financial institution, net of issuance costs, $37.5 million in proceeds from the issuance of other debt instruments, net of issuance cost and $15.7 of proceeds from reverse recapitalization, which was partially offset by $79.3 million from the repayment of a loan to a financial institution together with the $5.3 million of repurchase of shares from a related party.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows our contractual obligations as of March 31, 2024:

	Payments Due by Period
(In thousands)	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
Long Term Debt(1)	$217,759	$1,306	$41,453	$175,000	$—
Operating Lease(2)	22,904	3,136	8,625	9,030	2,113

Total Contractual Obligations	$240,663	$4,442	$50,078	$184,030	$2,113

(1)	Refer to Note 9 – Notes Payable to our condensed consolidated financial statements included in this prospectus for further details regarding our long-term debt obligations.

(2)	Refer to Note 10 – Leases to our condensed consolidated financial statements included in this prospectus for further details regarding our operating lease obligations.

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a material penalty are not included in the table above.

Contingencies

We are involved in claims, lawsuits, indirect tax matters, and proceedings arising from the ordinary course of our business. Legal fees and other expenses associated with such actions are expensed as incurred. We record a provision for a liability when we determine that a loss-related matter is both probable and reasonably estimable. We disclose material contingencies when we believe that a loss is not probable but reasonably possible and can be reasonably estimated. These claims, suits, and proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Determining both probability and the estimated amount is inherently uncertain and requires making numerous judgments, assumptions, and estimates. Many of these legal and tax contingencies can take years to resolve. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We deem our critical accounting policies and estimates to be as follows: Business combination accounting under ASC 805 — Business Combinations (see Note 1 — Nature of Business and Basis of Presentation); Revenue Recognition under ASC 606 — Revenue from contracts with customers; Stock-Based Compensation under ASC 718 — Compensation — Stock Compensation; Costs and expenses; and Goodwill and other intangible assets under ASC 350 Intangibles — Goodwill and Other. For a description of critical accounting policy related to Business combination accounting see Note 1 — Nature of Business and Basis of Presentation. For a description of our other critical and significant accounting policies and estimates, see Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements included in this prospectus.

The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our financials are described below.

Fair Value Measurements

We measure fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. We use significant unobservable inputs to estimate the fair value of certain assets and liabilities.

Company Valuation and Fair Value Calculation of Convertible Redeemable Preferred Stock Warrants & Common Stock Warrant Liability, and Convertible Promissory Notes

In the absence of a public trading market, prior to the closing of the 2022 Business Combination, the fair value of our common stock was determined by the Getaround Board. The Getaround Board considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved. The factors considered include, but are not limited to:

(i)	the results of contemporaneous independent third-party valuations of our common stock;

(ii)	the prices, rights, preferences and privileges of our preferred stock relative to those of our common stock;

(iii)	the lack of marketability of our common stock;

(iv)	actual operating and financial results;

(v)	current business conditions and projects;

(vi)	the likelihood of achieving a liquidity event; and

(vii)	precedent transactions involving our shares.

The fair value of our common stock was determined with an option pricing method (“OPM”) that utilizes both income and market approaches, which are probability weighted depending on the scenario of (i) a consummation of a business combination transaction with a special purpose acquisition company or (ii) remaining private.

The valuation methodology utilized under the remain private scenario was determined by first valuing our total equity, as of the end of each reporting period. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value our company under certain scenarios.

In determining the value under the consummation of a business combination transaction with a special purpose acquisition company scenario, we utilized the preliminary terms of the letter of intent with such special purpose acquisition company. In addition, as the letter of intent provides shareholders the right to receive an earnout, we determined the probability-weighted value per share associated with the earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the earnout and its fair value.

The fair value of our warrant commitment liability and private warrants is estimated based on the probability weighted average values from (i) a Black-Scholes calculation and (ii) the fair value calculated from the Company Valuation OPM under the scenario of remaining private. The value from the Black-Scholes calculation reflects the value in an initial public offering scenario with the contractual term of the warrants, which is weighted by an estimated probability of a potential initial public offering at the applicable valuation. The value from the OPM reflects the value in an alternative exit scenario at which point the warrants were expected to be exercised. The OPM value was weighted by an estimated probability of a potential alternative exit event at the applicable valuation date.

The significant unobservable inputs into the valuation model used to estimate the fair value of the redeemable convertible preferred and common stock warrants include:

•	the timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring,

•	the selection of guideline public company multiples,

•	a discount for the lack of marketability of the preferred and common stock,

•	the projected future cash flows, and

•	the discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

We may elect to carry convertible debt at fair value, when allowed by U.S. GAAP. In determining the fair value our convertible promissory notes, we applied the probability weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, we assessed the probability that the convertible promissory notes would be converted to common stock through the consummation of a business combination transaction with a special purpose acquisition company or as a result of a qualified financing. Additional inputs used in applying the PWERM are: (i) the expected timing of the conversion, (ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) the contractual conversion price adjustment, and (iv) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for corporate bonds of a similar yield.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The determination of the grant date fair value using an option-pricing model is affected by our estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. These variables include our expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, risk-free interest rate for the expected term of the award and expected dividends. Stock-based compensation is recognized on a straight-line basis over the requisite service period. These amounts are reduced by forfeitures as the forfeitures occur.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, see Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements included this prospectus.

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in inflation and foreign currencies. Such fluctuations to date have not been significant.

Inflation Risk

We do not believe that inflation, including inflationary pressures arising from the effects of supply chain disruption, has had a material effect on our business, results of operations or financial condition, during the periods presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. Nonetheless, if our marketplace or costs were to become subject to significant inflationary pressures, we may not be able to maintain our unit economics or fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Inflationary pressure has also impacted the cost of fuel paid by our guests. While nearly all transportation alternatives have faced this same increased cost, increasing fuel prices may lead some potential customers to travel less, thereby reducing demand for our service and adversely impacting our results of operations. We do not believe that rising fuel prices have had a material impact on our business, results of operations or financial condition during the periods presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Foreign Currency Exchange Risk

We transact business globally in multiple currencies. Our international revenue, as well as costs and expenses denominated in foreign currencies, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. We are exposed to foreign currency risks related to our revenue and operating expenses, along with certain intercompany transactions, denominated in currencies other than the U.S. dollar, primarily the Euro and Norwegian Kroner and to a lesser degree, the British pound. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. dollars. Our foreign currency risk is partially mitigated as our entities that primarily recognize revenue in currencies other than the U.S. dollar incur expenses in the same underlying currencies and as such we do not believe that foreign currency exchange risk has had a material effect on our business, results of operations or financial condition.

We have experienced, and will continue to experience, fluctuations in our net loss as a result of transaction gains or losses related to remeasurement of our asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. These items are presented within Other income (expense), net in our consolidated statements of operations.

Interest Rate Risk

In response to increased inflation risk, many central banks across the globe, and in the markets where we operate, have increased key interest rates and may increase rates further in the future. While these interest rate increases have not directly impacted Getaround in the financial reporting periods presented in this prospectus, there could be adverse impacts to our cost of borrowing should the Company seek additional credit financing in the future. We expect that we will require additional capital in 2024, however we are unable to determine at this time the dollar amount of financing we may raise or whether any such financing will involve credit products that could be impacted by fluctuations in interest rates. We are also monitoring the potential impact to our host community in determining whether increased costs of borrowing are impacting their ability to access auto financing. We believe that our revenue and pricing model sufficiently addresses this risk by ensuring that hosts are generating enough revenue to offset any potential increases to their borrowing costs in the future. We believe this risk may be further mitigated should the increased cost of auto financing lead to reduced consumer demand for car ownership and increased demand for our service.

MANAGEMENT

Management and Board of Directors

The following table sets forth certain information, including ages as of May 1, 2024, regarding our current executive officers and members of the Board of Directors (the “Board”).

Name	Age	Title
Executive Officers
Eduardo Iniguez	37	Chief Executive Officer and Director
Tom Alderman	41	Chief Financial Officer
Spencer Jackson	62	General Counsel and Secretary
Non-Employee Directors
Bruno Bowden(1)(2)(3)	45	Director
Jason Mudrick	49	Director
Ravi Narula(1)	54	Director
Nikul Patel	49	Director
Neil Salvage	46	Director
Qais Sharif	56	Director
Sam Zaid	45	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Eduardo Iniguez. Mr. Iniguez has served as our Chief Executive Officer and as a member of the Board since February 2024. He previously served our Vice President of Risk & Strategy from May 2023, when we acquired certain assets from HyreCar, Inc., his former employer, to November 2023. Prior to rejoining Getaround, Mr. Iniguez served as the Chief Financial Officer of Silvus Technologies, a developer of advanced multiple-input, multiple-output communication systems, from November 2023 to February 2024. Prior to that, Mr. Iniguez served in various capacities at HyreCar, Inc. from May 2022 to May 2023, including serving as its interim Chief Executive Officer from December 2022 to May 2023. From September 2018 to May 2022, Mr. Iniguez was the Vice President of Corporate Finance at AllClear Aerospace & Defense, an aerospace distribution company, in which role Mr. Iniguez served as the Chief Financial Officer for one of the company’s joint ventures while overseeing the company’s finance and accounting functions. Mr. Iniguez received his Master of Business Administration and Bachelor of Science from the University of Southern California. We believe Mr. Iniguez is qualified to serve as a member of the Board because of his knowledge of the Company, HyreCar and the carsharing industry and his extensive experience in operational and financial management at other technology companies.

Tom Alderman. Mr. Alderman has served as our Chief Financial Officer since the Closing and previously held the same position with Legacy Getaround since November 2022. Mr. Alderman previously served as Vice President, Finance of Legacy Getaround from February 2020 to November 2022 and as Senior Director, Finance of Legacy Getaround from October 2017 to February 2020. Prior to joining Legacy Getaround, Mr. Alderman served as Vice President of Investment Banking at Piper Jaffray, an investment banking firm, from early 2017 to October 2017. From 2013 to 2016, Mr. Alderman served as Vice President of Technology Investment Banking at Credit Suisse, a global investment bank and financial services firm. Earlier in his career, Mr. Alderman worked in various investment banking roles at both Piper Jaffray and Credit Suisse. Mr. Alderman received a Dual Bachelor’s degree in Business Administration and Economics from Cal Poly, San Luis Obispo.

Spencer Jackson. Mr. Jackson has served as our General Counsel and Secretary since the Closing, and previously held the same positions with Legacy Getaround since September 2018. Prior to joining Legacy Getaround, Mr. Jackson served as Vice President and General Counsel at Ooma, Inc., a cloud-based provider of communications and connected services, from December 2013 to September 2018, and as its Secretary from January 2014 to September 2018. From March 2005 to December 2013, he was a corporate and intellectual property transactions attorney at Orrick, Herrington & Sutcliffe LLP, an international law firm, and also worked as an attorney for Intel Capital, the venture-investing arm of Intel Corporation, during 2010 while on a secondment from Orrick. Prior to Orrick, Mr. Jackson was an entrepreneur in the music industry and an exploration geophysicist at Unocal Corporation. Mr. Jackson holds a Bachelor’s degree in Geophysics from the University of California, Berkeley, a Master’s degree in Geophysics from Stanford University, and a J.D. from the University of California, Berkeley School of Law. Mr. Jackson is admitted to practice law in the State of California and before the U.S. Patent and Trademark Office as a registered patent attorney.

Non-Employee Directors

Bruno Bowden. Mr. Bowden has served as a member of the Board since the Closing. Since December 2020, Mr. Bowden has served as a Managing Partner and co-founder of Grep VC, a venture capital firm investing in new technologies in AI and robotics. Prior to Grep VC, he served as an Engineering Manager at Aurora Innovation, a self-driving vehicle technology company, from May 2017 to September 2018 and as an Equity Partner at Data Collective, a venture capital firm investing in entrepreneurs building Big Data companies, from 2012 to 2017. Prior to that, he served as Engineering Manager at Google, Inc. for over seven years. Mr. Bowden holds a B.A. in Computer Science from the University of Cambridge. We believe that Mr. Bruno is qualified to serve as a member of the Board because of his extensive experience in the venture capital and technology industries.

Jason Mudrick. Mr. Mudrick has served as a member of the Board since January 2024 and was appointed Chairman of the Board in February 2024. Mr. Mudrick is the founder and Chief Investment Officer of Mudrick Capital, an investment firm that specializes in long and short investments in distressed credit. Mudrick Capital was founded in 2009. Before founding Mudrick Capital, Mr. Mudrick served as Managing Director and Portfolio Manager of the Contrarian Equity Fund, a fund specializing in post-restructured equities. Mr. Mudrick has previously served on multiple creditors’ committees and boards of directors for several public and privately-held companies. Mr. Mudrick holds his Bachelor of Arts degree in Political Science from the University of Chicago and his Juris Doctorate from Harvard Law School. We believe Mr. Mudrick is qualified to serve as a member of the Board because of his financial sophistication, capital market expertise, and extensive experience serving as a director of, or investing in, a number of privately and publicly held companies.

Ravi Narula. Mr. Narula has served as a member of the Board since the Closing. Mr. Narula has served as the Chief Financial Officer of Certinia Inc., a provider of customer-centric business applications across finance, services, and customer success teams, from June 2021 through October 2023. He previously served as Chief Financial Officer of Ooma, Inc., a smart communications platform for businesses and consumers, from December 2014 to June 2021. Mr. Narula also served as a director of Ooma, Inc. from January 2021 to June 2021. Prior to joining Ooma, he served in different finance roles at Gigamon Inc., a network traffic management software provider, including the role of Chief Accounting Officer from April 2013 to November 2014, and Vice President and Corporate Controller from April 2012 to November 2014. Mr. Narula worked at BigBand Networks, Inc., a digital video networking company, from July 2005 to January 2012, and served as its Chief Financial Officer from May 2010 to January 2012. Prior to joining BigBand, Mr. Narula served as the Director of Financial Governance at Borland Software Corporation, a software company, and was a Senior Manager at Deloitte & Touche, an international accounting firm. Mr. Narula holds a Bachelor of Commerce degree from the University of Garhwal, India and is a licensed CPA (inactive) in the state of California and in Canada. We believe Mr. Narula is qualified to serve as a member of the Board because of his financial expertise, including his several years of experience as chief financial officer and comparable financial roles of publicly traded and privately held companies, and his financial and accounting knowledge.

Nikul Patel. Mr. Patel has served as a member of the Board since May 2024. Mr. Patel is the Founder and CEO of LoanGlide, Inc., an embedded financing platform for personal loans. Prior to LoanGlide, Mr. Patel held several senior management positions at LendingTree, Inc., including Chief Strategy Officer, Chief Operating Officer, and Chief Product Officer. Prior to joining LendingTree, Mr. Patel held various leadership positions at Bills.com, Inc. and Intel Corporation. Mr. Patel serves as a director of Data Axle, Inc., and Skyline Champion Corporation. He holds an MBA from the Wharton School of the University of Pennsylvania, an MS in Computer Engineering from Florida Atlantic University, and a BS in Electronics and Communication Engineering from Gujarat University. We believe Mr. Patel is qualified to serve as a member of the Board because of his extensive senior leadership and executive experience in the technology industries.

Neil Salvage. Mr. Salvage has served as a member of the Board since May 2024. Mr. Salvage previously served as Chief Revenue Officer and then President and Chief Operating Officer of LendingTree where he was responsible for overall company revenue and then management of the company’s day -to-day operations. Prior to LendingTree, he held senior roles at CBS Corporation, CityGrid Media, LLC, and YellowPages.com. He holds an MA in Computer Resources and Information Management from Webster University and a BS in Business Management from the University of South Carolina. We believe Mr. Salvage is qualified to serve as a member of the Board because of his management experience with knowledge and perspective on the Company’s daily operating challenges gained from experience as an operating executive in the financial and information technology industries.

Qais Sharif. Mr. Sharif has served as a member of the Board since May 2024. Mr. Sharif has held various global management positions at Visteon Corporation, where he currently serves as Senior Vice President and General Manager of the Americas and Energy Storage Solutions. Prior to Visteon, he was Vice President, IT & Mobile USA Sales and Marketing, for LG Electronics Inc.’s consumer and automotive display markets. Previous to that, he held global senior leadership roles at TE Connectivity, Sharp Microelectronics and Toshiba. He holds a BS in Electrical Engineering from Southern Illinois University. We believe Mr. Sharif is qualified to serve as a member of the Board because of his experience in leadership positions at global companies in the consumer and business products industries.

Sam Zaid. Mr. Zaid is a co-founder of Getaround and has served as a member of the Board since the Closing, and previously served as our Chief Executive Officer and as Chairman of the Board from the Closing until February 2024. Prior to the Closing, Mr. Zaid served as the Chief Executive Officer of Legacy Getaround from January 2022 until the Closing and from 2010 until December 2020, and as Executive Chairman of Legacy Getaround from December 2020 until December 2021. Before Getaround, Mr. Zaid founded and served as Chief Executive Officer of 360pi, a price intelligence platform for online retailers that was acquired by MarketTrack in 2017. Mr. Zaid also founded and served as Chief Executive Officer of Apption, an enterprise software consultancy specializing in big data analytics and Artificial Intelligence that he founded in 2004. Mr. Zaid has been named an E&Y Entrepreneur of the Year, a Microsoft Code Award winner, and was a Google Scholarship recipient. Mr. Zaid studied Engineering Physics at Queen’s University in Canada, graduating with First-class honors, and Artificial Intelligence & Robotics through the Singularity University Graduate Studies Program. We believe that Mr. Zaid is qualified to serve as a member of the Board because of the perspective and experience he brings as our co-founder and former Chief Executive Officer and his executive experience at other technology startup companies.

Board Composition

Our business and affairs are managed under the direction of the Board. The Board currently consists of eight members. Mr. Mudrick is the Chairman of the Board. Subject to the terms of our Amended and Restated Charter, the Board may establish the authorized number of directors from time to time exclusively by resolution adopted by a majority of the Whole Board. In accordance with the Amended and Restated Charter, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	the Class I director is Mr. Bowden, and his term will expire at our annual meeting of stockholders to be held in respect of our fiscal year ended December 31, 2022;

•	the Class II directors are Messrs. Iniguez and Narula, and their terms will expire at our annual meeting of stockholders to be held in respect of our fiscal year ended December 31, 2023; and

•

the Class III directors are Messrs. Mudrick, Patel, Salvage, Sharif and Zaid, and their terms will expire at our annual meeting of stockholders to be held in respect of our fiscal year ending December 31, 2024.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of the Amended and Restated Charter, the Amended and Restated Bylaws and Delaware Law — Classified Board of Directors.”

In connection with the closing of the Third A&R Note in January 2024, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments — Additional Financing,” we agreed, pursuant to the A&R Incremental Subscription Agreement, to appoint Mr. Mudrick as a Class III member of the Board. In addition, in connection with the closing of the Fifth A&R Note in April 2024, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments — Additional Financing,” we agreed, pursuant to the Second A&R Incremental Subscription Agreement, that Mudrick Capital Management would be entitled to identify and recommend to the Board three independent director candidates, and, assuming each such candidate (i) is reasonably acceptable to a majority of the other directors and (ii) meets the independence requirements of the New York Stock Exchange (each, an “Independent Director Candidate”), the Board will appoint each such Independent Director Candidate to the Board as a Class III director and at least two of such Independent Director Candidates to the compensation committee and the nominating and corporate governance committee of the Board. Effective May 6, 2024, the Board appointed Messrs. Patel, Salvage and Sharif as Class III directors, with appointments to one or more committees to be determined at a later date, including in accordance with the Second A&R Incremental Subscription Agreement.

Director Independence

The Board has determined, based on information provided by each director concerning his background, employment and affiliations, that Messrs. Bowden, Narula, Patel, Salvage and Sharif do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Board Committees

The Board has three standing committees — an audit committee, a compensation committee and a nominating and corporate governance committee — each of which have the composition and the responsibilities described below. Each of these committees operates under a written charter that satisfies the applicable listing standards of the NYSE, copies of which are available on the investor relations portion of our website at getaround.com. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board may establish other committees as it deems necessary or appropriate from time to time. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

Our audit committee consists of Messrs. Bowden and Narula, with Mr. Narula serving as chair. Rule 10A-3 of the Exchange Act and the NYSE listing standards require that our audit committee be composed entirely of independent members. The Board has determined that each of Messrs. Bowden and Narula meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE listing standards and also meets the financial literacy requirements of the NYSE listing standards. In addition, the Board has determined that Mr. Narula qualifies as an “audit committee financial expert” within the meaning of the SEC regulations.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of the audit committee include, among other things:

•	helping the Board oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of business conduct and ethics;

•	reviewing related person transactions; and

•	approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Mr. Bowden, with Mr. Bowden serving as chair. The Board has determined that Mr. Bowden meets the definition of “independent director” for purposes of serving on the compensation committee under the NYSE listing standards, including the heightened independence standards for members of a compensation committee.

The primary purpose of our compensation committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of the compensation committee include, among other things:

•	reviewing, approving and determining, or making recommendations to the Board regarding, the compensation of our chief executive officer, other executive officers and senior management;

•	reviewing, evaluating and recommending to the Board succession plans for our executive officers;

•	reviewing and recommending to the Board the compensation paid to our non-employee directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•

administering our compensation recovery policy, which allows us to recover incentive-based compensation awarded or paid to applicable officers in the event of a financial restatement or misconduct; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Bowden, with Mr. Bowden serving as chair. The Board has determined that Mr. Bowden meets the definition of an “independent director” under the NYSE listing standards.

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

•	instituting plans or programs for the continuing education of the Board and the orientation of new directors;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters;

•	overseeing our corporate governance practices;

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board; and

•	contributing to succession planning.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors and officers, employees, independent contractors and consultants, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the investor relations portion of our website at getaround.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Director Compensation

Non-Employee Director Compensation Table for Fiscal Year 2023

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
Bruno Bowden	44,837	16,667	—		61,504
Ahmed M. Fattouh(4)	—	16,667	—		16,667
Ravi Narula	44,837	66,667	—		111,504
Jeffrey Russakow(5)	—	90,500	486,661	(6)	577,161
Neil S. Suslak(7)	—	12,500	—		12,500

(1)	Pursuant to our non-employee director compensation policy, each director (other than Dr. Russakow) earned a cash retainer for service during the year ended December 31, 2023.
(2)

The amount reported in this column reflects the aggregate grant date fair value for financial statement reporting purposes of RSUs granted during the fiscal year ended December 31, 2023, as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). This amount reflects our accounting expense for these RSUs and does not represent the actual economic value that may be realized by the director. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing the award, please see Note 15 – Stock-Based Compensation to our consolidated financial statements included elsewhere herein.

(3)

Each of the directors received an RSU award on August 8, 2023, consisting of: 33,333 RSUs (Mr. Bowden); 33,333 RSUs (Mr. Fattouh); 133,333 RSUs (Mr. Narula); 181,000 RSUs (Dr. Russakow); and 25,000 RSUs (Mr. Suslak). The RSUs granted to Messrs. Bowden, Fattouh and Narula were granted under our non-employee director compensation policy, as further described below, and vested in full on December 9, 2023. The RSUs granted to Dr. Russakow were granted in connection with the service arrangement under his consulting agreement, as further described below, and will vest as follows: one-third of the RSUs vesting on August 15, 2023, and 1/4th of the RSUs vesting on the same day of every third month thereafter, subject to the holder’s continuous service through each vesting date. The RSUs granted to Mr. Suslak, which were granted under our non-employee director compensation policy, did not vest and were forfeited upon his resignation from the Board in October 2023.

Our non-employee directors held the following number of RSUs as of December 31, 2023:

Name	RSUs Outstanding
Bruno Bowden	33,333
Ahmed M. Fattouh	33,333
Ravi Narula	133,333
Jeffrey Russakow	341,126
Neil S. Suslak	—

(4)	Mr. Fattouh resigned from the Board effective as of January 19, 2024.
(5)	Dr. Russakow resigned from the Board effective as of April 28, 2024.
(6)

We entered into a consulting agreement with Dr. Russakow effective as of November 1, 2021, as amended effective as of July 5, 2022, pursuant to which we agreed to pay Dr. Russakow $50,000 per month for services rendered under the consulting agreement, resulting in a total amount of $486,661 paid during fiscal year 2023.

(7)	Mr. Suslak resigned from the Board effective as of October 11, 2023.

Non-Employee Director Compensation Arrangements

The Board has adopted a non-employee director compensation policy designed to attract and retain high quality non-employee directors (“Outside Directors”) by providing competitive compensation and to align their interests with the interests of our stockholders through equity awards. In connection with the appointment of the Independent Director Candidates described above, we expect that our Board will adopt a new non-employee director compensation policy.

Specifically, the current policy provides for the following annual cash retainers, which are payable quarterly in arrears and pro-rated for partial quarters of service:

Annual Board Member Service Retainer

•	All Outside Directors: $35,000

•	Lead Independent Director: $7,500 (in addition to above)

Annual Committee Member Service Retainer

•	Member of the Audit Committee: $10,000

•	Member of the Compensation Committee: $7,500

•	Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•	Chairperson of the Audit Committee: $20,000

•	Chairperson of the Compensation Committee: $15,000

•	Chairperson of the Nominating and Corporate Governance Committee: $10,000

As described below, Outside Directors will also receive equity awards under the 2022 Equity Incentive Plan annually and will receive awards upon their initial appointment to the Board, as follows:

•

Upon initial election or appointment to the Board, a stock option or restricted stock unit award, as determined by the Board, with a grant date value of $300,000, which will vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to such director’s continuous service through each applicable vesting date; and

•

At each annual stockholder meeting following such director’s appointment to the Board and such director’s service on the Board for a minimum of six months, an additional stock option or restricted stock unit award, as determined by the Board, with a grant date value of $150,000, which will vest in full upon the earlier of the first anniversary of the date of grant or the day prior to the next annual stockholder meeting, subject to such director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the consummation of a “change in control” (as defined in the 2022 Equity Incentive Plan), any unvested portion of an equity award granted in consideration of such director’s service as a member of the Board will vest in full immediately prior to, and contingent upon, the consummation of such change in control.

The Board will also have discretion to grant additional equity awards to certain Outside Directors for services to us that exceed the standard expectations for an Outside Director or for other circumstances determined to be appropriate by the Board. We will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

Director Compensation Agreement

We entered into a consulting agreement with Dr. Russakow effective as of November 1, 2021, as amended effective as of July 5, 2022. Pursuant to the consulting agreement, we agreed to pay Dr. Russakow $50,000 per month for services rendered under the consulting agreement. Further, we granted Dr. Russakow an award of restricted stock units covering 181,000 shares of common stock on August 8, 2023. The consulting agreement may be terminated by either party at any time upon 10 business days’ written notice or, if either party defaults in the performance of the consulting agreement or materially breaches any of its obligations under the consulting agreement, the non-breaching party may terminate the consulting agreement immediately if the breaching party fails to cure the breach within 3 business days of receiving written notice of the breach. Effective April 28, 2024, the consulting agreement was terminated in connection with Dr. Russakow’s resignation from the Board.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative set forth information about the compensation provided to our principal executive officer and each of our two other most highly compensated officers for the fiscal year ended December 31, 2023. These individuals, who are collectively referred to in this section as “named executive officers,” and their positions are as follows:

•	Sam Zaid: Former Chief Executive Officer

•	Tom Alderman: Chief Financial Officer

•	Kasra Sy Fahimi: Former Chief Operating Officer

2023 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for each of the last two fiscal years during which such individuals were determined to be named executive officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Sam Zaid(3)	2023	350,000	—	123,500	—	473,500
Former Chief Executive Officer	2022	293,795	447,915	—	—	741,710
Tom Alderman(4)	2023	304,000	—	63,000	—	367,000
Chief Financial Officer	—	—	—	—	—	—
Kasra Sy Fahimi(5)	2023	450,000	—	—	120,600	570,600
Former Chief Operating Officer	2022	257,812	350,500	—	3,172,500	3,780,812

(1)

Includes the following cash bonuses earned with respect to fiscal year 2022: (i) for Mr. Zaid, a retention and performance bonus of $312,500; and (ii) for Mr. Fahimi, a retention and performance bonus of $187,500 and a signing bonus of $100,000. Also includes payments of $60,000 and $63,000 from the 2022 bonus pool to Messrs. Zaid and Fahimi, respectively.

(2)

The amount reported in this column reflects the aggregate grant date fair value for financial statement reporting purposes of equity awards granted during the applicable fiscal year, as determined in accordance with FASB ASC Topic 718. This amount reflects our accounting expense for these awards and does not represent the actual economic value that may be realized by our named executive officers. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing the applicable type of equity award, please see Note 15 — Stock-Based Compensation to our consolidated financial statements included elsewhere in this prospectus.

(3)	Mr. Zaid’s employment as Chief Executive Officer terminated in February 2024. Mr. Zaid continues to serve as a member of the Board.
(4)	Mr. Alderman was not a named executive officer for fiscal year 2022.
(5)	Mr. Fahimi’s employment as Chief Operating Officer terminated in March 2024.

Narrative Disclosure to Summary Compensation Table

For 2023, the compensation program for the named executive officers consisted of base salary, eligibility for a cash bonus, equity awards, and certain standard employee benefits.

2023 Equity Compensation

We have historically granted stock options and RSUs to our employees, including the named executive officers, under our 2022 Equity Incentive Plan and 2010 Stock Plan (each as defined below). With the adoption of our 2022 Equity Incentive Plan, we no longer grant awards under our 2010 Stock Plan.

Messrs. Zaid and Alderman each received an RSU award on August 8, 2023, with one-third of the RSUs vesting on August 15, 2023, and one-fourth of the RSUs vesting on the same day of every third month thereafter, subject to the holder’s continuous service through each vesting date. Mr. Fahimi received a stock option award on March 28, 2023, with 62,813 shares vesting on May 15, 2023, and 1/16th of the shares vesting every three months thereafter, subject to the holder’s continuous service through each vesting date.

The following table sets forth the number of stock options and RSUs granted to the named executive officers during 2023:

Named Executive Officer	2023 Stock Options Granted	2023 RSUs Granted
Sam Zaid	—	247,000
Tom Alderman	—	126,000
Kasra Sy Fahimi	670,000	—

For additional information regarding outstanding equity awards held by the named executive officers as of December 31, 2023, see the “Outstanding Equity Awards at 2023 Fiscal Year-End” table below.

2023 Executive Bonus Pool

The Company established a 2023 bonus pool to incentivize performance of its executive officers. In determining whether any executive officer earned a target bonus, the compensation committee assessed the performance of the executive officers by assessing Get around’s performance relative to its annual operating plan and other factors. None of the named executive officers earned a bonus under the 2023 bonus pool for the year ended December 31, 2023, as the Company did not meet the applicable Company goals.

Potential Payments upon Termination or Change of Control

As of December 31, 2023, each named executive officer is entitled to certain payments and benefits upon a qualifying termination pursuant to their employment agreements or executive change in control and severance agreements, as described below.

Executive Change in Control and Severance Agreements

In November 2023, the compensation committee approved our entry into new executive change in control and severance agreements with certain executive officers, including Messrs. Alderman and Fahimi. Pursuant to the terms of these agreements, we have agreed to provide the following benefits to these executive officers if the executive officer is terminated for any reason other than “cause” (as such term is defined in the agreements) or, in some cases, the executive officer voluntarily resigns for “good reason” (as such term is defined in the agreements):

•

payment of such executive officer’s base salary for six months and target bonus for six months in the event the qualifying termination occurs more than 3 months prior to, or more than 12 months after, a qualifying change of control of the Company or, in the event the qualifying termination occurs within 3 months prior to, or within 12 months after, a qualifying change of control of the Company, (a) such executive officer’s base salary for nine months, (b) 100% of such executive officer’s then-current target bonus pro-rated based on the number of days of the fiscal year served prior to termination, and (c) 37.5% of such executive officer’s then-current target bonus;

•

a lump sum payment for such executive officer’s monthly premiums due under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for 6 months in the event the qualifying termination occurs more than 3 months prior to or more than 12 months after a qualifying change of control of the Company, and for 9 months in the event the qualifying termination occurs within three months prior to or within 12 months after a qualifying change of control of the Company; and

•

acceleration of vesting with respect to 25% of such executive officer’s then-outstanding unvested awards of stock options and restricted stock units in the event the qualifying termination occurs more than 3 months prior to, or more than 12 months after, a qualifying change of control of the Company, and with respect to 100% of such executive officer’s then-outstanding unvested awards of stock options and restricted stock units in the event the qualifying termination occurs within 3 months prior to, or within 12 months after, a qualifying change of control of the Company.

Additionally, in the event of any qualifying change of control of the Company without a qualifying termination, the executive officer will also be entitled to acceleration of vesting with respect to 25% of such executive officer’s then-outstanding unvested awards of stock options and restricted stock units.

Sam Zaid

If we terminate Mr. Zaid without cause or he resigns for good reason, subject to, among other things, his executing a general release of claims in favor of us and complying with the terms of the confidentiality agreement previously entered into with us, Mr. Zaid will be entitled to 12 months of COBRA premium payments.

In addition, Mr. Zaid beneficially owns 631,731 shares of Getaround common stock that were purchased pursuant to the exercise of an option granted to Mr. Zaid on September 24, 2020. Such shares are scheduled to vest with respect to 1/16th of the total shares on each monthly anniversary of September 1, 2020, subject to Mr. Zaid’s continuous service through each such vesting date and also subject to, and contingent upon, the Company achieving a market capitalization equal to or greater than $3 billion following the completion of the Business Combination.

Kasra Sy Fahimi

Mr. Fahimi is entitled to certain severance payments and benefits in connection with certain terminations of employment, as described in more detail below:

•

If we terminate Mr. Fahimi without cause or he resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control, then 50% of the then-unvested shares subject to the option granted to Mr. Fahimi on May 10, 2022, covering 720,569 shares of Getaround common stock (the “Fahimi Option”) will vest and become exercisable.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason at any time on or before March 21, 2024, then 90,070 of the then-unvested shares subject to the Fahimi Option will vest and become exercisable.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason at any time following March 21, 2024, then 135,105 of the then-unvested shares subject to the Fahimi Option will vest and become exercisable.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason before March 21, 2024, then Mr. Fahimi will receive (i) a lump-sum cash payment equal to (x) 6 months of his then-current base salary plus (y) a pro-rated amount of his target bonus (based upon the pro rata portion of the calendar year that Mr. Fahimi remained in service to the Company as an employee), and (ii) payment for his monthly premiums due under COBRA until the earliest of (A) 6 months following his termination date, (B) the expiration of his continuation coverage under COBRA, and (C) the date he receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason on or after March 21, 2024, then Mr. Fahimi will receive (i) a lump-sum cash payment equal to (x) 9 months of his then-current base salary plus (y) a pro-rated amount of his target bonus (based upon the pro rata portion of the calendar year that Mr. Fahimi remained in service to the Company as an employee), and (ii) payment for his monthly premiums due under COBRA until the earliest of (A) 9 months following his termination date, (B) the expiration of his continuation coverage under COBRA, and (C) the date he receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

Separation Agreements

In connection with his separation from the Company effective as of March 15, 2024, Mr. Fahimi entered into a separation agreement with us on April 10, 2024, pursuant to which he has received or will receive the following severance benefits in exchange for a customary release of claims against us:

•	a $225,000 base salary severance payment, payable in specified installments, over a six-month period;

•	a $100,000 bonus severance payment;

•	a benefits severance payment equal to six months of COBRA continuation benefits; and

•	an acceleration of vesting of stock options covering 187,944 shares.

In addition, Mr. Fahimi retained his rights to additional severance benefits in the event of a change in control pursuant to the executive change in control and severance agreement previously entered between him and the Company as described above.

Benefits and Perquisites

We provide benefits to the named executive officers on the same basis as provided to all of our employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers were also eligible to participate in our 401(k) plan.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table presents, for each of the named executive officers, information regarding outstanding equity awards as of December 31, 2023.

			Option Awards(1)				Stock Awards(1)
Name	Award Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(2)	Option Expiration Date	Number of Securities that Have Not Vested		Market Value of Securities that Have Not Vested(3)
Sam Zaid	02/25/2021	(4)					631,731	(5)	$148,457
	08/08/2023						102,917		$24,185
Tom Alderman	02/26/2021		32,025	—	$2.44	04/10/2028
	02/26/2021		5,444	—	$2.44	09/26/2028
	02/26/2021	(6)	26,137	444	$2.44	07/17/2029
	02/26/2021	(7)	12,281	3,732	$2.44	03/29/2030
	02/26/2021	(8)	33,560	6,712	$2.44	02/25/2031
	03/03/2021	(9)	17,325	6,454	$2.44	03/02/2031
	03/03/2021		32,025	—	$2.44	03/02/2031
	12/03/2021	(10)	86,397	25,692	$5.34	12/02/2031
	08/08/2023						52,500		$12,338
Kasra Sy Fahimi	05/10/2022	(11)	405,321	315,248	$3.93	05/09/2032
	03/28/2023	(12)	146,563	523,437	$0.27	03/27/2033

(1)	Except as indicated below, all options listed were granted under the 2010 Stock Plan and all stock awards listed were granted under the 2022 Equity Incentive Plan.

(2)

Represents the fair market value of a share of Getaround common stock on the date of grant, as determined by the Legacy Getaround board of directors, as adjusted by the conversion ratio in the Business Combination, which was 0.32025.

(3)	The closing price of a share of our common stock on December 29, 2023, was $0.235.
(4)	Represents the date the restricted stock was issued pursuant to the early exercise of an option granted on September 24, 2020.
(5)

The restricted stock was issued upon early exercise of an option granted under the 2010 Stock Plan on September 24, 2020. The vesting of the restricted stock is subject to, and contingent upon, the Company achieving a market capitalization equal to or greater than $3 billion following the Business Combination.

(6)

This option covering 26,581 shares is subject to a 5-year vesting schedule, with 1/60th of the total shares vesting on each monthly anniversary of January 1, 2019, subject to the holder’s continuous service through each vesting date.

(7)

This option covering 16,013 shares is subject to a 5-year vesting schedule, with 1/5th of the total shares vesting on the annual anniversary of February 3, 2020, and 1/60th of the total shares vesting on each monthly anniversary thereafter, subject to the holder’s continuous service through each vesting date.

(8)

This option covering 40,272 shares is subject to a 4-year vesting schedule, with 1/48th of the total shares vesting on each monthly anniversary of August 1, 2020, subject to the holder’s continuous service through each vesting date.

(9)

This option covering 23,779 shares is subject to a 4-year vesting schedule, with 1/48th of the total shares vesting on each monthly anniversary of January 1, 2021, subject to the holder’s continuous service through each vesting date.

(10)

This option covering 112,089 shares is subject to a 4-year vesting schedule, with 1/48th of the total shares vesting on each monthly anniversary of November 16, 2021, subject to the holder’s continuous service through each vesting date.

(11)

This option covering 720,569 shares will vest and become exercisable as follows: (a) 270,210 shares vested on March 21, 2023; and (b) 15,011 shares will vest and become exercisable on each monthly anniversary thereafter, subject to the holder’s continuous service through each vesting date. The vesting of the option will accelerate (i) with respect to 50% of the then-unvested shares subject to the option if we terminate Mr. Fahimi without cause or he resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control; (ii) with respect to 90,070 of the then-unvested shares subject to the option if we terminate Mr. Fahimi without cause or he resigns for good reason at any time on or before March 21, 2024; and (iii) with respect to 135,105 of the then-unvested shares subject to the option if we terminate Mr. Fahimi without cause or he resigns for good reason at any time following March 21, 2024. Upon the termination of Mr. Fahimi’s employment in March 2024, an additional 67,553 of the thenunvested shares subject to the option vested pursuant to the terms of a change in control and severance agreement and a separation agreement.

(12)

This option covering 670,000 shares will vest and become exercisable as follows: (a) 62,813 shares vested on May 15, 2023; and (b) 41,875 shares will vest and become exercisable every three months thereafter, subject to the holder’s continuous service through each vesting date. Upon the termination of Mr. Fahimi’s employment in March 2024, an additional 120,391 of the then-unvested shares subject to the option vested pursuant to the terms of a change in control and severance agreement and a separation agreement.

Compensation Recovery Policy

In December 2023, the Board adopted a compensation recovery policy that is designed to comply with Section 10D of the Exchange Act and conform with the requirements for issuers having securities listed on NYSE. The policy provides a mechanism for the recovery of certain incentive-based compensation from Getaround’s executive officers, should the Company ever be required to restate its financial statements.

Equity Incentive Plans

Getaround, Inc. 2022 Equity Incentive Plan

In December 2022, the InterPrivate II board of directors adopted and the InterPrivate II stockholders approved the Getaround, Inc. 2022 Equity Incentive Plan (as amended, the “2022 Equity Incentive Plan”). The 2022 Equity Incentive Plan became effective on the Closing Date. Following the Closing, the Board amended the 2022 Equity Incentive Plan to reduce the number of shares of common stock initially reserved for issuance pursuant to the 2022 Equity Incentive Plan.

Purpose

The 2022 Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business. The 2022 Equity Incentive Plan is a successor to the Getaround, Inc. Amended and Restated 2010 Stock Plan (the “2010 Stock Plan”), which we assumed in the Business Combination. No additional stock awards will be granted under the 2010 Stock Plan, although all stock awards granted under the 2010 Stock Plan that were outstanding immediately prior to the Closing were assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2010 Stock Plan.

Types of Stock Awards

The 2022 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2022 Equity Incentive Plan, the maximum aggregate number of shares of common stock initially reserved for issuance under the 2022 Equity Incentive Plan was 19,620,389 shares, which equaled 10% of the total number of shares of the Company’s previously authorized Class A Stock that was issued and outstanding immediately following the effective time of the First Merger and prior to the effectiveness of the Amended and Restated Charter, less 589,539 shares of common stock, plus 11,000,000 shares of common stock in respect of the Incentive Earnout Shares. Shares issued pursuant to the 2022 Equity Incentive Plan may be authorized, but unissued, or reacquired common stock. Furthermore, subject to adjustments as set forth in the 2022 Equity Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the 2022 Equity Incentive Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that become available for issuance pursuant to the 2022 Equity Incentive Plan pursuant to the provisions below.

The number of shares available for issuance under the 2022 Equity Incentive Plan was and will be increased on the first day of each fiscal year beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year, in each case, in an amount equal to the lesser of (a) 5% of the total number of shares of common stock that are issued and outstanding on the first day of the applicable fiscal year, (b) the number of shares of common stock initially reserved for issuance under the 2022 Equity Incentive Plan, and (c) such smaller number of shares determined by the Board.

Lapsed Awards

To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an “exchange program” (as defined in the 2022 Equity Incentive

Plan), the unissued shares that were subject thereto shall, unless the 2022 Equity Incentive Plan shall have been terminated, continue to be available under the 2022 Equity Incentive Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by us upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as not issued and shall continue to be available under the 2022 Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the 2022 Equity Incentive Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2022 Equity Incentive Plan. To the extent a stock award under the 2022 Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Equity Incentive Plan.

To the extent any stock award assumed by us in the Business Combination expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject thereto shall, unless the 2022 Equity Incentive Plan shall have been terminated, become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards. In addition, any shares which are retained by us upon exercise of any assumed option or settlement of any assumed RSU in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award (in each case, as applicable) shall be treated as not issued and become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards. Shares issued pursuant to any assumed option, and any shares issued in relation to any share that was issued pursuant to the 2010 Stock Plan and that, as of immediately prior to the Closing, were subject to a substantial risk of forfeiture, that in either case are later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including, without limitation, upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (i) assuming such award under the 2022 Equity Incentive Plan or (ii) granting a stock award under the 2022 Equity Incentive Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the 2022 Equity Incentive Plan if the other company had applied the rules of the 2022 Equity Incentive Plan to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2022 Equity Incentive Plan shall not reduce the number of shares authorized for grant under the 2022 Equity Incentive Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of Getaround or its affiliates are all eligible to participate in the 2022 Equity Incentive Plan. Incentive stock options may only be granted to employees.

Administration

The 2022 Equity Incentive Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (hereinafter referred to for purposes of the 2022 Equity Incentive

Plan as the “Plan Administrator”). To the extent desirable to qualify transactions under the 2022 Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the 2022 Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2022 Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value of a share of common stock in accordance with the 2022 Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the 2022 Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2022 Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the 2022 Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2022 Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2022 Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2022 Equity Incentive Plan and stock awards granted pursuant to the 2022 Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2022 Equity Incentive Plan, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2022 Equity Incentive Plan; (x) modify or amend each stock award (subject to the terms of the 2022 Equity Incentive Plan and compliance with applicable laws); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2022 Equity Incentive Plan; (xiii) authorize any person to execute on our behalf any instrument required to give effect to the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2022 Equity Incentive Plan.

To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2022 Equity Incentive Plan to one or more of our directors or officers.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the “determination date” (as defined in the 2022 Equity Incentive Plan). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “— Performance Goals” for more information.

Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our capital stock or the stock of any parent or subsidiary of ours, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our capital stock or the stock of any parent or subsidiary of ours, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may vest and/or be exercised and will determine any conditions that must be satisfied before the stock option may vest and/or be exercised. A stock option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “— Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

In the absence of a specified time in the stock option agreement, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason other than “Cause” (as defined in the 2022 Equity Incentive Plan), but in no event later than the expiration of the term of such stock option. If a participant ceases to be a service provider for Cause, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement or, if there is no specified time in the stock option agreement, any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of common stock on the date of grant. A SAR will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “— Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of common stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock. RSUs will vest at such time, and upon such terms, as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule and other terms applicable to such a stock award, the Plan Administrator may impose whatever conditions as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “— Performance Goals” for more information.

Unless the Plan Administrator determines otherwise, during the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares and, if any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.

Participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be settled unless and until the related RSUs have vested and been earned.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may, but are not required to, be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. Payment of a stock bonus award will be made upon the date(s) determined by the Plan Administrator and set forth in the award agreement. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Goals

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets, return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share; (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (xxvi) objective goals relating to projects; and (xxvii) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2022 Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $750,000 in total value for any non-employee director (hereinafter referred to for purposes of the 2022 Equity Incentive Plan as an “Outside Director”), except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any of our subsidiaries. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3-month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Change in Time Commitment

In the event a participant’s regular level of time commitment in the performance of his or her services for us or one of our affiliates is reduced (for example, and without limitation, if the participant is an employee and the employee has a change in status from full-time to part-time) after the date of grant of any stock award, the Plan Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of any outstanding stock award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding stock award (in accordance with all applicable laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Plan Administrator takes any such action, the participant will have no right with respect to any portion of any affected stock award.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Recoupment Policy

The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2022 Equity Incentive Plan, a stock award granted under the 2022 Equity Incentive Plan shall be subject to our clawback policy as may be established and/or amended from time to time. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under, or benefits provided pursuant to, the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of our common stock or other of our securities or other significant corporate transaction, or other change affecting our common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A of the Code.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then-outstanding capital stock or (iv) a change in control (as defined below), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such outstanding stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding stock award; (f) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to shares previously acquired pursuant to stock awards;

(g) the opportunity for participants to exercise such outstanding stock options and/or SARs prior to the occurrence of the corporate transaction and the termination of such outstanding, unexercised stock options and/or SARs upon the consummation of such corporate transaction for no consideration; or (h) the cancellation of such outstanding stock awards in exchange for no consideration.

Change in Control

A stock award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a “change in control” (as defined in the 2022 Equity Incentive Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2022 Equity Incentive Plan

The 2022 Equity Incentive Plan will continue in effect for a term of 10 years from its December 2022 adoption date, unless terminated earlier under the terms of the 2022 Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2022 Equity Incentive Plan.

Legacy Getaround Amended and Restated 2010 Stock Plan

In February 2010, the Legacy Getaround board of directors originally adopted, and in January 2011, the stockholders of Legacy Getaround approved, the 2010 Stock Plan. The 2010 Stock Plan has been amended a number of times, was amended and restated on April 2, 2019, and was last amended on May 10, 2022. No new awards will be granted under the 2010 Stock Plan

The 2010 Stock Plan provided for the grant of incentive stock options to Legacy Getaround employees (and employees of any parent or majority-owned subsidiary of Legacy Getaround), and for the grant of non-statutory stock options, restricted stock and restricted stock units to Legacy Getaround employees, directors and consultants (and employees and consultants of any parent or majority-owned subsidiary of Legacy Getaround). In connection with the Business Combination, we assumed the 2010 Stock Plan. The terms of the 2010 Stock Plan as described herein will continue to govern the terms and conditions of the outstanding stock awards previously granted thereunder.

In connection with the Business Combination, each stock option granted under the 2010 Stock Plan that was outstanding immediately prior to the Closing was converted into an option to purchase a number of shares of common stock (each, an “Assumed Option”) equal to the number of shares of Legacy Getaround common stock the applicable Legacy Getaround option entitled the holder thereof to acquire immediately prior to the Closing, as equitably adjusted in accordance with the terms of the Merger Agreement and rounded down to the nearest whole number, with an exercise price per share equal to the exercise price per share of the applicable Legacy Getaround option immediately prior to the Closing, as equitably adjusted in accordance with the terms of the Merger Agreement and rounded up to the nearest whole cent. In addition, each unvested RSU granted under the 2010 Stock Plan that was outstanding immediately prior to the Closing was converted into an RSU representing a number of shares of common stock (each, an “Assumed RSU”) equal to the number of shares of Legacy Getaround common stock the applicable Legacy Getaround RSU represented immediately prior to the Closing, as equitably adjusted in accordance with the terms of the Merger Agreement and rounded down to the nearest whole number. Each Assumed Option and Assumed RSU continues to be governed by the same terms and conditions (including vesting and exercisability terms and the applicable terms of the 2010 Stock Plan) as were applicable to the corresponding Legacy Getaround option or RSU outstanding immediately prior to the Closing.

The Board or a committee thereof administers the 2010 Stock Plan, including without limitation the Assumed Options and the Assumed RSUs.

In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Stock Plan, the Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the 2010 Stock Plan and/or the number, kind, class and price of securities covered by each outstanding award.

In the event of our dissolution or liquidation, each outstanding Assumed Option or Assumed RSU will terminate immediately prior to the consummation of such action, unless otherwise determined by the Board.

The 2010 Stock Plan provides that in the event of a change in control (as defined in the 2010 Stock Plan), outstanding Assumed Options and Assumed RSUs may be continued, assumed or substituted, cancelled in exchange for payment or cancelled for no consideration as determined by the Board.

2022 Employee Stock Purchase Plan

In December 2022, the InterPrivate II board of directors adopted and the InterPrivate II stockholders approved the Getaround, Inc. 2022 Employee Stock Purchase Plan (the “2022 Employee Stock Purchase Plan”). The 2022 Employee Stock Purchase Plan became effective on the Closing Date.

Purpose

The 2022 Employee Stock Purchase Plan provides a means by which eligible employees and/or eligible service providers of either Getaround or an affiliate may be given an opportunity to purchase shares of common stock. The 2022 Employee Stock Purchase Plan permits us to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the 2022 Employee Stock Purchase Plan, we seek to retain and assist our affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for our success and that of our affiliates.

The 2022 Employee Stock Purchase Plan includes two components: a “423 Component” and a “Non-423 Component.” The 423 Component is intended to qualify as an employee stock purchase plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit participation in the 2022 Employee Stock Purchase Plan in a uniform and non-discriminating basis. In addition, the 2022 Employee Stock Purchase Plan authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the 2022 Employee Stock Purchase Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the 2022 Employee Stock Purchase Plan. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the 2022 Employee Stock Purchase Plan.

Administration

The Board has the power to delegate administration of the 2022 Employee Stock Purchase Plan to a committee composed of not fewer than one member of the Board. The 2022 Employee Stock Purchase Plan will be administered by the Board or a committee thereof (hereinafter referred to for purposes of the 2022 Employee Stock Purchase Plan as the “Plan Administrator”). The Plan Administrator has the final power to construe and interpret both the 2022 Employee Stock Purchase Plan and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the 2022 Employee Stock Purchase Plan, to determine when and how rights to purchase common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the 2022 Employee Stock Purchase Plan. Whether or not the Board has delegated administration of the 2022 Employee Stock Purchase Plan to a committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the 2022 Employee Stock Purchase Plan.

Stock Subject to Employee Stock Purchase Plan

Subject to adjustments as provided in the 2022 Employee Stock Purchase Plan, the maximum number of shares of common stock initially reserved for issuance under the 2022 Employee Stock Purchase Plan was 1,841,719 shares, plus the number of shares of common stock that have been and will be automatically added on the first day of each fiscal year beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year, in each case, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock issued and outstanding on the first day of applicable fiscal year, and (ii) the number of shares of common stock initially reserved for issuance under the 2022 Employee Stock Purchase Plan, unless the Board determines that there will be no increase in the share reserve or that the increase in the share reserve for the applicable fiscal year will be a lesser number of shares of common stock than would otherwise occur. If any purchase right granted under the 2022 Employee Stock Purchase Plan terminates without having been exercised in full, the shares of common stock not purchased under such purchase right will again become available for issuance under the 2022 Employee Stock Purchase Plan.

Offerings

The 2022 Employee Stock Purchase Plan is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the 2022 Employee Stock Purchase Plan is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of common stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of shares of common stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to our employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The Board may provide that employees will not be eligible to be granted purchase rights under the 2022 Employee Stock Purchase Plan if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the Plan Administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Plan Administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the Plan Administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the Plan Administrator may determine consistent with Section 423 of the Code. Unless otherwise determined by the Plan Administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee (a) has completed at least 3 months of service since the employee’s last hire date and (b) customarily works more than 20 hours per week and more than 5 months per calendar year.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all of our and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.

Participation in the 2022 Employee Stock Purchase Plan

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the 2022 Employee Stock Purchase Plan, will be granted a purchase right to purchase up to that number of shares of common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Plan Administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the Plan Administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of common stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of common stock on the offering date; or (ii) 85% of the fair market value of the shares of common stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the 2022 Employee Stock Purchase Plan and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner directed by us or our designee.

Purchase of Stock

The Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of common stock will be purchased in accordance with such offering. In connection with each offering, the Plan Administrator may specify a maximum number of shares of common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of common stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest (except as required by applicable law) and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the 2022 Employee Stock Purchase Plan, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Restart

To the extent more than one purchase period is provided during an offering, the Plan Administrator will have the discretion to structure such offering so that if the fair market value of a share on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share on the offering date for that offering, then (i) that offering will terminate as of the purchase date specified with respect to such purchase period, after giving effect to such purchase on the applicable purchase date, (ii) all contribution amounts not applied to the purchase of shares after giving effect to such purchase on the applicable purchase date will be refunded to the applicable participants and (iii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period and purchase period.

Termination of Employment

Purchase rights granted pursuant to any offering under the 2022 Employee Stock Purchase Plan will terminate immediately if the participant is either (i) no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) otherwise no longer eligible to participate. We will have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the 2022 Employee Stock Purchase Plan. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest (except as required by applicable law).

Leave of Absence

An employee will not be deemed to have terminated employment or failed to remain in our continuous employ or of a designated related corporation in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than 3 months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under applicable laws.

Employment Transfers

Unless otherwise determined by the Board, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and a designated related corporation or between designated related corporations will not be treated as having terminated employment for purposes of participating in the 2022 Employee Stock Purchase Plan or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the 2022 Employee Stock Purchase Plan, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions without interest (except as required by applicable law).

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of common stock, up to the maximum number of shares of common stock permitted by the 2022 Employee Stock Purchase Plan and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of common stock to be issued on such exercise under the 2022 Employee Stock Purchase Plan are covered by an effective registration statement pursuant to the Securities Act and the 2022 Employee Stock Purchase Plan is in material compliance with all applicable laws applicable to the 2022 Employee Stock Purchase Plan. If, on the purchase date, as delayed to the maximum extent permissible, the shares of common stock are not registered and the 2022 Employee Stock Purchase Plan is not in material compliance with all applicable laws, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest (except as required by applicable law).

Capitalization Adjustments

In the event of a capitalization adjustment, the Plan Administrator will appropriately and proportionately adjust: (i) the classes and maximum number of securities subject to the 2022 Employee Stock Purchase Plan, (ii) the classes and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the 2022 Employee Stock Purchase Plan, (iii) the classes and number of securities subject to, and the purchase price applicable to, outstanding offerings and purchase rights, and (iv) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.

In the event of a spin-off or similar transaction, the Board may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the Board, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.

Dissolution or Liquidation

In the event of our dissolution or liquidation, the Plan Administrator will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of Certain Corporate Transactions

In the event of:

•	a transfer of all or substantially all of our assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person; or

•	the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then-outstanding capital stock;

any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of common stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Amendment, Termination or Suspension of the 2022 Employee Stock Purchase Plan

The Board may amend the 2022 Employee Stock Purchase Plan at any time in any respect the Plan Administrator deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the 2022 Employee Stock Purchase Plan for which stockholder approval is required by applicable laws, including any amendment that either (i) increases the number of shares of common stock available for issuance under the 2022 Employee Stock Purchase Plan, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the 2022 Employee Stock Purchase Plan or reduces the price at which shares of common stock may be purchased under the 2022 Employee Stock Purchase Plan, (iv) extends the term of the 2022 Employee Stock Purchase Plan or (v) expands the types of awards available for issuance under the 2022 Employee Stock Purchase Plan, but in each case only to the extent stockholder approval is required by applicable laws.

The Board may suspend or terminate the 2022 Employee Stock Purchase Plan at any time. No purchase rights may be granted under the 2022 Employee Stock Purchase Plan while the 2022 Employee Stock Purchase Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the 2022 Employee Stock Purchase Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations or (iii) as necessary to obtain or maintain any special tax, listing or regulatory treatment.

The Board will be entitled to: (i) permit contributions in excess of the amount designated by a participant in order to adjust for mistakes in our processing of properly completed contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of common stock for each participant properly correspond with amounts withheld from the participant’s contributions; (iii) amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any offering to enable the purchase rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines, in its sole discretion, advisable that are consistent with the 2022 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Investments by Mudrick Capital Management

On January 19, 2024, the Company and Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by it (“Mudrick Capital Management”), amended and restated the Second A&R Note to reflect an increased aggregate principal amount of $23,941,032, which is comprised of the original $20,880,922 principal amount under the Second A&R Note, $60,110 in accrued interest as of January 19, 2024, and an additional principal amount of $3,000,000 (the “Third A&R Note”). The Third A&R Note was issued pursuant to an amended and restated incremental subscription agreement dated January 19, 2024 (the “A&R Incremental Subscription Agreement”), by and between Mudrick Capital Management and the Company and certain of the Company’s subsidiary guarantors. The Third A&R Note permitted the Company to request that Mudrick Capital Management purchase up to an additional $15,000,000 in aggregate principal amount under the Third A&R Note, subject to certain conditions. On February 7, 2024, the Company and Mudrick Capital Management amended and restated the Third A&R Note to reflect an increased aggregate principal amount of $40,303,393, which is comprised of the original $23,941,032 principal amount under the Third A&R Note, $189,940 in accrued interest as of February 7, 2024, and an additional principal amount of $16,172,421 (the “Fourth A&R Note”). On April 29, 2024, the Company and Mudrick Capital Management further amended and restated the Fourth A&R Note to reflect an increased aggregate principal amount of $61,677,504.04, which is comprised of the original $40,303,393 principal amount under the Fourth A&R Note, $1,374,110.55 in accrued interest as of April 29, 2024, and an additional principal amount of $20,000,000 (the “Fifth A&R Note”). The Mudrick Super Priority Note accrues interest monthly at a rate of 15.00% per annum, which interest rate, upon the occurrence, and during the continuation, of an Event of Default (as defined in the Mudrick Super Priority Note), will be increased by 2.00%. The Mudrick Super Priority Note will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

In connection with the closing of the Third A&R Note in January 2024, Jason Mudrick, the founder and Chief Investment Officer of Mudrick Capital Management, was appointed to the Board pursuant to the terms of the A&R Incremental Subscription Agreement. In addition, in connection with the closing of the Fifth A&R Note in April 2024, we agreed, pursuant to the Second A&R Incremental Subscription Agreement, that Mudrick Capital Management would be entitled to identify and recommend to the Board three independent director candidates. Effective May 6, 2024, the Board appointed Messrs. Patel, Salvage and Sharif as Class III directors, with appointments to one or more committees to be determined at a later date, including in accordance with the Second A&R Incremental Subscription Agreement. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments — Additional Financing” for additional information about the Mudrick Super Priority Note.

Registration Rights Agreement

In connection with the Closing, we, InterPrivate Acquisition Management II LLC (the “Sponsor”), certain holders of Founder Shares, EarlyBirdCapital, Inc. (“EarlyBirdCapital”), one of the underwriters in the IPO, and certain former stockholders of Legacy Getaround entered into an Amended and Restated Registration Rights Agreement, dated as of December 8, 2022 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are obligated to file a registration statement to register the resale of approximately 44.4 million shares of common stock, including the Founder Shares and certain shares of closing merger consideration, in addition to the 4.6 million private placement warrants and the shares of common stock issuable upon the exercise of the private placement warrants. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the holders may demand to sell all or any portion of their registrable securities in an underwritten offering. The Registration Rights Agreement also provides “piggy-back” registration rights to such holders, subject to certain requirements and customary conditions.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as our director or officer, to the fullest extent permitted by Delaware law, the Amended and Restated Charter and the Amended and Restated Bylaws.

The Amended and Restated Charter contains provisions limiting the liability of directors and the Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. In addition, the Amended and Restated Bylaws provide that, to the fullest extent permitted by Delaware law and subject to very limited exceptions, we will advance all expenses incurred by our directors and officers in connection with a legal proceeding involving his or her status as our director or officer. See the section titled “Description of Securities — Limitation on Liability and Indemnification of Directors and Officers” for information on the indemnification provisions of the Amended and Restated Charter and the Amended and Restated Bylaws.

Pre-Business Combination Related Person Transactions of Legacy Getaround

Bridge Note Financings

In May 2021, Legacy Getaround entered into a subordinated convertible note purchase agreement (the “2021 Bridge Note Purchase Agreement”) with certain investors, pursuant to which Legacy Getaround was authorized sell up to an aggregate of $50.0 million principal amount of its subordinated convertible promissory notes (the “2021 Bridge Notes”) in one or more closings until October 2021. In a series of closings in 2021, Legacy Getaround sold 2021 Bridge Notes in principal amounts of $19.0 million, $0.8 million and $4.0 million, respectively, to each of SVF Fetch, Braemar/Getaround Investments II, LLC, an affiliate of Braemar Energy Ventures, and PF GA Investment 4, Inc., an affiliate of the PeopleFund Inc., each of which entities are affiliated with certain of Legacy Getaround’s former directors. The 2021 Bridge Notes accrued interest at a rate of 0.12% per annum and were scheduled to mature in November 2023. In connection with the Closing, the 2021 Bridge Notes converted in accordance with their terms into shares of Class A Stock at a conversion price equal to $8.50 per share. As of the Closing, the aggregate principal amount outstanding under the 2021 Bridge Notes was $29.4 million, with $53.0 thousand in accrued but unpaid interest.

In May 2022, Legacy Getaround entered into a subordinated convertible note purchase agreement (the “2022 Bridge Note Purchase Agreement”) with certain investors, pursuant to which Legacy Getaround was authorized sell up to an aggregate of $50.0 million principal amount of its subordinated convertible promissory notes (the “2022 Bridge Notes” and together with the 2021 Bridge Notes, the “Bridge Notes”) in one or more closings. In a series of closings in 2022, Legacy Getaround sold 2022 Bridge Notes in principal amounts of $5.0 million to SVF Fetch, $3.3 million to PF GA Investment 5, Inc., an affiliate of the PeopleFund Inc., $5.0 million to Braemar Energy Ventures III, LP, an affiliate of Braemar Energy Ventures, each of which entities are affiliated with certain of Legacy Getaround’s former directors, $1.0 million to Henry McGovern, a former member of the Legacy Getaround board of directors, $1.0 million to Elpis Capital GmbH, an entity affiliated with Mr. McGovern, $0.5 million to Bruno Bowden, a member of the Board, and $10.0 million to Tariq Zaid, the brother of Sam Zaid, a member of the Board and our former Chief Executive Officer, of which $5.25 million principal amount was issued to Mr. Zaid in June 2022 and $4.75 million principal amount was issued in September 2022 in satisfaction of such amount provided by Mr. Zaid as advance financing in anticipation of the subsequent closing. The 2022 Bridge Notes accrued interest at a rate of 1.85% per annum and were scheduled to mature in May 2024. In connection with the Closing, the 2022 Bridge Notes converted in accordance with their terms into shares of Class A Stock at a conversion price equal to $7.00 per share. As of the Closing, the aggregate principal amount outstanding under the 2022 Bridge Notes was $37.5 million, with $0.3 million in accrued but unpaid interest.

Note Payable

In October 2022, Legacy Getaround issued a $2.0 million subordinated promissory note to Braemar Energy Ventures III, LP, an affiliate of Braemar Energy Ventures, which is affiliated with Neil Suslak, a former member of the Board. The promissory note accrued interest at 10% per annum, compounded annually, and the principal and any accrued but unpaid interest was due and payable upon holder demand at any time on or after October 30, 2023. Legacy Getaround also had the right to prepay all of the outstanding principal and accrued but unpaid interest under the promissory note at any time, subject to a prepayment premium of $0.2 million.

Prior to the Closing, Braemar Energy Ventures III, L.P. elected to exchange its note for a 2022 Bridge Note in like principal amount, plus the $20 thousand in accrued interest through the date of exchange, pursuant to the terms of the 2022 Bridge Note Purchase Agreement. The foregoing exchange qualified as a new equity investment in Legacy Getaround sufficient to meet the closing conditions set forth in a stock transfer agreement dated October 31, 2022, between the Sponsor and Braemar Energy Ventures III, L.P., pursuant to which the Sponsor agreed to transfer 200,000 shares of common stock to Braemar Energy Ventures III, L.P. promptly following the Closing.

Other Investor Agreements

Legacy Getaround previously entered into an investor rights agreement, a voting agreement and a right of first refusal and co-sale agreement, each as amended and restated, with Sam Zaid, a member of the Board and our former Chief Executive Officer, and certain holders of Legacy Getaround’s capital stock, including entities affiliated with certain of Legacy Getaround’s former directors. The investor rights agreement provided these holders with registration rights and certain of these holders with preemptive rights with regard to certain issuances of Legacy Getaround capital stock. The parties to the voting agreement agreed to vote in a certain way on certain matters, including with respect to the election of directors of Legacy Getaround. The voting agreement also provided for certain drag-along rights in connection with a sale of Legacy Getaround. The right of first refusal and co-sale agreement provided for customary rights of first refusal and co-sale in respect of certain sales of Legacy Getaround capital stock. All of these rights and the respective agreements terminated upon the Closing.

Executive Officer Loans

In December 2015 and November 2019, Legacy Getaround entered into loan, pledge and option agreements with Sam Zaid, a member of the Board and our former Chief Executive Officer, in connection with loans to Mr. Zaid. Legacy Getaround received non-recourse promissory notes of $194 thousand and $5.6 million in exchange for the 2015 and 2019 loans, respectively, which were collateralized by pledges of certain shares of Legacy Getaround common stock beneficially owned by Mr. Zaid. In connection with the loans, Legacy Getaround purchased call options from Mr. Zaid for $9,000 and $0.4 million, respectively, which allowed Legacy Getaround to repurchase 125,636 shares and 631,579 shares, respectively, of Legacy Getaround common stock beneficially owned by Mr. Zaid at a purchase price equivalent to the outstanding balance of principal and interest under the 2015 and 2019 promissory notes. The 2015 loan accrued interest at a rate of 1.59% per annum, and had a maturity date of December 2020, subsequent to which it was considered payable on demand. The 2019 loan accrued interest at a rate of 1.59% per annum, and was due and payable upon the earlier (i) of November 2026; (ii) a liquidity event; or (iii) the exercise of the call option.

In February 2021, Legacy Getaround entered into a loan and pledge agreement with Mr. Zaid in connection with a loan to Mr. Zaid related to the early exercise of Legacy Getaround options held by Mr. Zaid. Legacy Getaround received a non-recourse promissory note in the aggregate principal amount of $8.0 million in exchange for the loan, which was collateralized by a pledge of certain shares of Legacy Getaround capital stock beneficially owned by Mr. Zaid. The loan accrued interest at a rate of 0.56% per annum and the promissory note was scheduled to mature in February 2024. The terms of the promissory note further permitted Legacy Getaround, at its option and in its sole discretion, to accelerate the loan and declare the entire unpaid principal balance under the promissory note, together with all accrued but unpaid interest thereon, immediately due and payable upon certain specified events.

On the Closing Date, Legacy Getaround, Mr. Zaid and Zaid Holdings LLC, an entity controlled by Mr. Zaid, entered into a note repayment agreement (the “Note Repayment Agreement”) pursuant to which, subject to the Closing and the concurrent closing of the share repurchase pursuant to the Repurchase Agreement described below under “—Executive Officer Stock Repurchase,” Mr. Zaid agreed to transfer 2,597,286 shares of Legacy Getaround capital stock in full satisfaction of the outstanding balances under the 2015, 2019 and 2021 loans described above. Upon satisfaction of the loans at the Closing, the remaining pledged shares of Legacy Getaround capital stock were released. The aggregate principal amount outstanding under each of the loans, together with accrued interest, at the Closing was (in thousands):

Loans	Principal	Accrued Interest
December 2015	$194	$22
November 2019	$5,590	$272
February 2021	$8,006	$80

Executive Officer Stock Repurchase

On the Closing Date, Legacy Getaround and Zaid Holdings, LLC, an entity controlled by Mr. Zaid, a member of the Board and our former Chief Executive Officer, entered into a stock repurchase agreement (the “Repurchase Agreement”) pursuant to which Legacy Getaround repurchased, subject to the Closing and the concurrent closing of the share transfer pursuant to the Note Repayment Agreement described above under “—Executive Officer Loans,” 2,710,571 shares of Legacy Getaround common stock from Zaid Holdings, LLC at a purchase price of $1.96 per share, which purchase price was based on the most recent valuation of a share of Legacy Getaround common stock as determined by the Legacy Getaround board of directors. The repurchases were funded by Legacy Getaround with available cash on hand at the Closing.

Pre-Business Combination Related Person Transactions of InterPrivate II

Founder Shares

On January 13, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of InterPrivate II’s offering costs in consideration of 5,750,000 shares (6,468,750 shares after giving effect to a 1:1.125 stock split on March 4, 2021) of InterPrivate II’s then-authorized Class B common stock (the “Class B Stock”). On February 4, 2021, the Sponsor transferred 30,000 shares of Class B Stock to each of Jeffrey Harris, Susan L. Decker and Tracey Brophy Warson, the former independent directors of InterPrivate II. On November 22, 2021, Susan L. Decker resigned from the InterPrivate II board of directors, Matthew Luckett was appointed to the InterPrivate II board of directors and the Sponsor transferred 30,000 shares of Class B Stock to Mr. Luckett.

Private Placement Warrants

On March 9, 2021, simultaneously with the closing of InterPrivate II’s initial public offering (the “IPO”), InterPrivate II consummated the private placement of 3,850,000 warrants, each exercisable to purchase one share of Class A Stock at $11.50 per share, at a price of $1.50 per warrant, to the Sponsor, generating proceeds of approximately $5,775,000. Following the Closing, each private placement warrant is exercisable for one whole share of common stock at a price of $11.50 per share, subject to adjustment.

Related Party Notes

On January 13, 2021, the Sponsor issued an unsecured promissory note to InterPrivate II, pursuant to which InterPrivate II could borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and was payable on the earlier of December 31, 2021 or the consummation of the IPO. On March 10, 2021, the $149,476 outstanding under the promissory note was repaid.

On March 31, 2022, InterPrivate II entered into a convertible promissory note with the Sponsor (the “Sponsor Convertible Promissory Note”), pursuant to which InterPrivate II could borrow up to an aggregate principal amount of $1,500,000 for working capital needs. The Sponsor Convertible Promissory Note was non-interest bearing and due on the earlier of March 9, 2023 and the date on which InterPrivate II consummated its initial business combination. Up to $1,500,000 of the loans were convertible, at the option of the Sponsor, into warrants, at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. In addition, as InterPrivate II incurred operating expenses, these fees were paid by InterPrivate LLC, an affiliate of the Sponsor, and InterPrivate LLC was subsequently reimbursed by InterPrivate II for the full amount paid. As of the Closing, InterPrivate II had approximately $0.6 million in related party payables outstanding, consisting of working capital loans outstanding under the Sponsor Convertible Promissory Note, which were paid out of the proceeds from InterPrivate II’s trust account released at the Closing.

Administrative Services

InterPrivate II entered into an agreement whereby, commencing on March 4, 2021 through the earlier of the consummation of a business combination and the liquidation of InterPrivate II’s trust account, InterPrivate would pay the Sponsor $10,000 per month for general and administrative services, including office space, utilities and secretarial and administrative support. The agreement terminated upon the Closing. InterPrivate incurred approximately $210,000 in expense through the Closing under this agreement.

InterPrivate II entered into an agreement whereby, commencing on March 4, 2021 through the earlier of the consummation of a business combination and the liquidation of InterPrivate II’s trust account, InterPrivate II would pay James Pipe, InterPrivate II’s Vice President, a $10,000 per month fee for assisting InterPrivate II in negotiating and consummating an initial business combination. The agreement terminated upon the Closing. InterPrivate incurred approximately $210,000 in expense through the Closing under this agreement.

Service Fee to Sponsor Affiliates

On November 25, 2022, the audit committee of InterPrivate II’s board of directors approved a fee up to an aggregate amount of $2,000,000 to certain management members of InterPrivate II and affiliates of the Sponsor for their services in facilitating the consummation of the Business Combination.

Related Person Transactions Policy

We have adopted a written policy for the identification, review and approval or ratification of transactions involving related persons that conforms with the requirements for issuers having securities listed on NYSE. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of May 1, 2024, for:

•	each person or group of affiliated persons who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of the named executive officers and directors; and

•	all of our current executive officers and directors, as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

The beneficial ownership percentages set forth in the table below are based on 93,105,055 shares of common stock issued and outstanding as of May 1, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options or warrants held by the person that are currently exercisable, or exercisable within 60 days of May 1, 2024, or issuable pursuant to restricted stock units held by the person that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Getaround, Inc., 55 Green Street, San Francisco, California 94111.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Beneficially Owned (%)
Five Percent and Greater Holders:
InterPrivate Acquisition Management II, LLC(1)	11,906,980	12.3
Entities affiliated with SoftBank Vision Fund(2)	21,516,384	23.1
Entities affiliated with Mudrick Capital Management(3)	28,151,976	23.3

Named Executive Officers and Directors
Sam Zaid(4)	7,509,568	7.8
Tom Alderman(5)	569,362	*
Kasra Sy Fahimi(6)	862,310	*
Bruno Bowden(7)	113,043	*
Eduardo Iniguez	—	*
Jason Mudrick(3)	28,151,976	23.3
Ravi Narula(8)	133,333	*
Nikul Patel	—	*
Neil Salvage	—	*
Qais Sharif	—	*
All Current Executive Officers and Directors as a Group (10 persons)(9)	37,065,746	29.7

*	Represents beneficial ownership of less than one percent.
(1)

As reported on a Schedule 13D filed by InterPrivate Acquisition Management II, LLC (the “Sponsor”) on December 19, 2022, as amended on September 15, 2023. Includes (i) 8,056,980 shares and (ii) 3,850,000 shares underlying private placement warrants. InterPrivate Capital LLC is the managing member of the Sponsor, and Ahmed Fattouh is the managing member of InterPrivate Capital LLC. Mr. Fattouh has sole voting and investment discretion with respect to the shares held of record by the Sponsor. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Mr. Fattouh. The business address of the Sponsor is c/o InterPrivate Capital LLC, 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019.
(2)

As reported on a Schedule 13D filed by SB Investment Advisers (UK) Limited (“SBIA UK”) on December 19, 2022, as amended on September 12, 2023. Includes (i) 12,885,948 shares held by SoftBank Vision Fund (AIV M2) L.P. (“SVF AIV”) and (ii) 8,630,436 shares held by SVF Fetch (Cayman) Limited (“SVF Fetch”). SoftBank Vision Fund L.P. (“SVF”) is the managing member of SVF Holdings (UK) LLP, which is the sole owner of SVF Sync Holdings (Cayman) Limited, which in turn is the sole owner of SVF Fetch. SBIA UK has been appointed as alternative investment fund manager (“AIFM”) of SVF. As AIFM, SBIA UK is authorized and regulated by the UK Financial Conduct Authority and is exclusively responsible for making all decisions related to the acquisition, structuring, financing, and disposal of SVF’s and SVF AIV’s investments. Rajeev Misra, Saleh Romeih and Neil Hadley are the directors of SBIA UK. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF AIV and SVF Fetch. Each of them disclaims any such beneficial ownership. The business address for each of SBIA UK and SVF Holdings (UK) LLP is 69 Grosvenor Street, London W1K 3JP, United Kingdom. The business address for SVF is Aztec Group House, 11-15 Seaton Place, St. Helier, Jersey, JE4 0QH. The business address of SVF AIV is 251 Little Falls Drive, Wilmington, Delaware 19808. The business address for each of SVF Sync Holdings (Cayman) Limited and SVF Fetch is c/o Walkers Corp Ltd., 190 Elgin Avenue, George Town, Grand Cayman KY1-9008.

(3)

As reported on a Schedule 13D/A filed by Mudrick Capital Management, L.P. (“MCM”) on May 1, 2024. Represents (i) 66,362 shares, 1,745,280 shares underlying Convertible Notes Warrants and 5,207,373 shares issuable upon conversion of Convertible Notes held by Mudrick Distressed Opportunity Fund Global, L.P. (“Global LP”); (ii) 44,842 shares, 1,179,360 shares underlying Convertible Notes Warrants and 3,518,843 shares issuable upon conversion of Convertible Notes held by Mudrick Distressed Opportunity Drawdown Fund II, L.P. (“Drawdown II”); (iii) 4,386 shares, 115,360 shares underlying Convertible Notes Warrants and 344,198 shares issuable upon conversion of Convertible Notes held by Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. (“Drawdown II SC”); (iv) 11,259 shares, 296,120 shares underlying Convertible Notes Warrants and 883,530 shares issuable upon conversion of Convertible Notes held by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P. (“DISL”); (v) 9,280 shares, 244,080 shares underlying Convertible Notes Warrants and 728,258 shares issuable upon conversion of Convertible Notes held by Mudrick Distressed Opportunity SIF Master Fund, L.P. (“SIF”); (vi) 24,077 shares, 633,240 shares underlying Convertible Notes Warrants and 1,889,391 shares issuable upon conversion of Convertible Notes held by Mudrick Stressed Credit Master Fund, L.P. (“MSC”); (vii) 7,604 shares, 200,000 shares underlying Convertible Notes Warrants and 596,737 shares issuable upon conversion of Convertible Notes held by Mudrick Opportunity Co-Investment Fund, LP (“Co-Invest”); and (viii) an aggregate of 98,346 shares, 2,586,560 shares underlying Convertible Notes Warrants and 7,717,490 shares issuable upon conversion of Convertible Notes held by certain accounts managed by MCM. The percentage ownership represents a percentage of the total number of shares that would be outstanding following a conversion of all such Convertible Notes. The Convertible Notes are convertible at an as-adjusted conversion price of $9.21 per share, representing a conversion rate of approximately 108.58 shares per $1,000 principal amount of Convertible Notes, which is subject to further adjustment. See “Selling Securityholders—Convertible Notes Financing.” Mudrick GP, LLC (“Mudrick GP”) is the general partner of Global LP and may be deemed to beneficially own the securities directly held by Global LP. Mudrick Distressed Opportunity Drawdown Fund II GP, LLC (“Drawdown II GP”) is the general partner of Drawdown II and Drawdown II SC and may be deemed to beneficially own the securities directly held by Drawdown II and Drawdown II SC. Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC (“DISL GP”) is the general partner of DISL and may be deemed to beneficially own the securities held by DISL. Mudrick Distressed Opportunity SIF GP, LLC (“SIF GP”) is the general partner of SIF and may be deemed to beneficially own the securities directly held by SIF. Mudrick Stressed Credit Fund GP, LLC (“MSC GP”) is the general partner of MSC and may be deemed to beneficially own the securities directly held by MSC. Mudrick Opportunity Co-Investment Fund GP, LLC (“Co-Invest GP”) is the general partner of Co-Invest and may be deemed to beneficially own the securities directly held by Co-Invest. Mudrick Capital Management, LLC (“MCM GP”) is the

investment manager to Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. Jason Mudrick, the Chairman of the Board of Getaround, is the sole member of MCM GP, Mudrick GP, Drawdown II GP, DISL GP, SIF GP, MSC GP and Co-Invest GP. By virtue of these relationships, each of MCM, MCM GP and Mr. Mudrick may be deemed to beneficially own the securities held directly by Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. The business address of each of the entities affiliated with MCM is c/o Mudrick Capital Management L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.
(4)

Includes (i) 4,767,475 shares held by Zaid Holdings LLC, over which Mr. Zaid may be deemed to have voting and dispositive power, and (ii) 2,345,708 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

(5)

Includes (i) 268,987 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2024, and (ii) 280,875 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

(6)	Includes 826,739 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2024.
(7)	Includes 33,333 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.
(8)	Includes 133,333 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.
(9)

Includes (i) 5,569,937 shares of common stock beneficially owned by all of the Company’s current executive officers and directors as a group, (ii) 20,885,820 shares underlying Convertible Notes beneficially owned by Mr. Mudrick, (iii) 7,000,000 shares underlying warrants beneficially owned by Mr. Mudrick, (iv) 578,344 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2024, and (v) 3,031,645 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

•	up to 51,318,409 shares of common stock, consisting of:

•	up to 6,468,750 shares of common stock converted from shares of Class B Stock originally issued in a private placement to the Sponsor (the “Founder Shares”);

•	up to 200,000 shares of common stock originally issued in a private placement to the designees of EarlyBirdCapital (the “Representative Shares”);

•	up to 2,000,000 shares of common stock issued as Bonus Shares to the holders of the Founder Shares and the Representative Shares;

•	up to 39,229,579 shares of common stock issued at the Closing as closing merger consideration to certain former equityholders of Legacy Getaround;

•	up to 2,530,958 shares of common stock issued at the Closing upon conversion of 2022 Bridge Notes to certain former security holders of Legacy Getaround;

•

up to 266,156 shares of common stock issued at the Closing to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates pursuant to the Convertible Notes Subscription Agreement (the “Equitable Adjustment Shares”);

•	up to 536,666 shares of common stock issued pursuant to an amendment to an advertising services agreement with iHeartMedia; and

•	up to 86,300 shares of common stock issued to certain former security holders of Legacy Getaround pursuant to the 2022 Bridge Note Settlement Agreements; and

•	up to 18,180,379 shares of common stock reserved for issuance as Earnout Shares to certain former equityholders of Legacy Getaround in respect of their closing merger consideration;

•	up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the Convertible Notes;

•	up to 4,616,667 shares of common stock issuable upon the exercise of the private placement warrants;

•	up to 7,000,000 shares of common stock issuable upon the exercise of the Convertible Notes Warrants; and

•	up to 11,616,667 warrants, consisting of:

•	up to 4,616,667 private placement warrants; and

•	up to 7,000,000 Convertible Notes Warrants.

When we refer to the “Selling Securityholders” in this section, we refer to the persons listed in the table below and their permitted transferees, including, but not limited to, donees, pledgees, distributees or other successors-in-interest who later come to hold any of the Selling Securityholders’ interest in the shares of common stock or warrants, in accordance with the terms of any applicable agreements governing their respective transfer or registration rights, other than through public sale.

Transfer Restrictions

In connection with the closing of the Amended and Restated Note in September 2023, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent

Developments—Super Priority Note Financings,” certain Selling Securityholders representing an aggregate of approximately 43.7 million shares of common stock entered into voting and support agreements with us pursuant to which each such Selling Securityholder agreed to (i) cause all of its shares of common stock to be voted for the approval of any proposal at any meeting of the stockholders of the Company relating to the approval of the downward adjustment to the conversion price of the Convertible Notes pursuant to the Subscription Agreement as described below under “—Convertible Notes Financing” and (ii) not transfer any of its shares unless the transferee thereof enters into a joinder to such voting and support agreement. The voting and support agreements, and related transfer restrictions, will automatically terminate upon the effectiveness of the downward adjustment to the conversion price.

Convertible Notes Financing

On the Closing Date, in connection with the Closing and pursuant to the Convertible Notes Subscription Agreement, we issued and sold to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (collectively, the “Convertible Notes Subscriber”), an aggregate of $175.0 million principal amount of Convertible Notes and issued an aggregate of 266,156 Equitable Adjustment Shares to the Convertible Notes Subscriber in full satisfaction of an equitable adjustment provision in the Convertible Notes Subscription Agreement (such transactions, the “Convertible Notes Financing”). The Convertible Notes accrue interest payable semi-annually in arrears on December 15 and June 15 of each year, beginning on June 15, 2023, at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind) (“PIK Interest”). Convertible Notes issuable in respect of any such payment of PIK Interest are hereinafter referred to as “PIK Notes.” Upon the occurrence, and during the continuation, of an event of default, an additional 2.00% will be added to the stated interest rate. The Convertible Notes will mature on December 8, 2027, unless earlier converted, redeemed or repurchased.

The Convertible Notes are convertible at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date. Conversions of the Convertible Notes will be settled in shares of common stock. The initial conversion rate of the Convertible Notes was 86.96 shares of common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $11.50 per share. The initial conversion price was subject to a downward adjustment to 115% of the average daily volume-weighted average trading price (“VWAP”) of common stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share. Pursuant to the terms of the Convertible Notes Indenture, effective as of April 21, 2023, the conversion price for the Convertible Notes was automatically adjusted downward to the minimum conversion price of $9.21 per share, which is equivalent to a conversion rate of approximately 108.58 shares of common stock per $1,000 principal amount of Convertible Notes. The conversion price is subject to further adjustments as provided in the Convertible Notes Indenture, including downward adjustments in connection with certain issuances of our capital stock or indebtedness convertible into capital stock following the issue date of the Convertible Notes with a weighted-average issue price (or conversion price) per share less than the then-effective conversion price, subject to a minimum conversion price of $6.00 per share. The 46,390,149 shares of common stock reserved for issuance upon the conversion of the Convertible Notes and covered by this prospectus represents the maximum number of shares into which the Convertible Notes (including the shares of common stock underlying the maximum principal amount of PIK Notes that can or will be issued in the future in respect of potential PIK Interest payments on the Convertible Notes outstanding as of March 31, 2024, through their maturity date) may be converted at such minimum conversion price of $6.00 per share. The conversion price is also subject to further downward adjustment to $0.25 per share, which is equivalent to a conversion rate of 4,000 shares of common stock per $1,000 principal amount, subject to stockholder approval, pursuant to the Subscription Agreement entered into on September 8, 2023, and described in Note 11 – Notes Payable to the consolidated financial statements included elsewhere in this prospectus.

In connection with the execution of the Convertible Notes Subscription Agreement, the Company agreed to pay the Convertible Notes Subscriber a $3.5 million commitment fee in cash or warrants, in substantially the same form as the public warrants, within 100 trading days following the Closing Date. The Convertible Notes Subscription Agreement provides that if the Company elects to issue warrants, it will issue warrants to purchase 2,800,000 shares of common stock, based upon a value of $1.25 per warrant, with automatic adjustment upward or downward to a variable amount, capped at a maximum of $2.00 per warrant and a minimum of $0.50 per warrant, based on the VWAP of the public warrants for the 90 trading days after the Closing Date. Pursuant to the terms of the Convertible Notes Subscription Agreement, effective as of April 21, 2023, the warrant value was automatically adjusted downward to $0.50 per warrant based on the VWAP for such period. On May 4, 2023, the Company issued 7,000,000 Convertible Notes Warrants to the holders of the Convertible Notes in satisfaction of the commitment fee payable under the Convertible Notes Subscription Agreement. Each Convertible Notes Warrant represents the right to purchase one share of common stock at $11.50 per share, subject to certain anti-dilution provisions provided for in the warrant agreement governing the Convertible Notes Warrants. The Convertible Notes Warrants are immediately exercisable and expire on December 8, 2027.

Bonus Shares

Pursuant to the terms of the Merger Agreement and a side letter agreement (as amended, the “Escrow Shares Allocation Agreement”), InterPrivate II and Legacy Getaround agreed to reserve in escrow 11,000,000 shares of the aggregate merger consideration for distribution as “Bonus Shares” promptly following the Closing to the non-redeeming holders of Class A Stock and the holders of the Founder Shares and the Representative Shares (collectively, the “Bonus Share Recipients”). An aggregate of 9,000,000 Bonus Shares were distributed pro rata to the non-redeeming holders of Class A Stock, or approximately 5.8064516 Bonus Shares for each outstanding share of Class A Stock held at the Closing, and the remaining 2,000,000 Bonus Shares covered by this prospectus were distributed to the holders of the Founder Shares and the Representative Shares as follows; 57,358 Bonus Shares were distributed to the holders of the Representative Shares; 8,603 Bonus Shares, or an aggregate of 34,412 Bonus Shares, were distributed to each of the former independent directors of InterPrivate II, who each held 30,000 Founder Shares; and 1,908,230 Bonus Shares were distributed to the Sponsor in respect of its 6,348,750 Founder Shares, of which 200,000 Bonus Shares were subsequently transferred by the Sponsor to Braemar Energy Ventures III, L.P. pursuant to a stock transfer agreement dated October 31, 2022. The 2,000,000 Bonus Shares covered by this prospectus represent the aggregate Bonus Shares initially distributed to the holders of the Founder Shares and the Representative Shares.

Earnout Shares

Pursuant to the terms of the Merger Agreement, Legacy Getaround equityholders will be entitled to receive their pro rata share, based on the number of shares of closing merger consideration received at the Closing, of an additional aggregate 34,000,000 Earnout Shares based on the achievement of trading price targets during the period following the Closing Date and expiring on December 8, 2029, which is the seventh anniversary of the Closing Date. The number of Earnout Shares issuable to Legacy Getaround equityholders is based on the daily VWAP of the common stock equaling or exceeding the applicable target VWAP per share of common stock for a period of at least 20 days out of 30 consecutive trading days, as may be adjusted: 3,400,000 Earnout Shares at $13.50; 3,400,000 Earnout Shares at $17.00; 4,533,333 Earnout Shares at $25.00; 5,666,666 Earnout Shares at $30.00; 5,666,667 Earnout Shares at $37.00; 5,666,667 Earnout Shares at $46.00; and 5,666,667 Earnout Shares at $55.00. The 18,180,379 Earnout Shares covered by this prospectus represent the aggregate pro rata share of the total Earnout Shares that the Legacy Getaround equityholders party to the Registration Rights Agreement and certain of our officers and directors who were officers and directors of Legacy Getaround have the contingent right to receive.

2022 Bridge Note Settlement Agreements

In May 2023, we reached an agreement with certain former holders of 2022 Bridge Notes to settle the amounts allegedly due in connection with the consummation of the 2022 Bridge Notes financing and the shares of our common stock received by such holders upon the conversion and/or exercise of Legacy Getaround securities purchased in the 2022 Bridge Notes financing. The Board determined it was in our best interest to settle all claims which had been made or could be made with respect to the 2022 Bridge Notes financing by such holders and entered into certain settlement agreements and releases dated effective as of May 10, 2023 (collectively, the “2022 Bridge Note Settlement Agreements”), by and between us and each of the several holders. Pursuant to the 2022 Bridge Note Settlement Agreements, among other things, we issued an aggregate of 86,300 shares of common stock to such holders and agreed to register the resale of such shares pursuant to this prospectus.

Selling Securityholders

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Unless otherwise indicated, the address of each Selling Securityholder listed in the table below is c/o Getaround, Inc., 55 Green Street, San Francisco, California 94111.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock	Warrants	Common Stock	Warrants	Common Stock	Percentage(1)	Warrants	Percentage
InterPrivate Acquisition Management II, LLC(2)	11,906,980	3,850,000	11,906,980	3,850,000	—	—	—	—
Susan L. Decker(2)	38,603	—	38,603	—	—	—	—	—
Jeffrey Harris(2)	38,603	—	38,603	—	—	—	—	—
Matthew Luckett(2)	38,603	—	38,603	—	—	—	—	—
Tracey Brophy Warson(2)	38,603	—	38,603	—	—	—	—	—
EarlyBirdCapital, Inc.(4)	1,024,025	766,667	1,024,025	766,667	—	—	—	—
Elpis Capital GmbH(5)	2,845,515	—	2,845,515	—	—	—	—	—
Entities affiliated with Braemar Energy Ventures(6)	5,820,947	—	5,720,947	—	100,000	*	—	—
Entities affiliated with PeopleFund Inc.(7)	6,856,934	—	6,856,934	—	—	—	—	—
Entities affiliated with SoftBank Vision Fund(8)	32,037,784	—	32,037,784	—	—	—	—	—
Elliot Kroo(9)	1,787,315	—	1,103,071	—	684,244	*	—	—
Ilan Kroo(10)	56,959	—	56,959	—	—	—	—	—
Sam Zaid(11)	10,104,507	—	7,723,799	—	2,380,708	2.5%	—	—
Entities affiliated with Mudrick Capital Management(12)	53,656,299	7,000,000	53,656,299	7,000,000	—	—	—	—
Bruno Bowden(13)	146,807	—	113,474	—	33,333	*	—	—
Kasra Sy Fahimi(14)	868,010	—	31,271	—	836,739	*	—	—
Spencer Jackson(15)	598,943	—	31,190	—	567,753	*	—	—
Henry McGovern(16)	313,847	—	313,847	—	—	—	—	—
Jeffrey Russakow(17)	1,453,678	—	12,511	—	1,441,167	1.5%	—	—
Jessica Scorpio(18)	1,375,107	—	1,047,742	—	327,365	*	—	—
Parul Gujral	385,276	—	168,981	—	216,295	*	—	—
Hung Kin Ho	385,276	—	168,981	—	216,295	*	—	—
Iron Coat Technology HK Limited(19)	128,257	—	56,327	—	71,930	*	—	—
Jonathan Iu	204,834	—	90,123	—	114,711	*	—	—
Kun Jang(20)	20,457	—	9,013	—	11,444	*	—	—
David Yong Tae Kim	150,909	—	66,466	—	84,443	*	—	—
SOSV Select Fund LP(21)	671,063	—	168,982	—	502,081	*	—	—
Paul Willard	105,308	—	46,188	—	59,120	*	—	—
Tariq Zaid(22)	2,756,652	—	1,126,544	—	1,630,108	1.8%	—	—
All other Legacy Getaround Selling Securityholders(23)	993,142	—	476,766	—	516,387	*	—	—
Broader Media Holdings, LLC(24)	698,114	—	536,666	—	161,448	*	—	—

*	Represents beneficial ownership of less than one percent.
(1)	Based upon 93,105,055 shares of common stock outstanding as of May 1, 2024.
(2)

Shares offered pursuant to this prospectus consist of: (i) 8,056,980 shares, including 6,348,750 Founder Shares and 1,708,230 Bonus Shares; and (ii) 3,850,000 shares underlying private placement warrants. The Sponsor is a party to the Registration Rights Agreement. InterPrivate Capital LLC is the managing member of the Sponsor, and Ahmed Fattouh is the managing member of InterPrivate Capital LLC. Mr. Fattouh has sole voting and investment discretion with respect to the securities held of record by the Sponsor. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Mr. Fattouh. Mr. Fattouh served as an officer and director of InterPrivate II prior to the Closing and is a former member of the Board. The business address of the Sponsor is c/o InterPrivate Capital LLC, 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019.

(3)

Shares offered pursuant to this prospectus consist of 30,000 Founder Shares and 8,603 Bonus Shares. Each of Mmes. Decker and Warson and Messrs. Harris and Luckett served as a director of InterPrivate II prior to the Closing and is a party to the Registration Rights Agreement.

(4)

Shares offered pursuant to this prospectus consist of: (i) 257,358 shares, including 200,000 Representative Shares and 57,358 Bonus Shares; and (ii) 766,667 shares underlying private placement warrants. EarlyBirdCapital, a broker-dealer, was one of the underwriters in the IPO and is a party to the Registration Rights Agreement. EarlyBirdCapital acquired the securities being offered pursuant to this prospectus as compensation for investment banking services to the Company. David Nussbaum, Steven Levine, Amy Kaufmann and Michelle Pendergast share voting and dispositive power with respect to the securities held of record by EarlyBird Capital. The business address of EarlyBirdCapital is One Huntington Quadrangle 1C15, Melville, NY 11747.

(5)

Shares offered pursuant to this prospectus include up to 907,553 Earnout Shares. Elpis Capital GmbH is a party to the Registration Rights Agreement. Elpis Capital GmbH is managed by McWin Partners s.r.o. Malgorzata Ewa McGovern and Paloma Gamo Gimenez, in their capacities as officers of McWin Partners s.r.o., may be deemed to have the power to exercise voting and investment control over the shares held by Elpis Capital GmbH. The business address of Elpis Capital GmbH is Lochhamer Schlag 21, 82166 Gräfelfing, Germany.

(6)

Shares offered pursuant to this prospectus consist of: (i) 4,204,895 shares, including 3,790,327 shares held by Braemar Energy Ventures III, L.P., 341,204 shares held by Braemar/Getaround Investments, LLC and 73,364 shares held by Braemar/Getaround Investments II, LLC; and (ii) up to 1,516,052 Earnout Shares, including up to 1,306,302 Earnout Shares issuable to Braemar Energy Ventures III, L.P., 172,632 Earnout Shares issuable to Braemar/Getaround Investments, LLC and 37,118 Earnout Shares issuable to Braemar/Getaround Investments II, LLC. Braemar Energy Ventures III, L.P. and Braemar/Getaround Investments, LLC are parties to the Registration Rights Agreement. Neil Suslak is the Managing Partner of Braemar Energy Ventures, which is the General Partner of each of the Braemar Funds. In such capacity, Mr. Suslak shares voting and investment power over the shares held by each of the Braemar Funds with William D. Lese and Donald F. Tappan, III. Mr. Suslak is a former member of the Board. The principal address of each of the Braemar Funds is c/o Braemar Energy Ventures, 350 Madison Avenue, 23rd Floor, New York, New York 10017.

(7)

Shares offered pursuant to this prospectus consist of: (i) 4,713,103 shares, including 202,571 shares held by Blue Pacific Ventures Inc. (“PF BPV”), 487,588 shares held by PF GA Investment, Inc. (“PF GAI”), 272,511 shares held by PF GA Investment 2, Inc. (“PF GAI2”), 381,108 shares held by PF GA Investment 4, Inc. (“PF GAI4”), 847,609 shares held by PF GA Investment 5, Inc. (“PF GAI5”) and 2,521,716 shares held by PV GA Investment 3, Inc. (“PV GAI3” and, collectively with PF BPV, PF GAI, PF GAI2, PF GAI4 and PF GAI5, the “PeopleFund Funds”); and (ii) up to 2,143,831 Earnout Shares, including up to 102,490 Earnout Shares issuable to PF BPV, 246,694 Earnout Shares issuable to PF GAI, 137,877 Earnout Shares issuable to PF GAI2, 192,821 Earnout Shares issuable to PF GAI4, 188,091 Earnout Shares issuable to PF GAI5 and 1,275,858 Earnout Shares issuable to PV GAI3. Each of PF BPV, PF GAI, PF GAI2 and PV GAI3 is a party to the Registration Rights Agreement. Felipe Fernandez Klose and Matias de Tezanos, in their capacities as directors of the PeopleFund Funds, share voting and investment power over the shares held by each of the PeopleFund Funds. Mr. Klose is a former director of Legacy Getaround. The business address of each of the PeopleFund Funds is 3rd Floor, Yamraj Building, Market Square, Road Town, Tortola, British Virgin Islands.

(8)

Shares offered pursuant to this prospectus consist of: (i) 21,516,384 shares, including 12,885,948 shares held by SVF AIV and 8,630,436 shares held by SVF Fetch; and (ii) up to 10,521,400 Earnout Shares, including up to 6,519,625 Earnout Shares issuable to SVF AIV and 4,001,775 Earnout Shares issuable to SVF Fetch. SVF AIV and SVF Fetch are parties to the Registration Rights Agreement. SVF is the managing member of SVF Holdings (UK) LLP, which is the sole owner of SVF Sync Holdings (Cayman) Limited, which in turn is the sole owner of SVF Fetch. SBIA UK has been appointed as AIFM of SVF. As AIFM, SBIA UK is authorized and regulated by the UK Financial Conduct Authority and is exclusively responsible for making all decisions related to the acquisition, structuring, financing, and disposal of SVF’s and SVF AIV’s investments. Rajeev Misra, Saleh Romeih and Neil Hadley are the directors of SBIA UK. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF AIV and SVF Fetch. Each of them disclaims any such beneficial ownership. The business address for each of SBIA UK and SVF Holdings (UK) LLP is 69 Grosvenor Street, London W1K 3JP, United Kingdom. The business address for SVF is Aztec Group House, 11-15 Seaton Place, St. Helier, Jersey, JE4 0QH. The business address of SVF AIV is 251 Little Falls Drive, Wilmington, Delaware 19808. The business address for each of SVF Sync Holdings (Cayman) Limited and SVF Fetch is c/o Walkers Corp Ltd., 190 Elgin Avenue, George Town, Grand Cayman KY1-9008.

(9)

Shares offered pursuant to this prospectus include up to 370,595 Earnout Shares. Mr. Kroo is a co-founder and the Chief Technology Officer of Getaround and a former director of Legacy Getaround and is a party to the Registration Rights Agreement. Securities beneficially owned prior to the offering includes (i) 594,244 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2024, and (ii) 90,000 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

(10)	Shares offered pursuant to this prospectus include up to 16,789 Earnout Shares. Mr. Kroo is a party to the Registration Rights Agreement.

(11)

Shares offered pursuant to this prospectus consist of: (i) 5,128,860 shares, including 4,767,475 shares held of record by Zaid Holdings LLC; and (ii) up to 2,594,939 Earnout Shares, including up to 2,412,097 Earnout Shares issuable to Zaid Holdings LLC. Mr. Zaid may be deemed to have voting and dispositive power over the shares held by Zaid Holdings LLC. Mr. Zaid and Zaid Holdings LLC are parties to the Registration Rights Agreement. Mr. Zaid is a member of the Board and the former Chief Executive Officer of Getaround. Securities beneficially owned prior to the offering includes 2,345,708 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

(12)

Securities offered pursuant to this prospectus consist of: (i) 66,362 Equitable Adjustment Shares, up to 4,737,459 shares issuable underlying $43,632,000 initial principal amount of Convertible Notes, up to 2,797,561 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 4,031,237 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 1,745,280 Convertible Notes Warrants and up to 1,745,280 shares underlying such Convertible Notes Warrants, in each case held by Global LP; (ii) 44,842 Equitable Adjustment Shares, up to 3,201,302 shares underlying $29,484,000 initial principal amount of Convertible Notes, up to 1,890,431 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 2,724,079 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 1,179,360 Convertible Notes Warrants and up to 1,179,360 shares underlying such Convertible Notes Warrants, in each case held by Drawdown II; (iii) 4,386 Equitable Adjustment Shares, up to 313,137 shares underlying $2,884,000 initial principal amount of Convertible Notes, up to 184,914 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 266,458 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 115,360 Convertible Notes Warrants and up to 115,360 shares underlying such Convertible Notes Warrants, in each case held by Drawdown II SC; (iv) 11,259 Equitable Adjustment Shares, up to 803,800 shares underlying $7,403,000 initial principal amount of Convertible Notes, up to 474,659 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 683,976 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 296,120 Convertible Notes Warrants and up to 296,120 shares underlying such Convertible Notes Warrants, in each case held by DISL; (v) 9,280 Equitable Adjustment Shares, up to 662,540 shares underlying $6,102,000 initial principal amount of Convertible Notes, up to 391,243 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 563,775 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 244,080 Convertible Notes Warrants and up to 244,080 underlying such Convertible Notes Warrants, in each case held by DISL; (vi) 24,077 Equitable Adjustment Shares, up to 1,718,892 shares underlying $15,831,000 initial principal amount of Convertible Notes, up to 1,015,039 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 1,462,654 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 633,240 Convertible Notes Warrants and up to 633,240 shares underlying such Convertible Notes Warrants, in each case held by MSC; (vii) 7,604 Equitable Adjustment Shares, up to 542,888 shares underlying $5,000,000 initial principal amount of Convertible Notes, up to 320,585 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 461,959 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 200,000 Convertible Notes Warrants and up to 200,000 shares underlying Convertible Notes Warrants, in each case held by Co-Invest; and (viii) an aggregate of 98,346 Equitable Adjustment Shares, up to 7,021,062 shares underlying $64,664,000 initial aggregate principal amount of Convertible Notes, up to 4,146,072 additional shares underlying PIK Notes issued or potentially issuable in respect of such Convertible Notes, up to 5,974,421 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, up to 2,586,560 Convertible Notes Warrants and up to 2,586,560 shares underlying such Convertible Notes Warrants, in each case held by certain accounts managed by MCM. All such securities are being registered for resale in accordance with the terms of the Convertible Notes Subscription Agreement. Share amounts with respect to the Convertible Notes represent the number of shares underlying the Convertible Notes at the as-adjusted conversion price of $9.21 per share, representing an as-adjusted conversion rate of approximately 108.58 shares per $1,000 principal amount of Convertible Notes, which is subject to further adjustment, and at the minimum conversion price of $6.00 per share, representing a conversion rate of approximately 166.67 shares per $1,000 principal amount of Convertible Notes. The conversion price is also subject to further downward adjustment to $0.25 per share, which is equivalent to a conversion rate of 4,000 shares of common stock per $1,000 principal amount, subject to stockholder approval, pursuant to a subscription agreement, dated September 8, 2023, between the Company and MCM. See “—Convertible Notes Financing” above. Mudrick GP is the general partner of Global LP and may be deemed to beneficially own the securities directly held by Global LP. Drawdown II GP is the general partner of Drawdown II and Drawdown II SC and may be deemed to beneficially own the securities directly held by Drawdown II and Drawdown II SC. DISL GP is the general partner of DISL and may be deemed to beneficially own the securities held by DISL. SIF GP is the general partner of

SIF and may be deemed to beneficially own the securities directly held by SIF. MSC GP is the general partner of MSC and may be deemed to beneficially own the securities directly held by MSC. Co-Invest GP is the general partner of Co-Invest and may be deemed to beneficially own the securities directly held by Co-Invest. MCM GP is the investment manager to Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. Jason Mudrick, the Chairman of the Board of Getaround, is the sole member of MCM GP, Mudrick GP, Drawdown II GP, DISL GP, SIF GP, MSC GP and Co-Invest GP. By virtue of these relationships, each of MCM, MCM GP and Mr. Mudrick may be deemed to beneficially own the securities held directly by Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. The business address of each of the entities affiliated with MCM is c/o Mudrick Capital Management L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.
(13)

Shares offered pursuant to this prospectus consist of: (i) 79,710 shares, including 27,527 shares held of record by AltoIRA Empire Trust Custodian FBO Bruno Bowden IRA; and (ii) up to 33,764 Earnout Shares, including up to 7,362 Earnout Shares issuable to AltoIRA Empire Trust Custodian FBO Bruno Bowden IRA. Mr. Bowden is a member of the Board. Securities beneficially owned prior to the offering includes 33,333 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

(14)

Shares offered pursuant to this prospectus consist of 25,571 shares and up to 5,700 Earnout Shares. Mr. Fahimi is the former Chief Operating Officer of Getaround. Securities beneficially owned prior to the offering includes 826,739 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2024.

(15)

Shares offered pursuant to this prospectus consist of 20,711 shares held by, and up to 10,479 Earnout Shares issuable to, Millennium Trust Company FBO Spencer D Jackson Roth IRA. Mr. Jackson is the General Counsel and Secretary of Getaround. Securities beneficially owned prior to the offering includes (i) 309,357 shares issuable pursuant to stock options exercisable within 60 days of May 1, 2024, and (ii) 238,396 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

(16)	Shares offered pursuant to this prospectus consist of 256,850 shares and up to 56,997 Earnout Shares. Mr. McGovern is a former director of Legacy Getaround.
(17)

Shares offered pursuant to this prospectus consist of 10,231 shares and up to 2,280 Earnout Shares. Dr. Russakow is a former member of the Board and a former consultant to Getaround. Securities beneficially owned prior to the offering includes 1,441,167 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of May 1, 2024.

(18)	Ms. Scorpio is a co-founder and former director of Legacy Getaround.
(19)

William Au and Ran Cheng may be deemed to share voting and investment control over the securities owned by Iron Coat Technology HK Limited. The business address of Iron Coat Technology HK Limited is Suite 1008, Prosperity Millenia Plaza, 663 King’s Road, Quarry Bay, Hong Kong.

(20)	Mr. Jang is the Director, Finance Operations of Getaround.
(21)

SOSV Select Fund GP LLC is the general partner of SOSV Select Fund LP and has the power to direct the voting and disposition of these shares. Sean O’Sullivan is the managing partner of SOSV Select Fund GP LLC and may be deemed to be the beneficial owner of such shares. The business address of SOSV Select Fund LP is 174 Nassau Street, Suite 3000, Princeton, NJ 08542.

(22)	Mr. Zaid is the brother of Sam Zaid, who is a member of the Board and the former Chief Executive Officer of Getaround.
(23)

Shares offered pursuant to this prospectus held by Legacy Getaround Selling Securityholders not listed above who as a group owned less than 1% of the outstanding shares of common stock as of December 31, 2023.

(24)

Broader Media Holdings, LLC is a wholly owned subsidiary of iHeartMedia, Inc. (NASDAQ: IHRT), which exercises voting and investment power with respect to the securities and may be deemed the beneficial owner of securities held by Broader Media Holdings, LLC.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of common stock and warrants. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock and warrants and some of the provisions of our amended and restated certificate of incorporation (the “Amended and Restated Charter”) and amended and restated bylaws (the “Amended and Restated Bylaws”), and relevant provisions of the Delaware General Corporation Law (“DGCL”). The descriptions herein are qualified by reference to the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the DGCL.

Authorized and Outstanding Capital Stock

The Amended and Restated Charter authorizes the issuance of 1,020,000,000 shares of capital stock, consisting of two classes: 1,000,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

As of May 1, 2024, there were 93,105,055 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Power

Holders of common stock are entitled to one vote in respect of each share of stock held of record by such holder on all matters to be voted on by stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Amended and Restated Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the Amended and Restated Charter (including any certificate of designation relating to any series of preferred stock).

Dividends

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock, holders of common stock will be entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata our remaining assets available for distribution.

Preemptive or Other Rights

Holders of common stock will not be entitled to preemptive rights, and the common stock is not subject to conversion, redemption or sinking fund provisions.

Election of Directors

The Amended and Restated Charter and the Amended and Restated Bylaws establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Amended and Restated Charter does not provide for cumulative voting for the election of directors.

Preferred Stock

The Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of us or the removal of our existing management.

Warrants

As of May 1, 2024, there were 16,791,642 warrants to purchase common stock outstanding, consisting of 5,174,975 public warrants, 4,616,667 private placement warrants and 7,000,000 Convertible Notes Warrants.

The warrants are issued under warrant agreements between us and Continental Stock Transfer & Trust Company, as warrant agent. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. In addition, the Convertible Notes Warrants are in substantially the same form as the public warrants. Pursuant to the applicable warrant agreement, a holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a holder.

Each whole warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, provided that a registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available (or holders are permitted to exercise their warrants on a cashless basis under the circumstances specified in the applicable warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire at 5:00 p.m., New York City time, on December 8, 2027, which is the fifth anniversary of the Closing Date, or earlier upon redemption or liquidation.

Public Warrants

We will not be obligated to deliver any common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a public warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.

InterPrivate II previously registered the shares issuable upon exercise of the public warrants in the registration statement relating to the IPO. However, because the public warrants will be exercisable until their expiration date, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, we have agreed pursuant to the warrant agreement governing the public warrants that as soon as practicable, but in no event later than 20 business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement relating to the IPO, or a new registration statement, for the registration, under the Securities Act, of the common stock issuable upon exercise of the public warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the public warrants in accordance with the provisions of the warrant agreement governing the public warrants. If a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the Closing, holders of public warrants may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for Cash

We may redeem the outstanding public warrants:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each registered holder of a public warrant; and

•

if, and only if, the last reported sales price of the common stock for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “— Anti-Dilution Adjustments” below).

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise its public warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each public warrant being exercised. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “Anti-Dilution Adjustments” below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

If we call the public warrants for redemption as described above, the Board will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Board will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the public warrants. If the Board takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. For these purposes, the “fair market value” means the average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If the Board takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the public warrants for redemption and the Board does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.

In the event that we elect to redeem all of the public warrants, we will fix the redemption date. Pursuant to the terms of the warrant agreement governing the public warrants, notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. In addition, we expect that we will issue a press release and file a current report on Form 8-K with the SEC containing the notice of redemption. Further, beneficial owners of the public warrants will be notified of such redemption via the posting of the redemption notice to DTC.

We will not be contractually obligated to notify investors when the public warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the public warrants for redemption, unless and until we elect to redeem such warrants pursuant to the terms of the warrant agreement governing the public warrants.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of the common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each public warrant), but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted (to the nearest cent) by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event.

Other Matters

The warrant agreement governing the public warrants provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The public warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the public warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement governing the public warrants will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees, subject to certain exceptions. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering its private placement warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the private placement warrants by (y) the Sponsor fair market value. For these purposes, the “fair market value” means the average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Anti-Takeover Effects of Provisions of the Amended and Restated Charter, the Amended and Restated Bylaws and Delaware Law

Certain provisions of the Amended and Restated Charter, the Amended and Restated Bylaws, and laws of the State of Delaware could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our common stock. For additional information, see the section titled “Risks Related to Our Securities—Delaware law and provisions in our Amended and Restated Charter and our Amended and Restated Bylaws could make a takeover proposal more difficult.”

Classified Board of Directors

The Amended and Restated Charter and the Amended and Restated Bylaws provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as reasonably possible, and with each class being elected to a staggered three-year term. As a result, approximately one-third of the

Board will be elected each year. The classification of directors will have the effect of making it more difficult and time-consuming for stockholders to change the composition of the Board.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Amended and Restated Charter provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. Further, the Amended and Restated Charter provides that only the Chairperson of the Board, our chief executive officer, the Lead Independent Director or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) may call special meetings of stockholders, thus prohibiting a holder of common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Charter and Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by us. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Supermajority Requirements for the Amendment of the Amended and Restated Charter and Amended and Restated Bylaws

The Amended and Restated Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Amended and Restated Charter, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.

Directors Removed Only for Cause

The Amended and Restated Charter provides that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Board Vacancies

The Amended and Restated Charter provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the Whole Board is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board, but promotes continuity of management.

Exclusive Forum Selection

The Amended and Restated Charter requires, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of us; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of ours or any of our stockholders; (iii) any action or proceeding asserting a claim against us or any current or former director, officer or other employee of ours or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Amended and Restated Charter or the Amended and Restated Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Amended and Restated Charter or the Amended and Restated Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Amended and Restated Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Amended and Restated Charter provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Amended and Restated Charter provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Amended and Restated Charter.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of a corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Bylaws provide that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Amended and Restated Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by law.

The Amended and Restated Bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Registration Rights

Under the Registration Rights Agreement, we agreed to file a registration statement to register for resale under the Securities Act the shares of common stock and private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) held on the Closing Date by the Sponsor, certain holders of Founder Shares, EarlyBirdCapital and certain former stockholders of Legacy Getaround, and to provide such holders and their permitted transferees with certain other registration rights, including, among other things, customary “piggyback” registration rights, with respect to their shares of common stock, subject to certain requirements and customary conditions. For more information on the Registration Rights Agreement, please see the section entitled “Certain Relationships and Related Person Transactions — Registration Rights Agreement.”

Under the Convertible Notes Subscription Agreement, we agreed to file a registration statement to register for resale under the Securities Act the shares of common stock issued to the holders of Convertible Notes pursuant to the Convertible Notes Subscription Agreement, the Convertible Notes Warrants and the shares of common stock underlying the Convertible Notes and the Convertible Notes Warrants. The Convertible Notes Subscription Agreement also provides “piggy-back” registration rights to such holders, subject to certain requirements and customary conditions.

In addition, we agreed to register for resale the shares of common stock that we issued pursuant to an amendment to an advertising services agreement with iHeartMedia and pursuant to the 2022 Bridge Note Settlement Agreements.

As described above under “— Warrants,” we also agreed pursuant to the warrant agreement governing the public warrants to file a registration statement covering the shares of common stock issuable upon exercise of the public warrants.

Listing of Securities

Our common stock is listed on the NYSE under the symbol “GETR” and our public warrants are quoted on the OTC Pink Market under the symbol “GETRW.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and warrant agent for the warrants is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The Selling Securityholders may offer and sell, from time to time, their respective shares of common stock and warrants covered by this prospectus. For purposes of this section, the term “Selling Securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of common stock or warrants or interests in common stock or warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	settlement of short sales entered into after the date of this prospectus;

•	distribution to members, partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise

•	through loans or pledges, including to a broker-dealer or an affiliate thereof;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such distributees are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of common stock or warrants pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent such distributees are affiliates of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit them to use the prospectus to resell the securities acquired in the distribution.

A Selling Securityholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

A holder of warrants may exercise its warrants in accordance with the applicable warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such warrants, subject to any applicable provisions relating to cashless exercises in accordance with the applicable warrant agreement.

We have agreed to indemnify the Selling Securityholders party to the Registration Rights Agreement and the Convertible Notes Subscription Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of common stock or warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Registration Rights Agreement and the Convertible Notes Subscription Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Registration Rights Agreement and the Convertible Notes Subscription Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the rights and obligations under the Registration Rights Agreement and the Convertible Notes Subscription Agreement, see the section entitled “Description of Securities — Registration Rights.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Getaround, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, included in this prospectus have been so included in reliance on the report of dbbmckennon, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Getaround, Inc.’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at getaround.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

F
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1

Getaround, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$24,537	$15,624
Accounts receivable, net	768	853
Prepaid expenses and other current assets	7,660	10,131

Total Current Assets	$32,965	$26,608
Property and equipment, net	7,943	8,504
Operating lease right-of-use assets, net	11,804	12,162
Goodwill	93,613	95,869
Intangible assets, net	10,845	13,358
Other assets	6,817	4,635

Total Assets	$163,987	$161,136

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$10,784	$15,552
Accrued host payments and insurance fees	15,445	13,192
Operating lease liabilities, current	2,355	2,268
Notes payable, current	1,595	19,904
Other accrued liabilities	44,611	48,107
Deferred revenue	1,547	684

Total Current Liabilities	$76,337	$99,707
Notes payable	33,250	2,122
Convertible notes payable ($66,390 and $40,370 measured at fair value, respectively)	66,489	40,469
Operating lease liabilities (net of current portion)	14,839	15,487
Deferred tax liabilities	257	212
Warrant liability	26	20

Total Liabilities	$191,198	$158,017

Commitments and contingencies (Note 11)
Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 93,105,059 and 92,827,281 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	$9	$9
Additional paid-in capital	862,462	859,163
Stockholder notes	(8,284)	(8,284)
Accumulated deficit	(906,920)	(875,955)
Accumulated other comprehensive income	25,522	28,186

Total Stockholders’ Equity (Deficit)	$(27,211)	$3,119

Total Liabilities and Stockholders’ Equity (Deficit)	$163,987	$161,136

See accompanying notes to condensed consolidated financial statements.

Getaround, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Service revenue	$16,806	$11,199
Lease revenue	350	321

Total Revenues	$17,156	$11,520

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	$1,916	$1,345
Lease	40	39
Sales and marketing	3,232	3,640
Operations and support	14,610	12,102
Technology and product development	4,119	3,839
General and administrative	13,949	14,368
Depreciation and amortization	3,873	2,482

Total Operating Expenses	$41,739	$37,815

Loss from Operations	$(24,583)	$(26,295)
Other Income (Expense)
Convertible promissory note and note payable fair value adjustment	(17,381)	2,920
Warrant liability fair value adjustment	(6)	(11)
Interest income (expense), net	(95)	206
Other income, net	11,151	210

Total Other Income (Expense)	$(6,331)	$3,325

Loss before Benefit for Income Taxes	$(30,914)	$(22,970)
Income Tax Expense (Benefit)	51	(171)

Net Loss	$(30,965)	$(22,799)
Change in fair value of the convertible instrument liability	(353)	—
Foreign Currency Translation (Loss) Gain	(2,311)	821

Comprehensive Loss	$(33,629)	$(21,978)

Net Loss Per Share Attributable to Stockholders (Note 15):
Basic	(0.32)	(0.25)
Diluted	(0.32)	(0.25)
Weighted average shares outstanding (Basic and Diluted)	96,675,724	92,308,288
See accompanying notes to condensed consolidated financial statements

Getaround, Inc.
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(Unaudited)
(in thousands, except share and per share data)

	Stockholders’ Equity
	Common Stock			Additional Paid-in Capital		Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Stockholder Notes		Accumulated Deficit
Balance, December 31, 2022	92,085,974	$9	$(8,284)	$845,888	$(762,009)	$(6,104)	$69,500
Stock-based compensation	—	—	—	3,565	—	—	3,565
Commitment to issue common stock for iHM prepaid ad	—	—	—	370	—	—	370
Foreign currency translation loss	—	—	—	—	—	821	821
Net loss	—	—	—	—	(22,799)	—	(22,799)

Balance, March 31, 2023	92,085,974	$9	$(8,284)	$849,823	$(784,808)	$(5,283)	$51,457

See accompanying notes to condensed consolidated financial statements.

Getaround, Inc.
Condensed Consolidated Statements of Changes in Stockholders’ Deficit
(Unaudited)
(in thousands, except share and per share data)

	Stockholders’ Equity (Deficit)
	Common Stock			Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Stockholder Notes
Balance, December 31, 2023	92,827,281	$9	$(8,284)	$859,163	$(875,955)	$28,186	$3,119
Stock-based compensation	—	—	—	3,299	—	—	3,299
RSUs vested	277,778	—	—	—	—	—	—
Foreign currency translation loss	—	—	—	—	—	(2,311)	(2,311)
Change in fair value of the convertible instrument liability	—	—	—	—	—	(353)	(353)
Net loss	—	—	—	—	(30,965)	—	(30,965)

Balance, March 31, 2024	93,105,059	$9	$(8,284)	$862,462	$(906,920)	$25,522	$(27,211)

See accompanying notes to condensed consolidated financial statements

Getaround, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash Flows from Operating Activities
Net loss	$(30,965)	$(22,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,873	2,482
Provision for bad debts	1,320	2,176
Stock-based compensation	3,299	3,565
Change in fair value - convertible instrument liability	25,666	(2,920)
Change in fair value – notes payable	(8,285)	—
Change in fair value – warrant liability	6	11
Change in fair value – prepaid ad inventory	51	—
Non-cash lease expense	327	270
Gain from disposal of property and equipment	(5)	(19)
Loss from foreign currency remeasurement	141	212
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,250)	(1,837)
Prepaid expenses and other current assets	2,367	589
Operating leases liabilities	(530)	(446)
Other assets	(2,248)	(1,112)
Accounts payable	(4,701)	173
Accrued host payments and insurance fees	2,526	1,345
Accrued expenses and other liabilities	(3,651)	(3,898)
Deferred taxes	52	(191)
Deferred revenue	876	823

Net Cash Used in Operating Activities	$(11,131)	$(21,576)

Cash Flows from Investing Activities
Purchases of property and equipment	$(31)	$(396)
Capitalized software	(878)	(1,264)
Proceeds from sale of property and equipment	10	9

Net Cash Used in Investing Activities	$(899)	$(1,651)

Cash Flows from Financing Activities
Proceeds from issuance of Mudrick Super Priority Note, net of issuance costs	$21,180	$—
Repayment of PGE loan	—	(363)

Net Cash Provided by (Used in) Financing Activities	$21,180	$(363)

Effect of Foreign Currency Translation on Cash	(237)	232

Net change in cash and cash equivalents and restricted cash and cash equivalents	8,913	(23,358)
Cash and Cash Equivalents and Restricted Cash, beginning of period	15,624	67,894

Cash and Cash Equivalents and Restricted Cash, end of period	$24,537	$44,536

Getaround, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same such amounts shown above:

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash and cash equivalents	$24,537	$40,936
Restricted cash included in current assets	—	3,600

Total Cash, Cash Equivalents and Restricted Cash at the End of Period	$24,537	$44,536

See accompanying notes to condensed consolidated financial statements.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Nature of Business and Basis of Presentation
Organization and Nature of Business
InterPrivate II Acquisition Corp. (“InterPrivate II”) was a special purpose acquisition company formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.
On December 8, 2022 (the “Closing Date”), InterPrivate II completed the business combination (“2022 Business Combination”) pursuant to the merger agreement dated May 11, 2022 (as amended, the “Merger Agreement”), by and among, InterPrivate II, TMPST Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of InterPrivate II (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of InterPrivate II (“Second Merger Sub”) and Getaround, Inc., a Delaware corporation (“Legacy Getaround”). Pursuant to the terms of the Merger Agreement, a business combination between InterPrivate II and Legacy Getaround was effected through the merger of First Merger Sub and Legacy Getaround, with Legacy Getaround emerging as the surviving company, followed by a merger between Legacy Getaround and Second Merger Sub, with Second Merger Sub emerging as the surviving company as a wholly owned subsidiary of InterPrivate II. In connection with the finalization of the 2022 Business Combination, InterPrivate II changed its name to Getaround, Inc. (“Getaround” or the “Company”) and Second Merger Sub changed its name to Getaround Operations LLC.
The Company, through its wholly owned subsidiary Getaround Operations LLC, is an online car rental service company headquartered in San Francisco, California. The Company provides peer-to-peer
car-sharing
service powered by its proprietary technology, which allows car owners to earn income sharing their cars with pre-qualified
drivers on the Company’s network. As of March 31, 2024, the Company operated globally in major U.S. cities and certain European markets, including France and Norway.
Basis of Accounting
These unaudited interim condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) for interim financial information and with the instructions to Form
10-Q
and Article 10 of the U.S. Securities and Exchange Commission (“SEC”) Regulation
S-X.
The condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included in our Annual report on Form
10-K
for the year ended December 31, 2023 (the “Annual Report”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted pursuant to SEC rules and regulations dealing with interim financial statements. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods.
The Company qualifies as an emerging growth company (“EGC”) and as such, has elected the extended transition period for complying with certain new or revised accounting pronouncements. During the extended transition period, the Company is not subject to certain new or revised accounting standards applicable to public companies. The accounting pronouncements pending adoption as described in Note 2 “Recently Issued Accounting Standards Not Yet Adopted” reflect effective dates for the Company as an EGC with the extended transition period.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the unaudited consolidated financial statements herein.
Going Concern and Liquidity
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had net loss of $31.0 million for the three months ended March 31, 2024, and $22.8 million for three months ended March 31, 2023. The Company expects operating losses and negative cash flows to continue for the foreseeable future as it continues to develop and promote its platform, as well as to grow its user base through new markets.
As of March 31, 2024 and December 31, 2023, the Company had $24.5 million and $15.6 million, respectively, in unrestricted cash and cash equivalents available to fund future operations. The Company’s capital requirements will depend on many factors and the Company may need to use available capital resources and/or raise additional capital earlier than currently anticipated. As the Company pursues additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company or its stockholders. For example, additional debt and/or equity financing may result in substantial dilution to the Company’s stockholders.
If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities to reduce costs, which will likely have an unfavorable effect on the Company’s ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern within one year after the date the financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
2. Summary of Significant Accounting Policies
The summary of significant accounting policies to the audited consolidated financial statements in the Annual Report includes a discussion of the significant accounting policies used in the preparation of the Company’s consolidated financial statements.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. The most significant matters involving management’s estimates include those related to accounts receivable, claims allowances, assessment of possible impairment of its intangible and long-lived assets, valuation of deferred income tax assets, fair value of warrant liability, certain convertible notes payable and stock-based awards. Actual results may ultimately differ from management’s estimates.
Recently Issued Accounting Standards Not Yet Adopted
In December 2023, the FASB issued ASU
No. 2023-09,
Improvements to Income Tax Disclosures (Topic 740)
. The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU will likely result in the required additional disclosures being included in our consolidated financial statements, once adopted.
There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.
3. Fair Value Measurements
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, convertible promissory notes, warrant commitment liability, and warrant liability. The recorded carrying amounts of cash, accounts receivable and accounts payable approximates fair value due to their short-term nature. The balances outstanding under the notes payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates.
Assets and liabilities recognized at fair value on a recurring basis in the consolidated balance sheets consists of cash and cash equivalents, convertible promissory notes, warrant commitment liability, and warrant liability. These items are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The following tables summarize the Company’s financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

	Fair Value Measurement
December 31, 2023	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$—	$—	$(20)
Mudrick convertible notes	—	—	(40,370)
Super priority note payable	—	—	(18,568)

	Fair Value Measurement
March 31, 2024	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$—	$—	$(26)
Mudrick convertible notes	—	—	(66,390)
Super priority note payable	—	—	(31,463)
Warrants
The Company measures its warrant liability at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the warrant liability related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment within the consolidated statements of operations and comprehensive loss.
The fair value of the warrant liability, as of March 31, 2024 were estimated using a Monte Carlo simulation model. The significant unobservable inputs for the Monte Carlo model include the stock price, exercise price,

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

risk-free rate of return, time to expiration, and the volatility. An increase or decrease in the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.
The Company calculated the estimated fair value of the private warrants as of March 31, 2024 and December 31, 2023, respectively, using the following assumptions:

March 31, 2024
Stock price	$0.31
Exercise price	$11.50
Risk-free interest rate	4.29%
Time to expiration (years)	3.69
Expected volatility	75.33%
Fair value per warrant	$0.006

December 31, 2023
Stock price	$0.24
Exercise price	$11.50
Risk-free interest rate	3.89%
Time to expiration (years)	3.94
Expected volatility	77.15%
Fair value per warrant	$0.004
The following table presents changes in the Level 3 liabilities measured at fair value for the periods indicated (in thousands):

	Private Warrants
	March 31, 2024	December 31, 2023
Balance (beginning of period)	$20	$247
Additions	—	—
Fair value measurement adjustments	6	(227)
Exercised	—	—

Balance (end of period)	$26	$20

During the three months ended March 31, 2024 and year ended December 31, 2023, the Company had no transfers between levels of the fair value hierarchy of its assets and liabilities that are measured at fair value.
Convertible Notes Payable and Super Priority Note Payable
The Company measures its convertible promissory notes and the Super Priority Note Payable at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes related to updated assumptions and estimates were recognized as a convertible promissory note fair value adjustment within the consolidated statements of operations and comprehensive loss.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

In determining the fair value of the Mudrick Convertible Notes and the Super Priority Note Payable as of March 31, 2024, the Company used a market-based approach. The valuation method utilized a negotiated discount rate and a market yield rate which are unobservable inputs.
An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.
The Company calculated the estimated fair value of the Mudrick Convertible Notes and Mudrick Super Priority Note Payable as of March 31, 2024 and December 31, 2023, respectively, using the following assumptions:

	March 31, 2024	December 31, 2023
	Mudrick Convertible Note
Issuance date	12/8/2022	12/8/2022
Maturity date	12/8/2027	12/8/2027
Interest rate (PIK)	10.00%	10.00%
Expected volatility factor	75.80%	92.60%
Risk-free interest rate	4.30%	3.90%
Estimated market yield	50.00%	50.00%

	March 31, 2024	December 31, 2023
	Mudrick Super Priority Note Payable
Inception date	12/11/2023	12/11/2023
Maturity date	8/7/2026	8/7/2024
Interest rate	15.00%	15.00%
Estimated market yield	30.00%	30.00%
Discount period (years)	2.35	0.60
Discount factor	0.50	0.84
The following table presents changes in the Level 3 convertible promissory notes and Super Priority Note Payable measured at fair value for the periods indicated (in thousands):

	March 31, 2024
	Mudrick Convertible Notes	Mudrick Super Priority Note Payable
Balance (beginning of period)	$40,370	$18,568
Additions	—	21,180
Fair value measurement adjustments	26,020	(8,285)

Balance (end of period)	$66,390	$31,463

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

4. Revenue
The following table presents the Company’s revenues disaggregated by geography (in thousands):

	Three Months Ended March 31,
	2024	2023
Service revenue:
United States	$11,389	$6,846
Europe	5,417	4,353

Total service revenue	$16,806	$11,199

Lease revenue:
United States	$120	$213
Europe	230	108

Total lease revenue	350	321

Total Revenue	$17,156	$11,520

Contract Balances
Contract assets include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. The contract assets are reclassified to receivables when the rights become unconditional. The Company’s contract assets as of March 31, 2024 and December 31, 2023 in the amount of $0.5 million and $0.6 million, respectively, are included in prepaid expenses and other current assets on the consolidated balance sheets. The contract assets are typically invoiced within a month of recognition. The Company’s contract assets as of January 1, 2024 and 2023 amounted to $0.6 million and $0.6 million, respectively.
Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. Contract liabilities are realized when services are provided to the customer. Contract liabilities as of March 31, 2024 and December 31, 2023 in the amount of $1.5 million and $0.6 million, respectively, are reported as a component of current liabilities on the consolidated balance sheets. All opening amounts of the December 31, 2023 and 2022 contract liabilities were recognized during the periods ended March 31, 2024 and December 31, 2023, respectively. The Company’s contract liabilities as of January 1, 2024 and 2023 amounted to $1.5 million and $0.7 million, respectively.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

5. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
Insurance	$3,083	$2,234
Rent	893	2,226
Sales tax	786	909
Subscriptions	735	779
Contract assets	540	619
Advertising services	167	261
Deposits, current	163	1,547
Compensation	17	119
Consulting	4	28
Other	1,272	1,409

Prepaid Expenses and Other Current Assets	$7,660	$10,131

6. Property and Equipment, Net
Property and equipment, net, consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
Leasehold improvements	$11,971	$11,979
Vehicles and vehicle equipment	3,488	3,595
Office equipment and furniture	1,214	1,217
Computer equipment	933	998
Less: accumulated depreciation and amortization	(9,663)	(9,285)

Property and Equipment, Net	$7,943	$8,504

Total depreciation expense for the three months ended March 31, 2024 and 2023 was $0.3 million and $0.6 million, respectively.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

7. Goodwill and Other Intangible Assets, Net
Other Intangibles Assets, Net
The following is a summary of the components of intangible assets and the related amortization expense (in thousands):

	March 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- average remaining life (years)
Developed technology	$11,974	$(11,782)	$192	0.04
Customer relationships	39,170	(34,899)	4,271	0.9
Trade names	316	(316)	—	—
Capitalized software costs—work in progress (“WIP”)	6,382	—	6,382	N/A

Total other intangible assets	$57,842	$(46,997)	$10,845	0.8

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- average remaining life (Years)
Developed technology	$12,235	$(11,452)	$783	0.3
Customer relationships	39,921	(32,896)	7,025	0.9
Trade names	323	(323)	—	—
Capitalized software costs—work in progress (“WIP”)	5,550	—	5,550	N/A

Total other intangible assets	$58,029	$(44,671)	$13,358	0.8

For the three months ended March 31, 2024 and 2023, amortization expense amounted to $3.3 million and $1.9 million, respectively.
Expected future amortization expense for intangible assets as of March 31, 2024 is as follows (in thousands):

Year ended December 31,
2024	$4,308
2025	2,071
2026	1,276
2027	1,276
Thereafter	1,914

Total	$10,845

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Goodwill
The changes in the carrying amount of goodwill were as follows (in thousands):

	March 31, 2024	December 31, 2023
Beginning Balance	$95,869	$92,728
Foreign currency translation	(2,256)	2,323
Additions from acquisitions		818
Impairment	—	—

Ending Balance	$93,613	$95,869

8. Other Accrued Liabilities
Other accrued liabilities consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
Sales and other tax	$18,302	$18,279
Claims payable	15,527	19,235
Compensation	4,962	2,175
Professional services	3,500	4,861
Vehicle leases	227	361
Insurance	22	21
Other	2,071	3,175

Other Accrued Liabilities	$44,611	$48,107

9. Notes Payable
Convertible Notes Payable
iHeart Media Note Payable
In April 2018, the Company entered into an advertising agreement with a media company whereby the media company will provide advertising services to the Company and the Company will pay for these services through a combination of convertible notes and cash. Interest is accrued monthly on the notes at a rate of 1.5% per annum and increases to 8.0% in the event of default until the maturity date of five years from issuance date of the notes. The notes are convertible in the event of the Company receiving proceeds of $50.0 million or more in a sale of equity securities (a Qualified Financing) subsequent to April 1, 2019, upon the consummation of a qualified public offering of securities, or if the Company elects to convert the notes into shares issued in the next round of financing that did not constitute a Qualified Financing.
In the event that there was a next round of financing that did not constitute a Qualified Financing, the notes will automatically convert into those shares at maturity. The number of shares to be issued in the event of conversion is determined based on the price per share of the respective event based on the fixed amount of the note. In the event there is no subsequent round of financing, the notes would become due and payable.
In April 2018, the Company issued two convertible notes for a total amount of $1.5 million under the agreement noted above. These notes were considered to be the Initial Promotion Commitment Tranche of the Minimum Commitment Tranche of $3.5 million. At the same time, the Company made a cash payment of $0.6 million. The

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

entire Minimum Commitment Tranche and cash payment was initially recorded as a prepaid balance for advertising services included within prepaid expenses and other current assets. As advertising services are provided by the media company, they are recorded against the prepaid balance. At the issuance of the convertible note, a debt discount of $49.0 thousand was recorded and will be amortized over the contractual life of the convertible note. During 2020 the debt discount was fully amortized and an expense of $33.0 thousand was recognized.
Within 18 months from the effective date, the Company is obligated to issue another $2.0 million in convertible notes and $0.5 million cash payment covering advertising services, the Additional Promotion Commitment Tranche. The Additional Promotion Commitment Tranche combined with the Initial Promotion Commitment Tranche comprise the total Minimum Commitment Tranche of $3.5 million. These notes will be issued with the same terms as the previously issued convertible notes. As there was a legal obligation to issue the convertible notes and cash payment related to the Additional Promotion Commitment Tranche, a convertible note payable and a corresponding prepaid balance for advertising services were recorded on issuance of the Initial Promotion Commitment Tranche.
Additionally, the Company is entitled to, but not obligated to, issue Notes totaling to $11.5 million in principal (Maximum Additional Promotion Commitment Amount) followed by an additional amount of at least 22.5% of that value in cash.
In June 2019, the Company issued another convertible note for a total amount of $1.5 million, in connection with the Minimum Commitment Tranche followed by an additional $0.5 million in cash. In July 2019, the Company issued an additional convertible note for a total amount of $0.4 million, in connection with the Minimum Commitment Tranche. As of March 31, 2024 and December 31, 2023, the Company had a remaining contractual debt balance of $99.0 thousand, related to the Minimum Commitment Tranche. As of March 31, 2024, the Company has used $3.3 million in advertising services.
In December 2019, in accordance with the original terms, convertible notes amounting to $1.1 million and the applicable $16.0 thousand of interest were converted into 112,718 shares of Company’s Series D Preferred Stock.
October 2020, in accordance with the original terms, convertible notes amounting to $2.0 million and the applicable $54.0 thousand of interest were converted into 528,195 shares of Company’s Series E Preferred Stock.
In connection with the 2022 Business Combination on December 8, 2022, in accordance with the original terms, convertible notes amounting to $0.4 million and the applicable $12.0 thousand of interest were first converted into 100,951 shares of Legacy Getaround’s Series E Preferred Stock, which in turn were exchanged for 32,329 shares of the Company’s common stock.
For the three months ended March 31, 2024 and 2023, $1.0 thousand of interest expense was recognized during both periods.
Mudrick Convertible Notes
In connection with the 2022 Business Combination in December 2022, pursuant to the convertible note subscription agreement, dated May 11, 2022, as amended December 8, 2022, by and among InterPrivate II and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (“noteholders”), the Company issued

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

$175 million of senior secured convertible notes (“Mudrick Convertible
Notes
”). The Convertible Notes accrue interest payable semi-annually in arrears on December 15 and June 15 of each year, beginning on June 15, 2023, at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind).
Upon the occurrence, and during the continuation, of an event of default, an additional 2.00% will be added to the stated interest rate. The Mudrick Convertible Notes will mature on
December 8, 2027
, unless earlier converted, redeemed or repurchased.
The Mudrick Convertible Notes are convertible at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date. Conversions of the Mudrick Convertible Notes will be settled in shares of common stock.
The initial conversion rate of the Mudrick Convertible Notes is 86.96 shares of Getaround common stock per $1,000 principal amount of Mudrick Convertible Notes, which is equivalent to an initial conversion price of approximately $11.50 per share. The initial conversion price is subject to a downward adjustment to 115% of the average daily volume-weighted average trading price (“VWAP”) of Getaround common stock for the 90 trading days after the closing date, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to further adjustments including adjustments in connection with certain issuances or deemed issuances of common stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the Mudrick Convertible Notes.
The Mudrick Convertible Notes are redeemable at any time by the Company, in whole but not in part, for cash, at par plus accrued and unpaid interest to, but excluding, the redemption date, plus certain make-whole premiums.
In connection with the execution of the note subscription agreement, the Company agreed to issue warrants, that were subject to adjustment whereby the minimum and maximum number of warrants was 1,750,000 and 7,000,000, and have an exercise price of $11.50. As such, on May 4, 2023, the Company issued 7,000,000 warrants that are in substantially the same form as the Company’s public warrants.
Additionally, 266,156 shares of common stock were issued to Mudrick entities as Equitable Adjustment Shares pursuant to the convertible note subscription agreement. In exchange for the issuance of the Mudrick Convertible Notes and commitment to issue warrants, the Company agreed to pay a backstop fee of $5.2 million through a reduction of proceeds. The proceeds from the issuance of the Mudrick Convertible Notes and warrant commitment liability were $169.8 million.
Upon the occurrence of a fundamental change (such as a person or group obtaining a controlling interest in the Company, sale of substantially all of the Company’s asset, liquidation of the Company, or ceasing to be listed on The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market), subject to certain conditions and limited exceptions, holders may require the Company to repurchase for cash all or any portion of the Mudrick Convertible Notes in principal amounts of $1,000 or an integral multiple thereof, at a fundamental change repurchase price equal to the principal amount of the Mudrick Convertible Notes to be repurchased plus certain make-whole premiums, plus accrued and unpaid interest to, but excluding, the repurchase date.
On June 23, 2023 and July 7, 2023, and again on October 11, 2023 the Company received written notices from U.S. Bank Trust Company, National Association, in its capacity as trustee under the indenture governing the Mudrick Convertible Notes, for its failure to comply with the covenant of timely filing the Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 and its Quarterly Report on Form
10-Q
for the quarterly periods ended March 31, 2023. As of December 31, 2023, all events of default have been remediated.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Event of default for Mudrick Convertible Note
On August 23, 2023, September 6, 2023, and December 6, 2023, in lieu of acceleration of the repayment obligation as a result of an event of default for not timely filing the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2022, and its Quarterly Report on Form
10-Q
for the quarterly period ended March 31, 2023 and June 30, 2023, respectively, the Company elected to pay additional interest on the notes at a rate per annum equal to (a) one quarter of one percent (0.25%) of the principal amount for the first ninety (90) days during which the event of default continues, and, thereafter, (b) one half of one percent (0.50%) of the principal amount for the ninety first (91st) through the one hundred and eightieth (180th) day during which the event of default continues, provided, however, that in no event will any such special interest accrue on any day at a combined rate per annum that exceeds one half of one percent (0.50%). Following such elections, the convertible notes will be subject to acceleration from, and including, the one hundred and eighty first (181st) calendar day on which such event of default has occurred and is continuing or if the Company fails to pay any accrued and unpaid special interest when due. Special interest will cease to accrue from, and including, the earlier of (x) the date such event of default is cured or waived and (y) such one hundred and eighty first (181st) calendar day. The Company has since cured all continuing reporting defaults by filing its delinquent Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 on November 16, 2023, and its delinquent Quarterly Reports on Form
10-Q
for the quarterly periods ended March 31, 2023 and June 30, 2023, respectively, on December 15, 2023.
The Mudrick Convertible Notes were accounted for at fair value with changes in fair value being recognized under
Convertible Promissory Note and Note Payable Fair Value Adjustment
within the income statement (See Note 3—Fair Value Measurements for a discussion of fair value accounting in connection with the Mudrick Convertible Notes).
The Company’s convertible notes payable balance was as follows (in thousands):

	March 31, 2024	December 31, 2023
iHeart Convertible Note	$99	$99
Mudrick Convertible Notes measured at fair value	66,390	40,370

Total Convertible Notes Payable	$66,489	$40,469

Notes Payable
Prêt Guaranty par l’État (“PGE”) Loan
In response to the
COVID-19
Pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through December 31, 2020. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, the Company entered into loan agreements with three French lenders for a total of 4.5 million euros of notes payable, of which, 3.0 million euros of the notes were interest free with the remaining 1.5 million euros having a 2.25% fixed interest rate and a recurring annual payment of 0.3 million euros beginning September 2021 through September 2025. The notes payable of 3.0 million euros matured during November 2021 and were to be paid in full.
During January 2021, the payment terms of the 1.5 million euros loan were amended to have a recurring quarterly payment of 75.0 thousand euros beginning September 2021 through June 2026. On July 13, 2021, the

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Company entered into a discussion to amend the PGE loan terms to defer first payments on 3.0 million euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3.0 million euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE loan was made through two agreements. Effective August 3, 2021, the first agreement deferred a first payment, where the principal of 0.6 million euros was to be paid in full, from November 2021 to be paid in monthly installments of 12.0 thousand euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2.4 million euros was to be paid in full, from November 2021 to be paid in monthly installments of 49.0 thousand euros beginning November 2022 through November 2026 and added a 1.44% fixed interest rate.
During December 2022, the Company recognized 51.0 thousand euros, an additional guaranteed commission loan expense to the French Government paid by the French lenders on the Company’s behalf, increasing the amount owed by the Company to the French lenders.
As of March 31, 2024, 1.5 million euros, or $1.6 million was classified within short-term debt and the total remaining outstanding principal was 3.1 million euros, or $3.4 million. For the three months ended March 31, 2024 and 2023, 8.9 thousand euros and 18.3 thousand euros, or $9.6 thousand and $19.8 thousand of interest expense was recognized, respectively.
Mudrick Bridge Note
On August 7, 2023 the Company entered into a promissory note (the “Note”) with Mudrick Capital Management for an aggregate principal amount of $3,000,000 to provide additional capital to the Company. The Note has a maturity date of September 7, 2023 (the “Maturity Date”) and bears an interest rate of 15.00% per annum compounded daily. The Note is unsecured, but the Company expects it to be exchanged for a similar, secured note as soon as is practicable, and such secured note may be exchanged for a new convertible promissory note or other security in connection with a larger, longer-term financing prior to the Maturity Date. If the principal and accrued interest under the Note is repaid in cash, a principal repayment premium of 100% applies.
On September 8, 2023, the Company entered into a Refinancing Transaction of the Note. In the Refinancing Transaction, among other things, (i) the Company repaid in full the principal and unpaid accrued interest under the Note; and (ii) the Company received new funding under the Mudrick Super Priority Note in an aggregate principal amount of $15,040,685.
Mudrick Super Priority Note
On September 8, 2023, the Company issued and sold to Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Purchaser”), a super priority note in an aggregate amount of $15,040,685 (as amended and restated from time to time, the “Super Priority Note”). The Note accrued interest monthly beginning on October 15, 2023, at a rate of 15.00% per annum. Upon the occurrence, and during the continuation, of an Event of Default, an additional 2.00% will be added to the stated interest rate. The Super Priority Note was to mature on August 7, 2024, at which time the principal and accrued interest would become due, payable in cash, unless earlier redeemed or repurchased.
On December 11, 2023, the Company amended and restated the Super Priority Note to reflect an increased aggregate principal amount of $18,635,500, which was comprised of the original $15,040,685 principal amount under the Super Priority Note, $594,815 in accrued interest on the Super Priority Note as of December 11, 2023, and an additional principal amount of $3,000,000 to provide additional capital to the Company (the “A&R Super Priority Note”). The A&R Super Priority Note accrued interest monthly, at a rate of 15.00% per annum.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

On January 12, 2024, the Company and Mudrick further amended and restated the Super Priority Note to reflect an increased aggregate principal amount of $20,880,922, which was comprised of the original $18,635,500 amount under the A&R Super Priority Note, $245,422 in accrued interest as of January 12, 2024, and an additional principal amount of $2,000,000 to provide additional capital to the Company (the “Second Amended and Restated Super Priority Note” or “Second A&R Super Note”).
On January 19, 2024, the Company and Mudrick further amended and restated the Super Priority Note to reflect an increased aggregate principal amount of $23,941,032, which was comprised of the original $20,880,922 amount under the Second A&R Super Priority Note, $60,110 in accrued interest as of January 19, 2024, and an additional principal amount of $3,000,000 to provide additional capital to the Company (the “Third Amended and Restated Super Priority Note” or “Third A&R Super Note”).
On February 7, 2024, the Company and Mudrick further amended and restated the Super Priority Note to reflect an increased aggregate principal amount of $40,303,393, which is comprised of the original $23,941,032 amount under the Third A&R Super Priority Note, $189,940 in accrued interest as of February 7, 2024, and an additional principal amount of $16,172,421 to provide additional capital to the Company (the “Fourth Amended and Restated Super Priority Note” or “Fourth A&R Super Note”).
The Fourth A&R Super Note accrues interest monthly beginning on February 7, 2024, at a rate of 15.00% per annum, which interest rate, upon the occurrence, and during the continuation, of an Event of Default (as defined therein), will be increased by 2.00%. The Fourth A&R Super Note will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased. See Note 18—Subsequent Events for an additional amendment subsequent to March 31, 2024.
Event of default for Mudrick Super Priority Note
Effective as of February 26, 2024 (the “Appointment Date”), the Company’s Board of Directors (the “Board”) appointed Mr. Eduardo Iniguez as a Class II director (the “Appointment”) for a term expiring at the annual meeting of stockholders to be held in respect of the Company’s fiscal year ending December 31, 2023. As a result of the Appointment, the total number of members of the Board from the Appointment Date through April 28, 2024, was six (the “Board Size”), including two directors in each class. Pursuant to the Third A&R Super Note and the Fourth A&R Super Note, the Board Size may have constituted an Event of Default under the Super Priority Note (the “Event of Default”). In connection with the Event of Default, the Company has taken the following remedial actions: (i) the Company requested to amend relevant sections of the Super Priority Note so as to provide for a total of six members of the Board, including two directors in each class; (ii) the Company has requested a waiver (effective as of the Appointment Date) by Mudrick of the Event of Default under the Super Priority Note resulting from the Board Size; and (iii) the Company has requested a waiver (effective as of the Appointment Date) by the Holders of a majority in aggregate principal amount of the Mudrick Convertible Notes currently outstanding of the cross default under the Indenture triggered by the Event of Default under the Super Priority Note. Effective as of April 29, 2024, with the issuance of the Fifth A&R Note, the Super Priority Note has been amended and restated to cure the Event of Default resulting from the Board Size. See Note 18—Subsequent Events for additional information regarding the Fifth A&R Note. The Company continues to discuss the requested waivers with Mudrick.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

The Company’s notes payable balances were as follows (in thousands):

	March 31, 2024	December 31, 2023
PGE Loan	3,382	3,458
Mudrick Super Priority Note (at fair value)	31,463	18,568

Total Notes Payable	34,845	22,026
Less: short-term portion of PGE Loan	(1,595)	(1,336)
Less: short-term portion of Mudrick Super Priority Note	—	(18,568)

Total Notes Payable, less current portion	$33,250	$2,122

The notes payable future principal payments as of March 31, 2024 are as follows (in thousands):

Year ended December 31,
2024	1,306
2025	1,150
2026	32,389
Thereafter	—

Total	$34,845

10. Leases
The Company leases corporate office facilities, short-term parking spaces and miscellaneous office equipment under operating lease agreements. The Company’s lease agreements have terms not exceeding eight years. As of March 31, 2024, the Company does not have any finance leases.
The Company elects not to apply the lease recognition requirements to the short-term leases. Accordingly, the Company recognize lease payments related to the short-term leases in the statements of operations and comprehensive loss on a straight-line basis over the lease term which has not changed from prior recognition.
For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to compute the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. When determining lease term, the Company considers renewal options that are reasonably certain to exercise and termination options that are reasonably certain to be exercised, in addition to the non-cancellable
lease term.
Certain of the Company’s real estate leasing agreements include terms requiring the Company to reimburse the lessor for its share of real estate taxes, insurance, operating costs and utilities which are accounted for as variable lease costs when incurred since the Company has elected to not separate lease and non-lease
components, and hence are not included in the measurement of lease liability.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

The components of lease expense and income for the periods indicated are as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Operating lease costs	$827	$827
Short-term lease costs	185	256
Variable lease costs (1)	227	217
Sublease income	(350)	(321)

Total Lease Costs	$889	$979

(1)	Variable lease cost primarily relates to common area maintenance and property taxes on leased real estate.
Operating lease costs are included within general and administrative within the consolidated statements of operations. Short-term lease costs are included within general and administrative and operating expenses within the consolidated statements of operations. Variable lease costs are included within operating expenses, and sublease income is included within revenue within the consolidated statements of operations.
Other information related to leases for the periods indicated are as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Operating cash flows used for lease liabilities	$1,030	$1,003
The weighted average remaining lease term for our operating leases was 5.3 years, and the weighted average discount rate for the Company’s operating leases was 11.6%.
The Company calculated the weighted-average discount rates using incremental borrowing rates, which equal the rates of interest that it would pay to borrow funds on a fully collateralized basis over a similar term.
Future minimum payments under operating leases as of March 31, 2024, are as follows (in thousands):

Year ending December 31,
From April 1, 2024 to December 31, 2024	$3,136
2025	4,263
2026	4,362
2027	4,463
2028	4,567
Thereafter	2,113

Total undiscounted future cash flows	$22,904
Less: Imputed interest	(5,710)

Total	$17,194

11. Commitments and Contingencies
Commitments
As of March 31, 2024, there were no material changes outside the ordinary course of business to the Company’s commitments, as disclosed in the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2023.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Legal Proceedings
In addition to the litigation matters described below, from time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against it that could have a material adverse effect on its business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including its proprietary business information and intellectual property and that of its clients and personally identifiable information of its employees and contractors, cyber-attacks, data breaches and non-compliance
with its contractual or other legal obligations.
A liability and related charge are recorded to earnings in the Company’s consolidated financial statements for legal contingencies when the loss is considered probable, and the amount can be reasonably estimated. The assessment is re-evaluated
each accounting period and is based on all available information, including discussion with outside legal counsel. If a reasonable estimate of a known or probable loss cannot be made, but a range of probable losses can be estimated, the low-end
of the range of losses is recognized if no amount within the range is a better estimate than any other. If a material loss is reasonably possible, but not probable and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the consolidated financial statements. The Company expenses legal fees as they are incurred.
Kenareki Litigation
In 2020 the Company became involved in certain litigation filed by a former contractor of the Company alleging various Labor Code violations by the Company. The former contractor has asserted claims on a class wide basis and seeks to represent all California contractors and California non-exempt
employees from July 2016 to the present. Based upon the Company’s investigation, the Company does not believe the plaintiff’s claims against the Company are valid, and in January of 2023 the parties reached a tentative settlement of this matter for an amount the Company does not consider to be material.
Dean Litigation
In October of 2019 two personal injury actions were filed in the San Francisco Superior Court against the Company related to a fatal accident in July of 2019 involving a car reserved through the Getaround platform, naming the driver, the vehicle owner and the Company as defendants (Dean v. Getaround, et al., San Francisco Superior Court Case No. CGC
19-579835;
Dean v. Getaround, et al., San Francisco Superior Court Case No. CGC
19-580369).
The Company and the plaintiffs have reached an agreement in principle to settle these matters for an aggregate amount that does not exceed the limits of the applicable insurance policies maintained by the Company.
Broadspire Litigation
On March 5, 2021, the Company filed a complaint against its former third-party insurance claims administrator, Broadspire Services, Inc. alleging negligence and breach of contract leading to losses suffered by the Company (Getaround v. Broadspire, San Francisco Superior Court Case No.
CGC-21-590022).
The defendant filed a cross-complaint for amounts allegedly owed by the Company for services rendered by Broadspire. On February 22, 2024, the Company agreed to the terms of a settlement of the civil suit the Company filed against Broadspire and the related cross complaint filed by Broadspire against the Company. On March 14, 2024, Broadspire made a settlement payment to the Company in the amount of $15 million, in exchange for the dismissal of all claims and counterclaims amongst the parties in connection with the civil suit and related cross complaint. The $15 million settlement payment, less fees for legal services paid to counsel to the Company and other legal costs, resulted in a net payment to the Company of approximately $10.3 million.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Garfield Litigation
In April of 2023, an action for attorneys’ fees and expenses was filed in the Court of Chancery for the State of Delaware against the Company (Garfield v. Getaround, Court of Chancery for the State of Delaware C.A. #
2023-0445-MTZ).
The complaint alleges the plaintiff was a stockholder of InterPrivate II Acquisition Corp. (“IPVA”) who proposed certain amendments to IPVA’s certificate of incorporation, which, if implemented, would enable IPVA to avoid violating provisions of the Delaware General Corporation Law regarding corporate voting structures. The complaint further alleges such amendments were enacted in response to the plaintiff’s notice, and the plaintiff is therefore entitled to receive an award of attorneys’ fees and expenses from the Company as IPVA’s successor-in-interest,
under the Court of Chancery’s “corporate benefit” doctrine. The Company intends to continue to defend itself vigorously against this complaint.
As of March 31, 2024 and December 31, 2023, the Company had accrued $1.4 million and $1.6 million, respectively, related to various pending claims and legal actions. The Company does not believe that a material loss in excess of these accrued amounts is reasonably possible.
Indemnification
The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party. In some cases, the term of these indemnification agreements is perpetual. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future but have not yet been made.
The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that reduces the Company’s exposure and enables the Company to recover a portion of any future amounts paid. To date the Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. No liability associated with such indemnifications has been recorded to date.
12. Income Taxes
The Company’s effective tax rate from continuing operations was 0.4% for the three months ended March 31, 2024 and 0.7% for the three months ended March 31, 2023. The Company’s full allowance in the United States and various other foreign jurisdictions caused the quarterly effective tax rate to be different from the U.S. federal statutory tax rate.
The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s condensed consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its condensed consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company has no unrecognized tax benefits as of March 31, 2024 and March 31, 2023.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

13. Stock-Based Compensation
Restricted Stock Units
Restricted stock units (RSUs) activity for the three months ended March 31, 2024 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance, December 31, 2023	3,244,369	$5.30
RSUs granted	6,042,500	0.17
RSUs vested	(3,018,362)	1.21
RSUs canceled	(793,031)	3.89

Balance, March 31, 2024	5,475,476	$2.10

Stock Options
Stock option activity for the three months ended March 31, 2024 (in thousands, except share amounts and per unit data) is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance, December 31, 2023	7,997,004	$1.78	7.53	$10
Options granted	88,050,000	0.25	9.91	5,283
Options exercised	—	—	—	—
Options expired	(181,478)	4.16	—	4
Options forfeited	(192,833)	1.22	—	6

Balance, March 31, 2024	95,672,693	$0.37	9.73	$5,467

Vested and Exercisable, March 31, 2024	3,478,648	2.56	6.43	58

Vested and Exercisable and Expected to Vest, March 31, 2024	95,672,693	$0.37	9.73	$5,467

The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. The fair value of awards vested during the periods ended March 31, 2024 and 2023 was $0.6 million and $1.5 million, respectively. The weighted-average grant-date fair value of stock options granted during the periods ended March 31, 2024 and 2023 was $0.18 and $0.20 per share, respectively.
The following table summarizes the weighted-average assumptions used in the valuation of stock options granted:

	Three Months Ended March 31,
	2024	2023
Expected volatility (%)	73.5%	81.4%
Risk-free interest rate (%)	4.3%	3.6%
Expected dividend yield	—	—
Expected term (years)	6.8	6.0

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

The Company recognized stock-based compensation expense related to stock options of $1.3 million and $1.2 million for the three months ended March 31, 2024 and 2023, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Sales and marketing	$8	$17
Operations	102	190
Technology and product development	64	110
General and administrative	1,126	834

Total	$1,300	$1,151

As of March 31, 2024, there was $19.1 million of total unrecognized compensation cost related to unvested stock options granted under the plan that is expected to be recognized over a weighted-average period of 2.01 years.
The Company recognized stock-based compensation expense related to RSUs of $2.0 million and $2.4 million for the three months ended March 31, 2024 and 2023, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Sales and marketing	$84	$115
Operations	305	629
Technology and product development	797	898
General and administrative	813	772

Total	$1,999	$2,414

As of March 31, 2024, there was $10.6 million of total unrecognized compensation cost related to unvested RSUs that is expected to be recognized over a weighted-average period of 1.29 years.
14. Warrants
Upon the closing of the 2022 Business Combination, Legacy Getaround’s common stock warrants and convertible redeemable preferred stock warrants were exercised for Legacy Getaround common stock and redeemable preferred common stock, respectively, and subsequently converted into Getaround common stock.
Please refer to the table below for detail of warrant liability by type of warrant (in thousands):

	March 31, 2024	December 31, 2023
Private warrants	$26	$20

Total	$26	$20

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Number of outstanding warrants as of March 31, 2024 and December 31, 2023 was as follows:

	March 31, 2024	December 31, 2023
Public warrants	12,175,000	12,175,000
Private warrants	4,616,667	4,616,667

Total	16,791,667	16,791,667

InterPrivate II Public and Private Warrants
Upon the Closing, there were 5,175,000 and 4,616,667 outstanding public and private warrants, respectively, to purchase shares of the Company’s common stock that were issued by InterPrivate II prior to the 2022 Business Combination. Each whole warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the 2022 Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The warrants will expire five years after the completion of the 2022 Business Combination, or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the public warrants, except that the Private Placement Warrants and the common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the 2022 Business Combination. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the Sponsor, one of InterPrivate II’s directors or any of its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.
The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s common stock equals or exceeds $18.00 per share for any
20-trading
days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders. If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a cashless basis. In no event will the Company be required to net cash settle the warrant exercise.
Convertible Notes Warrants
On May 4, 2023, the Company issued 7,000,000 warrants to holders of
Mudrick
Convertible Notes, according to the terms of the convertible note subscription agreement. The Convertible Notes Warrants are in substantially the same form as the public warrants, and are aggregated with the public warrants.
At March 31, 2024, outstanding public and private warrants were 12,175,000 and 4,616,667, respectively. The public warrants are equity-classified and private warrants are liability-classified.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

15. Earnings (Loss) per Share
The following table provides the computation of net loss per share and weighted average shares of the Company’s common stock outstanding during the periods presented (in thousands, except share and per share amount):

	Three Months Ended March 31,
	2024	2023
Net loss	$(30,965)	$(22,799)
Basic and diluted weighted average common stock outstanding	96,675,724	92,308,288

Basic and diluted net loss per share	$(0.32)	$(0.25)
Since the Company was in a loss position for the period ended March 31, 2024 and 2023, basic net loss per share was the same as diluted net loss per share for the period presented.
The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in whole shares):

	Three Months Ended March 31,
	2024	2023
Stock options and restricted stock units outstanding (1)	101,148,169	12,957,947
Private Warrants	4,616,667	4,616,667
Public Warrants	12,175,000	5,175,000
Shares for Mudrick Convertible Notes	19,001,500	15,218,000
Mudrick Note Warrants	—	7,000,000
Shares for Mudrick PIK Notes	1,884,782	—

Total	138,826,118	44,967,614

(1)	Balances are inclusive of the common stock options legally exercised in exchange of the nonrecourse promissory notes.
16. Segment and Geographical Area Information
Segment Information
Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.
As such, the Company has determined that it operates as
one
operating segment.

Getaround, Inc.
Notes to Condensed Consolidated Financial Statements

Geographical Area Information
The table below summarizes the Company’s long-lived assets, which are comprised of property, equipment and operating lease right-of-use
assets, net of accumulated depreciation, by geographical area:

	March 31, 2024	December 31, 2023
United States	$18,072	$18,883
Europe	1,675	1,783

Total	$19,747	$20,666

(See Note 4 – Revenue for the Company’s revenues disaggregated by geography).
17. Related Party Transactions
Mudrick Capital Management L.P.
In the first quarter of 2024, Mr. Jason Mudrick joined the Company’s Board of Directors. Mr. Mudrick holds an interest in Mudrick Capital Management L.P.; for which the Company has issued convertible debt and notes payables described in Note 9—Notes Payable and Note 18—Subsequent Events. As Mr. Mudrick is now a member of the Board of Directors, these transactions are now considered related party transactions.
18. Subsequent Events
New Financing
On April 29, 2024, the Company and Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. (the “Purchaser”), amended and restated the Fourth A&R Super Note to reflect an increased aggregate principal amount of $61,677,504 (the “Fifth A&R Super Note”). The Fifth A&R Super Note will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased. This transaction constitutes a related party transaction.
Departure of Board Member and Appointment of New Board Members
Effective April 28, 2024, Dr. Jeff Russakow left Company’s Board of Directors. Effective May 6, 2024, Mr. Neil Salvage, Mr. Qais Sharif and Mr. Nikul Patel joined the Board of Directors.
There have been no other events or transactions that occurred subsequently that require recognition or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Getaround, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Getaround, Inc. and subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in mezzanine equity and stockholders' equity (deficit), and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced losses since its inception and expects operating losses and negative cash flows to continue for the foreseeable future, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ dbbmckennon
We have served as the Company's auditor since 2023
Newport Beach, California
March 28, 2024

Getaround, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$15,624	$64,294
Restricted cash	—	3,600
Accounts receivable, net	853	533
Prepaid expenses and other current assets	10,131	6,084

Total Current Assets	$26,608	$74,511
Property and equipment, net	8,504	10,451
Operating lease right-of-use assets, net	12,162	13,284
Goodwill	95,869	92,728
Intangible assets, net	13,358	11,028
Deferred tax assets	—	46
Other assets	4,635	3,371

Total Assets	$161,136	$205,419

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$15,552	$3,652
Accrued host payments and insurance fees	13,192	11,780
Operating lease liabilities, current	2,268	1,923
Notes payable, current	19,904	1,211
Warrant commitment liability	—	320
Other accrued liabilities	48,107	37,360
Deferred revenue	684	698

Total Current Liabilities	$99,707	$56,944
Notes payable, net of current portion	2,122	3,198
Convertible notes payable ($40,370 and $56,743 measured at fair value, respectively)	40,469	56,842
Operating lease liabilities (net of current portion)	15,487	17,715
Deferred tax liabilities	212	973
Warrant liability	20	247

Total Liabilities	$158,017	$135,919

Commitments and contingencies (Note 13)
Stockholders' Equity
Common stock, $0.0001 par value, 1,000,000,000 shares authorized, 92,827,281 and 92,085,974 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	$9	$9
Additional paid-in capital	859,163	845,888
Stockholder notes	(8,284)	(8,284)
Accumulated deficit	(875,955)	(762,009)
Accumulated other comprehensive (loss) income	28,186	(6,104)

Total Stockholders' Equity	$3,119	$69,500

Total Liabilities and Stockholders' Equity	$161,136	$205,419

See accompanying notes to consolidated financial statements.

F-3
2

Getaround, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)

	Year ended December 31, 2023	Year ended December 31, 2022
Service revenue	$71,152	$58,108
Lease revenue	1,528	1,347

Total Revenues	$72,680	$59,455

Costs and Expenses
Cost of revenue (exclusive of amortization and depreciation shown separately below):
Service	$6,660	$5,445
Lease	143	126
Sales and marketing	18,539	34,525
Operations and support	65,487	56,634
Technology and product development	16,051	24,677
General and administrative	51,150	58,800
Depreciation and amortization	14,080	10,141
Transaction costs	—	26,807
Impairment loss on goodwill	—	23,269

Total Operating Expenses	$172,110	$240,424

Loss from Operations	$(99,430)	$(180,969)
Other Income (Expense)
Convertible promissory note and note payable fair value adjustment	(17,026)	93,029
Warrant liability fair value adjustment	266	(31,749)
Interest income (expense), net	481	(14,181)
Other income (expense), net	974	(2,833)

Total Other Income (Expense)	$(15,305)	$44,266

Loss before Benefit for Income Taxes	$(114,735)	$(136,703)
Income Tax Benefit	(789)	(638)

Net Loss	$(113,946)	$(136,065)
Change in fair value of the convertible instrument liability	32,247	—
Foreign Currency Translation (Loss) Gain	2,043	(8,387)

Comprehensive Loss	$(79,656)	$(144,452)

Net Loss Per Share Attributable to Stockholders (Note 17):
Basic	(1.23)	(5.00)
Diluted	(1.23)	(5.00)
Weighted average shares outstanding (Basic and Diluted)	92,685	27,222
See accompanying notes to consolidated financial statements

F-
33

Getaround, Inc.
Consolidated Statements of Changes in Mezzanine Equity and Stockholders' Equity (Deficit)
(in thousands, except share data)

	Mezzanine Equity		Stockholders' Equity
			Common Stock		Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	40,182,816	$410,368	25,536,563	$1	$(661)	$(14,478)	$237,578	$(625,944)	$2,283	$(401,221)
Stock option exercises	—	—	79,483	—	—	—	154	—	—	154
RSUs vested	—	—	292,955	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	9,127	—	—	9,127
Exercise of Series B Preferred stock warrant into 31,010 Series B Preferred stock	31,010	240	—	—	—	—	—	—	—	—
Common stock issued to extinguish the outstanding contingent compensation liability	—	—	935,005	—	—	—	4,642	—	—	4,642
Stockholder Note settlement and repurchase with related party	—	—	(1,699,857)	—	(3,516)	6,194	4,854	—	—	7,532
Braemar Stock Transfer Agreement	—	—	—	—	—	—	1,498	—	—	1,498
Conversion of Convertible Promissory Notes and Bridge Loans to Common Stock	—	—	8,867,944	1	—	—	89,136	—	—	89,137
Conversion of iHeart Media Note Payable to Common Stock	—	—	32,329	—	—	—	388	—	—	388
Issuance of Mudrick Convertible Notes, Warrant Liability Commitment and Equitable Adjustment Shares	—	—	266,156	—	—	—	2,346	—	—	2,346
Exercise of Series E-3 Preferred stock warrant into 79,704 Series E-3 convertible redeemable preferred stock	79,704	408	—	—	—	—	—	—	—	—
Reverse recapitalization on December 8, 2022	(40,293,530)	(411,016)	57,775,396	7	4,177	—	496,165	—	—	500,349
Foreign currency translation loss	—	—	—	—	—	—	—	—	(8,387)	(8,387)
Net loss	—	—	—	—	—	—	—	(136,065)	—	(136,065)

Balance, December 31, 2022	—	$—	92,085,974	$9	$—	$(8,284)	$845,888	$(762,009)	$(6,104)	$69,500

RSUs vested	—	—	118,341	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	12,578	—	—	12,578
Issuance to Bridge Investors	—	—	86,300	—	—	—	47	—	—	47
Issuance of common stock for iHM Prepaid Advertising	—	—	536,666	—	—	—	370	—	—	370
Issuance of warrants in connection with Mudrick Convertible Promissory notes	—	—	—	—	—	—	280	—	—	280
Foreign currency translation gain	—	—	—	—	—	—	—	—	2,043	2,043
Change in fair value of the convertible instrument liability	—	—	—	—	—	—	—	—	32,247	32,247
Net loss	—	—	—	—	—	—	—	(113,946)	—	(113,946)

Balance, December 31, 2023	—	$—	92,827,281	9	$—	$(8,284)	$859,163	$(875,955)	$28,186	$3,119

See accompanying notes to consolidated financial statements.

F-
34

Getaround, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31, 2023	Year ended December 31, 2022
Cash Flows from Operating Activities
Net loss	$(113,946)	$(136,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,080	10,141
Provision for bad debts	6,386	11,129
Stock-based compensation	12,578	9,127
Compensation expense related to share repurchase and shareholder note settlement	—	12,846
Compensation expense related to shareholder settlement	47	—
Gain on extinguishment of debt	(285)	—
Change in fair value – convertible instrument liability	15,874	(93,029)
Change in fair value – notes payable	1,152	—
Change in fair value – warrant liability	(266)	31,749
Change in fair value – Prepaid Ad Inventory	152	—
Non-cash interest expense	53	1,897
Non-cash lease expense	1,163	955
Amortization of debt issuance costs	—	4,609
Amortization of stock transfer agreement	—	148
Loss (gain) from disposal of property and equipment	(22)	6
Impairment loss on goodwill	—	23,269
Loss (gain) from foreign currency remeasurement	(79)	58
Transaction costs	—	17,640
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,690)	(9,820)
Prepaid expenses and other current assets	(1,491)	(463)
Operating leases liabilities	(1,924)	(1,607)
Other assets	(1,974)	(3,247)
Accounts payable	12,047	(1,517)
Accrued host payments and insurance fees	1,086	(972)
Accrued expenses and other liabilities	6,696	(9,083)
Deferred taxes	(733)	(685)
Deferred revenue	(28)	385

Net Cash Used in Operating Activities	$(56,124)	$(132,529)

Cash Flows from Investing Activities
Investment in intangible assets	$—	$(1,094)
Purchases of property and equipment	(800)	(2,257)
Capitalized software	(4,408)	—
Proceeds from sale of property and equipment	112	—
Acquisition of HyreCar, net of cash acquired	(7,826)	—

Net Cash Used in Investing Activities	$(12,922)	$(3,351)

Cash Flows from Financing Activities
Proceeds from exercise of common stock options	$—	$166
Proceeds from issuance of Mudrick Bridge Note, net of issuance costs	2,988	—
Proceeds from issuance of Mudrick Super Priority Note, net of issuance costs	14,660	—
Proceeds from issuance of Mudrick Convertible Promissory Notes and warrants, net of issuance costs	—	169,750
Proceeds from issuance of Bridge Loans	—	30,770
Related Party advance on financing	—	4,750
Proceeds from Braemar Subordinated Promissory Note	—	2,000
Proceeds from the recapitalization of Getaround shares, (net of redemptions and InterPrivate II Acquisition Corp. prior incurred costs)	—	15,668
Repayment of Deutsche Bank Loan	—	(75,000)
Deutsche Bank loan repayment and extinguishment fees, including accrued but unpaid interest	—	(4,331)
Repayment of PGE loan	(1,061)	(302)
Repurchase of shares from related party	—	(5,313)

Net Cash Provided by Financing Activities	16,587	138,158

Effect of Foreign Currency Translation on Cash	189	(850)

Net change in cash and cash equivalents and restricted cash and cash equivalents	(52,270)	1,428
Cash and Cash Equivalents and Restricted Cash, beginning of year	67,894	66,466

Cash and Cash Equivalents and Restricted Cash, end of year	$15,624	$67,894

F-
35

Getaround, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31, 2023	Year ended December 31, 2022
Supplemental Schedule of Cash Flow Information
Cash paid for:
Cash paid for interest	$54	$6,508
Cash paid for income taxes	47	—
Non-cash investing and financing activities:
Exercise of Series E-3 Preferred stock warrants into Series E-3 convertible redeemable preferred stock	—	408
Issuance of Mudrick Super Priority Note to repay Mudrick Bridge Note	3,041	—
Exercise of Series B preferred stock warrants into Series B convertible redeemable preferred stock	—	240
Conversion of convertible promissory notes and bridge Loans to common Stock	—	89,136
Issuance of Braemar stock transfer agreement (debt discount on Braemar Subordinated Promissory Note)	—	1,498
Warrant conversion into common stock due to 2022 Business Combination	—	81,303
Incremental guarantee commission owed to PGE Lender	—	53
Conversion of iHeart Media Note Payable to Common Stock	—	388
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same such amounts shown above:

Year ended December 31,	2023	2022
Cash and cash equivalents	$15,624	$64,294
Restricted cash included in current assets	—	3,600

Total Cash, Cash Equivalents and Restricted Cash at the End of Year	$15,624	$67,894

See accompanying notes to consolidated financial statements.

F-
36

Getaround, Inc.
Notes to Consolidated Financial Statements

1. Nature of Business and Basis of Presentation
Organization and Nature of Business
InterPrivate II Acquisition Corp. (“InterPrivate II”) was a special purpose acquisition company formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.
On December 8, 2022 (the “Closing Date”), InterPrivate II completed the business combination (“2022 Business Combination”) pursuant to the merger agreement dated May 11, 2022 (as amended, the “Merger Agreement”), by and among, InterPrivate II, TMPST Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of InterPrivate II (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of InterPrivate II (“Second Merger Sub”) and Getaround, Inc., a Delaware corporation (“Legacy Getaround”). Pursuant to the terms of the Merger Agreement, a business combination between InterPrivate II and Legacy Getaround was effected through the merger of First Merger Sub and Legacy Getaround, with Legacy Getaround emerging as the surviving company, followed by a merger between Legacy Getaround and Second Merger Sub, with Second Merger Sub emerging as the surviving company as a wholly owned subsidiary of InterPrivate II (See Note 3 — Business Combination). In connection with the finalization of the 2022 Business Combination, InterPrivate II changed its name to Getaround, Inc. (“Getaround” or the “Company”) and Second Merger Sub changed its name to Getaround Operations LLC.
The Company, through its wholly owned subsidiary Getaround Operations LLC, is an online car rental service company headquartered in San Francisco, California. The Company provides peer-to-peer
car-sharing service powered by its proprietary technology, which allows car owners to earn income sharing their cars with pre-qualified drivers on the Company's network. As of December 31, 2023, the Company operated globally in major U.S. cities and certain European markets, including France and Norway.
Basis of Accounting
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.
The Company qualifies as an emerging growth company (“EGC”) and as such, has elected the extended transition period for complying with certain new or revised accounting pronouncements. During the extended transition period, the Company is not subject to certain new or revised accounting standards applicable to public companies. The accounting pronouncements pending adoption (See Note 2 — Recently Issued Accounting Standards Not Yet Adopted) reflect effective dates for the Company as an EGC with the extended transition period.
Reverse Recapitalization
Pursuant to the Merger Agreement, the merger between Second Merger Sub and Legacy Getaround was accounted for as a reverse recapitalization in accordance with US GAAP (the “Reverse Recapitalization”).

F-
37

Getaround, Inc.
Notes to Consolidated Financial Statements

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Legacy Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization. The net assets of InterPrivate II are stated at historical cost, with no goodwill or other intangible assets recorded.
Legacy Getaround was determined to be the accounting acquirer based on the following predominant factors:

•	Legacy Getaround's existing stockholders have the greatest voting interest in the Company;

•
Legacy Getaround controls the majority of the new board of directors of the Company and, given the board of directors election and retention provisions, Legacy Getaround holds the ability to maintain control of the board of directors on a go-forward basis; and

•	Legacy Getaround’s senior management is the senior management of the Company.
The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Legacy Getaround. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio of 0.32025 established in the 2022 Business Combination.
Going Concern and Liquidity
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had net loss of $113.9 million and $136.1 million for the years ended December 31, 2023 and 2022, respectively. The Company expects operating losses and negative cash flows to continue for the foreseeable future as it continues to develop and promote its platform, as well as to grow its user base through new markets.
As of December 31, 2023, the Company had $15.6 million in unrestricted cash and cash equivalents available to fund future operations. The Company's capital requirements will depend on many factors and the Company may need to use available capital resources and/or raise additional capital earlier than currently anticipated. Should the Company pursue additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company. Please refer to Note 20 —Subsequent Events for details relating to additional financing.
If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities to reduce costs, which will likely have an unfavorable effect on the Company's ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern within one year after the date the financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. The most significant matters involving management's estimates include those related to accounts receivable, claims allowances, assessment of possible impairment of its intangibles and long-lived assets, certain convertible notes payable and stock-based awards. Actual results may ultimately differ from management's estimates.

F-
3
8

Getaround, Inc.
Notes to Consolidated Financial Statements

Concentrations of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash and cash equivalents with major financial institutions that management believes are of high credit quality; however, at times, deposits may exceed the amount of insurance provided on such deposits, if any. The Company has not experienced any losses on its deposits since inception.
As of December 31, 2023 and 2022, no single customer represented more than 10% of accounts receivable, and during the years ended December 31, 2023 and 2022, no single customer represented more than 10% of the Company's total revenue.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity date of three months or less at the time of purchase to be cash equivalents. As of December 31, 2023, and 2022, the Company does not have meaningful cash equivalents.
Restricted Cash
As of December 31, 2023 and 2022, restricted cash consisted of fully collateralized letters of credit related to various lease agreements in the amount of $0 and $3.6 million as of December 31, 2023 and 2022, respectively. The reduction in restricted cash balance is driven entirely by the reclassification of funds to prepaid rent to facilitate withdrawals for lease payments.
Fair Value Measurements
The Company measures fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs used in valuation techniques are assigned a hierarchical level. The following are the hierarchical levels of inputs to measure fair value:
Level 1
 – This level consists of quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.
Level 2 –
This level consists of observable prices that are based on inputs not quoted on active markets but corroborated by market data.
Level 3 –
This level consists of unobservable inputs that are used when little or no market data is available.
A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts.

F-
39

Getaround, Inc.
Notes to Consolidated Financial Statements

The allowance for doubtful accounts is determined based upon a specific identification of balances, the collection of which, in management's opinion, is doubtful. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. After all attempts to collect a receivable have failed, the receivable is written-off against the allowance.
Based upon the information available, management has reserved an allowance for doubtful accounts in the amount of $3.8 million and $3.5 million as of December 31, 2023 and 2022, respectively. Provision for bad debt, inclusive of the amount of the allowance for doubtful accounts, was $6.4 million and $11.1 million for the twelve months ended December 31, 2023 and 2022, respectively.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which are as follows:

Property and Equipment	Estimated useful life
Furniture and Fixtures	3-6 years
Computer equipment	2-3 years
Completed Connect Devices	2 years
Vehicles	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Expenditures for maintenance and repairs are charged to expense as incurred and major improvements and betterments that improve or extend the life of existing properties and equipment are capitalized. Gains or losses on disposal of property and equipment are recognized in the period when the assets are sold or disposed of and the related cost and accumulated depreciation is removed from the accounts. Liabilities related to lease incentive obligations are amortized as lease expense over the term of the related lease.
Goodwill and Other Intangible Assets
Goodwill is the excess of costs over fair value of net assets of the business acquired. Goodwill and other intangible assets acquired that are determined to have an indefinite useful life are not amortized but are tested for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill or other intangible assets might be impaired. For goodwill, the Company performs impairment reviews by its single reporting unit. As part of the annual goodwill impairment test, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of its qualitative assessment, it is more-likely-than-not that the fair value of the Company's reporting unit is less than its carrying amount, the quantitative impairment test will be required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test. The quantitative approach compares the estimated fair value of the reporting unit to its carrying amount, including goodwill. Impairment is indicated if the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, and an impairment charge is recognized for the differential.
No impairment charges were recorded for the year ended December 31, 2023. Based on Management's analysis, a $23.3 million impairment charge was recorded in the year ended December 31, 2022 (See Note 9 —Goodwill and Intangible Assets, for a discussion of impairment charge).

F-
40

Getaround, Inc.
Notes to Consolidated Financial Statements

Accrued Host Payments and Insurance Fees
Accrued host payments represent the portion of user rental fees earned but not remitted to vehicle owners as of the consolidated balance sheet date. Accrued insurance fees represent the portion of insurance fees collected on behalf of the insurance provider as of the consolidated balance sheet date, but not yet remitted to the insurance provider as of the consolidated balance sheet date. Vehicle owners typically earn 60% to 70% of rental fees. As of December 31, 2023, and 2022, accrued host payments and insurance fees were $13.2 million and $11.8 million, respectively.
Fair Value Option for Convertible Debt
The Company may elect to carry its convertible debt at fair value in accordance with ASC 825 - Financial Instruments, if otherwise not precluded by other applicable codification. This election is assessed on an instrument-by-instrument
basis, at the inception of the instrument contract. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 - Fair Value Measurement to our consolidated financial statements included herein.
Revenue Recognition
The Company derives substantially all of its revenue from its peer-to-peer
carsharing marketplace platform that connects vehicle owners and renters through a lease arrangement. The Company also derives revenue from various subscriptions fees, which comprise of third-party vehicle owners on the platform utilizing the Company's connect hardware (“Connect”) and sublease arrangement of designated parking spaces on a monthly basis to third-party vehicle owners.
Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services.
The Company applies the five-step model to contracts in accordance with ASC 606 - Revenue from contracts with customers. In doing so, the Company assesses whether it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer and utilizes the most likely amount method to estimate variable considerations that are a part of the contract price, but not known at the contract inception. Variable considerations are billed to the customer when and if incurred during the period under contract, and to the extent the Company is entitled to such fees under the contract. At the time of the billing, the amount of variable consideration is known and not subject to constraint or estimate based on the occurrence or non-occurrence of events. Additionally, in determining the price of each contract, the Company differentiates between the concepts of price concessions and credit risk. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the products or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Each component of revenue is recognized net of any incentives and other considerations given to customers. The Company excludes all sales tax from the transaction price.
Service Revenue
Service revenues are derived from rental fees collected by the Company from users who book and rent third-party vehicles through the Company's platform at an agreed-upon
rate. The user is charged for the rental at the

F-
41

Getaround, Inc.
Notes to Consolidated Financial Statements

time the vehicle reservation is made, or, in the case of a trip extension, at the time the extension is booked. Pursuant to the online Terms of Service, third-party vehicle owners agree that the Company retains the applicable service revenue as consideration for their use of the Company's platform and certain additional charges that the Company may collect from renters on behalf of the owners for related post-booking activities performed by the Company to successfully consummate the rental. Hence, the Company's primary performance obligation in the transaction is to facilitate the completion of a successful rental transaction between the third-party vehicle owner and the renter.
The Company also may offer ancillary promises of distinct service depending on the region. Within the United States, the Company offers an automatic tolling feature on each third-party vehicle, which provides the renter with the convenience of using the electronic toll lane for automated payment at the renter's discretion and charges a nominal amount in exchange per toll transaction. The automatic tolling feature is deemed to be a distinct performance obligation within the context of the primary rental service. Within Europe, the Company intermediates a sale of third-party insurance coverage on third-party owner vehicles to the renters during the booking process and charges a nominal amount in exchange for intermediating the sales transaction. Intermediary sale of insurance coverage is deemed to be a distinct performance obligation within the context of the primary rental service. Within the United States, insurance coverage is not deemed to be a distinct performance obligation and is included in the price of a trip.
Service revenues for rental service are presented net of payments due to vehicle owners, as the Company acts as an agent in the arrangement between the third-party vehicle owner and the renter and does not control the asset or service provided by the vehicle owners to the renters. Similarly, the revenue related to either automated tolling feature or intermediary sale of insurance coverage is also reported on a net basis by only representing the portion of service revenue while excluding the payment collected for the toll or for the insurance coverage since the Company is not the primary obligor for controlling the accessibility to the passageway that requires tolls or for the underlying insurance coverage. The Company recognizes service revenue from these performance obligations on a straight-line basis over the duration of the rental trip using the output method as its performance obligation is satisfied over time. The Company uses the output method based on rental hours or days, where revenue is calculated based on the percentage of total time elapsed in relation to total estimated rental period. In the event a user books a trip extension, at the time the extension is booked, the service revenue is recognized on a straight-line basis over the duration of the extension period.
Subscription Fees
The Company receives subscription fees from third-party vehicle owners on the platform for the use of Connect hardware installed on their vehicles. Connect hardware subscription service contracts are on a month-to-month
basis and are readily cancellable. Customers are billed monthly in advance of services being performed. Accordingly, the subscription fees are recognized over time during the month in which subscription services were rendered on a gross basis since the Company acts as a principal. Revenue from subscription fees has not been material for the periods presented and are considered as part of Service Revenue for disaggregation purposes.
Lease Revenue
The Company accounts for lease revenue earned from parking, vehicle rentals and rental-related activities wherein an arrangement involves the use of assets that are explicitly identified and conveys the right to use the specific assets under ASC 842, Leases.

F-
42

Getaround, Inc.
Notes to Consolidated Financial Statements

The Company has operating leases for parking spaces. Designated parking spaces are leased by the Company from various garage operators and municipalities within certain metropolitan markets and are made available for rental on a monthly subscription basis to third-party vehicle owners. The Company is solely responsible for paying parking costs to the garage operators regardless of whether the parking spaces are rented by third-party vehicle owners on the platform and accordingly recognizes parking lease revenue on a gross basis. Parking lease revenue includes direct lease fees and associated executory costs and are recognized on a straight-line basis evenly over the period of rental.
Stock-Based Compensation
The Company measures compensation expense for all stock-based payment awards, including stock options and restricted stock units (“RSUs”) granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The determination of the grant date fair value using an option-pricing model is affected by the Company's estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. These variables include the Company's expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, risk-free interest rate for the expected term of the award and expected dividends. Legacy Getaround's awards were comprised of time-vesting and performance-vesting awards. Stock-based compensation for time-vesting awards and performance-vesting awards probable of being achieved are recognized on a straight-line basis over the requisite service period. These amounts are reduced by forfeitures as they occur.
Costs and Expenses
Cost of revenue includes payment-processing fees, server hosting charges, and chargebacks associated with operating the Company's platform. Cost of revenue does not include depreciation and amortization. Cost of revenue (exclusive of amortization and depreciation) captures the costs directly related to and necessary for realization of transactions between the hosts and the guests through Company's marketplace platform, other than the amortization of its platform technology.
Sales and marketing expenses consist primarily of print and online digital advertising, market research, agency costs, trade shows and other events, public relations, and compensation and related personnel costs of the Company's salesforce and marketing teams.
Operations and support expenses consist primarily of auto insurance, claims support, customer relationships, compensation and related expenses of operations personnel, driver's license and identity checks, parking space lease expense, onboarding, and other operating costs. For the years ended December 31, 2023 and 2022, respectively, auto insurance costs were $6.0 million and $2.3 million, claims support costs were $16.5 million and $18.9 million, and compensation expenses were $19.7 million and $15.2 million.
Technology and product development expenses consist primarily of prototypes, product testing and testing equipment, and compensation and related personnel costs associated with the development, testing and maintenance of the Company's software, hardware, and user experience. Compensation expenses included in Technology and product development expenses were $15.9 million and $22.9 million for the years ended December 31, 2023 and 2022, respectively. Research and development expenses within the meaning of
ASC 730-10-50-1
incurred in periods presented have not been material.
General and administrative expenses consist primarily of office space and facilities, non-auto insurance, professional services, business tools and subscriptions, bad debt, and compensation and related personnel costs of the Company's administrative teams.

F-4
3

Getaround, Inc.
Notes to Consolidated Financial Statements

Depreciation and amortization expenses consist of the associated depreciation and amortization of computer equipment, vehicles and vehicle equipment, office furniture and equipment, leasehold improvements, and intangibles and the impairment of long-lived assets.
Advertising Costs
Advertising costs are charged to sales and marketing expenses when incurred. Advertising costs were $12.3 million and $19.4 million for the years ended December 31, 2023 and 2022, respectively.
Income Taxes
The Company is subject to taxation in the United States and various states and foreign jurisdictions, including the Netherlands, France, and Norway. The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires an asset and liability approach in accounting for income taxes. Under this method, the tax provision includes taxes currently due plus the net change in deferred tax assets and liabilities. Deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from NOL and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refund received, as provided for under currently enacted tax law. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, is not expected to be realized.
ASC 740 prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2023 and 2022, there were no uncertain tax positions that required accrual. The Company recognizes interest accrued related to unrecognized tax benefits and penalties as a component of the provision for income taxes. There were no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the years ended December 31, 2023, and 2022.
The Company's policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company's consolidated balance sheets.
Foreign Currency Translation
The functional currencies of the Company's foreign subsidiaries are their respective local currencies. The Company translates the assets and liabilities of each of its international subsidiaries into the U.S. dollar at the current rate of exchange in effect at the end of the accounting period and recorded as part of a separate component of stockholders' deficit and reported in the consolidated statements of operations and comprehensive loss. Revenues and expenses are translated using a rate that approximates the average of those in effect during the period and reported in the consolidated statements of operations and comprehensive loss. The Company does not currently engage in any hedging activity to reduce its potential exposure to currency fluctuations.
Recently Adopted Accounting Standards
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments - Credit Losses (Topic 326). This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt

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Getaround, Inc.
Notes to Consolidated Financial Statements

securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. The Company adopted ASU
2016-13
effective January 1, 2023 which did not have a material impact on the Company's consolidated financial statements.
In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU
2021-08”).
ASU
2021-08
requires that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts as if it had originated the contracts. The Company adopted ASU
2021-08
effective January 1, 2023 which did not have a material impact on the Company's consolidated financial statements.
Recently Issued Accounting Standards Not Yet Adopted
In August 2020, the FASB issued ASU
2020-06,
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and
Derivatives and Hedging – Contracts in Entity's Own Equity (Subtopic
815-40)
. The amendments in the ASU remove certain separation models for convertible debt instruments and convertible redeemable preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The ASU is effective fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.
There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.
3. Business Combination
InterPrivate II
As discussed in Note 1, on December 8, 2022, the Company consummated the Merger Agreement dated May 11, 2022, with Legacy Getaround surviving the merger as a wholly owned subsidiary of the Company.
The aggregate consideration for the 2022 Business Combination was approximately $672 million, consisting of 67,200,526 shares of common stock at $10.00 per share. The common stock consideration consists of: (1) 40,293,530 shares of Legacy Getaround convertible redeemable preferred stock, (2) 26,906,996 shares of Legacy Getaround common stock, including shares issuable in respect of warrants and convertible promissory notes (including the 2021 Bridge Note holders). In addition to the consideration for Legacy Getaround equity holders, holders of the Getaround 2022 Bridge Notes received 5,400,542 shares of common stock and holders of the Mudrick Convertible Notes received 266,156 shares of common stock.
Pursuant to the Merger Agreement, 9,000,000 Bonus Shares were distributed pro rata to non-redeeming Public Stockholders of InterPrivate II. In addition, 57,358 Bonus Shares were distributed to EarlyBirdCapital, Inc. (one of the underwriters in InterPrivate II's initial public offering), an aggregate of 34,412 Bonus Shares were distributed to the former independent directors of InterPrivate II who each held Founder Shares and 1,908,230 Bonus Shares were distributed to InterPrivate Acquisition Management II LLC (the “Sponsor”). The allocation of Bonus Shares to InterPrivate II Public Stockholders was designed to minimize redemptions, however, the shares held by EarlyBirdCapital, Inc., the former independent directors of InterPrivate II, and the

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Getaround, Inc.
Notes to Consolidated Financial Statements

Sponsor were not subject to redemption, thus the Bonus Shares allocated to these holders is presumed to be non-cash
compensation to close the 2022 Business Combination. The Company recognized approximately $17.6 million in expense within Transaction costs on the consolidated statement of operations.
In connection with the 2022 Business Combination, Legacy Getaround incurred direct transaction costs of $9.2 million, consisting primarily of legal, accounting and other professional fees. The Company paid approximately $24.4 million for obligations of InterPrivate II that existed prior to close that were incurred as part of the 2022 Business Combination.
Pursuant to the Merger Agreement, following the closing of the transaction, Legacy Getaround stockholders and holders of the 2021 Bridge Notes will be entitled to receive an additional aggregate 34,000,000 Earnout Shares upon the satisfaction of certain stock price performance conditions following the closing date of the transaction and expiring on the seventh anniversary of the closing date. The Earnout Shares are accounted for as equity classified equity instruments at initial issuance and recorded in additional paid-in capital on the Company's consolidated balance sheet. Until the shares are issued and released, the Earnout Shares are not included in shares outstanding. As of the date of the 2022 Business Combination, the Earnout Shares had a fair value of approximately $270.2 million.
HyreCar
On May 16, 2023, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with HyreCar Inc., a Delaware corporation (the “Seller”). The Seller is a national carsharing marketplace for ridesharing, food, and package delivery via its proprietary technology platform. The Seller established a leading presence in Mobility as a Service through individual vehicle owners, dealers, rental agencies, and OEMs that wish to participate in new mobility trends. Pursuant to the Asset Purchase Agreement, the Company acquired substantially all of the assets owned, controlled or used by the Seller related to the operation of its peer-to-peer
car sharing business and certain of the Seller's liabilities (the “Assumed Liabilities”), as such terms are defined in the Asset Purchase Agreement, for an aggregate purchase price of $8.13 million, comprised of cash and certain credits for the Assumed Liabilities.
The following table summarizes the fair values of assets acquired and liabilities assumed at the date of the acquisition (in thousands):

Consideration:
Cash (net of cash acquired)	$7,826

Assets acquired and liabilities assumed:
Current assets (excluding cash)	$1,232
Intangible assets	9,380
Assumed current liabilities	(3,604)

Net assets acquired	7,008
Goodwill	818

Net assets acquired	$7,826

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Getaround, Inc.
Notes to Consolidated Financial Statements

The fair value of the identifiable intangible assets acquired include the following (in thousands):

	Fair Value	Estimated useful life
Customer relationships - car renters	$6,720	1.4
Customer relationships - car owners	2,090	2.6
Developed technology	490	0.6
Tradename	80	0.6
All finite-lived intangible assets are amortized on a straight-line basis, which approximates the pattern in which the economic benefits of the intangible assets are consumed. Approximately $0.8 million of the acquired goodwill is expected to be deductible for tax purposes. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to intangible assets that do not qualify for separate recognition, including the assembled workforce of the acquired business, and expected synergies at the time of the acquisition.
Transaction expenses consists primarily of consulting and legal fees and are not included as a component of the consideration transferred but are recognized as general and administrative expenses in the period ended December 31, 2023.
Pro Forma Financial Information (Unaudited)
The following unaudited pro forma financial information summarizes the results of operations for the Company as though the 2023 Business Combination had occurred on January 1, 2022. The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or the future consolidated results of operations of the Company.

Year Ended December 31, 2022 (Unaudited)
Total revenue	$100,533
Net loss	$(153,125)
4. Fair Value Measurements
The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, convertible promissory notes, warrant commitment liability, and warrant liability. The recorded carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term
nature. The balances outstanding under the notes payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates.
Assets and liabilities recognized at fair value on a recurring basis in the consolidated balance sheets consists of cash and cash equivalents, convertible promissory notes, warrant commitment liability, and warrant liability. These items are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

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Getaround, Inc.
Notes to Consolidated Financial Statements

The following tables summarize the Company's financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

	Fair Value Measurement
December 31, 2023	Level 1	Level 2	Level 3
Assets:
Money market account	$—	$—	$—
Liabilities:
Warrant liability	$—	$—	$(20)
Warrant commitment liability	—	—	—
Mudrick convertible notes	—	—	(40,370)

	Fair Value Measurement
December 31, 2022	Level 1	Level 2	Level 3
Assets:
Money market account	$38	$—	$—
Liabilities:
Warrant liability	$—	$—	$(247)
Warrant commitment liability	—	—	(320)
Mudrick convertible notes	—	—	(56,743)
Warrants
The Company measures its warrant commitment liability and warrant liability at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the warrant commitment liability and warrant liability related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment within the consolidated statements of operations and comprehensive loss.
The fair value of the warrant liability, as of December 31, 2023, was estimated using a Monte Carlo simulation model. The significant unobservable inputs for the Monte Carlo model include the stock price, exercise price, risk-free rate of return, time to expiration, and the volatility. An increase or decrease in the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.
The Company calculated the estimated fair value of the warrant commitment liability and private warrants as of December 31, 2023 and 2022 using the following assumptions:

December 31, 2023
Stock price	$0.24
Exercise price	$11.50
Risk-free interest rate	3.89%
Time to expiration (years)	3.94
Expected volatility	77.15%
Fair value per warrant	$0.004

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Getaround, Inc.
Notes to Consolidated Financial Statements

December 31, 2022
Stock price	$0.65
Exercise price	$11.50
Risk-free interest rate	3.96%
Time to expiration (years)	4.94
Expected volatility	70.70%
Fair value per warrant	$0.05
The following table presents changes in the Level 3 liabilities measured at fair value for the years ended December 31, 2023 and 2022, respectively (in thousands):

	Year ended December 31, 2023
	Warrant Commitment Liability	Private Warrants
Balance (beginning of period)	$320	$247
Additions	—	—
Fair value measurement adjustments	(40)	(227)
Exercised	(280)	—

Balance (end of period)	$—	$20

	Year ended December 31, 2022
	Warrant Commitment Liability	Private Warrants
Balance (beginning of period)	$—	$—
Additions	1,365	900
Fair value measurement adjustments	(1,045)	(653)
Exercised	—	—

Balance (end of period)	$320	$247

During the years ended December 31, 2023 and 2022, the Company had no transfers between levels of the fair value hierarchy of its assets and liabilities that are measured at fair value.
Convertible Notes Payable and Super Priority Note Payable
The Company measures its convertible promissory notes and the Super Priority Note Payable at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes related to updated assumptions and estimates were recognized as a convertible promissory note fair value adjustment within the consolidated statements of operations and comprehensive loss.
In determining the fair value of the Mudrick Convertible Notes and the Super Priority Note Payable as of December 31, 2023, the Company used a market-based approach. The valuation method utilized a negotiated discount rate and a market yield rate which are unobservable inputs.

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Getarou
nd,
Inc.
Notes to Consolidated Financial Statements

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.
The Company calculated the estimated fair value of the Mudrick Convertible Notes and Mudrick Super Priority Note Payable as of December 31, 2023 and 2022, respectively, using the following assumptions:

	December 31, 2023	December 31, 2022
	Mudrick Convertible Note
Issuance date	12/8/2022	12/8/2022
Maturity date	12/8/2027	12/8/2027
Interest rate (PIK)	10.00%	9.50%
Expected volatility factor	92.60%	95.23%
Risk-free interest rate	3.90%	4.00%
Estimated market yield	50.00%	30.00%

December 31, 2023
Mudrick Super Priority Note Payable
Inception date	12/11/2023
Maturity date	8/7/2024
Interest rate	15.00%
Estimated market yield	30.00%
Discount period (years)	0.60
Discount factor	0.84
The following table presents changes in the Level 3 convertible promissory notes measured at fair value for the periods ended December 31, 2023 and December 31, 2022 respectively (in thousands):

	December 31, 2023
	Mudrick Convertible Notes	Mudrick Super Priority Note Payable
Balance (beginning of period)	$56,743	$—
Additions	—	17,416
Fair value measurement adjustments	15,874	1,152
OCI - Change in fair value of the convertible instrument liability	(32,247)	—
Exercised	—	—

Balance (end of period)	$40,370	$18,568

The change in fair value of the convertible instrument liability classified in OCI is a result of a change to instrument specific credit risk.
5. Contingent Compensation
In April 2019, the Company entered into an agreement to purchase 100% of the outstanding shares of Drivy SAS (“Drivy”) for total consideration of $155.6 million, of which $99.3 million was paid in cash and $56.3 million was paid in the Company's common stock. The transaction was collateralized by a $10.0 million

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Getaround, Inc.
Notes to Consolidated Financial Statements

letter of credit presented under restricted cash on the Company's consolidated balance sheets. Drivy is a car-sharing service provider in Europe and is headquartered in Paris, France, with subsidiaries in Germany, Spain, Belgium, Austria and the United Kingdom. The purpose of the acquisition was to establish an international presence in the car-sharing industry.
As of the acquisition date, the Company owned approximately 81% of the stock of Drivy. The remaining 19% was held by employees and the Company has a put and call option structure in place that permits it to acquire these shares in approximately equal annual tranches over the course of three years from the acquisition date. At the time of the acquisition, approximately
58
% of the remaining 19% of Drivy's shares with associated put and call options were to be settled in cash, and
42
% were to be settled in the Company's common stock. On the basis the holder of the shares remains in employment with the Company, the holder has the option to cause the Company to purchase for cash or exchange for Getaround shares the proportionate number of the outstanding Drivy shares, at each anniversary. The amount payable in cash and number of the Company's common shares to be issued are fixed. The total number of the Company's common shares expected to be issued in settlement of this put and call option was 935,005 in exchange for 37,971 Drivy shares as of the acquisition date. Should the holder of the shares decide to leave the Company before the third anniversary of the acquisition, or if the holder is dismissed from the Company for cause, the Company can cause the holder of the shares to sell or exchange the remaining outstanding shares at their par value of euro 0.01 per share, as opposed to the agreed upon acquisition price per share. Similarly, under such circumstances, the holder could still exercise the put option, but their remaining outstanding shares will be sold or exchanged at their par value of euro 0.01 per share.
Because this put and call option structure gives rise to both an option and an obligation of the Company to purchase the remaining 19% of the outstanding shares of Drivy as of the acquisition date, and because the put and call option structure is considered contingent compensation dependent upon continuous employment, the Company records compensation expense and a corresponding liability as the underlying employee services are performed, and does not present any non-controlling interest in the consolidated financial statements. The contingent compensation liability related to the put and call options, which is remeasured each reporting period, is presented in other accrued liabilities in the amount of $0 and $44 thousand as of December 31, 2023 and December 31, 2022, respectively. In June 2022, 935,005 shares of common stock were issued to settle the outstanding contingent compensation liability associated with the put and call options structure related to the acquisition of Drivy in April 2019. As of December 31, 2023 there is no remaining liability.
The expense related to the put call option agreement, which was included in the consolidated statements of operations and comprehensive loss, was as follows (in thousands):

	Year ended December 31, 2023	Year ended December 31, 2022
Sales and marketing	$—	$26
Operations and support	—	31
Technology and product development	—	74
General and administrative	—	1,049

Total	$—	$1,180

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Getaround, Inc.
Notes to Consolidated Financial Statements

The following table details the amounts accrued as components of short-term
and
long-term
liability as of December 31, 2023 and December 31, 2022 related to the put call option agreement (in thousands):

	Other Accrued Liabilities	Other Long-Term Liabilities
Beginning balance as of January 1, 2022	$5,087	$1,963
Additions	158	—
Payments	(1,581)	(963)
Settlements through issuance of common stock	(4,642)	—
Changes in fair value for share settled liability	1,022	(1,000)

Ending balance as of December 31, 2022	$44	—
Payments	(44)	—

Ending balance	$—	$—

6. Revenue
The following table present Company's revenues disaggregated by geography (in thousands):

	Year ended December 31, 2023	Year ended December 31, 2022
Service revenue:
United States	$45,093	$34,869
Europe	26,059	23,239

Total service revenue	71,152	58,108

Lease revenue:
United States	$867	$859
Europe	661	488

Total lease revenue	1,528	1,347

Total Revenue	$72,680	$59,455

Contract Balances
Contract assets include amounts related to the Company's contractual right to consideration for completed performance obligations not yet invoiced. The contract assets are reclassified to receivables when the rights become unconditional. The Company's contract assets as of December 31, 2023 and 2022 in the amount of $0.6 million and $0.6 million, respectively, are included in prepaid expenses and other current assets on the consolidated balance sheets. The contract assets are typically invoiced within a month of recognition. The Company's contract assets as of January 1, 2023 and 2022 amounted to $0.6 million and $0.7 million, respectively.
Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. Contract liabilities are realized when services are provided to the customer. Contract liabilities as of December 31, 2023 and 2022 in the amount of $0.6 million and $0.7 million, respectively, are reported as a component of current liabilities on the consolidated balance sheets. All opening amounts of the December 31, 2022 and 2021 contract liabilities were recognized during the years ended December 31, 2023 and 2022, respectively. The Company's contract liabilities as of January 1, 2023 and 2022 amounted to $0.7 million and $0.3 million, respectively.

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Getaround, Inc.
Notes to Consolidated Financial Statements

7. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Insurance	$2,234	$713
Rent	2,226	89
Deposits, current	1,547	311
Sales tax	909	284
Subscriptions	779	694
Contract assets	619	601
Advertising services	261	116
Compensation	119	284
Consulting	28	1,802
Other	1,409	1,190

Prepaid Expenses and Other Current Assets	$10,131	$6,084

8. Property and Equipment, Net
Property and equipment, net, consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Computer equipment	$998	$1,089
Vehicles and vehicle equipment	3,595	3,677
Office equipment and furniture	1,217	1,249
Leasehold improvements	11,979	11,530
Less: accumulated depreciation and amortization	(9,285)	(7,094)

Property and Equipment, Net	$8,504	$10,451

Depreciation expense was $2.5 million and $2.3 million for the years ended December 31, 2023 and 2022, respectively.
9. Goodwill and Intangible Assets
Goodwill
The changes in the carrying amount of goodwill were as follows (in thousands):

	Year ended December 31, 2023	Year ended December 31, 2022
Beginning Balance	$92,728	$122,805
Foreign currency translation	2,323	(6,808)
Additions from acquisitions	818	—
Impairment	—	(23,269)

Ending Balance	$95,869	$92,728

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Getaround, Inc.
Notes to Consolidated Financial Statements

Impairment of Goodwill
There was no goodwill impairment in the year ended December 31, 2023.
During the year ended December 31, 2022, the Company identified indicators of impairment related to goodwill due to the significant decline in the Company's stock price. The Company's stock price had rapidly declined during the fourth quarter, which was not consistent or was significantly worse than the performance of its peers and the market as a whole. Management concluded that, given the sustained decrease in its stock price, it was more likely than not that the Company's fair value was less than its carrying amount on December 31, 2022. Accordingly, the Company performed the quantitative impairment test by estimating the Company's fair value using a market-based approach, using Level 3 inputs such as comparable companies' market multiples and next fiscal year revenue projections. Based on the comparison of the Company's weighted estimated fair value to its carrying amount, a $23.3 million goodwill impairment charge was recorded during the year ended December 31, 2022.
Intangibles Assets, net
The detail of intangible assets is as follows (in thousands):

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- average remaining life (Years)
Developed technology	$12,235	$(11,452)	$783	0.3
Customer relationships	39,921	(32,896)	7,025	0.9
Trade names	323	(323)	—	—
Capitalized software costs - work in progress (“WIP”)	5,550	—	5,550	N/A

Total	$58,029	$(44,671)	$13,358	0.8

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- average remaining life (Years)
Developed technology	$11,407	$(8,365)	$3,042	1.3
Customer relationships	31,124	(24,238)	6,886	1.3
Trade names	314	(314)	—	—
Capitalized software costs - WIP	1,100	—	1,100	N/A
Amortization expense was $11.6 million and $7.8 million for the years ended December 31, 2023 and 2022, respectively.

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Getaround, Inc.
Notes to Consolidated Financial Statements

Expected future amortization expense for intangible assets as of December 31, 2023 is as follows (in thousands):

Year ended December 31,
2024	7,568
2025	1,905
2026	1,110
2027	1,110
Thereafter	1,665

Total	$13,358

10. Other Accrued Liabilities
Other accrued liabilities consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Claims payable	$19,235	$9,511
Sales and other tax	18,279	16,192
Professional services	4,861	4,162
Compensation	2,175	3,400
Vehicle leases	361	665
Insurance	21	350
Other	3,175	3,080

Other Accrued Liabilities	$48,107	$37,360

11. Notes Payable
Convertible Notes Payable
iHeart Media Note Payable
In April 2018, the Company entered into an advertising agreement with a media company whereby the media company will provide advertising services to the Company and the Company will pay for these services through a combination of convertible notes and cash. Interest is accrued monthly on the notes at a rate of 1.5% per annum and increases to 8.0% in the event of default until the maturity date of five years from issuance date of the notes. The notes are convertible in the event of the Company receiving proceeds of $50.0 million or more in a sale of equity securities (a Qualified Financing) subsequent to April 1, 2019, upon the consummation of a qualified public offering of securities, or if the Company elects to convert the notes into shares issued in the next round of financing that did not constitute a Qualified Financing.
In the event that there was a next round of financing that did not constitute a Qualified Financing, the notes will automatically convert into those shares at maturity. The number of shares to be issued in the event of conversion is determined based on the price per share of the respective event based on the fixed amount of the note. In the event there is no subsequent round of financing, the notes would become due and payable.
In April 2018, the Company issued two convertible notes for a total amount of $1.5 million under the agreement noted above. These notes were considered to be the Initial Promotion Commitment Tranche of the

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Getaround, Inc.
Notes to Consolidated Financial Statements

Minimum Commitment Tranche of $3.5 million. At the same time, the Company made a cash payment of $0.6 million. The entire Minimum Commitment Tranche and cash payment was initially recorded as a prepaid balance for advertising services included within prepaid expenses and other current assets. As advertising services are provided by the media company, they are recorded against the prepaid balance. At the issuance of the convertible note, a debt discount of $49 thousand was recorded and will be amortized over the contractual life of the convertible note. During 2020 the debt discount was fully amortized and an expense of $33 thousand was recognized.
Within 18 months from the effective date, the Company is obligated to issue another $2.0 million in convertible notes and $0.5 million cash payment covering advertising services, the Additional Promotion Commitment Tranche. The Additional Promotion Commitment Tranche combined with the Initial Promotion Commitment Tranche comprise the total Minimum Commitment Tranche of $3.5 million. These notes will be issued with the same terms as the previously issued convertible notes. As there was a legal obligation to issue the convertible notes and cash payment related to the Additional Promotion Commitment Tranche, a convertible note payable and a corresponding prepaid balance for advertising services were recorded on issuance of the Initial Promotion Commitment Tranche.
Additionally, the Company is entitled to, but not obligated to, issue Notes totaling to $11.5 million in principal (Maximum Additional Promotion Commitment Amount) followed by an additional amount of at least 22.5% of that value in cash.
In June 2019, the Company issued another convertible note for a total amount of $1.5 million, in connection with the Minimum Commitment Tranche followed by an additional $0.5 million in cash. In July 2019, the Company issued an additional convertible note for a total amount of $0.4 million, in connection with the Minimum Commitment Tranche. As of December 31, 2022 and 2021, the Company had a remaining contractual debt balance of $0.1 million, related to the Minimum Commitment Tranche, which is a separate legal obligation from the convertible notes discussed above. As of December 31, 2023 the Company has used $3.3 million in advertising services.
In December 2019, in accordance with the original terms, convertible notes amounting to $1.1 million and the applicable $16 thousand of interest were converted into 36,098 shares of Company's Series D Preferred Stock.
In October 2020, in accordance with the original terms, convertible notes amounting to $2.0 million and the applicable $54 thousand of interest were converted into 169,156 shares of Company's Series E Preferred Stock.
In connection with the Business Combination on December 8, 2022, in accordance with the original terms, convertible notes amounting to $0.4 million and the applicable $12 thousand of interest were first converted into 32,329 shares of Legacy Getaround's Series E Preferred Stock, which in turn were exchanged for 32,329 shares of the Company's common stock. The notes had subordinate status to the Deutsche Bank Loan entered into during October 2021.
For the years ended December 31, 2023 and 2022, $6.0 thousand and $5.0 thousand of interest expense was recognized respectively.
Mudrick Convertible Notes
In connection with the Business Combination in December 2022, pursuant to the convertible note subscription agreement, dated May 11, 2022, as amended December 8, 2022, by and among InterPrivate II and

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Getaround, Inc.
Notes to Consolidated Financial Statements

Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (“noteholders”), the Company issued $175 million of senior secured convertible notes (“Mudrick Convertible Notes”). The Convertible Notes accrue interest payable semi-annually
in arrears on December 15 and June 15 of each year, beginning on June 15, 2023, at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind).
Upon the occurrence, and during the continuation, of an event of default, an additional 2.00% will be added to the stated interest rate. The Mudrick Convertible Notes will mature on December 8, 2027, unless earlier converted, redeemed or repurchased.
The Mudrick Convertible Notes are convertible at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date. Conversions of the Mudrick Convertible Notes will be settled in shares of Class A common stock.
The indenture governing the Mudrick Convertible Notes includes restrictive covenants that, among other things, limit the ability of the Company to incur additional debt, make restricted payments and limit the ability of the Company to incur liens, in addition to a covenant to maintain a consolidated cash and cash equivalents balance in excess of $10.0 million. The indenture also contains customary events of default.
The initial conversion rate of the Mudrick Convertible Notes is 86.96 shares of Getaround common stock per $1,000 principal amount of Mudrick Convertible Notes, which is equivalent to an initial conversion price of approximately $11.50 per share. The initial conversion price is subject to a downward adjustment to 115% of the average daily volume-weighted average trading price (“VWAP”) of Getaround common stock for the 90 trading days after the closing date, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to further adjustments including adjustments in connection with certain issuances or deemed issuances of Class A common stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the Mudrick Convertible Notes.
The Mudrick Convertible Notes are redeemable at any time by the Company, in whole but not in part, for cash, at par plus accrued and unpaid interest to, but excluding, the redemption date, plus certain make-whole premiums.
In connection with the execution of the convertible note subscription agreement, the Company agreed to issue to the noteholders, within 100 trading days following the closing date, warrants in substantially the same form as previously issued public warrants, to purchase 2,800,000 shares of the Company's common stock at an exercise price of $11.50 (Convertible Notes Warrants). The warrants will be exercisable for shares of the Company's common stock having an aggregate value equal to $3.5 million, based upon a value of $1.25 per Convertible Notes Warrant. The value of the Convertible Notes Warrants will be adjusted upward or downward to reflect the VWAP reported by Bloomberg LP (subject to customary proportionate adjustments affecting the outstanding shares of the Company's common stock) of the equivalent Public Warrants during the 90 trading days following the closing date, subject to a maximum upward or downward adjustment of $0.75 per Convertible Notes Warrant. As a result of the adjustment, the minimum and maximum number of Convertible Notes Warrants that the Company is obligated to issue is 1,750,000 and 7,000,000, respectively. The Company had the right to pay cash in lieu of issuing the Convertible Notes Warrants, provided that such cash amount will be equal to $3.5 million. As the Company had not issued the Convertible Notes Warrants as of the 2022 Business Combination and December 31, 2022, the Company recorded a warrant commitment liability on the Company's consolidated balance sheets.

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57

Getaround, Inc.
Notes to Consolidated Financial Statements

On May 4, 2023, the Company issued 7,000,000 warrants to holders of Mudrick Convertible Notes, according to the terms of the convertible note subscription agreement. The Convertible Notes Warrants are in substantially the same form as the Company's public warrants, and are aggregated with the public warrants.
Additionally, 266,156 shares of common stock were issued to Mudrick entities as Equitable Adjustment Shares pursuant to the convertible note subscription agreement. In exchange for the issuance of the Mudrick Convertible Notes, Equitable Adjustment Shares and commitment to issue warrants, the Company agreed to pay a backstop fee of $5.2 million through a reduction of proceeds. The net proceeds from the issuance of the Mudrick Convertible Notes, Equitable Adjustment Shares and warrant commitment liability were $169.8 million.
Upon the occurrence of a fundamental change (such as a person or group obtaining a controlling interest in the Company, sale of substantially all of the Company's asset, liquidation of the Company, or ceasing to be listed on The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market), subject to certain conditions and limited exceptions, holders may require the Company to repurchase for cash all or any portion of the Mudrick Convertible Notes in principal amounts of $1,000 or an integral multiple thereof, at a fundamental change repurchase price equal to the principal amount of the Mudrick Convertible Notes to be repurchased plus certain make-whole premiums, plus accrued and unpaid interest to, but excluding, the repurchase date.
On June 23, 2023, July 7, 2023, and October 11, 2023, the Company received written notices from U.S. Bank Trust Company, National Association, in its capacity as trustee under the indenture governing the Mudrick Convertible Notes, for its failure to comply with the covenant of timely filing the Company's Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 and its Quarterly Report on Form
10-Q
for the quarterly period ended March 31, 2023. As of December 31, 2023 all events of default have been remediated.
Event of default for Mudrick Convertible Note
On August 23, 2023, September 6, 2023, and December 6, 2023, in lieu of acceleration of the repayment obligation as a result of an event of default for not timely filing the Company's Annual Report on Form
10-K
for the fiscal year ended December 31, 2022, and its Quarterly Report on Form
10-Q
for the quarterly period ended March 31, 2023 and June 30, 2023, respectively, the Company elected to pay additional interest on the notes at a rate per annum equal to (a) one quarter of one percent (0.25%) of the principal amount for the first ninety (90) days during which the event of default continues, and, thereafter, (b) one half of one percent (0.50%) of the principal amount for the ninety first (91st) through the one hundred and eightieth (180th) day during which the event of default continues, provided, however, that in no event will any such special interest accrue on any day at a combined rate per annum that exceeds one half of one percent
(
0.50%). Following such elections, the convertible notes will be subject to acceleration from, and including, the one hundred and eighty first (181st) calendar day on which such event of default has occurred and is continuing or if the Company fails to pay any accrued and unpaid special interest when due. Special interest will cease to accrue from, and including, the earlier of (x) the date such event of default is cured or waived and (y) such one hundred and eighty first (181st) calendar day.
The Mudrick Convertible Notes were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note Fair Value Adjustment within the income statement (See Note 4 - Fair Value Measurements for a discussion of fair value accounting in connection with the Mudrick Convertible Notes).

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58

Getaround, Inc.
Notes to Consolidated Financial Statements

The Company's convertible notes payable balance was as follows (in thousands):

	December 31, 2023	December 31, 2022
iHeart Convertible Note	$99	$99
Mudrick Convertible Notes measured at fair value	40,370	56,743

Total Convertible Notes Payable	$40,469	$56,842

Notes Payable
Prêt Guaranty par l'État (“PGE”) Loan
In response to the COVID-19 Pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through December 31, 2020. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, the Company entered into Loan agreements with three French lenders for a total of 4.5 million euros of notes payable. Of which, 3.0 million euros of the notes were interest free with the remaining 1.5 million euros having a 2.25% fixed interest rate and a recurring annual payment of 0.3 million euros beginning September 2021 through September 2025. The notes payable of 3.0 million euros matured during November 2021 and were to be paid in full.
During January 2021, the payment terms of the 1.5 million euros loan were amended to have a recurring quarterly payment of 75 thousand euros beginning September 2021 through June 2026. On July 13, 2021, the Company entered into a discussion to amend the PGE loan terms to defer first payments on 3.0 million euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3.0 million euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE loan was made through two agreements. Effective August 3, 2021, the first agreement deferred a first payment, where the principal of 0.6 million euros was to be paid in full, from November 2021 to be paid in monthly installments of 12 thousand euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2.4 million euros was to be paid in full, from November 2021 to be paid in monthly installments of 49 thousand euros beginning November 2022 through November 2026 and added a 1.44% fixed interest rate.
During December 2022, the Company recognized 51 thousand euros, an additional guarantee commission loan expense to the French Government paid by the French lenders on the Company's behalf, increasing the amount owed by Getaround to the French lenders.
As of December 31, 2023, 1.2 million euros, or $1.3 million USD, were classified within short-term
debt and a total remaining outstanding principal of 3.1 million euros, or $3.5 million. For the years ended December 31, 2023 and 2022, respectively, 50 thousand euros and 120 thousand euros, or $55 thousand USD and $127 thousand USD of interest expense was recognized, respectively.
Mudrick Bridge Note
On August 7, 2023 the Company entered into a promissory note (the “Note”) with Mudrick Capital Management for an aggregate principal amount of $3 million to provide additional capital to the Company. The Note has a maturity date of September 7, 2023 (the “Maturity Date”) and bears an interest rate of 15% per annum

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59

Getaround, Inc.
Notes to Consolidated Financial Statements

compounded daily. The Note is unsecured, but the Company expects it to be exchanged for a similar, secured note as soon as is practicable, and such secured note may be exchanged for a new convertible promissory note or other security in connection with a larger, longer-term financing prior to the Maturity Date. If the principal and accrued interest under the Note is repaid in cash, a principal repayment premium of 100% applies.
On September 8, 2023, the Company entered into a Refinancing Transaction of the Note. In the Refinancing Transaction, among other things, (i) the Company repaid in full the principal and unpaid accrued interest under the Note; and (ii) the Company received new funding under the Mudrick Super Priority Note in an aggregate principal amount of $15,040,685.
Mudrick Super Priority Note
On September 8, 2023, the Company issued and sold to Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Purchaser”), a super priority note in an aggregate amount of $15,040,685 (the “Note”). The Note accrues interest monthly beginning on October 15, 2023, at a rate of 15.00% per annum. Upon the occurrence, and during the continuation, of an Event of Default, an additional 2.00% will be added to the stated interest rate. The Note will mature on August 7, 2024, at which time the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.
On December 11, 2023, the Company amended and restated the Note to reflect an increased aggregate principal amount of $18,635,500, which is comprised of the original $15,040,685 principal amount under the Note, $594,815 in accrued interest on the Note as of December 11, 2023, and an additional principal amount of $3,000,000 to provide additional capital to the Company, the Subject Interest. The Subject Interest accrues interest monthly, at a rate of 15.00% per annum.
The Company may prepay the Note at any time prior to the Maturity Date, and subject to the following exception, must prepay the balance of the Note with (a) 50% of the net proceeds received prior to, and 100% of the net proceeds received on or after, January 31, 2024 from issuances of the Company's capital stock (excluding intra-company issuances) or issuances of Company debt by the Company or any of its subsidiaries, and (b) 100% of the net proceeds of any sale, or similar disposition, of the Company or any of its subsidiaries. The mandatory prepayments set forth above do not apply to the first $10.0 million of net proceeds received by the Company in connection with a financing as described in clause (a) above. Please refer to Note 20 — Subsequent Events for details relating to further amendments to the Note.
The Company's notes payable balances were as follows (in thousands):

	December 31, 2023	December 31, 2022
PGE Loan	$3,458	$4,409
Mudrick Super Priority Note (at fair value)	18,568	—

Total Notes Payable	22,026	4,409
Less: short-term portion of PGE Loan	(1,336)	(1,211)
Less: short-term portion of Mudrick Super Priority Note	(18,568)	—

Total Notes Payable, less current portion	$2,122	$3,198

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60

Getaround, Inc.
Notes to Consolidated Financial Statements

The notes payable future principal payments as of December 31, 2023 are as follows (in thousands):

Year ended December 31,
2024	19,904
2025	1,177
2026	945
Thereafter	—

Total	$22,026

12. Leases
The Company leases corporate office facilities,
short-term
parking spaces and miscellaneous office equipment under operating lease agreements. The Company's lease agreements have terms not exceeding eight years. As of December 31, 2023, the Company does not have any finance leases.
The Company elects not to apply the lease recognition requirements to the short-term
leases. Accordingly, the Company recognize lease payments related to the short-term
leases in the statements of operations and comprehensive loss on a straight-line basis over the lease term which has not changed from prior recognition.
For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to compute the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. When determining lease term, the Company considers renewal options that are reasonably certain to exercise and termination options that are reasonably certain to be exercised, in addition to the non-cancellable lease term.
Certain of the Company's real estate leasing agreements include terms requiring the Company to reimburse the lessor for its share of real estate taxes, insurance, operating costs and utilities which are accounted for as variable lease costs when incurred since the Company has elected to not separate lease and non-lease components, and hence are not included in the measurement of lease liability.
The components of lease expense for the period ended December 31, 2023 are as follows (in thousands):

Operating lease costs	$3,308
Short-term lease costs	940
Variable lease costs (1)	759
Sublease income	(1,528)

Total Lease Costs	$3,479

(1)	Variable lease cost primarily relates to common area maintenance and property taxes on leased real estate.
Operating lease costs are included within general and administrative within the consolidated statements of operations.
Short-term
lease costs are included within general and administrative and operating expenses within the consolidated statements of operations. Variable lease costs are included within operating expenses, and sublease income is included within revenue within the consolidated statements of operations.

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61

Getaround, Inc.
Notes to Consolidated Financial Statements

Other information related to leases for the year ended December 31, 2023 are as follows (in thousands):

December 31, 2023
Operating cash flows used for lease liabilities	4,070
As of December 31, 2023, the weighted average remaining lease term for our operating leases was 5.5 years, and the weighted average incremental borrowing rate for the Company's operating leases was 11.6%.
The Company calculated the weighted-average discount rates using incremental borrowing rates, which equal the rates of interest that it would pay to borrow funds on a fully collateralized basis over a similar term. Future minimum payments under operating leases as of December 31, 2023, are as follows (in thousands):

Year ending December 31, 2023
2024	$4,173
2025	4,270
2026	4,369
2027	4,470
2028	4,574
Thereafter	2,119

Total undiscounted future cash flows	$23,975
Less: Imputed interest	(6,220)

Total	$17,755

13. Commitments and Contingencies
Commitments
As of December 31, 2023, there were no material changes outside the ordinary course of business to the Company's commitments, as disclosed in the audited consolidated financial statements and the related notes thereto.
Legal Proceedings
From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against it that could have a material adverse effect on its business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including its proprietary business information and intellectual property and that of its clients and personally identifiable information of its employees and contractors, cyber-attacks, data breaches and non-compliance with its contractual or other legal obligations.
A liability and related charge are recorded to earnings in the Company's consolidated financial statements for legal contingencies when the loss is considered probable, and the amount can be reasonably estimated. The assessment is re-evaluated each accounting period and is based on all available information, including discussion with outside legal counsel. If a reasonable estimate of a known or probable loss cannot be made, but a range of probable losses can be estimated, the low-end of the range of losses is recognized if no amount within the range is a better estimate than any other. If a material loss is reasonably possible, but not probable and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the consolidated financial statements. The Company expenses legal fees as they are incurred.

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62

Getaround, Inc.
Notes to Consolidated Financial Statements

Kenareki Litigation
In 2020 the Company became involved in certain litigation filed by a former contractor of the Company alleging various Labor Code violations by the Company. The former contractor has asserted claims on a class wide basis and seeks to represent all California contractors and California non-exempt employees from July 2016 to the present. Based upon the Company's investigation, the Company does not believe the plaintiff's claims against the Company are valid, and in January of 2023 the parties reached a tentative settlement of this matter for an amount the Company does not consider to be material.
Dean Litigation
In October of 2019 two personal injury actions were filed in the San Francisco Superior Court against the Company related to a fatal accident in July of 2019 involving a car reserved through the Getaround platform, naming the driver, the vehicle owner and the Company as defendants (Dean v. Getaround, et al., San Francisco Superior Court Case No. CGC
19-579835;
Dean v. Getaround, et al., San Francisco Superior Court Case No. CGC
19-580369).
The Company and the plaintiffs have reached an agreement in principle to settle these matters for an aggregate amount that does not exceed the limits of the applicable insurance policies maintained by the Company.
Broadspire Litigation
On March 5, 2021, the Company filed a complaint against its former third-party insurance claims administrator, Broadspire Services, Inc. (“Broadspire”) alleging negligence and breach of contract leading to losses suffered by the Company (Getaround v. Broadspire, San Francisco Superior Court Case No. CGC-21-590022). The defendant filed a cross-complaint for amounts allegedly owed by the Company for services rendered by Broadspire. On February 22, 2024, the Company agreed to the terms of a settlement of the civil suit the Company filed against Broadspire and the related cross complaint filed by Broadspire against the Company. Please refer to Note 20 - Subsequent events for additional details regarding this litigation.
Garfield Litigation
In April of 2023, an action for attorneys' fees and expenses was filed in the Court of Chancery for the State of Delaware against the Company (Garfield v. Getaround, Court of Chancery for the State of Delaware
C.A. # 2023-0445-MTZ).
The complaint alleges the plaintiff was a stockholder of InterPrivate II Acquisition Corp. (“IPVA”) who proposed certain amendments to IPVA's certificate of incorporation, which, if implemented, would enable IPVA to avoid violating provisions of the Delaware General Corporation Law regarding corporate voting structures. The complaint further alleges such amendments were enacted in response to the plaintiff's notice, and the plaintiff is therefore entitled to receive an award of attorneys' fees and expenses from the Company as IPVA's successor-in-interest,
under the Court of Chancery's “corporate benefit” doctrine. The Company intends to continue to defend itself vigorously against this complaint.
As of December 31, 2023 and 2022, the Company had accrued $1.6 million and $1.4 million, respectively, related to various pending claims and legal actions. The Company does not believe that a material loss in excess of accrued amounts is reasonably possible.
Indemnification
The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the

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63

Getaround, Inc.
Notes to Consolidated Financial Statements

indemnified parties for certain losses suffered or incurred by the indemnified party. In some cases, the term of these indemnification agreements is perpetual. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future but have not yet been made.
The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that reduces the Company's exposure and enables the Company to recover a portion of any future amounts paid. To date the Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. No liability associated with such indemnifications has been recorded to date.
14. Income Taxes
The U.S. and foreign components of loss before provision for income taxes for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	Year ended December 31, 2023	Year ended December 31, 2022
United States	$(98,123)	$(100,259)
Foreign	(16,612)	(36,444)

Loss before Benefit for Income Taxes	$(114,735)	$(136,703)

The components of the provision for (benefit from) income taxes for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	Year ended December 31, 2023	Year ended December 31, 2022
Current:
Federal	$—	$—
State	(56)	39
Foreign	—	13

Total current tax expense	(56)	52
Deferred:
Federal	$—	$—
State	—	—
Foreign	(733)	(690)

Total Deferred Tax Benefit	(733)	(690)

Total Benefit from Income Taxes	$(789)	$(638)

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64

Getaround, Inc.
Notes to Consolidated Financial Statements

The following is a reconciliation of the statutory federal income tax rate to our effective tax rate for the years ended December 31, 2023, and 2022:

Year ended December 31,	Year ended December 31, 2023	Year ended December 31, 2022
Federal statutory income tax rate	21.0	21.0
State income tax expense	3.9	1.3
Permanent tax adjustments	(1.3)	(1.2)
Fair value adjustments	(0.2)	(7.4)
Transaction costs	—	(2.7)
Change in valuation allowance	(23.6)	(6.7)
Foreign rate differential	1.0	(3.0)
Other, net	(0.1)	(0.9)

Effective income tax rate	0.7	0.4

The components of deferred tax assets and liabilities as of December 31, 2023, and 2022 are as follows (in thousands):

Year ended December 31,	Year ended December 31, 2023	Year ended December 31, 2022
Deferred tax assets:
Net operating loss carryforwards	$198,081	$183,522
Capitalized research costs	9,636	6,678
Lease liabilities	4,630	5,066
Accruals and reserves	6,807	5,097
Intangibles	1,093	—
Other	11,172	8,800

Total Deferred Tax Assets	$231,419	$209,163
Less: valuation allowance	(192,867)	(174,317)

Total Deferred Tax Assets, Net of Valuation Allowance	$38,552	$34,846

Deferred tax liabilities:
Intangibles	—	(1,742)
Convertible debt	(35,565)	(30,541)
ROU assets	(3,047)	(3,290)
Other	(152)	(200)

Total Deferred Tax Liabilities	$(38,764)	$(35,773)

Net Deferred Tax Liabilities	$(212)	$(927)

Based on available evidence, management believes it is not more likely than not that the net U.S., Netherlands, and France deferred tax assets will be fully realizable. In these jurisdictions, we have recorded a valuation allowance against net deferred tax assets. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing taxable temporary differences and tax planning strategies by jurisdiction. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully

F-6
5

Getaround, Inc.
Notes to Consolidated Financial Statements

execute our business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed. We had a valuation allowance against net deferred tax assets of $192.9 million and $174.3 million as of December 31, 2023 and 2022, respectively. In 2022, the change in valuation allowance was primarily attributable to an increase in U.S. federal and state deferred tax assets resulting from loss from operations.
As of December 31, 2023, we had U.S. federal net operating loss (“NOL”) carryforwards of $15.5 million that begin to expire in 2031 and $109.5 million that have an unlimited carryover period. As of December 31, 2023, we had U.S. state NOL carryforwards of $43.2 million that begin to expire in 2027 and $2.2 million that have an unlimited carryover period. As of December 31, 2023, we had foreign NOL carryforwards of $0.9 million that begin to expire in 2026 and $26.8 million that have an unlimited carryover period.
In general, under Sections 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50 percentage point change by value in its equity ownership over a rolling three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs to offset future taxable income. Our existing NOLs carryforwards have been, and may in the future be, subject to limitations arising from previous ownership changes, and if we undergo an ownership change, our ability to utilize NOLs carryforwards could be further limited by Sections 382 the Code. In addition, our ability to deduct net interest expense may be limited if we have insufficient taxable income for the year during which the interest is incurred, and any carryovers of such disallowed interest would be subject to the limitation rules similar to those applicable to NOLs and other attributes. Future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event we experience a future change of control, we may not be able to utilize a material portion of the NOLs carryforwards or disallowed interest expense carryovers, even if we attain profitability.
The Company does not record deferred taxes on the undistributed earnings of its
non-U.S.
subsidiaries as it does not expect the temporary differences related to those unremitted earnings to reverse in the foreseeable future. As of December 31, 2023, no deferred tax liability related to the Company's
non-U.S.
subsidiaries exist due to their accumulated deficits. Future distributions of accumulated earnings of the Company's
non-U.S.
subsidiaries may be subject to nominal withholding taxes. We intend, however, to indefinitely reinvest those earnings and expect future U.S. cash generation to be sufficient to meet future U.S. cash needs.
The Company is subject to taxation in the United States and various states and foreign jurisdictions. As of December 31, 2023, all tax years are subject to examination by the respective taxing authorities. Generally, in the U.S. federal and state taxing jurisdictions, tax periods in which certain loss and credit carryovers are generated remain open for audit until such time as the limitation period ends for the year in which such losses or credits are utilized.
The Company's policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company's consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company has no material unrecognized tax benefits as of December 31, 2023 and 2022.

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66

Getaround, Inc.
Notes to Consolidated Financial Statements

15. Stock-Based Compensation
2022 Employee Stock Purchase Plan
The 2022 Employee Stock Purchase Plan was approved on December 6, 2022. A total of 1,841,719 shares of Getaround common stock were initially reserved under the terms of the 2022 Employee Stock Purchase Plan. The 2022 Employee Stock Purchase Plan provides a means by which eligible employees and/or eligible service providers of either Getaround or an affiliate may be given an opportunity to purchase shares of Getaround common stock. The 2022 Employee Stock Purchase Plan permits Getaround to grant a series of purchase rights to eligible employees and/or eligible service providers. On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the 2022 Employee Stock Purchase Plan, will be granted a purchase right to purchase up to that number of shares of Getaround common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the plan administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee's earnings during the period that begins on the offering date (or such later date as the plan administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering. No award has been granted or issued under this plan.
2022 Equity Incentive Plan
The 2022 Equity Incentive Plan was approved on December 6, 2022. Following the closing of the 2022 Business Combination, the Board of Directors amended the 2022 Equity Incentive Plan to reduce the number of shares of Getaround common stock initially reserved for issuance pursuant to the 2022 Equity Incentive Plan. Following the amendment, a total of 19,620,389 shares of Getaround common stock were reserved for issuance under the terms of the 2022 Equity Incentive Plan, which includes 11,000,000 shares of Getaround common stock reserved for issuance as Earnout Shares to certain Legacy Getaround employees upon the satisfaction of certain stock price performance conditions following the closing date of the 2022 Business Combination and expiring on the seventh anniversary of the closing date. As of December 31, 2023 no award had been granted or issued under this plan.
2010 Stock Plan
In November 2011, the Company amended and restated the 2010 Stock Plan (the 2010 Plan). The 2010 Plan provides for the granting of shares of restricted common stock and options to purchase shares of common stock to employees and consultants of the Company. The maximum number of common shares reserved and available for issuance under the plan is 4,702,784 shares. No new awards will be granted under the 2010 Plan following the adoption of the 2022 Equity Incentive Plan.
Options granted under the 2010 Plan may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to employees (including officers and directors). NSOs may be granted to employees and consultants. Stock options granted under the 2010 Plan expire within ten years from the date of grant. The exercise price of ISOs and NSOs shall not be less than 100% of the fair value of the common shares on the date of grant, as determined by the Company's board of directors. Stock options generally vest over a period of five years from the date of grant base on continued service.

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Getaround, Inc.
Notes to Consolidated Financial Statements

Restricted Stock Units
Restricted stock units (RSUs) activity is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance, December 31, 2022	3,450,792	$8.52
RSUs granted	2,381,877	0.43
RSUs vested	(1,994,119)	4.03
RSUs canceled	(594,181)	8.69

Balance, December 31, 2023	3,244,369	$5.30

Each restricted stock unit represents the right to receive one share of the Company's common stock upon vesting. The fair value of these RSUs was calculated based upon the Company's common stock value on the date of grant, and the stock-based compensation expense is being recognized over the vesting period of four years.
Stock Options
Stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance, December 31, 2022	5,134,332	$3.40	6.50	$61
Options granted	4,490,000	0.27	8.50	—
Options exercised	(1,121)	—	—	—
Options expired	(1,044,717)	2.67	—	—
Options forfeited	(581,490)	2.30	—	—

Balance, December 31, 2023	7,997,004	$1.78	7.53	$10

Vested and Exercisable, December 31, 2023	3,110,107	2.87	6.64	18

Vested and Exercisable and Expected to Vest, December 31, 2023	7,997,004	1.78	7.53	10

The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company's common stock. The total intrinsic value for stock options exercised during the years ended December 31, 2023 and 2022 was $1.0 thousand and $3.8 thousand, respectively. The fair value of awards vested during the years ended December 31, 2023 and 2022 was $3.8 million and $4.5 million, respectively. The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2023 and 2022 was $0.18 and $3.90, respectively.

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68

Getaround, Inc.
Notes to Consolidated Financial Statements

Valuation Assumptions
The Company measures compensation expense for all stock-based payment awards based on the estimated fair value on the date of the grant. The fair value of stock options granted is estimated using the Black-Scholes option-pricing model utilizing the assumptions noted below:
Fair Value of Common Stock - Because the Company's common stock was not publicly traded until December 2022, the Company needed to estimate the fair value of common stock. In the instances when an estimate of the fair value of the common stock is needed, the Company's board of directors considers numerous objective and subjective factors to determine the fair value of the Company's common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company's common stock; (ii) the prices, rights, preferences and privileges of the Company's preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company's common stock; (iv) actual operating and financial results; (v) current business conditions and projects; (vi) the likelihood of achieving a liquidity event, and (vii) precedent transactions involving the Company's shares.
Expected Volatility - Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options.
Expected Term - Expected term represents the period over which the Company anticipates stock based awards to be outstanding. The Company determines the expected life by averaging the stock based award's weighted-average vesting period and its contractual term. The Company uses this method to determine the expected term of its stock-based compensation because of its limited history of stock option exercise activity.
Risk-Free Interest Rate - The Company uses the average of the published interest rates of U.S. Treasury zero-coupon issues with terms consistent with the expected term of the awards for its risk free interest rate.
Expected Dividends - Since the Company does not anticipate paying any cash dividends in the foreseeable future, it uses an expected dividend yield of 0%.
The following table summarizes the weighted-average assumptions used in the valuation of stock options granted:

December 31,	2023	2022
Expected volatility (%)	81.4%	77.7%
Risk-free interest rate (%)	3.6%	2.9%
Expected dividend yield	—	—
Expected term (years)	6.0	6.0

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69

Getaround, Inc.
Notes to Consolidated Financial Statements

The Company recognized stock-based compensation expense related to stock options of $3.4 million, and $4.8 million for the years ended December 31, 2023 and 2022, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Year ended December 31, 2023	Year ended December 31, 2022
Sales and marketing	$53	$689
Operations	623	689
Technology and product development	380	1,191
General and administrative	2,384	2,235

Total	$3,440	$4,804

As of December 31, 2023, there was $5.1 million of total unrecognized compensation cost related to unvested stock options granted under the plan that is expected to be recognized over a weighted-average period of 0.89 years.
The Company recognized stock-based compensation expense related to RSUs of $9.1 million and $4.3 million for the years ended December 31, 2023 and 2022, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Year ended December 31, 2023	Year ended December 31, 2022
Sales and marketing	$408	$734
Operations	1,851	734
Technology and product development	3,816	1,372
General and administrative	3,063	1,483

Total	$9,138	$4,323

As of December 31, 2023, there was $14.6 million of total unrecognized compensation cost related to unvested RSUs that is expected to be recognized over a weighted-average period of 1.40 years.
Management Alignment Plan
In September 2020, the Company adopted a Management Alignment Plan, which, in the event of change in control, as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), provides certain Company founders and certain critical service providers with an option to receive bonus payments in connection with that event. Management Alignment Plan contemplates a total of 1,200 participating units with value equal to the lesser of (a) 6% of the value of a transaction that gives rise to the change in control event, and (b) $15 million. Each unit shall have equal individual value. The Management Alignment Plan was terminated in connection with the 2022 Business Combination and no payments have been made under this plan. Additionally, no amounts have been accrued for potential payments under the Management Alignment Plan as of December 31, 2023 and 2022.
Early Exercise of Nonvested Options
At the discretion of the board of directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their

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70

Getaround, Inc.
Notes to Consolidated Financial Statements

original exercise price in the event of an employee's termination prior to full vesting. The consideration received for an exercise of an unvested option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The liabilities are reclassified into equity as the awards vest. As of December 31, 2023 and 2022, there were no early-exercised options.
Stockholder Notes
In 2015, the Company entered into note receivable agreements with three of the Company's founders for a total of $0.5 million (2015 Stockholder Notes). The 2015 Stockholder Notes accrue interest at an annual rate of 1.59% and have a maturity date of December 11, 2020. As of December 31, 2021, the 2015 Stockholder Notes are considered payable on demand. The 2015 Stockholder Notes are collateralized by 353,264 shares of the Company's common stock previously held by the founders. In connection with the Stockholder Notes, the Company agreed to enter into a call option with the founders, whereby the Company paid a total of $22 thousand for the right to purchase a total of 99,346 shares of the Company's common stock from the founders for a purchase price of $4.81 per share plus an additional $0.01 per share per month through the exercise period. The call option can be exercised any time between December 11, 2017 and December 11, 2020. As of December 11, 2020 these options expired without being exercised.
In September 2018, the Company entered into a loan, pledge and option agreement with two co founders and Board members of the Company for a total of $7.3 million (2018 Stockholder Notes). One of these co-founders separated from the Company in 2018 but continues to serve as a consultant. The 2018 Stockholder Notes accrue interest at an annual rate of 2.86% and have a maturity date of September 14, 2025. The 2018 Stockholder Notes are collateralized by 1,591,342 shares of Company's common stock previously held by the founders. In connection with the Stockholder Notes, the Company agreed to enter into a call option with the co-founders and Board members, whereby the Company paid a total of $0.7 million for the right to purchase a total of 386,027 shares of the Company's common stock for a purchase price of $18.95 per share plus an additional $0.06 per share per month through the exercise period. The call option can be exercised any time between September 14, 2021 and September 14, 2025.
In November 2019, the Company entered into a loan, pledge and option agreement with a founder and Board member of the Company for a total of $5.6 million (2019 Stockholder Note). The 2019 Stockholder Note accrues interest at an annual rate of 1.59% and has a maturity date of November 18, 2026. The 2019 Stockholder Note is collateralized by 778,919 shares of the Company's common stock previously held by the founder. In connection with the Stockholder Note, the Company agreed to enter into a call option with the founder, whereby the Company paid a total of $0.4 million for the right to purchase a total of 202,265 shares of the Company's common stock from the founder for a purchase price of $27.63 per share plus an additional $0.03 per share per month through the exercise period. The call option can be exercised any time between November 18, 2021 and November 18, 2026.
The 2015 Stockholder Notes and 2018 Stockholder Notes remaining outstanding (collectively the “Stockholders Notes”) have been recorded as a component of stockholders' equity (deficit) as of December 31, 2023 and 2022.
Equity classification of the Stockholder Notes is pursuant to ASC 505 — Equity, considering the absence of substantial evidence of ability and intent of the counterparty to pay the notes within a reasonably short period of time. Additionally, the Company holds a call option, but not an obligation to repurchase a certain number of shares from the holder at a specified price in the future and as such, the call option is not considered a mandatorily redeemable instrument. Furthermore, the call option is not legally detachable from the Stockholder Note agreements and is therefore not considered separable from that contract and not accounted for separately.

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71

Getaround, Inc.
Notes to Consolidated Financial Statements

In December 2022, Legacy Getaround entered into a note repayment agreement with the Legacy Getaround's Chief Executive Officer (CEO) to repay outstanding note receivable agreements originating in 2015 and 2019 totaling $6.1 million. The note repayment agreement was part of an exchange transaction executed to facilitate the Business Combination (See 2022 Exchange Transaction below and Note 19 — Related Party Transactions).
2022 Exchange Transaction
In connection with the 2022 Business Combination, Legacy Getaround executed note repayment and share repurchase agreements with Legacy Getaround's former CEO on December 8, 2022. Legacy Getaround agreed to repurchase 868,068 shares from Legacy Getaround's former CEO at a per share price of $6.12, and the former Legacy Getaround CEO agreed to transfer 831,788 shares to Legacy Getaround in satisfaction of outstanding notes and obligations owed to Legacy Getaround (the “Exchange Transaction”). The notes and obligations owed to Legacy Getaround by the former Legacy Getaround CEO included $6.1 million related to the 2015 and 2019 recourse Stockholder Notes and $8.1 million related to the 2021 nonrecourse promissory note agreement that previously facilitated the cashless exercise of 3,189,176 options to exercise common stock. The former Legacy Getaround CEO retained 1,888,004 shares that were fully vested and previously collateralized the 2021 nonrecourse promissory note.
Since the note repayment and share repurchase agreements were negotiated and executed contemporaneously with the 2022 Business Combination, Legacy Getaround treated the Exchange Transaction as an exchange of share-based payment awards in a business combination comprising a single unit of account. Legacy Getaround recognized $12.8 million compensation expense at the time of the transaction. The entire amount of the expense was recognized immediately as the consideration received does not require continuous service in order to vest.
16. Warrants
Upon the closing of the 2022 Business Combination, Legacy Getaround's common stock warrants and convertible redeemable preferred stock warrants were exercised for Legacy Getaround common stock and redeemable preferred common stock, respectively, and subsequently converted into Getaround common stock.
Please refer to the table below for detail of warrant liability by type of warrant (in thousands):

December 31,	2023	2022
Private warrants	20	247

Total	$20	$247

Number of outstanding warrants as of December 31, 2023 and 2022 was as follows:

December 31,	2023	2022
Public Warrants	12,175,000	5,175,000
Private warrants	4,616,667	4,616,667

Total	16,791,667	9,791,667

InterPrivate Public and Private Warrants
Upon the Closing, there were 5,174,975 and 4,616,667 outstanding public and private warrants, respectively, to purchase shares of the Company's common stock that were issued by InterPrivate II prior to the

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2

Getaround, Inc.
Notes to Consolidated Financial Statements

2022 Business Combination. Each whole warrant entitles the registered holder to purchase one whole share of the Company's common stock at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the 2022 Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The warrants will expire five years after the completion of the 2022 Business Combination, or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the public warrants, except that the Private Placement Warrants and the common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the 2022 Business Combination. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor, one of InterPrivate II's directors or any of its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.
The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days' prior written notice of redemption, if and only if the last sale price of the Company's common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders. If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a cashless basis. In no event will the Company be required to net cash settle the warrant exercise.
Convertible Notes Warrants
On May 4, 2023, the Company issued 7,000,000 warrants to holders of Mudrick Convertible Notes, according to the terms of the convertible note subscription agreement. The Convertible Notes Warrants are in substantially the same form as the public warrants, and are aggregated with the public warrants.
At December 31, 2023, outstanding public and private warrants were 12,175,000 and 4,616,667, respectively. The public warrants are equity-classified and private warrants are liability-classified.
17. Net Loss per Share
The following table sets forth the computation of the Company's basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2023 and 2022 (in thousands except per share amounts):

	Year ended December 31, 2023	Year ended December 31, 2022
Net loss	$(113,946)	$(136,065)
Basic and diluted weighted average common stock outstanding	92,685	27,222

Basic and diluted net loss per share	$(1.23)	$(5.00)
Since the Company was in a loss position for the years ended December 31, 2023 and 2022, basic net loss per share was the same as diluted net loss per share for the periods presented.

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73

Getaround, Inc.
Notes to Consolidated Financial Statements

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in whole shares):

	Year ended December 31, 2023	Year ended December 31, 2022
Stock options and restricted stock units outstanding (1)	11,241,373	8,585,124
Private Warrants	4,616,667	4,616,667
Public Warrants	12,175,000	5,175,000
Shares for Mudrick convertible notes	19,001,500	15,218,000
Shares for Mudrick PIK Notes	1,884,782	—
Mudrick note warrants	—	7,000,000

Total	48,919,322	40,594,791

(1)	Balances are inclusive of the common stock options legally exercised in exchange of the nonrecourse promissory notes.
18. Segment and Geographical Area Information
Segment Information
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company's Chief Executive Officer is the Company's CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.
Geographical Area Information
The table below summarizes the Company's long-lived assets, which are comprised of property, equipment and operating lease right-of-use
assets, net of accumulated depreciation, by geographical area:

Year ended December 31,	Year ended December 31, 2023	Year ended December 31, 2022
United States	$18,883	$22,039
Europe	1,783	1,696

Total	$20,666	$23,735

(See Note 6 – Revenue for the Company's revenues disaggregated by geography).
19. Related Party Transactions
Mudrick Capital Management L.P.
In December 2022, pursuant to the convertible note subscription agreement, dated May 11, 2022, as amended December 8, 2022, by and among InterPrivate II and Mudrick Capital Management L.P. on behalf of

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4

Getaround, Inc.
Notes to Consolidated Financial Statements

certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (“noteholders”), the Company issued $175 million of senior secured convertible notes (“Mudrick Convertible Notes”).
In August 2023, the Company entered into a promissory note (the “Note”) with Mudrick Capital Management L.P. for an aggregate principal amount of $3 million to provide additional capital to the Company. The Note had a maturity date of September 7, 2023 (the “Maturity Date”) and bears an interest rate of 15% per annum compounded daily. On September 8, 2023, the Company entered into a Refinancing Transaction of the Note.
In September 2023, the Company issued and sold to Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Purchaser”), a super priority note in an aggregate amount of $15,040,685 (the “Note”). The Note accrues interest monthly beginning on October 15, 2023, at a rate of 15.00% per annum. The Note will mature on August 7, 2024, at which time the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.
A member of the Company's Board of Directors, who joined the Board in the first quarter of 2024, holds an interest in Mudrick Capital Management L.P. Please refer to Note 11 — Notes Payable for additional details regarding the notes.
Recourse and Nonrecourse Promissory Note
In February 2021 Legacy Getaround entered into nonrecourse promissory note agreements with the CEO, as well as with another stockholder in order to facilitate cashless exercise of 3,345,568 options to purchase common stock. This arrangement resulted in no incremental share-based compensation expense during the period. Please refer to Note 15 — Stock-Based Compensation for additional details regarding these agreements.
Additionally, in 2015, 2018 and 2019 Legacy Getaround entered into note receivable agreements (collectively the Stockholders Notes) with the CEO and two others of the Company's founders. The Stockholders Notes have been presented as a component of stockholders' equity (deficit) as of December 31, 2023 and 2022 on the Company's consolidated balance sheet. Please refer to Note 15 — Stock-Based Compensation for additional details regarding these agreements.
To help facilitate the 2022 Business Combination, Legacy Getaround executed note repayment and share repurchase agreements with the CEO on December 8, 2022. Please refer to Note 15 — Stock-Based Compensation for additional details regarding this arrangement.
Bridge Loans
During 2022, Legacy Getaround issued a total of $38.1 million in Bridge Loans to multiple related parties, including to an immediate family member of management in full settlement of the liability from the related party advance on financing in the amount of $4.8 million. Total amount of financing via Bridge Loan provided by the immediate family member of management was $10.0 million. Furthermore, $5.0 million of Bridge Loan financing was provided by Braemar Energy, $5.0 million by Softbank Vision fund, an investor in Legacy Getaround, and $3.3 million by PF GA Investment 5, an investor in Legacy Getaround.

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Getaround, Inc.
Notes to Consolidated Financial Statements

Braemar
In October 2022, the Company issued a $2.0 million subordinated promissory note to Braemar Energy Ventures III LP, a related party and an existing investor in the Legacy Getaround. A member of the Company's Board of Directors holds an interest in Braemar. Additionally in October 2022, the Sponsor entered into the Stock Transfer Agreement with Braemar.
In December 2022 and prior to the 2022 Business Combination, the subordinated promissory notes were extinguished in exchange for issuance of 2022 Bridge Loans. The exchange met the closing conditions for the stock transfer agreement between the Sponsor and Braemar, pursuant to which the Sponsor agreed to transfer 200,000 shares of the Company's common stock following the closing of the 2022 Business Combination.
Service Fee to Sponsor Affiliates
In connection with the 2022 Business Combination, the Company paid a service fee of $2.0 million to the Sponsor affiliates (See Note 3 — Business Combination).
Non-Redemption Agreement
In connection with the 2022 Business Combination, the Company paid $3.0 million to certain funds controlled by Magnetar Financing LLC (“Magnetar”), an investor in the Company, in connection with a non-redemption agreement. Pursuant to the non-redemption agreement, Magnetar agreed that it would, at InterPrivate II's election, not redeem an amount of shares of Class A Stock up to an aggregate of 1,550,000 shares.
Bonus Shares
Pursuant to the Merger Agreement, 2,000,000 Bonus Shares were distributed to EarlyBirdCapital (one of the underwriters in InterPrivate II's initial public offering), the then-current and former independent directors of InterPrivate II and the Sponsor.
20. Subsequent Events
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On January 5, 2024, Getaround, Inc. (the “Company”) received written notice (the “NYSE Notice”) from the New York Stock Exchange (the “NYSE”) that the Company was not in compliance with the continued listing standards set forth in Sections 302 and 303A of the NYSE Listed Company Manual, which requires issuers to hold an annual meeting during each fiscal year pursuant to Section 302 of the Listed Company Manual. The Company was unable to hold an annual meeting during its 2023 fiscal year due to a lengthy delay in completing the financial audit of its 2022 results, and resulting delays in filing its Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 (the “Annual Report”), as previously disclosed in a Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023. The Company filed the Annual Report on November 16, 2023, and intends to hold an annual meeting in respect of its fiscal year ended December 31, 2022, as soon as practicable. The NYSE notice has no immediate effect on the listing of the Company's common stock.
New Financing
On January 12, 2024, Getaround, Inc. (the “Company”) and Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital

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76

Getaround, Inc.
Notes to Consolidated Financial Statements

Management L.P. or its affiliates (the “Purchaser”), amended and restated the amended and restated super priority secured promissory note in an aggregate amount of $18,635,499.51 entered into by such parties on December 11, 2023 (as amended and restated and as further amended and restated, supplemented or otherwise modified from time to time, the “Note”) to reflect an increased aggregate principal amount of $20,880,922.00, which is comprised of the original $18,635,499.51 principal amount under the Note, $245,422.49 in accrued interest on the Note as of January 12, 2024, and an additional principal amount of $2,000,000 to provide additional capital to the Company (the “Second A&R Note”).
On January 19, 2024 the Company and the Purchaser further amended and restated the Note to reflect an increased aggregate principal amount of $23,941,032.31, which is comprised of the original $20,880,922.00 principal amount under the Second A&R Note, $60,110.3 in accrued interest on the Note as of January 19, 2024, and an additional principal amount of $3,000,000 to provide additional capital to the Company (the “Third A&R Note”).
The Note accrues interest monthly beginning on January 19, 2024, at a rate of 15.00% per annum, which interest rate, upon the occurrence, and during the continuation, of an Event of Default (as defined therein), will be increased by 2.00%. The Second A&R Note was issued pursuant to the existing Incremental Subscription Agreement described in our current report on Form
8-K
filed with the Securities and Exchange Commission on December 14, 2023, and the Third A&R Note was issued pursuant to an amended and restated incremental subscription agreement dated January 12, 2024 (the “A&R Incremental Subscription Agreement”), in each case by and between the Purchaser and the Company. The Company may request the Purchaser to purchase up to an additional $15,000,000 in aggregate principal amount under the Note, subject to certain conditions.
The Note will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.
On February 7, 2024, the Company and the Purchaser amended and restated the Third A&R Note to reflect an increased aggregate principal amount of $40,303,393, which is comprised of the original $23,941,032 principal amount under the Third A&R Note, $189,940 in accrued interest as of February 7, 2024, and an additional principal amount of $16,172,421 (the “Fourth A&R Note” and, as so amended and restated, the “
Note
”). The Fourth A&R Note will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.
Broadspire Settlement
On February 22, 2024, Getaround, Inc. (the “Company”) agreed to the terms of a settlement of the civil suit the Company filed against Broadspire Services, Inc. (“Broadspire”) on March 5, 2021, Getaround, Inc. v. Broadspire Services, Inc., Case No. CGC-21-590022, and the related cross complaint filed by Broadspire against the Company on April 29, 2021, both in the Superior Court of California in the City and County of San Francisco. On March 14, 2024, Broadspire made a settlement payment to the Company in the amount of $15 million, in exchange for the dismissal of all claims and counterclaims amongst the parties in connection with the civil suit and related cross complaint. The $15 million settlement payment, less fees for legal services paid to Covington & Burling LLP, counsel to the Company, and legal costs, resulted in a net payment to the Company of approximately $10.3 million.
Appointment of an Executive, Compensatory Arrangement, and Departure of an Executive
On February 26, 2024, Company's Board of Directors appointed Mr. Eduardo Iniguez as the CEO of the Company. In connection with Mr. Iniguez's appointment, the Company entered into an employment agreement

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7

Getaround, Inc.
Notes to Consolidated Financial Statements

with Mr. Iniguez, which included salary, various bonus provisions, and equity award consideration, which includes options awards of 11,100,000 that vest over four years, and an additional 76,950,000 options that will vest over four years with certain limitations that may cap vesting. Mr. Iniguez succeeded Mr. Sam Zaid, one of three co-founders of the Company.
New York State Operations
On March 23, 2024, the Company made a decision to suspend its operations in the state of New York, due to the high cost of complying with the New York
Peer-to-Peer
(P2P) Carsharing Act enacted in 2022.
There have been no other events or transactions that occurred subsequently that require recognition or disclosure.

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7
8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be borne by the registrant in connection with the offerings described in this registration statement.

SEC registration fee	$9,936.33
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*

Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated certificate of incorporation and amended and restated bylaws together provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Certain of the registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the registrant’s board of directors.

Item 15.	Recent Sales of Unregistered Securities.

In January 2021, the registrant issued an aggregate of 5,750,000 shares (6,468,750 shares after giving effect to a 1:1.125 stock split in March 2021) of its then-authorized Class B common stock in a private placement to InterPrivate Acquisition Management II LLC, its sponsor, for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In February 2021, the registrant issued an aggregate of 200,000 shares of its then-authorized Class A common stock in a private placement to EarlyBirdCapital, Inc., one of the underwriters in the registrant’s initial public offering, for an aggregate purchase price of $20 in cash, or approximately $0.0001 per share. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In March 2021, and simultaneously with the closing of its initial public offering, the registrant issued an aggregate of 4,616,667 warrants, each exercisable to purchase one share of its then-authorized Class A common stock at $11.50 per share, at a price of $1.50 per warrant, to InterPrivate Acquisition Management II LLC, its sponsor, and EarlyBirdCapital, Inc., one of the underwriters in the registrant’s initial public offering, for an aggregate purchase price of $6,925,000. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In December 2022, in connection with the closing of the registrant’s initial business combination, the registrant issued an aggregate of 35,717,395 shares of its then-authorized Class A common stock as closing merger consideration, and agreed to issue up to an aggregate of 18,071,159 additional shares as earnout shares, which are issuable based on the achievement of trading price targets following the closing of the business combination and subject to the terms provided in the business combination agreement, and an aggregate of 2,353,755 shares of its then-authorized Class A common stock upon the conversion of certain subordinated convertible promissory notes of the acquired company, to certain consenting stockholders of the acquired company in reliance upon the exemption from registration provided under Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act in a transaction not requiring registration under the Securities Act.

In December 2022, in connection with the closing of the registrant’s initial business combination, the registrant issued $175,000,000 aggregate principal amount of its 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 and an aggregate of 266,156 shares of its common stock to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates in accordance with a convertible note subscription agreement. The notes are convertible at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date. Conversions of the notes will be settled in shares of common stock. The initial conversion rate of the notes was 86.96 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $11.50 per share. Pursuant to the terms of the indenture governing the notes, effective as of April 21, 2023, the conversion price for the notes was automatically adjusted downward to a conversion price of $9.21 per share, which is equivalent to a conversion rate of approximately 108.58 shares of common stock per $1,000 principal amount of notes. The conversion price is subject to further adjustments as provided in the indenture governing the notes, including adjustments in connection with certain issuances or deemed issuances of common stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the notes. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In January 2023, the registrant entered into an amendment to an advertising services agreement with iHeartMedia + Entertainment, Inc., pursuant to which the registrant agreed to issue 536,666 shares of common stock in a private placement to an affiliate of that entity in exchange for services to be rendered under the agreement, as amended. The shares were issued in August 2023. Such securities were offered and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In August 2023, the registrant issued an aggregate of 86,300 shares to certain former Legacy Getaround convertible promissory note holders in exchange for such holders releasing the registrant from liability in connection with the registration for resale of certain shares of common stock received in connection with the Business Combination. Such securities were offered and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In January 2024, the registrant issued and sold to Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. (the “Purchaser”), an amended and restated super priority secured promissory note due August 7, 2026, in an aggregate principal amount of $23,941,032 (the “Third A&R Note”). The note was issued, in part, in exchange for an outstanding amended and restated super priority secured promissory note in $20,880,922 principal amount plus $60,110 in accrued interest. In February 2024, the registrant and the Purchaser amended and restated the Third A&R Note to reflect an increased aggregate principal amount of $40,303,393, which is comprised of the original $23,941,032 principal amount under the Third A&R Note, $189,940 in accrued interest, and an additional principal amount of $16,172,421 (the “Fourth A&R Note”). In April 2024, the registrant and the Purchaser amended and restated the Fourth A&R Note to reflect an increased aggregate principal amount of $61,677,504.04, which is comprised of the original $40,303,393 principal amount under the Fourth A&R Note, $1,374,110.55 in accrued interest, and an additional principal amount of $20,000,000 (the “Fifth A&R Note”). Such securities were offered and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of May 11, 2022, by and among InterPrivate II Acquisition Corp., TMPST Merger Sub I Inc., TMPST Merger Sub II LLC, and Getaround, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on May 13, 2022).

2.1(a)	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 8, 2022, by and among InterPrivate II Acquisition Corp., TMPST Merger Sub I Inc., TMPST Merger Sub II LLC, and Getaround, Inc. (incorporated by reference to Exhibit 2.1(a) of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-253188), filed with the SEC on February 26, 2021).

4.2	Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 4, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

Exhibit No.	Description

4.3	Indenture dated as of dated December 8, 2022, by and between Getaround, Inc., the Guarantors party thereto and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

4.3(a)	Form of global note representing the 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 (included as Exhibit A to the Indenture filed as Exhibit 4.3).

4.3(b)	First Supplemental Indenture, dated September 7, 2023, by and between Getaround, Inc., the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40152), filed with the SEC on December 15, 2023).

4.4	Warrant Agreement, dated May 4, 2023, between Getaround, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on May 11, 2023).

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

10.1	Letter Agreement among the Registrant, InterPrivate Acquisition Management II, LLC, its officers and directors, dated as of March 4, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.2	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.3†^	Convertible Note Subscription Agreement, dated as of May 11, 2022, by and between InterPrivate II Acquisition Corp. and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on May 13, 2022).

10.3(a)†^	Amendment No. 1 to Convertible Note Subscription Agreement, dated December 8, 2022, by and between InterPrivate II Acquisition Corp. and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.4(a) of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.4#	Getaround, Inc. Amended and Restated 2010 Stock Plan, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (File No. 333-266054), filed with the SEC on July 8, 2022).

10.5#	Getaround, Inc. 2022 Equity Incentive Plan and related forms of award agreements (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.6#	Getaround, Inc. 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.7#	Getaround, Inc. Incentive Bonus Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 (File No. 333-266054), filed with the SEC on July 8, 2022).

10.8#	Getaround, Inc. Outside Director Compensation Policy (incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

Exhibit No.	Description

10.9#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.10 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.10#	Form of Getaround, Inc. Executive Change in Control and Severance Agreement (Tier 2 Execs) (incorporated by reference to Exhibit 10.8 of the Registrant’s Annual Report on Form 10-K (File No. 001-40152), filed with the SEC on November 16, 2023).

10.11	Subscription Agreement, dated as of September 8, 2023, by and between the Company and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on September 12, 2023).

10.11(a)	Form of Super Priority Note due August 7, 2024 (incorporated by reference to Exhibit 10.1(a) to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on September 12, 2023).

10.12	Incremental Subscription Agreement, dated as of December 11, 2023, by and between the Company and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on December 14, 2023).

10.12(a)	Form of Amended and Restated Super Priority Secured Promissory Note due August 7, 2024 (incorporated by reference to Exhibit 10.1(a) to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on December 14, 2023).

10.13	Amended and Restated Incremental Super Priority Note Subscription Agreement, dated as of January 19, 2024, by and between the Company and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on January 24, 2024).

10.13(a)	Form of Third Amended and Restated Super Priority Secured Promissory Note due August 7, 2026 (incorporated by reference to Exhibit 10.1(a) to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on January 24, 2024).

10.14	Second Amended and Restated Incremental Super Priority Note Subscription Agreement, dated as of April 29, 2024, by and between the Company and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on May 1, 2024).

10.14(a)	Form of Fifth Amended and Restated Super Priority Secured Promissory Note due August 7, 2026 (incorporated by reference to Exhibit 10.1(a) to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on May 1, 2024).

10.15	Employment Offer Letter dated February 26, 2024, between Getaround Operations LLC and Eduardo Iniguez (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152) filed with the SEC on February 28, 2024).

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K (File No. 001-40152), filed with the SEC on March 29, 2024).

23.1	Consent of dbbmckennon, independent registered accounting firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

Exhibit No.	Description

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107	Filing Fee Table.

#	Indicates management contract or compensatory plan, contract or arrangement.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K Item 601(a)(6).

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule

430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 31, 2024.

GETAROUND, INC.

By:	/s/ Eduardo Iniguez
	Name:	Eduardo Iniguez
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eduardo Iniguez, Tom Alderman and Spencer Jackson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eduardo Iniguez	Chief Executive Officer and Director	May 31, 2024
Eduardo Iniguez	(Principal Executive Officer)

/s/ Tom Alderman	Chief Financial Officer	May 31, 2024
Tom Alderman	(Principal Financial Officer)

/s/ Patricia Huerta	Chief Accounting Officer	May 31, 2024
Patricia Huerta	(Principal Accounting Officer)

/s/ Jason Mudrick	Chairman of the Board	May 31, 2024
Jason Mudrick

/s/ Bruno Bowden	Director	May 31, 2024
Bruno Bowden

/s/ Ravi Narula	Director	May 31, 2024
Ravi Narula

Signature	Title	Date

/s/ Nikul Patel	Director	May 31, 2024
Nikul Patel

/s/ Neil Salvage	Director	May 31, 2024
Neil Salvage

/s/ Qais Sharif	Director	May 31, 2024
Qais Sharif

Director
Sam Zaid